Exhibit 10.1
AMENDED AND RESTATED CREDIT AGREEMENT
dated as of March 31, 2026
among
THE BRINK’S COMPANY,
as Parent Borrower and a Guarantor,
THE SUBSIDIARY BORROWERS REFERRED TO HEREIN,
CERTAIN OF PARENT BORROWER’S SUBSIDIARIES,
as Guarantors,
VARIOUS LENDERS,
BANK OF AMERICA, N.A.,
as Administrative Agent, an Issuing Lender and Swingline Lender,
MORGAN STANLEY SENIOR FUNDING, INC., TRUIST BANK, PNC BANK, NATIONAL ASSOCIATION, MUFG BANK, LTD., JPMORGAN CHASE BANK, N.A., WELLS FARGO BANK, NATIONAL ASSOCIATION, BNP PARIBAS, CAPITAL ONE, NATIONAL ASSOCIATION, M&T BANK and U.S. BANK NATIONAL ASSOCIATION,
as Co-Syndication Agents
BANCO BILBAO VIZCAYA ARGENTARIA, S.A. NEW YORK BRANCH, BANCO SANTANDER, S.A., NEW YORK BRANCH, CITIBANK, N.A., CITIZENS BANK, N.A., FIFTH THIRD BANK, NATIONAL ASSOCIATION and REGIONS BANK,
as Co-Documentation Agents
and
BARCLAYS BANK PLC, FIRST NATIONAL BANK OF PENNSYLVANIA, FLAGSTAR BANK, N.A., KEYBANK NATIONAL ASSOCIATION, GOLDMAN SACHS BANK USA, HSBC BANK USA, NATIONAL ASSOCIATION, THE HUNTINGTON NATIONAL BANK, ING CAPITAL LLC, ROYAL BANK OF CANADA, STANDARD CHARTERED BANK and UNICREDIT BANK GMBH, NEW YORK BRANCH,
as Co-Managing Agents
BOFA SECURITIES, INC., MORGAN STANLEY SENIOR FUNDING, INC., TRUIST SECURITIES, INC., MUFG BANK, LTD. and PNC CAPITAL MARKETS LLC,
as Joint Lead Arrangers and Joint Bookrunners

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v

SCHEDULES
Schedule 1.1(a)    Commitments
Schedule 1.1(b)    Subsidiary Borrowers
Schedule 1.1(c)    Bilateral Letter of Credit Facilities
Schedule 3.1    Existing Letters of Credit
Schedule 6.1(f)    Subsidiaries of the Parent Borrower
Schedule 8.16    Post-Closing Matters
Schedule 9.2    Liens
Schedule 9.4    Transactions with Affiliates
Schedule 9.8    Asset Dispositions
Schedule 9.10    Investments
Schedule 9.11    Debt
EXHIBITS
Exhibit A-1    Form of Notice of Borrowing
Exhibit A-2    Form of Swingline Loan Request
Exhibit B    Form of Notice of Prepayment
Exhibit C    Form of Guarantor Joinder Agreement
Exhibit D    Form of Notice of Conversion/Continuation
Exhibit E    Form of Assignment and Assumption
Exhibit F    Form of Subsidiary Borrower Joinder Agreement
Exhibit G-1    Form of Revolving Credit Note
Exhibit G-2    Form of Swingline Note
Exhibit G-3    Form of Term Loan Note
Exhibit H-1    Form of U.S. Tax Compliance Certificate (Non-Partnership Foreign Lenders)
Exhibit H-2    Form of U.S. Tax Compliance Certificate (Non-Partnership Foreign Participants)
Exhibit H-3    Form of U.S. Tax Compliance Certificate (Foreign Participant Partnerships)
Exhibit H-4    Form of U.S. Tax Compliance Certificate (Foreign Lender Partnerships)
Exhibit I        Form of Designated Cash Management and Hedge Bank Notice

AMENDED AND RESTATED CREDIT AGREEMENT dated as of March 31, 2026 among THE BRINK’S COMPANY, a Virginia corporation (the “Parent Borrower”), certain of the Parent Borrower’s Subsidiaries named on the signature pages hereto or that may hereafter become party hereto pursuant to Section 2.9 or Section 8.10, the Lenders from time to time party hereto, and BANK OF AMERICA, N.A., as Administrative Agent, Issuing Lender and Swingline Lender (all capitalized terms used herein and defined in Section 1.1 are used herein as therein defined).
STATEMENT OF PURPOSE
WHEREAS, the Borrowers, the Administrative Agent and the Lenders party thereto have entered into the Credit Agreement, dated October 17, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified prior to the date hereof, the “Original Credit Agreement”).
WHEREAS, the Borrowers have requested, and subject to the terms and conditions set forth in this Agreement, the Administrative Agent and the Lenders have agreed to amend and restate the Original Credit Agreement as set forth herein and extend certain credit facilities to the Borrowers;
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree that the Original Credit Agreement is hereby amended and restated in its entirety as follows:
ARTICLE I

DEFINITIONS, ETC.
Section 1.1Definitions. The following terms when used in this Agreement shall have the meanings assigned to them below:
“2027 Notes” has the meaning assigned thereto in the definition of “Senior Notes”.
“2029 Notes Covenant Period” has the meaning assigned thereto in Section 9.11(y).
“ACPR” means the French Autorité de Contrôle Prudentiel et de Résolution.
“Acquired EBITDA” means, with respect to any Pro Forma Entity for any period, the amount for such period of Consolidated EBITDA of such Pro Forma Entity (determined as if references to the Parent Borrower and its Restricted Subsidiaries therein were references to such Pro Forma Entity and its Subsidiaries which will become Restricted Subsidiaries of the Parent Borrower), all as determined on a consolidated basis for such Pro Forma Entity, as calculated by the Parent Borrower in good faith.
“Acquired Entity or Business” has the meaning assigned thereto in the definition of the term “Consolidated EBITDA.”

“Acquisition” means any transaction, or any series of related transactions (by merger or otherwise) by which any Credit Party or any of its Restricted Subsidiaries (a) acquires any line of business or all or substantially all of the assets of any Person, or division thereof, whether through purchase of assets, merger or otherwise or (b) acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the Equity Interests of a Person (and the purchase or acquisition of Equity Interests in a Restricted Subsidiary or joint venture that serves to increase the Parent Borrower’s or its Restricted Subsidiaries’ respective ownership of Equity Interests therein).
“Additional Lender” means any Person (other than a natural Person) that is not an existing Lender and that has agreed to provide Refinancing Commitments pursuant to Section 2.11(b).
“Additional Revolving Credit Commitments” has the meaning assigned thereto in Section 2.8(a)(ii).
“Additional Revolving Credit Loans” has the meaning assigned thereto in Section 2.8(a)(ii).
“Administrative Agent” means Bank of America (and any branch, office or Affiliate of it) in its capacity as Administrative Agent under any of the Loan Documents (as successor to Wells Fargo Bank, National Association), and any successor thereto appointed pursuant to Section 12.8.
“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account specified in this Agreement with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify the Parent Borrower and the Lenders.
“Administrative Questionnaire” means an administrative questionnaire in the form furnished by the Administrative Agent.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means, with respect to any Person, any other Person (other than a Subsidiary) which directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person or any of its Subsidiaries. The term “control” means the possession, directly or indirectly, of any power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.
“Aggregate Commitment” means the sum of the Aggregate Revolving A Commitment, the Aggregate Revolving B Commitment and the Aggregate Term Loan Commitment.

“Aggregate Foreign Exposure” means, collectively, without duplication, (a) the aggregate principal amount of Revolving Credit Loans and Letters of Credit denominated in Euros, Sterling, Swiss Francs or any Optional Currency plus (b) the aggregate principal amount of Revolving Credit Loans and Letters of Credit made to or on behalf of the Foreign Subsidiary Borrowers.
“Aggregate Revolving A Commitment” means the aggregate Revolving A Commitment, including the aggregate Novus Upsize Revolving A Commitments, of all Revolving A Lenders to make Revolving A Credit Loans and participate in Revolving A Letters of Credit and Swingline Loans, as such amount may be reduced or increased at any time or from time to time pursuant to the terms hereof. The Aggregate Revolving A Commitment on the Closing Date shall be (x) without giving effect to the Novus Upsize Revolving A Commitments, $413,640,300 and (y) after giving effect to the Novus Upsize Revolving A Commitments, $627,856,200.
“Aggregate Revolving A Credit Exposure” means the aggregate Revolving A Credit Exposure of all Revolving A Lenders.
“Aggregate Revolving B Commitment” means the aggregate Revolving B Commitment, including the Novus Upsize Revolving B Commitments, of all Revolving B Lenders to make Revolving B Credit Loans and participate in Revolving B Letters of Credit, as such amount may be reduced or increased at any time or from time to time pursuant to the terms hereof. The Aggregate Revolving B Commitment on the Closing Date shall be (x) without giving effect to the Novus Upsize Revolving B Commitments, $586,359,700 and (y) after giving effect to the Novus Upsize Revolving B Commitments, $972,143,800.
“Aggregate Revolving B Credit Exposure” means the aggregate Revolving B Credit Exposure of all Revolving B Lenders.
“Aggregate Term Loan Commitment” means the aggregate Term Loan Commitment of all Term Loan Lenders to make Term Loans. The Aggregate Term Loan Commitment on the Closing Date shall be $2,250,000,000, which includes, for the avoidance of doubt, the Novus DDTL Commitments.
“Agreement” means this Credit Agreement.
“AHYDO Payments” means any cash interest payments of accrued interest on any applicable Debt (including interest paid in kind since the applicable issuance date) at such times (on or after the close of any accrual period ending after the date five years after the applicable issuance date) and in such amounts as necessary so that such Debt will not have “significant original issue discount” and thus will not be treated as “applicable high yield discount obligations”, in each case, within the meaning of Section 163(i) of the Code.
“All-In Yield” means, as to any Debt, the yield thereof, whether in the form of interest rate, margin, original issue discount, upfront fees, a Term SOFR or an Alternate Base Rate floor, or otherwise, in each case, incurred or payable by the borrower generally to all the lenders of such Debt in the primary syndication thereof; provided that upfront fees and original issue discount shall be equated to interest rate based upon the lesser of an assumed four year average life to maturity (e.g. 100 basis points of original issue discount equals 25 basis points of interest rate margin for a four year average life to maturity) or the remaining life to maturity; provided, further, that “All-In Yield” shall exclude any structuring, ticking, unused line, commitment, amendment, underwriting and arranger fees, other similar fees and other fees not paid generally to all lenders in the primary syndication of such Debt.
“Alternate Base Rate” means, at any time, for any day, a fluctuating rate per annum equal to the highest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus ½ of 1%, (c) Term SOFR plus 1% and (d) 1.00%. For purposes hereof, “Prime Rate” means the rate of interest set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the Prime Rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 4.7 or 4.13 hereof, then the Alternate Base Rate shall be the greater of clauses (a), (b) and (d) above and shall be determined without reference to clause (c) above.
“Alternate Base Rate Loan” means any Loan bearing interest at a rate based upon the Alternate Base Rate. All Alternate Base Rate Loans shall be denominated in Dollars.
“Alternative Currencies” means each of Euros, Sterling, Swiss Francs or any Optional Currency (in each case subject to the provisions of the definition of Eligible Currency). As of the Closing Date, the Alternative Currencies available to each Revolving Borrower shall be as set forth on Schedule 1.1(b) as of the Closing Date.
“Alternative Currency Daily Rate” means, for any day, with respect to any extension of credit under this Agreement:
(a)denominated in Sterling, the rate per annum equal to SONIA determined pursuant to the definition thereof;
(b)denominated in Swiss Francs, the rate per annum equal to SARON determined pursuant to the definition thereof; and
(c)denominated in any other Optional Currency (to the extent such Loans denominated in such currency will bear interest at a daily rate), the daily rate per annum as designated with respect to such Optional Currency at the time such Optional Currency is approved by the Administrative Agent and the relevant Lenders pursuant to Section 2.9(b);
provided, that, if any Alternative Currency Daily Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement. Any change in an Alternative Currency Daily Rate shall be effective from and including the date of such change without further notice.

“Alternative Currency Daily Rate Loan” means a Loan that bears interest at a rate based on the definition of “Alternative Currency Daily Rate.” All Alternative Currency Daily Rate Loans must be denominated in an Alternative Currency.
“Alternative Currency Loan” means an Alternative Currency Daily Rate Loan or an Alternative Currency Term Rate Loan, as applicable.
“Alternative Currency Scheduled Unavailability Date” has the meaning specified in Section 4.13.
“Alternative Currency Successor Rate” has the meaning specified in Section 4.13.
“Alternative Currency Term Rate” means, for any Interest Period, with respect to any extension of credit under this Agreement:
(a)denominated in Euros, the rate per annum equal to the Euro Interbank Offered Rate (“EURIBOR”), as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) on the day that is two TARGET Days preceding the first day of such Interest Period with a term equivalent to such Interest Period; and
(b)denominated in any other Alternative Currency (to the extent such Loans denominated in such currency will bear interest at a term rate), the term rate per annum as designated with respect to such Alternative Currency at the time such Alternative Currency is approved by the Administrative Agent and the relevant Lenders pursuant to Section 2.9(b);
provided, that, if any Alternative Currency Term Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.
“Alternative Currency Term Rate Loan” means a Loan that bears interest at a rate based on the definition of Alternative Currency Term Rate. All Alternative Currency Term Rate Loans must be denominated in an Alternative Currency.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Parent Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption, including, without limitation, the United States Foreign Corrupt Practices Act of 1977 and the rules and regulations thereunder and the U.K. Bribery Act 2010 and the rules and regulations thereunder.
“Anti-Money Laundering Laws” means any and all laws, statutes, regulations or obligatory government orders, decrees, ordinances or rules applicable to the Parent Borrower or its Subsidiaries related to terrorism financing or money laundering, including any applicable provision of the USA Patriot Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959).

“Applicable Authority” means with respect to any Alternative Currency, the applicable administrator for the Relevant Rate for such Alternative Currency or any Governmental Authority having jurisdiction over the Administrative Agent or such administrator.
“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of Governmental Authorities and all applicable orders and decrees of all courts and arbitrators, whether foreign or domestic.
“Applicable Percentage” means, for purposes of calculating (a) the interest rate applicable to Term SOFR Loans and Alternative Currency Loans under Section 4.1(a) and Swingline Loans under Section 4.1(a)(iv); (b) the interest rate applicable to Alternate Base Rate Loans under Section 4.1(a); or (c) the Commitment Fees under Section 4.2, the applicable percentage set forth in the following table opposite the Consolidated Net Leverage Ratio:

Pricing Level	Consolidated Net Leverage Ratio	Term SOFR Loan / Alternative Currency Loan / Swingline Loan	Alternate Base Rate Loans	Commitment Fees
I	< 2.00 to 1.00	1.250%	0.250%	0.150%
II	< 3.25 to 1.00 but > 2.00 to 1.00	1.375%	0.375%	0.200%
III	< 4.25 to 1.00 but > 3.25 to 1.00	1.500%	0.500%	0.225%
IV	> 4.25 to 1.00	1.750%	0.750%	0.275%
The Applicable Percentage shall, in each case, be determined and adjusted quarterly on the date five (5) Business Days after the date by which the Parent Borrower is required to provide the quarterly or annual covenant compliance certificate and related financial statements under Section 7.1(a) (each such date, a “Calculation Date”); provided that (i) until the Novus Transactions Closing Date occurs or the Novus Merger Agreement terminates without the occurrence of the Novus Transactions Closing Date occurring, the “Applicable Percentage” shall be the applicable rate per annum set forth in Pricing Level III above and, thereafter the Pricing Level shall be determined by reference to the Consolidated Net Leverage Ratio as of the last day of the most recently ended Fiscal Quarter of the Parent Borrower preceding the applicable Calculation Date and (ii) notwithstanding the foregoing, in the event an annual or quarterly covenant compliance certificate and related financial statements are not delivered to the Administrative Agent by the date required under Section 7.1(a), the Applicable Percentage from the date on which such compliance certificate and related financial statements were required to have been delivered shall, at the option of the Required Lenders, be based on Pricing Level IV or, absent such election, be the then-current Pricing Level, in each case, until the date that is five (5) Business Days after such compliance certificate and related financial statements are delivered, at which time the Pricing Level shall be determined by reference to the Consolidated Net Leverage Ratio as of the last day of the most recently ended Fiscal Quarter of the Parent Borrower preceding such Calculation Date. The applicable Pricing Level shall be effective from one Calculation Date until the next Calculation Date. Any adjustment in the Pricing Level shall be applicable to all Extensions of Credit then existing or subsequently made or issued.
The Applicable Percentages set forth above shall be increased as, and to the extent, required by Section 2.8.
“Approved Fund” has the meaning assigned thereto in Section 13.7(b).
“Arrangers” means (i) BofA Securities, (ii) MSSF, (iii) Truist Securities, Inc., (iv) MUFG Bank, Ltd. and (v) PNC Capital Markets LLC, in their respective capacities as joint lead arrangers and joint bookrunners under this Agreement.
“Asset Disposition” means the sale, transfer, exclusive license, lease or other disposition (other than a non-exclusive license) of any property (including any disposition of Equity Interests by any Restricted Subsidiary) by the Parent Borrower or any Restricted Subsidiary, and any issuance of Equity Interests by any Restricted Subsidiary of the Parent Borrower to any Person that is not a Credit Party or any Subsidiary thereof.
“Assignee” has the meaning assigned thereto in Section 13.7(b).
“Assignment and Assumption” means an Assignment and Assumption, substantially in the form of Exhibit E or otherwise reasonably satisfactory to the Administrative Agent and the Parent Borrower.
“ATM Financing Program” means one or more facilities or individual transactions consisting of loans or leases to the Parent Borrower or any of its Restricted Subsidiaries by any third-party financing source or notes payable by or other obligations incurred by the Parent Borrower or any of its Restricted Subsidiaries to any third-party financing source, in each case, for the purpose of financing the “ATMs-as-a-Service” program of certain Restricted Subsidiaries of the Parent Borrower and which may be secured by ATM Financing Program Assets.
“ATM Financing Program Assets” means automated teller machines and related software, service program agreements and other similar contracts, and receivables in respect of the foregoing, in each case, entered into in connection with the “ATMs-as-a-Service” program of certain Restricted Subsidiaries of the Parent Borrower.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bank of America” means Bank of America, N.A.
“Bankruptcy Code” means 11 U.S.C. §§ 101 et seq.
“Bankruptcy Event” means the occurrence and continuation of any of the Events of Default set forth in Section 11.1(h) or Section 11.1(i).
“Base Bridge Lead Arrangers” has the meaning assigned thereto in the Novus Commitment Letter.
“Basic ESTR” means, in relation to any day, ESTR for that day, and if that rate is less than zero, Basic ESTR shall be deemed to be zero.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“Benefited Lender” has the meaning assigned thereto in Section 4.5.
“Bilateral L/C Issuer” means any Lender or Affiliate of a Lender that issues letters of credit, or provides bank guarantees, under a Secured Bilateral Letter of Credit Facility.
“Blocking Measure” has the meaning given to that term in Section 6.1(a).
“Board” means the Board of Governors of the Federal Reserve System of the United States.
“Bona Fide Debt Fund” means any bona fide (i) debt fund, (ii) investment vehicle, (iii) regulated bank entity or (iv) non-regulated lending entity that is, in each case, engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business that is managed, sponsored or advised by any person Controlling, Controlled by or under common Control with a Disqualified Institution, but only to the extent that no personnel involved with the investment in the relevant Disqualified Institution (A) makes (or has the right to make or participate with others in making) investment decisions on behalf of, or otherwise cause the direction of the investment policies of, such debt fund, investment vehicle, regulated bank entity or unregulated lending entity or (B) has the access to any information (other than information that is publicly available) relating to the Parent Borrower and/or any entity that forms part of any of its business (including any of its Subsidiaries).
“BofA Europe DAC” means Bank of America Europe Designated Activity Company (including, without limitation, its branches).
“BofA Securities” means BofA Securities, Inc. (or any of its designated affiliates).
“Borrowers” means, collectively, the Parent Borrower and the Subsidiary Borrowers; “Borrower” means any one of them.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located; provided that
(a)if such day relates to any interest rate settings as to an Alternative Currency Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Alternative Currency Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Alternative Currency Loan, means a Business Day that is also a TARGET Day;
(b)if such day relates to any interest rate settings as to an Alternative Currency Loan denominated in (i) Sterling, means a day other than a day banks are closed for general business in London because such day is a Saturday, Sunday or a legal holiday under the laws of the United Kingdom;  (ii) Swiss Francs, means a day other than when banks are closed for settlement and payments of foreign exchange transactions in Zurich because such day is a Saturday, Sunday or a legal holiday under the laws of Switzerland; and (iii) in any other Alternative Currency, means a day on which dealings in deposits in the relevant Alternative Currency are conducted by and between banks in the London or other applicable interbank market for such Alternative Currency; and
(c)if such day relates to any fundings, disbursements, settlements and payments in a currency other than Euro in respect of an Alternative Currency Loan denominated in a currency other than Euro, or any other dealings in any currency other than Euro to be carried out pursuant to this Agreement in respect of any such Alternative Currency Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.
“Capital Lease” means, subject to Section 1.4, with respect to any Person who is a lessee of property, any lease of any property that should, in accordance with GAAP, be classified and accounted for as a capital lease on the lessee’s balance sheet.
“Capital Lease Obligation” means the amount of the liability that is capitalized in respect of any Capital Lease in accordance with GAAP.

“Cash Collateral Account” has the meaning assigned thereto in Section 11.2(b)(i).
“Cash Collateralize” means to (a) in all cases, to the extent reasonably acceptable to the applicable Issuing Lender, to issue “back-stop” Letters of Credit naming the relevant Issuing Lender as beneficiary for each outstanding Letter of Credit issued by the relevant Issuing Lender, which new Letters of Credit shall have a face amount equal to the Letters of Credit being back-stopped and the sole requirement for drawing on such new Letters of Credit shall be a drawing on the corresponding back-stopped Letters of Credit and/or (b) pledge and deposit with or deliver to (x) the Administrative Agent, for the benefit of the Issuing Lender, or (y) to the Issuing Lender, in each case, as collateral for the issued Letters of Credit, cash or deposit account balances (such items in clauses (a) and (b), “Cash Collateral”) in an amount equal to 100% of the amount of the Letters of Credit outstanding required to be Cash Collateralized pursuant to documentation in form and substance reasonably satisfactory to the Parent Borrower and the Issuing Lender and, if applicable, the Administrative Agent. Derivatives of such terms have corresponding meanings.
“Cash Equivalents” means:
(a) demand deposits maintained in the ordinary course of business;
(b) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition;
(c) (i) time deposits, certificates of deposit, money market deposits, master notes, bankers acceptances and other bank deposits of, any commercial bank or (ii) overnight federal funds transactions that are issued or sold by any bank or its holding company or by a commercial banking institution that (A)(1)(x) any Lender or (y) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (2) issues (or the parent of which issues) commercial paper rated as described in clause (d) of this definition and (3) has combined capital and surplus of at least $250,000,000, or (B) a non-U.S. commercial banking institution or trust company (or any Affiliate thereof) organized under the laws of any country that (I) has a combined capital and surplus in excess of $500,000,000 (or the dollar equivalent as of the date of determination, as determined by the Parent Borrower) or (iii) any bank whose short-term commercial paper rating from S&P is at least A-2 or the equivalent thereof or from Moody’s is at least P-2 or the equivalent thereof (collectively, any such bank, trust company or Affiliate thereof being an “Approved Institution”), in each case with maturities of not more than one year from the date of acquisition;
(d) commercial paper and variable or fixed rate notes issued by any Approved Institution (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-2 (or similar ratings by successor rating agencies) or better by S&P or P-2 (or similar ratings by successor rating agencies) or better by Moody’s and maturing within six months of the date of acquisition;
(e) repurchase agreements entered into by any Person with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations;
(f) Investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940, which are administered by Approved Institutions;
(g) obligations of states, municipalities, counties, political subdivisions, agencies of the foregoing and other similar entities, rated at least A, MIG-1 or MIG-2 by Moody’s or at least A by S&P (or similar ratings by successor rating agencies);
(h) unrated obligations of states, municipalities, counties, political subdivisions, agencies of the foregoing and other similar entities, supported by irrevocable letters of credit issued by Approved Institutions;
(i) unrated general obligations of states, municipalities, counties, political subdivisions, agencies of the foregoing and other similar entities, provided that the issuer has other outstanding general obligations rated at least A, MIG-1 or MIG-2 by Moody’s or A by S&P (or similar ratings by successor rating agencies); or
(j) other financial instruments or investments as agreed by the Borrower and the Administrative Agent from time to time.
In the case of Investments by (x) any Restricted Subsidiary of the Parent Borrower that is a Foreign Subsidiary (but which may include Investments made indirectly by the Parent Borrower or any Domestic Subsidiary), Cash Equivalents shall also include investments of the type and maturity described in clauses (a) through (i) above of foreign obligors, which investments or obligors have the ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (y) the Parent Borrower or any other Restricted Subsidiary (1) other currencies, to the extent obtained by the Parent Borrower or applicable Restricted Subsidiary in the ordinary course of operations or for the purpose of consummating transactions otherwise permitted hereunder and (2) other short-term investments utilized by the Parent Borrower or such Restricted Subsidiary in the ordinary course of business and in accordance with normal investment practices for cash management in investments substantially similar to the foregoing investments in clauses (a) through (i) above.
“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card (including employee credit card programs, non-card electronic payables and purchasing cards), electronic funds transfer, netting services, lock boxes, stored value cards, purchasing cards and treasury management services, automated clearing-house arrangements, controlled disbursement, ACH transactions, return items, interstate deposit network services, incentive, supplier finance or similar programs, Society for Worldwide Interbank Financial Telecommunication transfers, cash pooling, merchant services, operational foreign exchange management or cash management services or arrangements and similar arrangements, in each case entered into in the ordinary course of business in connection with cash management, including among the Parent Borrower and its Subsidiaries, and deposit accounts and other cash management arrangements (such services, collectively, “Cash Management Services”).
“Cash Management Bank” means any Person that, (a) at the time it enters into a Cash Management Agreement with the Parent Borrower or any Restricted Subsidiary, is a Lender, an Affiliate of a Lender, the Administrative Agent or an Affiliate of the Administrative Agent, (b) at the time it (or its Affiliate) becomes a Lender or the Administrative Agent (including, with respect to any Cash Management Agreement in existence as of the Closing Date, any Person that is a Lender or the Administrative Agent on the Closing Date), is a party to a Cash Management Agreement with the Parent Borrower or any Restricted Subsidiary, in each case in its capacity as a party to such Cash Management Agreement or (c) is designated by Parent Borrower in writing to the Administrative Agent as a “Cash Management Bank” for purposes of this Agreement and the other Loan Documents and, to the extent not a Lender, an Affiliate of a Lender, the Administrative Agent or an Affiliate of the Administrative Agent hereunder, shall have appointed the Administrative Agent as its agent under the applicable Loan Documents and agreed to be bound by the provisions of Article XII and Section 13.3, 13.4, 13.5, 13.8 and Section 5.4 of the Collateral Agreement as if it were a Lender pursuant to a writing substantially in the form of Exhibit I or otherwise reasonably satisfactory to Parent Borrower and the Administrative Agent.
“Cash Management Services” has the meaning assigned thereto in the definition of “Cash Management Agreements.”
“Casualty Event” means the receipt by any Credit Party or any of its Restricted Subsidiaries of any cash insurance proceeds or condemnation award payable by reason of theft, loss, physical destruction or damage, taking or similar event with respect to any of their respective property.
“CFC” means a controlled foreign corporation within the meaning of Section 957 of the Code.
“Change in Control” shall be deemed to have occurred if (i) any “person” or “group” of persons (within the meaning of Section 13(d) and 14(d) of the Exchange Act) shall obtain, directly or indirectly, “beneficial ownership” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of shares representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Parent Borrower, (ii) at any point during any period of 24 consecutive months, commencing after the Closing Date, individuals who at the beginning of such 24-month period were directors of the Parent Borrower, together with any directors whose election or nomination for election to the board of directors of the Parent Borrower (whether by the board of directors of the Parent Borrower or any shareholder of the Parent Borrower) was approved by a majority of the directors who either were directors of the Parent Borrower at the beginning of such 24-month period or whose election or nomination for election was so approved, cease to constitute a majority of the board of directors of the Parent Borrower or (iii) there shall have occurred under any indenture or other instrument evidencing Debt for borrowed money of the Parent Borrower or any Restricted Subsidiary in excess of the Threshold Amount a “change in control” (as defined in such indenture or other instrument evidencing such Debt) beyond any grace period permitted therein obligating the Parent Borrower or any Restricted Subsidiary to repurchase, redeem or repay all or any part of such Debt or any Equity Interests provided for therein, it being specified that without prejudice to the above, the “control” of a French Subsidiary Borrower will be determined in accordance with article L.233-3 of the French Code de commerce.
“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by, or any published concession or published practice of, any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III or CRD IV (for the avoidance of doubt and without limitation, as amended by CRD V and CRD VI), shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.
“Class” when used in reference to any Loan, refers to whether such Loan is a Revolving A Credit Loan, Revolving B Credit Loan, Swingline Loan, an Initial Term Loan, the Novus Delayed Draw Term Loans, Extended Term Loans, Extended Revolving Credit Loans, Refinancing Term Loans, Refinancing Revolving Credit Loans, Replacement Revolving Credit Loans and/or Replacement Term Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving A Commitment, a Revolving B Commitment, a commitment to make the Initial Term Loans, a Novus DDTL Commitment, a commitment to make Extended Term Loans, Extended Revolving Credit Commitments, a Refinancing Term Loan Commitment, a Refinancing Revolving Credit Commitment, a commitment to make Replacement Term Loans or a Replacement Revolving Credit Commitment.
“Closing Date” has the meaning assigned thereto in Section 5.1. The Closing Date shall be March 31, 2026.
“CME” means CME Group Benchmark Administration Limited.
“Code” means the Internal Revenue Code of 1986.

“Collateral” means the collateral security for the Secured Obligations pledged or granted pursuant to the Security Documents. Notwithstanding the foregoing, no real property or other Excluded Assets of the Credit Parties shall be included in the Collateral.
“Collateral Agreement” means the Amended and Restated Collateral Agreement, dated as of the Closing Date, and executed by certain Credit Parties in favor of the Administrative Agent, for the ratable benefit of the Secured Parties.
“Commitment” means, (a) as to any Lender, the Revolving A Commitment, the Revolving B Commitment and/or the Term Loan Commitment of such Lender, (b) as to any Issuing Lender, its agreement made with the Parent Borrower to issue Letters of Credit hereunder and (c) as to the Swingline Lender, its Swingline Commitment.
“Commitment Fees” has the meaning assigned thereto in Section 4.2(b).
“Communication” means this Agreement, any other Loan Document and any document, any amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to any Loan Document.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).
“Competitor” means a competitor of any Borrower, Novus or any of their respective Subsidiaries that is in the same or a similar line of business as such Borrower, Novus or Subsidiary.
“Conduit Lender” means any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any amount pursuant to Section 4.7, Section 4.8, Section 4.9, Section 4.10, Section 4.13 or Section 13.2 that would be greater than the amount that the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment.
“Conforming Changes” means, with respect to the use, administration of or any conventions associated with SOFR, any Alternative Currency Daily Rate, any Alternative Currency Term Rate or any proposed Successor Rate for any of the foregoing, as applicable, any conforming changes to the definitions of “Alternate Base Rate”, “SOFR”, “Term SOFR”, “Alternative Currency Daily Rate”, “Alternative Currency Term Rate” and “Interest Period”, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definitions of “Business Day” and “U.S. Government Securities Business Day”, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the discretion of the Administrative Agent (after consultation with the Parent Borrower), to reflect the adoption and implementation of such applicable rate(s), and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice for each applicable currency (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate for such currency exists, in such other manner of administration as the Administrative Agent determines is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).
“Consolidated EBITDA” means, for the Parent Borrower and its Restricted Subsidiaries for any period, an amount equal to the sum of:
(a)     Consolidated Net Income for such period plus
(b)    without duplication, the sum of the following to the extent deducted in determining Consolidated Net Income (other than pursuant to clause (vii), (ix) and (x) below) in accordance with GAAP for such period:
(i)    interest expense deducted in determining Consolidated Net Income;
(ii)    federal, state, local and foreign income, franchise, profits, capital gains, excise, value-added, foreign withholding taxes and taxes similar to the foregoing payable in respect of such period (including taxes in lieu thereof) including such taxes arising out of examinations and interest and penalties thereon;
(iii)    depreciation, depletion and amortization expense,
(iv)    the amount of any expense or deduction associated with any subsidiary of the Parent Borrower attributable to non-controlling interest or minority interests of third parties;
(v)    costs, charges, accruals, reserves, commissions or expenses attributable to the undertaking and/or implementation of cost savings, operating expense reductions, cost synergies and other similar initiatives, integration, transition, restructuring, reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses, facilities opening and pre-opening (including unused warehouse space costs), business optimization and other restructuring costs, charges, accruals, reserves, expenses (including those related to tax restructurings, inventory optimization programs, software development costs, systems implementation and upgrade expenses, the closure or consolidation of facilities (including severance, rent termination costs, moving costs and legal costs related thereto) and curtailments), costs related to the entry into new markets (including unused warehouse space costs), consulting fees, signing costs, retention or completion bonuses, relocation expenses, severance payments, modifications to pension and post-retirement employee benefit plans, new systems design and implementation costs and project startup costs); provided that the aggregate amount added back pursuant to this clause (v), when combined with clause (vii) below, shall not exceed 30% of Consolidated EBITDA of the Parent Borrower and its Restricted Subsidiaries (calculated prior to giving effect to any amounts added back pursuant to this clause (v) or clause (vii) below) in any four consecutive Fiscal Quarter period;
(vi)    other non-cash charges, expenses or deductions;
(vii)    the amount of any cost savings, operating expense reductions and cost synergies projected by the Parent Borrower to be realized in connection with any acquisitions, Investments, asset sales, Asset Dispositions, operating improvements, restructurings, cost saving initiatives and certain other similar initiatives and other specified actions (whether occurring before or after the Closing Date) (calculated on a pro forma basis as though such cost savings, operating expense reductions and cost synergies had been realized on the first day of the period for which Consolidated EBITDA is being determined), net of the amount of actual benefits realized during such period from such actions; provided that (A) such cost savings, operating expense reductions and cost synergies are (1) reasonably identifiable, factually supportable, expected to have a continuing impact on the operations of the Parent Borrower and its Restricted Subsidiaries and (2) reasonably expected to be realizable within 24 months following the date of the event giving rise thereto, in each case in the good faith determination of the Parent Borrower and (B) the aggregate amount added back pursuant to this clause (vii), when combined with clause (v) above, shall not exceed (1) the amount of such cost savings, operating expense reductions and cost synergies of the type that would be required by Article 11 of Regulation S-X of the Securities Act of 1933 plus (2) 30% of Consolidated EBITDA of the Parent Borrower and its Restricted Subsidiaries (calculated prior to giving effect to any amounts added back pursuant to this clause (vii) or clause (v) above) in any four consecutive Fiscal Quarter period;
(viii)    any fees, costs, charges, commissions and expenses incurred during such period (including rationalization, financing, financial and other advisory, accounting, consulting, legal, tax and structuring fees, costs, charges, commissions and indemnities and expenses), or any amortization or write-off thereof for such period in connection with the Project Novus Transactions, the Transactions, any acquisition (including any Permitted Acquisition and any acquisitions subject to a letter of intent or purchase agreement), Investment or similar transaction, asset sales (including any Asset Disposition), the incurrence, repayment, extension, renewal, replacement, refinancing, amendment, restatement, amendment and restatement or other modification of Debt, including any amortization or write-off of debt issuance or deferred financing costs, premiums and prepayment penalties, and issuance or offering of Equity Interests, Restricted Payments, recapitalizations, mergers, consolidations or amalgamations, option buyouts or other similar transactions (in each case including any such transaction proposed or undertaken, but not completed);
(ix)    the amount of any business interruption insurance representing the earnings for the applicable period that such proceeds are intended to replace (whether or not received so long as such Person in good faith expects to receive the same within the next four fiscal quarters (it being understood that to the extent not actually received within such four fiscal quarters, such proceeds shall be deducted in calculating Consolidated EBITDA for such fiscal quarters));
(x)    the amount of any fee, cost, expense or reserve to the extent actually reimbursed or reimbursable by third parties pursuant to indemnification or reimbursement provisions or similar agreements or insurance; provided that, such Person in good faith expects to receive reimbursement for such fee, cost, expense or reserve within the next four fiscal quarters (it being understood that to the extent not actually received within such fiscal quarters, such reimbursement amounts shall be deducted in calculating Consolidated EBITDA for such fiscal quarters);
(xi)    the amount of cost, charges, accrual, reserve, commission or expense (i) on Asset Dispositions of Receivables Facility Assets in connection with (A) any Permitted Receivables Financing, any Permitted Designated Receivables Financing (including Asset Dispositions to any Receivables Entity), Non-Recourse Cash Financing Debt and/or from and after the Novus Transactions Closing Date, the Novus A/R Facility and any ATM Financing Program and (B) any incentive, supplier finance or similar program entered into in the ordinary course of business or (ii) in connection with the early repayment, accelerated amortization, repayment, termination or other payoff (including as a result of the exercise or remedies on any of the items set forth in clause (i);
(xii)    [reserved]; and
(xiii)     adjustments (i) identified in the Parent Borrower’s model delivered to the Arrangers on March 2, 2026 and (ii) evidenced by or contained in any due diligence quality report made available to the Administrative Agent (subject in each case, to customary access letters) prepared with respect to any Person or assets to be acquired in connection with any Permitted Acquisition, Investment or similar transactions by a nationally recognized accounting firm or other Person reasonably acceptable to the Administrative Agent; minus
(c)    without duplication, the sum of the following to the extent included in determining Consolidated Net Income:

(i)    federal, state, local and foreign income tax credits, and other credits in respect of franchise, profits, capital gains, excise, value-added, foreign withholding taxes and taxes similar to the foregoing in respect of such period,
(ii)    all non-cash items increasing Consolidated Net Income for such period, and
(iii)    any cash expense made during such period which represents the reversal of any non-cash charge that was added in a prior period pursuant to clause (b)(v) above.
Notwithstanding the foregoing to the contrary, (x) there shall be included in determining Consolidated EBITDA for any period, without duplication, the Acquired EBITDA of any Person or business, or attributable to any property, asset, business or division acquired by the Parent Borrower or any of its Restricted Subsidiaries during such period (but not the Acquired EBITDA of any related Person or business or the Acquired EBITDA attributable to any property, asset, business or division, in each case to the extent not so acquired) to the extent not subsequently sold, transferred, abandoned or otherwise disposed of by the Parent Borrower or such Restricted Subsidiary (each such Person, property, assets, business or division acquired, including pursuant to a transaction consummated prior to the Closing Date, and not subsequently so disposed of, an “Acquired Entity or Business”), and the Acquired EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period (“Converted Restricted Subsidiary”), in each case based on the Acquired EBITDA of such Pro Forma Entity for such period (including the portion thereof occurring prior to such acquisition or conversion); and (y) there shall be excluded in determining Consolidated EBITDA for any period, without duplication, the Disposed EBITDA of any Person, property, business, attributable to any property, asset, business or division (other than any Unrestricted Subsidiary) sold, transferred, abandoned or otherwise disposed of, closed or classified as discontinued operations by the Parent Borrower or any of its Restricted Subsidiaries during such period (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of, transfer, abandon, close or discontinue such operations, at the Borrower’s election only when and to the extent such operations are actually disposed of) (each such Person, property, business or asset so sold, transferred, abandoned or otherwise disposed of, closed or classified, a “Sold Entity or Business”), and the Disposed EBITDA of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such period, in each case in connection with a Sold Entity or Business, having gross proceeds in excess of $50,000,000 (each, a “Converted Unrestricted Subsidiary”), in each case based on the Disposed EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary for such period (including the portion thereof occurring prior to such sale, transfer, abandonment, disposition, closure, classification or conversion).
“Consolidated Funded Debt” means, as of any date of determination, without duplication, all Debt of the Parent Borrower and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP other than (a) unfunded pension benefit obligations, (b) the principal portion of all obligations under operating leases, (c) any Foreign Cash Services Debt, (d) Debt under any ATM Financing Program, (e) any net obligations under any Hedge

Agreements, (e) any Non-Recourse Cash Financing Debt of Non-Recourse Cash Financing Subsidiaries and (f) any Debt described in clause (b), clause (d) (to the extent such Guaranty Obligations are not guarantees of Consolidated Funded Debt), clause (g) or clause (i) of the definition of Debt; provided that in no event shall the Debt giving rise to Escrowed Debt Proceeds (for so long as it constitutes Escrowed Debt Proceeds) constitute Consolidated Funded Debt (and the cash proceeds thereof shall not constitute Unrestricted Cash and Cash Equivalents).
“Consolidated Interest Expense” means, for any period, as applied to the Parent Borrower and its Restricted Subsidiaries calculated on a consolidated basis (without duplication) (a) all interest expense including payments in the nature of interest under Capital Leases, paid in cash, but excluding (i) any non-cash interest expense attributable to the movement in the mark to market valuation of Swap Agreements or other derivative instruments pursuant to GAAP, amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (ii) any expensing of bridge, commitment and other financing fees, including in connection with the Novus Transactions and the Transactions, (iii)  any annual administrative or other agency fees and (iv) any discount, yield and/or interest component in respect of (A) any Permitted Receivables Financing, any Permitted Designated Receivables Financing, any Non-Recourse Cash Financing Debt, any Foreign Cash Services Debt, ATM Financing Program Debt and/or from and after the Novus Transactions Closing Date, the Novus A/R Facility and/or (B) any incentive, supplier finance or similar program entered into in the ordinary course of business minus (b) interest income, in each case determined on a consolidated basis in accordance with GAAP.
“Consolidated Net First Lien Leverage Ratio” means, as of any date of determination, the ratio of (a) (i) all Consolidated Funded Debt that is secured by a Lien on any property of the Parent Borrower or any of its Restricted Subsidiaries on a pari passu or senior basis with the Obligations minus (ii) all Unrestricted Cash and Cash Equivalents as of such date to (b) Consolidated EBITDA for the period of four (4) consecutive Fiscal Quarters ending on or immediately prior to such date.
“Consolidated Net Income” means, for any period, the net income (loss) of the Parent Borrower and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP excluding, without duplication, the net after-tax effect of the following, in each case to the extent reflected in determining such net income:
(a)    any extraordinary, non-recurring or unusual gains and losses for such period (including costs of, and payments of, actual or prospective legal settlements, fines, judgements or orders);
(b) any non-cash impairment, valuation allowance, write-up, write-down or write-off in the book value of any assets;
(c) any non-cash gain or loss in connection with any Asset Disposition (including asset retirement costs) or returned surplus assets of any employee benefit plan, in each case, outside the ordinary course of business, as determined by the Parent Borrower in good faith;

(d) gains, income, losses, expenses or charges of, and payments in connection with, corporate reorganizations;
(e) the income (or loss) of any Unrestricted Subsidiary and any other Person who is not a Restricted Subsidiary; provided, however, that Consolidated Net Income shall include amounts in respect of the income of such Person when actually received by the Parent Borrower or such Restricted Subsidiary in the form of dividends, similar distributions or other payments, in each case, paid in cash (or to the extent converted into cash);
(f) the income or loss of any Person acquired by the Parent Borrower or any Restricted Subsidiary for any period prior to the date of such acquisition (provided such income or loss may be included in the calculation of Consolidated EBITDA to the extent provided in the definition thereof);
(g) [reserved];
(h) the cumulative effect of any change in accounting principles during such period;
(i) any net gains, income, losses, expenses or charges with respect to (i) disposed, abandoned, closed and discontinued operations (other than assets held for sale) and any accretion or accrual of discounted liabilities, and on the disposal of disposed, abandoned, closed and discontinued operations and (ii) facilities, plants or distribution centers that have been closed during such period;
(j) effects of adjustments (including the effects of such adjustments pushed down to the Parent Borrower and its Restricted Subsidiaries) in the Parent Borrower's consolidated financial statements pursuant to GAAP (including in the inventory, property and equipment, software, goodwill, intangible assets, in-process research and development, deferred revenue, deferred rent and debt line items thereof) resulting from the application of recapitalization accounting or acquisition accounting, as the case may be, in relation to the Novus Transactions or any consummated recapitalization or acquisition transaction or the amortization or write-off of any amounts thereof and whether consummated before or after the Closing Date;
(k) any net income or loss (less all fees, expenses and charges related thereto) attributable to the early extinguishment of Debt (and the termination of any associated Hedge Agreements);
(l) any compensation charge, cost, expense, accrual or reserve, including any such charge, cost, expense, accrual or reserve arising from (i) the grant of stock appreciation or similar rights, stock options, restricted stock or other equity incentive programs, (ii) any management equity plan or stock option plan or any other management or employee benefit plan or agreement, pension plan, any stock subscription or shareholder agreement or any distributor equity plan or agreement, (iii) in connection with the rollover, acceleration or payout of Equity Interests held by management of Parent Borrower and/or any of its Subsidiaries; provided that, to the extent any such charges, costs, expenses, accruals or reserves are paid in cash, such cash charges, costs, expenses, accruals or reserves are funded with cash proceeds contributed to the Parent Borrower as a capital contribution or as a result of the sale or issuance of Equity Interests (other than

Disqualified Equity Interests) of Parent Borrower, and such contribution or sale took place within the immediately preceding four fiscal quarter period of the Parent Borrower for which this exclusion is modifying Consolidated Net Income, and (iv) and any cash charges associated with the rollover, acceleration or payout of Equity Interests by management of the Parent Borrower or any of its Subsidiaries (including Novus and its Subsidiaries) in connection with the Novus Transactions;
(m) accruals and reserves that are established or adjusted within 12 months (i) after the Closing Date that are so required to be established or adjusted as a result of the Transactions, (ii) of the date of any Permitted Acquisition, Investment or similar transactions (including the Novus Transactions), in each case, in accordance with GAAP or (iii) as a result of the adoption or modification of accounting policies; and
(n) any unrealized or realized net foreign currency translation gains or losses and foreign currency transaction gains or losses, in each case impacting net income (including currency re-measurements of Debt, any applicable net gains or losses resulting from Hedge Agreements for currency exchange risk associated with the above or any other currency related risk and those resulting from intercompany Debt).
“Consolidated Net Leverage Ratio” means, as of any date of determination, the ratio of (a) (i) Consolidated Funded Debt as of such date minus (ii) all Unrestricted Cash and Cash Equivalents as of such date to (b) Consolidated EBITDA for the period of four (4) consecutive Fiscal Quarters ending on or immediately prior to such date.
“Consolidated Net Secured Leverage Ratio” means, as of any date of determination, the ratio of (a) (i) all Consolidated Funded Debt that is secured by a Lien on any property of the Parent Borrower or any of its Restricted Subsidiaries minus (ii) all Unrestricted Cash and Cash Equivalents as of such date to (b) Consolidated EBITDA for the period of four (4) consecutive Fiscal Quarters ending on or immediately prior to such date.
“Consolidated Total Assets” means, at any time, the total assets of the Parent Borrower and its Restricted Subsidiaries determined on a consolidated basis at such time.
“Converted Restricted Subsidiary” has the meaning assigned to such term in the definition of the term “Consolidated EBITDA.”
“Converted Unrestricted Subsidiary” has the meaning assigned to such term in the definition of the term “Consolidated EBITDA.”
“Corrective Extension Amendment” has the meaning provided in Section 2.11(c).
“CRD IV” means (a) Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms; and (b) Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms.

“CRD V” means (i) Directive (EU) 2019/878 of the European Parliament and of the Council of 20 May 2019 amending Directive 2013/36/EU as regards exempted entities, financial holding companies, mixed financial holding companies, remuneration, supervisory measures and powers and capital conservations measures and (ii) Regulation (EU) 2019/876 of the European Parliament and of the Council of 20 May 2019 amending Regulation (EU) No 575/2013 as regards the leverage ratio, the net stable funding ratio, requirements for own funds and eligible liabilities, counterparty credit risk, market risk, exposures to central counterparties, exposures to collective investment undertakings, large exposures, reporting and disclosure requirements, and Regulation (EU) No 648/2012.
“CRD VI” means (i) Directive (EU) 2024/1619 of the European Parliament and of the Council of 31 May 2024 amending directive 2013/36/EU as regards supervisory powers, sanctions, third-country branches, and environmental, social and governance risks and (ii) Regulation (EU) 2024/1623 of the European Parliament and of the Council of 31 May 2024 amending Regulation (EU) No 575/2013 as regards requirements for credit risk, credit valuation adjustment risk, operational risk, market risk and the output floor.
“Credit Facilities” means, collectively, the Revolving A Credit Facility, the Revolving B Credit Facility and the Term Loan Facility or any of them, as the context requires.
“Credit Parties” means, collectively, the Parent Borrower, the Subsidiary Borrowers and the Guarantors; “Credit Party” means any one of them.
“CTA” means the United Kingdom Corporation Tax Act 2009.
“Current SEC Reports” means the most recent report on Form 10-K, or any successor form, and any amendments thereto filed by the Parent Borrower with the SEC and any reports on Forms 10-Q and/or 8-K, or any successor forms, and any amendments thereto, filed by the Parent Borrower with the SEC after the date of such report on Form 10-K.
“Daily Simple SOFR” with respect to any applicable determination date means the SOFR published on such date on the Federal Reserve Bank of New York’s website (or any successor source).
“Daily SOFR” means, with respect to any applicable determination date:
(a)the rate per annum equal to SOFR published on the fifth U.S. Government Securities Business Day preceding such date by the Federal Reserve Bank of New York (or a successor administrator) on the Federal Reserve Bank of New York’s website (or any successor source); provided however that if such determination date is not a U.S. Government Securities Business Day, then SOFR means such rate that applied on the first U.S. Government Securities Business Day immediately prior thereto; or
(b)if the rate otherwise to be determined by clause (a) is not available for Daily SOFR for any day the applicable Daily SOFR shall the equal the rate notified to the Administrative Agent by the Swingline Lender as soon as practicable, and in any event before interest is due to be paid in respect of that Swingline Loan, to be that which expresses as a percentage rate per annum the cost to the relevant Swingline Lender of funding such Swingline Loan for that day from whatever source it may reasonably select.
Any change in Daily SOFR shall be effective from and including the date of such change without further notice. If Daily SOFR as so determined above would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Debt” of any Person means, at any date of determination, without duplication, the sum of the following determined and calculated in accordance with GAAP:
(a) all obligations of such Person for borrowed money;
(b) all obligations of such Person issued or assumed as the deferred purchase price of property or services purchased by such Person which would appear as liabilities on a balance sheet of such Person;
(c) all Debt (excluding prepaid interest thereon) of others secured by any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person (other than Liens on the Equity Interests of Unrestricted Subsidiaries securing Debt of such Unrestricted Subsidiary), whether or not the obligations secured thereby have been assumed, provided that for purposes hereof the amount of such Debt shall be calculated at the lesser of (x) the outstanding amount of such Debt as to which there is recourse to such Person and (y) the fair market value of the property which is subject to the Lien as determined by such Person in good faith on the date of determination;
(d) all Guaranty Obligations of such Person with respect to Debt of others;
(e) the principal portion of all obligations of such Person under Capital Leases;
(f) the aggregate amount of all drafts drawn under standby letters of credit issued or bankers’ acceptances facilities created for the account of such Person (to the extent unreimbursed within three (3) Business Days);
(g) the outstanding attributed principal, or stated, amount under (i) any Permitted Receivables Financing and (ii) from and after the Novus Transactions Closing Date, the Novus A/R Facility, in each case, of such Person;
(h) all net obligations of such Person under any Hedge Agreements to the extent the same would appear on a balance sheet of such Person as a liability (other than footnotes thereto); and
(i) all obligations of any such Person in respect of mandatory redemption or cash mandatory dividend rights on Disqualified Equity Interests (excluding accrued dividend that have not increased the liquidation preference of such Disqualified Equity Interests);
provided that Debt shall not include:

(i)trade and other ordinary course payables and accrued expenses, trade payables, accruals for payroll and similar expenses and obligations;
(ii)deferred or prepaid revenue;
(iii)any joint and several Tax liabilities arising by operation of consolidated return, fiscal unity or similar provisions of Applicable Law shall not constitute Debt for purposes hereof;
(iv)purchase price holdbacks in the ordinary course of business;
(v)amounts payable by and between the Parent Borrower and any of its Subsidiaries in the ordinary course of business in respect of operating costs such as management obligations, royalty fees, “cost-plus” arrangements and/or transfer pricing;
(vi)obligations which would otherwise constitute Debt but which have been cash collateralized or amounts for the repayment thereof placed in escrow or otherwise deposited in defeasance or discharge of such obligations shall not constitute Debt to the extent of such cash collateralized or amounts escrowed or otherwise deposited in defeasance or discharge thereof;
(vii)contingent obligations incurred in the ordinary course of business;
(viii)customary performance and/or “bad acts” guarantees (“Non-Recourse Guarantees”) issued in connection with any Permitted Receivables Financing, Non-Recourse Cash Financing Debt, Foreign Cash Services Debt and/or from and after the Novus Transactions Closing Date, the Novus A/R Facility and/or obligations under the ATM Financing Program;
(ix)earnouts or similar obligations until earned, due and payable and not paid for a period of thirty (30) days (solely to the extent reflected as a liability on the balance sheet (other than footnotes thereto) of such Person in accordance with GAAP); and
(x)obligations which would otherwise constitute Debt in respect of notes, bonds or similar instruments due to unconditional notice requirements in respect of the redemption thereof shall not constitute Debt for purposes hereof during the period in which such notes are refinanced but remain outstanding due to such unconditional notice requirement.
The Debt of any Person shall include the Debt of any partnership or joint venture in which such Person is a general partner or a joint venturer, but only to the extent to which there is recourse to such Person for payment of such Debt. The amount of the obligations of any Person in respect of any Hedge Agreements shall, at any time of determination and for all purposes under this Agreement, be the Hedge Termination Value with respect to any such Hedge Agreement.
“Debt Issuance” means the issuance of any Debt for borrowed money by any Credit Party or any of its Restricted Subsidiaries (including any Incremental Loan Commitments and/or Incremental Loans).
“Debtor Relief Laws” means the Bankruptcy Code, the EU Insolvency Regulation, the provisions of Livre VI and other relevant provisions related thereto of the French Code de commerce, United Kingdom Insolvency Act 1986, the United Kingdom Enterprise Act 2002 and

all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, proposal to creditors, rearrangement, receivership, insolvency, reorganization, scheme of arrangement, restructuring, restructuring plan, administration, extraordinary administration or similar debtor relief laws of the United States or other applicable jurisdictions (U.S. domestic or foreign) from time to time in effect and affecting the rights of creditors generally.
“Default” means any of the events specified in Section 11.1 which with the passage of time, the giving of notice or both, would constitute an Event of Default.
“Defaulting Lender” means, subject to Section 4.11, at any time any Lender that (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Letters of Credit or Swingline Loans, within two Business Days of the date required to be funded by it hereunder, unless such Lender notifies the Administrative Agent and the Parent Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) has notified the Parent Borrower or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, (c) has failed, within two Business Days after request by the Administrative Agent or the Parent Borrower, to confirm in a manner satisfactory to the Administrative Agent and the Parent Borrower that it will comply with its funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Parent Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment or (iv) has become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent or the Parent Borrower that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 4.11(b)) upon delivery of written notice of such determination to the Administrative Agent or the Parent Borrower (as applicable), each Issuing Lender, the Swingline Lender and each Lender.

“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by the Parent Borrower or a Restricted Subsidiary in connection with an Asset Disposition that is so designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of the Parent Borrower, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-Cash Consideration.
“DDTL Commitment Fee” has the meaning assigned thereto in Section 4.2(b).
“Disposed EBITDA” means, with respect to any Sold Entity or Business for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business (determined as if references to the Parent Borrower and its Restricted Subsidiaries therein were references to such Sold Entity or Business and its respective Restricted Subsidiaries), all as determined on a consolidated basis for such Sold Entity or Business, as calculated by the Parent Borrower in good faith.
“Disqualified Equity Interests” means any Equity Interests that, by their terms (or by the terms of any security or other Equity Interest into which they are convertible or for which they are exchangeable) or upon the happening of any event or condition, (a)  mature or are mandatorily redeemable (other than in exchange for Qualified Equity Interests or cash in lieu of fractional shares of such Qualified Equity Interests) and pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) are redeemable at the option of the holder thereof (other than in exchange for Qualified Equity Interests or cash in lieu of fractional shares of such Qualified Equity Interests and except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), in whole or in part or (c) are or become convertible into or exchangeable for Debt or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Term Loan Maturity Date unless, in each case, such terms, event or condition is subject to the payment or satisfaction in full of the Obligations (other than unasserted contingent Obligations) and the termination or expiration of the Commitments; provided that if such Equity Interests are issued pursuant to a plan for the benefit of the Parent Borrower or its Subsidiaries or by any such plan to such officers or employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by the Parent Borrower or its Restricted Subsidiaries in order to satisfy applicable statutory or regulatory obligations.
“Disqualified Institution” means (a) those financial institutions identified as such by the Parent Borrower in writing to MSSF, as an Arranger, on or prior to February 26, 2026, (b) any Person determined by the Parent Borrower to be a Competitor that is identified by the Parent Borrower to (i) the Arrangers, on or prior to the launch of the general syndication of the Credit Facilities or (ii) the Administrative Agent from time to time after the Closing Date and (c) any

Affiliate of the persons described in clause (a) and clause (b) (other than, in each case, any of its Affiliates, unless separately identified under clause (a) and clause (b) above, that is a Bona Fide Debt Fund) that is (x) reasonably identifiable as an affiliate based solely on the similarity of its legal name or (y) identified by the Parent Borrower in writing (A) to the Arrangers on or prior to the Closing Date or (B) to the Administrative Agent from time to time after the Closing Date; provided that no Person described in clause (b)(ii) or clause (c)(y)(B) shall be or become a “Disqualified Institution” hereunder until the third (3rd) Business Day following the delivery of such writing and shall be a “Disqualified Institution” hereunder only on a prospective basis and shall not apply retroactively to disqualify any Person that has previously acquired a Commitment or Loan or a participation interest in any Loan; provided further that “Disqualified Institutions” shall exclude any Person that the Parent Borrower has designated as no longer being a “Disqualified Institution” by written notice delivered to Administrative Agent and the Lenders from time to time.
“Dollar Equivalent” means, for any amount, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount, (b) if such amount is expressed in an Alternative Currency, the equivalent of such amount in Dollars determined by using the rate of exchange for the purchase of Dollars with the Alternative Currency last provided (either by publication or otherwise provided to the Administrative Agent or the applicable Issuing Lender, as applicable) by the applicable Bloomberg source (or such other publicly available source for displaying exchange rates) on date that is two (2) Business Days immediately preceding the date of determination (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in Dollars as determined by the Administrative Agent or such Issuing Lender, as applicable, using any method of determination it deems appropriate in its sole discretion) and (c) if such amount is denominated in any other currency, the equivalent of such amount in Dollars as determined by the Administrative Agent or the applicable Issuing Lender, as applicable, using any method of determination it deems appropriate in its sole discretion. Any determination by the Administrative Agent or any Issuing Lender pursuant to clauses (b) or (c) above shall be conclusive absent manifest error.
“Dollar Revolving Loan” means any Revolving Credit Loan denominated in Dollars.
“Dollars” or “$” means, unless otherwise qualified, dollars in lawful currency of the United States.
“Domestic Subsidiary” means any Restricted Subsidiary of the Parent Borrower that is not a Foreign Subsidiary.
“DQ List” has the meaning specified in Section 13.7(e)(iv).
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.
“Eligible Currency” means each of Euros, Sterling, Swiss Francs and any other lawful currency other than Dollars that is readily available, freely transferable and convertible into Dollars in the international interbank market available to the Lenders in such market and as to which a Dollar Equivalent may be readily calculated. If, after the designation by the Lenders of any currency as an Alternative Currency (including the designation of Euros, Sterling, and Swiss Francs on the Closing Date), any change in currency controls or exchange regulations or any change in the national or international financial, political or economic conditions are imposed in the country in which such currency is issued, result in, in the reasonable opinion of the Administrative Agent (in the case of any Loans to be denominated in an Alternative Currency) or the applicable Issuing Lender (in the case of any Letter of Credit to be denominated in an Alternative Currency), (a) such currency no longer being readily available, freely transferable and convertible into Dollars, (b) a Dollar Equivalent is no longer readily calculable with respect to such currency or (c) providing such currency is impracticable for the Lenders (each of clauses (a), (b) and (c), a “Disqualifying Event”), then the Administrative Agent shall promptly notify the Lenders and the Parent Borrower, and such country’s currency shall no longer be an Alternative Currency commencing on the date on which the Parent Borrower receives such notice of the occurrence of a Disqualifying Event and continuing until such time as the Disqualifying Event(s) no longer exist(s). Within five (5) Business Days after receipt of such notice from the Administrative Agent, the applicable Borrower shall repay all Loans in such currency to which the Disqualifying Event applies or convert such Loans into the Dollar Equivalent of Loans in Dollars, subject to the other terms contained herein.
“Environmental Laws” means any and all federal, state, local and foreign laws, statutes, ordinances, rules, regulations, permits, licenses, approvals, binding interpretations and orders of courts or Governmental Authorities, relating to the protection of human health or the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials.
“Equity Interests” means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests and (e) any and all warrants, rights or options to purchase any of the foregoing; provided that any instrument evidencing Debt convertible or exchangeable for Equity Interests shall not be deemed to be Equity Interests unless and until such instrument is so converted or exchanged.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any Person who together with the Parent Borrower is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.
“Escrowed Debt Proceeds” means, as of any date of determination, the proceeds of Debt of the Parent Borrower and its Restricted Subsidiaries that has been issued for the purpose of, and prior to, funding all or a portion of the consideration (and related fees and expenses) for a Limited Condition Transaction and is (as of such date of determination) then being held in escrow with release thereof solely to consummate such Limited Condition Transaction or, failing that, to prepay, repay or otherwise return such amounts to the holders of such Debt.
“ESG” has the meaning set forth in Section 4.14.
“ESG Amendment” has the meaning set forth in Section 4.14.
“ESG Applicable Percentage Adjustments” has the meaning set forth in Section 4.14.
“ESG Pricing Provisions” has the meaning set forth in Section 4.14.
“ESTR” means, in relation to any day:
(a)the Euro short-term rate administered by the European Central Bank (or any other person which takes over the administration of that rate) displayed (before any correction, recalculation or republication by the administrator) on page “EUROSTR=” of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate); or
(b)if the rate otherwise to be determined by clause (a) is not available for ESTR for any day the applicable ESTR shall the equal the rate notified to the Administrative Agent by the Swingline Lender as soon as practicable, and in any event before interest is due to be paid in respect of that Swingline Loan, to be that which expresses as a percentage rate per annum the cost to the relevant Swingline Lender of funding such Swingline Loan for that day from whatever source it may reasonably select;
provided that if any day with respect to the calculation of ESTR is not a TARGET Day, ESTR on that day will be ESTR applicable on the immediately preceding TARGET Day. Any change in ESTR shall be effective from and including the date of such change without further notice. If ESTR as so determined above would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“EU Bail-In Legislation Schedule” means the document described as such and published by the Loan Market Association (or any successor person), as in effect from time to time.

“EU Insolvency Regulation” means the Council of the European Union Regulation 2015/848 on insolvency proceedings.
“Euro” or “€” means the single currency of the member states of the European Communities that adopt or have adopted the Euro as their lawful currency in accordance with the legislation of the European Union relating to European Monetary Union.
“Euro Swingline Rate Loan” means any Swing Line Loan bearing interest at a rate determined by reference to ESTR.
“Event of Default” means any of the events specified in Section 11.1, provided that any requirement for passage of time, giving of notice, or any other condition, has been satisfied.
“Exchange Act” means the Securities Exchange Act of 1934.
“Excluded Assets” has the meaning set forth in the applicable Security Documents.
“Excluded Subsidiary” means:
(a)any Subsidiary that is not a wholly-owned Subsidiary;
(b)any Unrestricted Subsidiary;
(c)any Subsidiary to the extent that entering into or providing a guaranty of the Guaranteed Obligations (A) is prohibited or restricted (but only for so long as such Subsidiary is prohibited or restricted) by Applicable Law or regulation, (B) results in a violation, breach or constitute a default under any contractual obligation (including if it is not withing the legal capacity of such Subsidiary to do so as a result of financial assistance, corporate benefit, works council advice or thin capitalization rule or otherwise) or would create a right of acceleration or termination in favor of, or require the consent of, to the extent not otherwise obtained, any other party thereto (other than the Credit Parties or any Restricted Subsidiary) or would give any such party the right to otherwise adversely alter such Subsidiary’s right, title or interest thereunder in each case, as to any contractual obligation in existence (x) on the Closing Date or (y) at the time of the acquisition of such Subsidiary after the Closing Date (in the case of clause (y), to the extent such prohibition was not entered into in contemplation of this sub-clause (B)), (C) would require the consent, approval, license or authorization of a Governmental Authority, unless such consent, approval, license or authorization has been received (but without obligation to seek the same) or (D) with respect to any Foreign Subsidiary, would conflict with the fiduciary duties of such Subsidiary’s directors or result in, or would reasonably be expected to result in, a material risk of personal, civil or criminal liability for any officer or director of such Subsidiary;
(d)not-for-profit Subsidiaries;
(e)captive insurance Subsidiaries;
(f)any Domestic Subsidiary that is not a Material Domestic Subsidiary;
(g)(i) any Foreign Subsidiary, other than the Foreign Subsidiary Borrowers and (ii) any direct or indirect Domestic Subsidiaries of any Foreign Subsidiary that is a CFC;

(h)any special purpose entity (including any Receivables Entity and Non-Recourse Cash Financing Subsidiary);
(i)(i) any First Tier Foreign Subsidiary and (ii) any direct or indirect Domestic Subsidiaries of any First Tier Foreign Subsidiary that is a CFC;
(j)the LibertyX Entities;
(k)without limitation of any other clause of this definition, a Subsidiary with respect to which a guarantee by it of the Guaranteed Obligations would result in an adverse tax consequence to Parent Borrower or its Subsidiaries that is not de minimis (including, without limitation, as a result of any law or regulation in any applicable jurisdiction similar to Section 956 of the Code), or material adverse regulatory consequences, in each case, as reasonably determined by the Parent Borrower; and
(l)any Subsidiary to the extent that the burden, difficulty, consequence or cost of entering into or providing the guaranty of the Guaranteed Obligations outweighs the benefit afforded to the Secured Parties thereby as reasonably determined by the Administrative Agent and the Parent Borrower;
(m)provided that notwithstanding anything to the contrary contained in this Agreement, (w) no Subsidiary shall be an “Excluded Subsidiary” if such Subsidiary enters into, or is required to enter into, a guarantee of (or becomes, or is required to become, a borrower, issuer or other obligor under) any obligations of the Parent Borrower or any Domestic Subsidiary thereof under the Senior Notes or Incremental Equivalent Debt, or any permitted refinancing Debt in respect of any such Senior Notes or Incremental Equivalent Debt, in each case, to the extent then outstanding, (x) no Borrower (other than any Foreign Subsidiary Borrower) shall constitute an Excluded Subsidiary, (y) Novus Merger Sub, Inc., a Maryland corporation or Novus Merger Sub II, LLC, a Maryland limited liability company shall each be Excluded Subsidiaries; provided that to the extent the Novus Transactions Closing Date does not occur, such Subsidiaries shall otherwise be subject to the definition of Excluded Subsidiaries and Section 8.10 and (z) Novus shall constitute Excluded Subsidiaries while the 2029 Novus Notes remain outstanding; provided that, to the extent the 2029 Novus Notes are not outstanding, Novus shall otherwise be subject to the definition of Excluded Subsidiaries and Section 8.10.
“Excluded Swap Obligation” means, with respect to any Credit Party, any Swap Obligation if, and to the extent that, all or a portion of the liability of such Credit Party for or the guarantee of such Credit Party of, or the grant by such Credit Party of a security interest to secure, such Swap Obligation (or any liability or guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Credit Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the liability for or the guarantee of such Credit Party or the grant of such security interest becomes effective with respect to such Swap Obligation (such determination being made after giving effect to any applicable keepwell, support or other agreement for the benefit of the applicable Credit Party, including under Section 10.10). If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal for the reasons identified in the immediately preceding sentence of this definition.
“Excluded Taxes” has the meaning assigned thereto in Section 4.10(a).
“Existing Class” means Existing Term Loan Classes and Existing Revolving Credit Classes.
“Existing Revolving A Credit Loan” means the Revolving A Credit Loans (under and as defined in the Original Credit Agreement) outstanding under the Original Credit Agreement immediately prior to giving effect to the Closing Date and the provisions of this Agreement.
“Existing Revolving B Credit Loan” means the Revolving B Credit Loans (under and as defined in the Original Credit Agreement) outstanding under the Original Credit Agreement immediately prior to giving effect to the Closing Date and the provisions of this Agreement.
“Existing Revolving A Letter of Credit” has the meaning set forth in Section 3.1(a).
“Existing Revolving B Letter of Credit” has the meaning set forth in Section 3.1(b).
“Existing Revolving Credit Class” has the meaning assigned thereto in Section 2.11(a)(ii).
“Existing Revolving Credit Commitments” has the meaning assigned thereto in Section 2.11(a)(ii).
“Existing Revolving Credit Loans” has the meaning assigned thereto in Section 2.11(a)(ii).
“Existing Term A Loans” means, collectively, the sum of the Initial Term Loan (under and as defined in the Original Credit Agreement) in the aggregate principal amount of $1,225,000,000.00 outstanding under the Original Credit Agreement immediately prior to giving effect to the Closing Date and the provisions of this Agreement.
“Existing Term Loan Class” has the meaning assigned thereto in Section 2.11(a)(i).
“Extended Revolving Credit Commitments” has the meaning assigned thereto in Section 2.11(a)(ii).
“Extended Revolving Credit Loans” has the meaning assigned thereto in Section 2.11(a)(ii).
“Extended Term Loans” has the meaning assigned thereto in Section 2.11(a)(i).
“Extending Lender” has the meaning assigned thereto in Section 2.11(a)(iv).
“Extension Amendment” has the meaning assigned thereto in Section 2.11(a)(v).

“Extension Date” has the meaning assigned thereto in Section 2.11(a)(vi).
“Extension Election” has the meaning assigned thereto in Section 2.11(a)(iv).
“Extension of Credit” means, as to any Lender, (a) any component of such Lender’s Extensions of Credit or (b) the making of, or participation in, a Loan by such Lender or the issuance or extension of, or participation in, a Letter of Credit or Swingline Loan by such Lender, as the context may require.
“Extension Minimum Condition” means a condition to consummating any Extension Series that a minimum amount (to be determined and specified in the relevant Extension Request, in the Parent Borrower’s sole discretion) of any or all applicable Classes be submitted for extension.
“Extension Series” means all Extended Term Loans and Extended Revolving Credit Commitments that are established pursuant to the same Extension Amendment (or any subsequent Extension Amendment to the extent such Extension Amendment expressly provides that the Extended Term Loans or Extended Revolving Credit Commitments, as applicable, provided for therein are intended to be a part of any previously established Extension Series) and that provide for the same interest margins, extension fees and amortization schedule.
“Extensions of Credit” means, as to any Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Credit Loans made by such Lender then outstanding, (b) if such Lender is a Revolving A Lender, such Lender’s Revolving A Ratable Share of the Revolving A L/C Obligations and Swingline Loans made under the Revolving A Credit Facility then outstanding, (c) if such Lender is a Revolving B Lender, such Lender’s Revolving B Ratable Share of the Revolving B L/C Obligations made under the Revolving B Credit Facility then outstanding, (d) if such Lender is the Swingline Lender, the aggregate principal amount of all Swingline Loans then outstanding, and (e) the aggregate principal amount of the Term Loans made by such Lender then outstanding.
“FATCA” means Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.
“Federal Funds Rate” means, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if such rate is not so published for any day that is a Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of

1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent; provided that in no event shall the Federal Funds Rate be less than zero.
“Finance Party” has the meaning assigned thereto in Section 4.10(c)(i).
“Financial Covenants” means the covenants set forth in Sections 9.1(a) and Section 9.1(b).
“First Tier Foreign Subsidiary” means (i) any Foreign Subsidiary the Equity Interests of which are owned directly by any Credit Party (other than a Foreign Subsidiary Borrower) and (ii) any Foreign Subsidiary Holding Company.
“Fiscal Quarter” means a fiscal quarter of the Parent Borrower of any Fiscal Year.
“Fiscal Year” means the fiscal year of the Parent Borrower ending on December 31 in any year.
“Fixed Amounts” has the meaning assigned thereto in Section 1.3(c)(ii).
“Foreign Cash Services Debt” means Debt and other obligations owing to foreign banks that is fully secured by the proceeds of such Debt or other obligations and used to facilitate cash services operations of customers of the Parent Borrower and its Restricted Subsidiaries in foreign jurisdictions.
“Foreign Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or the applicable Issuing Lender, as the case may be, by reference to Bloomberg (or such other publicly available service for displaying exchange rates), to be the exchange rate for the purchase of such Alternative Currency with Dollars at approximately 11:00 a.m. on the date two (2) Business Days prior to the date as of which the foreign exchange computation is made; provided, however, that if no such rate is available, the “Alternative Currency Equivalent” shall be determined by the Administrative Agent or the applicable Issuing Lender, as the case may be, using any reasonable method of determination its deems appropriate in its sole discretion (and such determination shall be conclusive absent manifest error).
“Foreign Currency Loans” means, collectively, each Revolving Credit Loan denominated in Euros, Sterling, Swiss Francs or any Optional Currency.
“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Parent Borrower is resident for tax purposes (including such a Lender when acting in the capacity of an Issuing Lender). For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
“Foreign Pension Plan” means any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United

States of America by the Parent Borrower or any one or more of its Restricted Subsidiaries primarily for the benefit of employees of the Parent Borrower or such Restricted Subsidiaries residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.
“Foreign Sublimit” means the lesser of (a) the Dollar Equivalent of $750,000,000 and (b) the Revolving Credit Commitment.
“Foreign Subsidiary” means each Restricted Subsidiary of the Parent Borrower that is not organized under the laws of the United States or any State or territory thereof.
“Foreign Subsidiary Borrowers” means each Foreign Subsidiary that is a Revolving Borrower.
“Foreign Subsidiary Holding Company” means any Domestic Subsidiary (a) all or substantially all of the assets of which are comprised of Equity Interests and/or Debt of in one or more Foreign Subsidiaries and (b) that is treated as a disregarded entity for U.S. federal income Tax purposes and holds no material assets other than the Equity Interests in one or more Foreign Subsidiaries.
“French Lender” means any Lender that is a French licensed credit institution (établissement de crédit) organized or domiciled in France (excluding, for the avoidance of doubt, any subsidiary, branch or affiliate of any such institution that is neither domiciled nor organized in France).
“French Obligations” means on any date, the portion of the Obligations outstanding that are owed by a French Subsidiary Borrower, as Revolving A Borrower under the Revolving A Credit Facility, to the relevant Lender, provided that such Lender or branch or Affiliate of any such Lender is a French licensed credit institution (établissement de credit) or a financial institution authorized to make loans in France (x) under European Union passport rules or (y) directly by the ACPR.
“French Subsidiary Borrower” means (a) BRINK’S FRANCE, a simplified joint stock company (société par actions simplifiée) incorporated under the laws of France, with a share capital of EUR 47,818,672.00, with its registered office at 41/45 boulevard Romain Rolland, 75014 Paris, France registered with the Registre du Commerce et des Sociétés of Paris under number 672 009 636 and (b) any additional Foreign Subsidiary Borrower organized under the laws of France that becomes a party to the Revolving A Credit Facility in accordance with Section 2.9(a).
“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any Issuing Lender, such Defaulting Lender’s Ratable Share of the outstanding L/C Obligations in respect of Letters of Credit issued by such Issuing Lender other than L/C Obligations as to which such Defaulting Lender’s Participation Interest has been reallocated to other Lenders or cash collateralized in accordance with the terms hereof, and (b) with respect to the Swingline Lender, such Defaulting Lender’s Ratable Share of Swingline Loans made by the Swingline Lender other than Swingline Loans as to which such Defaulting Lender’s Participation Interest has been reallocated to other Lenders or cash collateralized in accordance with the terms hereof.
“Funding Office” means the office of the Administrative Agent specified in Section 13.1(c), or any subsequent office which shall have been specified by the Administrative Agent for such purpose by written notice to the Parent Borrower and the Lenders.
“GAAP” means generally accepted accounting principles in the United States, as recognized by the American Institute of Certified Public Accountants and the Financial Accounting Standards Board, consistently applied and maintained on a consistent basis throughout the period indicated, subject to Section 1.4.
“Governmental Approvals” means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.
“Governmental Authority” means any nation, province, state or political subdivision thereof, any central bank (or similar monetary or regulatory authority) and any government or any Person exercising executive, legislative, regulatory or administrative functions of or pertaining to government, in each case whether U.S. domestic or foreign (including any supra-national bodies such as the European Union or the European Central Bank).
“Guaranteed Obligations” means, without duplication, all of the Secured Obligations (a) of the Borrowers to the Lenders and the Administrative Agent, whenever arising, under this Agreement, the Notes or any other Loan Document (including, but not limited to, obligations with respect to principal, interest and fees) and (b) owing by the Parent Borrower or any Restricted Subsidiary under (i) any Secured Hedge Agreement, (ii) any Secured Cash Management Agreement, (iii) any Secured Bilateral Letter of Credit Facility and (iv) any Secured Bilateral Mexican Debt.
“Guarantor” means the Parent Borrower and each Restricted Subsidiary of the Parent Borrower identified as a “Guarantor” on the signature pages hereto and any Restricted Subsidiary that becomes a Guarantor hereunder after the Closing Date by execution of a Guarantor Joinder Agreement pursuant to Section 8.10, until such Person ceases to constitute a Guarantor in accordance with the terms hereof; provided that each of Pittston Minerals Group Inc. and Pittston Coal Company shall not be a Guarantor hereunder and shall not be taken into account when any calculation is made pursuant to Section 8.10 or the definition of “Material Domestic Subsidiary”.
“Guarantor Joinder Agreement” means a Guarantor Joinder Agreement executed by a Guarantor, the Parent Borrower and the Administrative Agent in substantially the form of Exhibit C or otherwise reasonably satisfactory to Parent Borrower and the Administrative Agent.
“Guaranty Obligation” means, with respect to any Person, at any date without duplication, any Debt of another Person that is guaranteed by such Person or endorsed (otherwise than for collection or deposit in the ordinary course of business) or discounted with recourse by such Person or any Debt of another Person that has the substantially equivalent or similar economic effect of being guaranteed by such Person or of otherwise making such Person contingently liable therefor, through an agreement or otherwise, including, without limitation, an agreement (a) to purchase, or to advance or supply funds for the payment or purchase of, such Debt, or (b) to make any loan, advance, capital contribution or other investment in such other Person to assure a minimum equity, asset base, working capital or other balance sheet condition for any date, or to provide funds for the payment of any liability, dividend or stock liquidation payment, or otherwise to supply funds to or in any manner invest in such other Person (unless such investment is expected to constitute a permitted investment under Section 9.10).
“Hazardous Materials” means any substances or materials (a) which are or become regulated or defined as hazardous wastes, hazardous substances, pollutants, contaminants or toxic substances under any Environmental Law, (b) which are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise harmful to human health or the environment and are or become regulated by any Governmental Authority under any Environmental Law, (c) the presence of which requires investigation or remediation under any Environmental Law, (d) the discharge or emission or release of which requires a permit or license under any Environmental Law or other Governmental Approval, or (e) which contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or waste, crude oil, nuclear fuel, natural gas or synthetic gas.
“Hedge Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Hedge Bank” means any Person that, (a) at the time it enters into a Hedge Agreement with the Parent Borrower or any of its Restricted Subsidiaries permitted under Article IX, is a Lender, an Affiliate of a Lender, the Administrative Agent or an Affiliate of the Administrative Agent, (b) at the time it (or its Affiliate) becomes a Lender or the Administrative Agent (including, with respect to any Hedge Agreement in existence as of the Closing Date, any Person that is a Lender or the Administrative Agent on the Closing Date), is a party to a Hedge Agreement with the Parent Borrower or any of its Restricted Subsidiaries, in each case in its capacity as a party to such Hedge Agreement or (c) is designated by Parent Borrower in writing to the Administrative Agent as a “Hedge Bank” for purposes of this Agreement and the other Loan Documents and, to the extent not a Lender, an Affiliate of a Lender, the Administrative Agent or an Affiliate of the Administrative Agent hereunder, shall have appointed the Administrative Agent as its agent under the applicable Loan Documents and agreed to be bound by the provisions of Article XII, Section 13.3, 13.4, 13.5, 13.8 and Section 5.4 of the Collateral Agreement as if it were a Lender pursuant to a writing substantially in the form of Exhibit I or otherwise reasonably satisfactory to Parent Borrower and the Administrative Agent.
“Hedge Termination Value” means, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, (a) for any date on or after the date such Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a) above, the amount(s) determined as the mark-to-market value(s) for such Hedge Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Agreements (which may include a Lender or any Affiliate of a Lender).
“Incremental Effective Date” has the meaning assigned to such term in Section 2.8(a).
“Incremental Equivalent Debt” has the meaning assigned thereto Section 9.11(t).
“Incremental Facilities” means, individually or collectively as the context may indicate, any Incremental Loan Commitments and/or Incremental Loans.
“Incremental Facilities Limit” means, with respect to any proposed Incremental Facilities under Section 2.8 and Incremental Equivalent Debt under Section 9.11(t), an amount equal to:
(n)(a) unlimited amounts if, after giving effect to the incurrence of any Incremental Facilities and/or Incremental Equivalent Debt:
(i)to the extent any such Incremental Facilities and/or Incremental Equivalent Debt are secured on a pari passu or junior basis with the Obligations, an amount such that if, on a pro forma basis after giving effect to the incurrence of such Incremental Facilities and/or Incremental Equivalent Debt (and assuming that the proposed Incremental Facilities and/or Incremental Equivalent Debt are fully drawn at such time and giving pro forma effect to the use of proceeds of such Incremental Facilities and/or Incremental Equivalent Debt), as of the most recently ended Fiscal Quarter prior to the incurrence of such Incremental Facilities and/or Incremental Equivalent Debt (or in the case of any Incremental Facilities and/or Incremental Equivalent Debt that are the subject of a Limited Condition Transaction, the date determined pursuant to Section 1.7) for which financial statements have been made available to the Administrative Agent, (A) if such Incremental Facility and/or Incremental Equivalent Debt is secured by a Lien that is pari passu with the Lien on the Collateral securing the Obligations, the Consolidated Net First Lien Leverage Ratio shall not exceed 3.50 to 1.00 and (B) if such Incremental Facility and/or Incremental Equivalent Debt is secured by a Lien that is junior to the Lien on the Collateral securing the Obligations, the Consolidated Net Secured Leverage Ratio shall not exceed 3.50 to 1.00,

(ii)to the extent any such Incremental Facilities and/or Incremental Equivalent Debt are unsecured, an amount such that if, on a pro forma basis after giving effect to the incurrence of such Incremental Facilities and/or Incremental Equivalent Debt (and assuming that the proposed Incremental Facilities and/or Incremental Equivalent Debt are fully drawn at such time and giving pro forma effect to the use of proceeds of such Incremental Facilities and/or Incremental Equivalent Debt), as of the most recently ended Fiscal Quarter prior to the incurrence of such Incremental Facilities and/or Incremental Equivalent Debt (or in the case of any Incremental Facilities and/or Incremental Equivalent Debt that are the subject of a Limited Condition Transaction, the date determined pursuant to Section 1.7) for which financial statements have been made available to the Administrative Agent, the Consolidated Net Leverage Ratio shall not exceed 5.00 to 1.00; plus
(o)(A) (1) the amount of any optional prepayment of (x) any Term Loan in accordance with Section 2.5(d)(i) and/or (y) any other Debt that ranks pari passu with the Obligations, plus, (2) the amount of any permanent reduction of (x) any Revolving Credit Commitment (and any other commitment established hereunder after the Closing Date) and/or (y) the commitments in respect of any other Debt that ranks pari passu with the Obligations, in each case, other than a permanent reduction as the result of the funding of such commitment, plus (3) the amount of any Debt hereunder or any other Debt that ranks pari passu with the Obligations that is, in either case, terminated or repaid in connection with “yank-a-bank” provisions (to the extent the applicable Debt is actually retired), (B) the amount paid in cash in respect of any reduction in the outstanding amount of any Term Loan and/or any other Debt that ranks pari passu with the Obligations, in each case, resulting from any assignment of such Term Loan or other Debt to (and/or purchase of such Term Loan or other Debt by) the Parent Borrower or any Restricted Subsidiary so long as the relevant prepayment or assignment and/or purchase was not funded with the proceeds of any long-term Debt (other than revolving Debt) incurred by the Parent Borrower or its Restricted Subsidiaries and (C) in the case of Incremental Facility Commitments that serve to effectively repay, refinance, replace and/or extend the maturity of then-existing Commitments and/or Loans, an amount equal to the relevant terminated, replaced, repriced, repaid, refinanced and/or extended Commitments or Loans;
it being understood and agreed that unless the Parent Borrower otherwise notifies the Administrative Agent the Parent Borrower shall be deemed to have used amounts under clause (b) prior to utilization of amounts under clause (a).
“Incremental Facility Amendment” has the meaning assigned thereto in Section 2.8(a).
“Incremental Lender” has the meaning assigned thereto in Section 2.8(a).
“Incremental Loan Commitments” has the meaning assigned thereto in Section 2.8(a)(ii).
“Incremental Loans” has the meaning assigned thereto in Section 2.8(a)(ii).
“Incremental Revolving Commitment” has the meaning assigned thereto in Section 2.8(a)(ii).
“Incremental Revolving Credit Commitments” has the meaning assigned thereto in Section 2.8(a)(ii).
“Incremental Revolving Credit Increase” has the meaning assigned thereto in Section 2.8(a)(ii).

“Incremental Revolving Credit Increase Loans” has the meaning assigned thereto in Section 2.8(a)(ii).
“Incremental Revolving Credit Loans” has the meaning assigned thereto in Section 2.8(a)(ii).
“Incremental Term Loan” has the meaning assigned thereto in Section 2.8(a)(i).
“Incremental Term Loan Commitment” has the meaning assigned thereto in Section 2.8(a)(i).
“Incremental Term Loan Lender” has the meaning assigned thereto in Section 2.8(f)(i).
“Incurrence-Based Amounts” has the meaning assigned thereto in Section 1.3(c)(ii).
“Indemnified Liabilities” has the meaning assigned thereto in Section 13.2.
“Indemnified Taxes” has the meaning assigned thereto in Section 4.10(a).
“Indemnitee” has the meaning assigned thereto in Section 13.2.
“Information” has the meaning assigned thereto in Section 13.8.
“Initial Term Loan” means the term loan made, or to be made, to the Parent Borrower by the Term Loan Lenders pursuant to Section 2.5 (including the Existing Term A Loans that are made or continued on the Closing Date).
“Interest Coverage Ratio” means, as of the last day of any Fiscal Quarter, the ratio of (a) Consolidated EBITDA to (b) Consolidated Interest Expense, in each case for the period of four (4) consecutive Fiscal Quarters ending as of such day.
“Interest Period” has the meaning assigned thereto in Section 4.1(b).
“Investment” means, with respect to any Person, that such Person (a) purchases, owns, invests in or otherwise acquires (in one transaction or a series of transactions) any Equity Interests (including, without limitation, the creation or capitalization of any Subsidiary), evidence of Debt or other security of any other Person, (b) makes any Acquisition or (c) makes or permits to exist any loans, contributions to capital, advances or extensions of credit to any Person; provided, that (x) investments made by the Parent Borrower or any of its Subsidiaries at the direction of an employee thereof under any deferred compensation plan or a “rabbi trust” formed in connection with such plans shall not constitute “Investments” for purposes of this Agreement or any other Loan Document and (y) in the event that any Investment is made by the Borrower or any Restricted Subsidiary in any Person through substantially concurrent interim transfers of any amount through one or more other Restricted Subsidiaries, then such other substantially concurrent interim transfers shall be disregarded for purposes of Section 9.10. Notwithstanding the foregoing, expenditures pursuant to intercompany advances in the ordinary course in respect of operating costs (such as cash management obligations, royalty fees, “cost-

plus” arrangements and/or transfer pricing) among the Parent Borrower and/or any of the Restricted Subsidiaries shall not constitute “Investments” for purposes hereof. The amount of any Investment shall be the original principal or capital amount thereof less all dividends, distributions, interest, fees, premiums, returns of capital, repayments of principal, income, profits (from an Asset Disposition or otherwise) and other amounts received in respect thereof (and, in each case, if received other than cash or Cash Equivalents, be equal to the fair market value of such property at the time of such transfer or exchange).
“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance of such Letter of Credit).
“Issuing Lender” means Bank of America, MUFG Bank, Ltd., JPMorgan Chase Bank, N.A., PNC Bank, National Association, Truist Bank and any other Lender mutually acceptable and on terms satisfactory to such Lender, the Parent Borrower and the Administrative Agent (in each case, including any such Issuing Lender acting through any branch, office or Affiliate of it (including, without limitation, BofA Europe DAC)); provided that (a) any Issuing Lender (or branch or Affiliate of any such Issuing Lender) issuing Letters of Credit for the account of, or on behalf of, a French Subsidiary Borrower shall be a French licensed credit institution (établissement de credit) or a financial institution authorized to make loans in France (x) under European Union passport rules or (y) directly by the ACPR and (b) no Issuing Lender shall be required to be an Issuing Lender with respect to Letters of Credit in any currency other than the currencies available in the Revolving Credit Facility in which it is a Lender (unless such Issuing Lender otherwise agrees in its discretion). Any Issuing Lender may, in its discretion, arrange for one or more Letters of Credit to be issued by one or more Affiliates of such Issuing Lender with ratings from either S&P or Moody’s no lower than the ratings of such Issuing Lender (in which case each such Affiliate shall be the Issuing Lender of such Letters of Credit).
“ITA” means the United Kingdom Income Tax Act 2007.
“Labor Laws” means any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments and orders relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing.
“Latest Maturity Date” means, as of any date of determination, the latest maturity or expiration date applicable to any Loan or commitment hereunder at such time, including the latest maturity or expiration date of any then existing Term Loan, Incremental Term Loan, Revolving Credit Commitment or Incremental Revolving Commitment.
“Latest Term Loan Maturity Date” shall mean, at any date of determination, the Latest Maturity Date applicable to any Term Loan hereunder as of such date of determination, including the latest maturity date of any Replacement Term Loan, any Refinancing Term Loan or any Extended Term Loan, in each case as extended in accordance with this Agreement from time to time.

“L/C Application” means an application, in the form specified by any Issuing Lender from time to time, requesting such Issuing Lender to issue a Letter of Credit.
“L/C Commitment” means, as to any Issuing Lender, the obligation of such Issuing Lender to issue Letters of Credit for the account of the Parent Borrower or one or more of its Restricted Subsidiaries from time to time in an aggregate amount equal to (a) for each of the initial Issuing Lenders, the amount set forth opposite the name of each such initial Issuing Lender on Schedule 1.1(a) and (b) for any other Issuing Lender becoming an Issuing Lender after the Closing Date, such amount as separately agreed to in a written agreement between the Parent Borrower and such Issuing Lender (which such agreement shall be promptly delivered to the Administrative Agent upon execution), in each case of clauses (a) and (b) above, any such amount may be changed after the Closing Date in a written agreement between the Parent Borrower and such Issuing Lender (which such agreement shall be promptly delivered to the Administrative Agent upon execution). The L/C Commitment of an Issuing Lender shall not include a commitment to issue Letters of Credit in any currency other than the currencies available in the Revolving Credit Facility in which it is a Lender (unless such Issuing Lender otherwise agrees in its discretion).
“L/C Fees” means the Revolving A L/C Fee and the Revolving B L/C Fee.
“L/C Maturity Date” means the earlier of (a) the fifth Business Day prior to the Specified Maturity Date and (b) the Revolving Credit Maturity Date.
“L/C Obligations” means, collectively, the Revolving A L/C Obligations and the Revolving B L/C Obligations.
“Legal Reservations” means (a) the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, liquidation, reorganisation, moratoria, administration and other laws generally affecting the rights of creditors; (b) the time barring of claims under applicable limitations laws (including the UK Limitation Act 1980 and the UK Foreign Limitation Periods Act 1984), the possibility that an undertaking to assume liability for or indemnify a person against non-payment of stamp duty may be void and defences of set-off or counterclaim; (c) provisions of a contract being invalid or unenforceable for reasons of oppression, undue influence or (in the case of default interest) representing a penalty; (d) the unavailability of, or limitation on the availability of a particular right or remedy because of equitable principles of general application; and (e) similar principles, rights and defences under the laws of any jurisdiction of establishment, formation or incorporation of any Credit Party or any jurisdiction where such Credit Party conducts a substantial part of its business or in which a substantial part of its assets is located.
“Lender” means each Person executing this Agreement as a Lender as set forth on the signature pages hereto and each Person that hereafter becomes a party to this Agreement as a Lender pursuant to Section 2.8, Section 2.11, Section 4.7(f), Section 13.7(b) or Section 13.9 other than any Lender party hereto that ceases to be a Lender party hereto pursuant to any Assignment and Assumption; provided, that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include any Conduit Lender, each Issuing Lender and the Swingline Lender, in each case in such capacity.
“Lending Office” means, with respect to any Lender, the office(s) of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office(s) as a Lender may from time to time notify the Parent Borrower and the Administrative Agent in writing, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. Unless the context otherwise requires each reference to a Lender shall include its applicable Lending Office.
“Letters of Credit” means the collective reference to (a) the Revolving A Letters of Credit, (b) the Revolving B Letters of Credit and (d) the Novus Letters of Credit.
“Leverage Ratio Increase” has the meaning assigned thereto in Section 9.1(a).
“LibertyX Entities” means, collectively, Moon Inc. (d/b/a LibertyX), a Delaware corporation, and each of its Subsidiaries (whether now existing or formed or acquired in the future).
“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or similar monetary encumbrance in respect of such asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such asset; provided, that in no event shall an operating lease or an agreement to sell be deemed to constitute a Lien.
“Limited Condition Transaction” means (a) any Permitted Acquisition, other permitted acquisition, Investment or similar transaction, merger or other similar transaction that the Parent Borrower or one or more of its Restricted Subsidiaries is contractually committed to consummate and whose consummation is not conditioned on the availability of, or on obtaining, third party financing, (b) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Debt, (c) any Restricted Payment, (d) any Asset Disposition and (e) any incurrence or assumption of Debt.
“Loan Documents” means, collectively, this Agreement, the Notes, the L/C Applications, the Security Documents, any Guarantor Joinder Agreement, any Subsidiary Borrower Joinder Agreement, each Incremental Facility Amendment, any TEG Letter, each ESG Amendment and each other document, instrument and agreement executed and delivered by any Credit Party for the benefit of the Administrative Agent or any Secured Party in connection with this Agreement or otherwise specifically identified or designated in writing as a Loan Document (excluding any Secured Hedge Agreement, any Secured Cash Management Agreement, any Secured Bilateral Letter of Credit Facility and any Secured Bilateral Mexican Facility).
“Loans” means, collectively, the Revolving Credit Loans, the Swingline Loans and the Term Loans; “Loan” means any one of such Loans.

“Local Time” means (a) with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the applicable Issuing Lender, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment, (b) in the case of Revolving A Credit Loans made to a French Subsidiary Borrower, the local time in the place of settlement for Revolving A Credit Loans as may be determined by the applicable Revolving A Lender to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of such borrowing or payment and (c) in all other cases, Charlotte, North Carolina time.
“MSSF” means Morgan Stanley Senior Funding, Inc. (or any of its designated affiliates).
“Margin Stock” has the meaning assigned thereto in Regulation U of the Board.
“Marijuana Related Business” means any business that grows, produces, processes, distributes, transports, imports or sells marijuana or marijuana products, edibles or derivatives.
“Material Adverse Effect” means a material adverse effect on (a) the financial condition or results of operations of the Parent Borrower and its Restricted Subsidiaries, taken as a whole, that would impair the ability of the Parent Borrower, the Subsidiary Borrowers and the Guarantors to perform their payment obligations under the Loan Documents or (b) the material rights or remedies of the Lenders or the Administrative Agent, taken as a whole, under the Loan Documents.
“Material Domestic Subsidiary” means any Domestic Subsidiary of the Parent Borrower which, together with its Domestic Subsidiaries, as of any date of determination, (a) owns more than five percent (5%) of the assets and properties of the Parent Borrower and its Domestic Subsidiaries (excluding the Equity Interests of any Foreign Subsidiaries owned thereby), determined on a consolidated basis in accordance with GAAP after giving appropriate effect to any outside minority interests in the Restricted Subsidiaries or (b) accounts for more than five percent (5%) of total revenues of the Parent Borrower and its Domestic Subsidiaries (excluding the revenues of any Foreign Subsidiaries owned thereby); provided that in the event that, as of any date of determination, the Parent Borrower, the Guarantors and the Material Domestic Subsidiaries on a combined basis do not (i) represent at least ninety percent (90%) of the total assets and properties of the Parent Borrower and its Domestic Subsidiaries or (ii) account for at least ninety percent (90%) of the total revenues of the Parent Borrower and its Domestic Subsidiaries, then in each such case, the Parent Borrower shall identify one or more additional Domestic Subsidiaries to constitute Material Domestic Subsidiaries such that the 90% test is satisfied; provided, further, that (x) neither any Excluded Subsidiary (other than in respect of clause (g) thereof), Receivables Entity nor any Non-Recourse Cash Financing Subsidiary shall be a “Material Domestic Subsidiary” and the assets and properties of all Excluded Subsidiaries, Receivables Entities and all Non-Recourse Cash Financing Subsidiaries shall be disregarded for purposes of all calculations to be made in this definition and (y) for so long as Novus 2029 Notes are outstanding, Novus shall be disregarded for purposes of all calculations to be made in this definition and shall not be considered Material Domestic Subsidiaries.

“Material Property” means any land, building, machinery or equipment, or leasehold interests and improvements in respect of the foregoing, owned, on the date of this Agreement or thereafter, by the Parent Borrower or a Restricted Subsidiary, which has a gross book value (without deduction for any depreciation reserves) at the date as of which the determination is being made of in excess of 2.0% of Consolidated Total Assets, other than any such land, building, machinery or equipment, or leasehold interests and improvements in respect of the foregoing which, in the opinion of the Parent Borrower is not of material importance to the business conducted by the Parent Borrower and its Restricted Subsidiaries taken as a whole.
“Mexico” means the United Mexican States.
“Moody’s” means Moody’s Investors Service, Inc.
“Multiemployer Plan” means a “multiemployer plan” as defined in Section 400l(a)(3) of ERISA that is subject to Title IV of ERISA to which the Parent Borrower or any ERISA Affiliate is making, has made, is accruing or has accrued an obligation to make, contributions within the preceding six years.
“Net Cash Proceeds” means, as applicable, (a) with respect to any Asset Disposition or Casualty Event, the gross proceeds received by any Credit Party or any of its Restricted Subsidiaries therefrom (including any cash, Cash Equivalents, deferred payment pursuant to, or by monetization of, a note receivable or otherwise, as and when received, but specifically excluding any proceeds of business interruption insurance) less the sum of (i) in the case of an Asset Disposition, all Taxes assessed by, or reasonably estimated to be payable to, a Governmental Authority as a result of such transaction (provided that if such estimated Taxes exceed the amount of actual Taxes required to be paid in cash in respect of such Asset Disposition, the amount of such excess shall constitute Net Cash Proceeds), (ii) all fees and expenses incurred in connection with such transaction or event and (iii) the principal amount of, premium, if any, and interest on any Debt secured by a Lien on the asset (or a portion thereof) disposed of or which Debt is required to be repaid in connection with such transaction or event as a result of a mandatory prepayment and (b) with respect to any Debt Issuance (except for Refinancing Term Loans, Replacement Term Loans, Refinancing Revolving Credit Loans or Replacement Revolving Credit Loans), the gross cash proceeds received by any Credit Party or any of its Restricted Subsidiaries therefrom less all reasonable and customary out-of-pocket legal, underwriting and other fees and expenses incurred in connection therewith and Taxes reasonably estimated to be payable, in each case incurred in connection with such incurrence, issuance or sale.
“New Refinancing Revolving Credit Commitments” shall have the meaning provided in Section 2.11(b)(i).
“New Refinancing Term Loan Commitments” shall have the meaning provided in Section 2.11(b)(i).
“New Revolving Loan Lender” has the meaning assigned thereto in Section 2.8(e)(i).

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver, modification or amendment that (i) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 13.9 and (ii) has been approved by the Required Lenders or, in the case of consents, waivers, modifications or amendments that require the approval of all Lenders or all affected Lenders of a particular Class, the Required Revolving A Lenders, Required Revolving B Lenders or Required Term Lenders, as applicable.
“Non-Cooperative Jurisdiction” means a “non-cooperative state or territory” (Etat ou territoire non coopératif) as set out in the list referred to in Article 238-0 A of the French tax code (Code Général des Impôts), as such list may be amended from time to time.
“Non-Credit Party Subsidiary” means any Restricted Subsidiary of the Parent Borrower that is not a Guarantor or a Subsidiary Borrower.
“Non-Public Lender” means (a) until the competent authority publishes its interpretation of the term “public” (as referred to in article 4.1(1) of the Capital Requirements Regulation (No. 575/2013)), an entity that is or qualifies as a professional market party (whereas any person advancing an amount of at least EUR 100,000.00 (or acquiring receivables in an aggregate amount of EUR 100,000.00) is deemed to be a professional market party); and (b) following publication by the competent authority of its interpretation of the term public (as referred to in article 4.1(1) of the Capital Requirements Regulation (No. 575/2013), such person which shall qualify as not forming part of the public.
“Non-Recourse Cash Financing Debt” means Debt incurred by (a) a Non-Recourse Cash Financing Subsidiary solely to finance the advance delivery of cash to customers of the Parent Borrower or any of its Restricted Subsidiaries that is held in equipment owned or leased by the Parent Borrower or any of its Restricted Subsidiaries located at any such customers, and which Debt is non-recourse to the Parent Borrower or any of its Restricted Subsidiaries other than to such cash or (b) any Credit Party or Restricted Subsidiary in the form of Non-Recourse Guarantees of the Debt incurred by the Non-Recourse Cash Financing Subsidiaries.
“Non-Recourse Cash Financing Subsidiary” means any Restricted Subsidiary of the Parent Borrower that (a) has no Subsidiaries other than another Non-Recourse Cash Financing Subsidiary, (b) is formed solely for the purpose of entering into one or more Non-Recourse Cash Financing Debt transactions, (c) engages in no activities other than those reasonably related or incidental to such Non-Recourse Cash Financing Debt transactions, (d) has no assets other than restricted cash held for the benefit of customers that serves as the collateral for such Non-Recourse Cash Financing Debt and immaterial assets related thereto and (e) is a “bankrupt-remote” entity with respect to the Parent Borrower and its other Restricted Subsidiaries.
“Non-Springing Maturity Date” has the meaning set forth in the definition of “Specified Maturity Date.”
“Notes” means the collective reference to the Revolving Credit Notes, the Swingline Notes and the Term Loan Notes.

“Notice of Borrowing” has the meaning assigned thereto in Section 2.2(b)(i).
“Notice of Conversion/Continuation” has the meaning assigned thereto in Section 2.3.
“Notice of Prepayment” has the meaning assigned thereto in Section 2.4(c).
“Novus” means NCR Atleos Corporation, a Maryland corporation and its Subsidiaries (in each case, including its successors).
“Novus 2029 Notes” means the 9.500% senior secured notes due 2029 issued by Novus in an aggregate principal amount of $1,350,000,000.
“Novus Acquisition” means the acquisition by the Parent Borrower or any of its Subsidiaries of Novus in accordance with the Novus Merger Agreement.
“Novus A/R Facility” means the Receivables Purchase Agreement, dated as of October 16, 2024, by and among, inter alios, NCR Atleos Receivables LLC, as seller, PNC Bank, National Association, as administrative agent, and Cardtronics USA, Inc., as servicer.
“Novus Commitment Letter” means that certain Commitment Letter, dated as of February 26, 2026, by and between The Brink’s Company and Morgan Stanley Senior Funding, Inc., as amended, restated, amended and restated, supplemented or otherwise modified in accordance with its terms.
“Novus Credit Agreement” means the Senior Secured Credit Agreement, dated as of September 27, 2023 (as amended by the First Amendment, dated as of October 17, 2024), by and among Novus, the other parties from time to time party thereto, the lenders party thereto and Bank of America, N.A., as the administrative agent.
“Novus DDTL Commitments” means with respect to each Novus DDTL Lender, the commitment of such Lender as set forth on Schedule 1.1(a) to make Novus Delayed Draw Term Loans hereunder as set forth in Section 2.5(a)(ii), as the same may be (x) reduced or terminated pursuant to Section 2.7 or (y) adjusted from time to time as a result of assignments to or from an applicable Novus DDTL Lender pursuant to Section 2.8 or Section 13.7. The aggregate amount of the Novus DDTL Commitments of the Novus DDTL Lenders is $1,025,000,000 on the Closing Date.
“Novus DDTL Commitment Expiration Date” means the earliest to occur of (a) the date on which the Novus DDTL Commitments have been fully drawn in accordance with Section 2.5(b)(ii), (b) the date of the termination of the Novus Merger Agreement in accordance with its terms prior to the Novus Transactions closing as contemplated thereby prior to the occurrence of the Outside Date, (c) the date that is five (5) Business Days after the Outside Date (as defined in the Novus Merger Agreement as in effect on February 26, 2026), as such Outside Date may be extended in accordance with the terms of the Novus Merger Agreement as in effect on February 26, 2026 and (d) the date of consummation of the Novus Acquisition without the funding of the

Novus Delayed Draw Term Loans (the earliest of clauses (b), (c) and (d) being referred to as the “Novus Transaction Termination Date”).
“Novus DDTL Lender” means each Lender that has a Novus DDTL Commitment or that holds a Novus Delayed Draw Term Loan.
“Novus Delayed Draw Term Loans” means the delayed draw term loans made to the Parent Borrower pursuant to Section 2.5(b) in respect of the Novus DDTL Commitments.
“Novus Letters of Credit” means the letters of credit issued to Novus under the Novus Credit Agreement.
“Novus Merger Agreement” means the Merger Agreement, dated as of February 26, 2026, by and among the Parent Borrower, certain of its Subsidiaries and Novus but without giving effect to any amendments, waivers or consents by the Parent Borrower that are materially adverse to the interests of the Novus DDTL Lenders and the Novus Upsize Revolving Lenders, in their respective capacities as such, without the consent of the Base Bridge Lead Arrangers, such consent not to be unreasonably withheld, delayed or conditioned (provided that (i) any decrease in the purchase price of the Novus Acquisition shall not be materially adverse to the interests of the Novus DDTL Lenders and the Novus Upsize Revolving Lenders so long as (A) any decrease in the Cash Consideration (as defined in the Novus Merger Agreement) is allocated to reduce the commitments in respect of the Bridge Facility (as defined in the Novus Commitment Letter) on a dollar-for-dollar basis and (B) any decrease in the purchase price of the Novus Acquisition in excess of 10% of the aggregate purchase price of the Novus Acquisition is allocated to reduce the commitments in respect of the Bridge Facility on a dollar-for-dollar basis, (ii) any increase in the purchase price of the Novus Acquisition shall not be materially adverse to the Novus DDTL Lenders and the Novus Upsize Revolving Lenders so long as such increase is funded by either (A) by common equity issuances of the Parent Borrower and/or (B) cash on hand of the Parent Borrower and its Subsidiaries (including Novus and its subsidiaries) and/or borrowings under the Novus Upsize Revolving Credit Facility; provided that increases funded pursuant to this clause (B) shall not exceed 10% of the aggregate purchase price of the Novus Acquisition, (iii) any modification to the definition of “Company Material Adverse Effect” (as defined in the Novus Merger Agreement as in effect on February 26, 2026) shall be deemed materially adverse) and (iv) any increase or decrease in the purchase price of the Novus Acquisition pursuant to any purchase price adjustment or working capital adjustment expressly set forth in the Novus Merger Agreement as in effect on the date hereof shall not constitute an alteration, amendment, change, modification, supplement, waiver, consent or approval under the Novus Merger Agreement).
“Novus Merger Agreement Representations” means the representations made by or on behalf of Novus in the Novus Merger Agreement as are material to the interests of the Novus DDTL Lenders and the Novus Upsize Revolving Lenders, but only to the extent that the Parent Borrower has the right to terminate its obligations under the Novus Merger Agreement or refuse to consummate the Novus Acquisition as a result of a breach of such representations in the Novus Merger Agreement or the failure of those representations and warranties to be true and correct.

“Novus Permanent Financing” means any of the Permanent Financing under and as defined in the Novus Commitment Letter.
“Novus Refinancing” means the repayment in full (other than contingent obligations not yet due) of all Debt under the Novus Credit Agreement (together with all fees and other amounts owing thereon) and the termination of all commitments thereunder and the termination of all liens securing the obligations under the Novus Credit Agreement (or arrangements reasonably satisfactory to the Administrative Agent for such termination shall have been made) other than in respect of any (x) Novus Letters of Credit, (y) Secured Cash Management Obligations (under and as defined in the Novus Credit Agreement) and/or (z) Secured Hedge Obligations (under and as defined in the Novus Credit Agreement), which shall, in each case of clause (x), (y) and (z), be, at the Parent Borrower’s option, deemed to be issued or incurred hereunder, or otherwise cash collateralized.
“Novus Revolving Credit Facilities Reallocation” has the meaning assigned thereto in Section 2.1(a)(vi).
“Novus Specified Representations” means the representations and warranties set forth in (a) Sections 6.1(a)(i) (with respect to the organizational existence of the Parent Borrower), (b) Section 6.1(l), (c) Section 6.1(m), (d) Section 6.1(q)(iii) (with respect to the use of proceeds of the Novus DDTL Loans, the Upsize Revolving A Credit Loans and Upsize Revolving B Credit Loans, in each case, borrowed on the Novus Transactions Closing Date), (e) Section 6.1(v) (as of the Novus Transactions Closing Date and after giving effect to the Novus Transactions) and (f) Section 3.1(a) of the Collateral Agreement (as it relates to the creation, validity, perfection and priority of Liens (subject in all respects to Permitted Liens and the Security Documents required to be delivered on the Novus Transactions Closing Date in respect of Novus)).
“Novus Transactions” means the Novus Acquisition and the other transactions that are contemplated to be made by the Parent Borrower and/or its Subsidiaries pursuant to the Novus Merger Agreement.
“Novus Transactions Closing Date” means the Closing Date under and as defined in the Novus Merger Agreement.
“Novus Transaction Termination Date” has the meaning assigned thereto in the definition of Novus DDTL Commitment Expiration Date.
“Novus Unsecured Bridge Credit Facility” means the senior unsecured bridge loan credit facility described in the Novus Commitment Letter in an aggregate principal amount up to $2,276,000,000.00.
“Novus Upsize Aggregate Revolving A Commitment” means the aggregate Novus Upsize Revolving A Commitment of all Novus Upsize Revolving A Lenders to make Novus Upsize Revolving A Credit Loans and participate in Revolving A Letters of Credit and Swingline Loans, as such amount may be reduced or increased at any time or from time to time pursuant to the terms hereof. The Novus Upsize Aggregate Revolving A Commitment on the Closing Date shall be $214,215,900.
“Novus Upsize Revolving A Commitment” means as to any Lender, the obligation of such Lender to make Novus Upsize Revolving A Credit Loans to any Revolving Borrower pursuant to Section 2.1(b)(iii). The amount of each Lender’s Novus Upsize Revolving A Commitments as of the Closing Date is set forth on Schedule 1.1(a). The Novus Upsize Revolving A Commitments shall be a part of the Revolving A Commitments as of the Closing Date.
“Novus Upsize Aggregate Revolving B Commitment” means the aggregate Novus Upsize Revolving B Commitment of all Novus Upsize Revolving B Lenders to make Novus Upsize Revolving B Credit Loans and participate in Revolving B Letters of Credit, as such amount may be reduced or increased at any time or from time to time pursuant to the terms hereof. The Novus Upsize Aggregate Revolving B Commitment on the Closing Date shall be $385,784,100.
“Novus Upsize Revolving Availability Period” means for the Novus Upsize Revolving Commitment, the period from and including the Novus Transactions Closing Date to but excluding the Revolving Credit Maturity Date.
“Novus Upsize Revolving B Commitment” means as to any Lender, the obligation of such Lender to make Novus Upsize Revolving B Credit Loans to any Revolving Borrower pursuant to Section 2.1(b)(iv). The amount of each Lender’s Novus Upsize Revolving B Commitments as of the Closing Date is set forth on Schedule 1.1(a). The Novus Upsize Revolving B Commitments shall be a part of the Revolving B Commitments as of the Closing Date.
“Novus Upsize Revolving Commitments” means the Novus Upsize Revolving A Commitments and the Novus Upsize Revolving B Commitments. As of the Closing Date, the aggregate amount of the Novus Upsize Revolving Commitments is $600,000,000, which commitments shall be available during the Novus Upsize Revolving Availability Period.
“Novus Upsize Revolving A Credit Facility” has the meaning assigned thereto in Section 2.1(a)(iii).
“Novus Upsize Revolving A Lenders” means each Lender with a Novus Upsize Revolving A Commitment or that holds a Novus Upsize Revolving A Credit Loan.
“Novus Upsize Revolving A Credit Loans” has the meaning assigned thereto in Section 2.1(a)(iii).
“Novus Upsize Revolving A Ratable Share” means, with respect to any Novus Upsize Revolving A Lender at any time, the ratio (expressed as a percentage) of (a) the Novus Upsize Revolving A Commitment of such Novus Upsize Revolving A Lender at such time to (b) the Novus Upsize Aggregate Revolving A Commitment. Upon the funding of any Novus Upsize

Revolving A Credit Loans in accordance herewith, such loans are considered to be Revolving A Commitments and Revolving A Credit Loans, including for purposes of calculating the Aggregate Revolving A Ratable Share after the date of the funding of such Novus Upsize Revolving A Credit Loans.
“Novus Upsize Revolving B Credit Facility” has the meaning assigned thereto in Section 2.1(a)(iv).
“Novus Upsize Revolving B Lenders” means each Lender with a Novus Upsize Revolving B Commitment or that holds a Novus Upsize Revolving B Credit Loan.
“Novus Upsize Revolving B Credit Loans” has the meaning assigned thereto in Section 2.1(a)(iv).
“Novus Upsize Revolving B Ratable Share” means, with respect to any Novus Upsize Revolving B Lender at any time, the ratio (expressed as a percentage) of (a) the Novus Upsize Revolving B Commitment of such Novus Upsize Revolving B Lender at such time to (b) the Novus Upsize Aggregate Revolving B Commitment. Upon the funding of any Novus Upsize Revolving B Loans in accordance herewith, such loans are considered to be Revolving B Commitments and Revolving B Credit Loans, including for purposes of calculating the Aggregate Revolving B Ratable Share after the date of the funding of such Novus Upsize Revolving B Credit Loans.
“Novus Upsize Revolving Credit Facility” means, collectively, the Novus Upsize Revolving Credit A Facility and the Novus Upsize Revolving Credit B Facility.
“Novus Upsize Revolving Credit Loans” means, collectively, the Novus Upsize Revolving Credit A Loans and the Novus Upsize Revolving Credit B Loans.
“Novus Upsize Revolving Lender” means each Lender with a Novus Upsize Revolving Commitment or that holds a Novus Upsize Revolving Credit Loan.
“Obligations” means, in each case, whether now in existence or hereafter arising: (a) the principal of and interest on the Loans, (b) the Reimbursement Obligations in respect of the Letters of Credit, (c) interest, fees, expenses and other amounts that accrue under the Loan Documents after the commencement by or against any Credit Party of any proceeding under any Debtor Relief Laws, whether such amounts are allowed or allowable in such proceeding, and (d) all other fees and commissions (including attorney’s fees), charges, indebtedness, premiums, loans, liabilities, financial accommodations, obligations, covenants and duties owing by the Credit Parties to the Lenders or the Administrative Agent, of every kind, nature and description, direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any note, in each case under or in respect of this Agreement or any of the other Loan Documents.
“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Optional Currency” means any Revolving A Optional Currency and/or Revolving B Optional Currency.
“Original Credit Agreement” has the meaning assigned thereto in the recitals to this Agreement.
“Other Applicable Debt” has the meaning assigned thereto in Section 2.5(d)(ii)(D).
“Other Taxes” has the meaning assigned thereto in Section 4.10(b).
“Parent Borrower” has the meaning assigned thereto in the introductory paragraph.
“Participant” has the meaning assigned thereto in Section 13.7(c).
“Participant Register” has the meaning assigned thereto in Section 13.7(c)(iii).
“Participating Receivables Grantor” means the Parent Borrower or any Restricted Subsidiary that is or that becomes a participant or originator in a Permitted Receivables Financing and/or from and after the Novus Transactions Closing Date, the Novus A/R Facility and in respect of any ATM Financing Program.
“Participation Interest” means an Extension of Credit by a Lender by way of a purchase of a participation interest in Letters of Credit or L/C Obligations as provided in Section 3.4(a) or Section 3.4(b), in Swingline Loans as provided in Section 2.6(b) or in any Obligations as provided in Section 4.5.
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA.
“Pension Plan” means any employee pension benefit plan (within the meaning of Section 3(2) of ERISA), other than a Multiemployer Plan, which is subject to the provisions of Title IV of ERISA or Section 412 of the Code and is maintained for the employees of the Parent Borrower or any of its ERISA Affiliates.
“Permitted Acquisition” means (i) the Novus Acquisition and (ii) any other Acquisition that meets all of the following requirements (which, in the case of an Acquisition that is a Limited Condition Transaction, shall be subject to the terms of Section 1.7):
(a)the Parent Borrower shall be in compliance with the Financial Covenants (including giving effect to any applicable Leverage Ratio Increase) as of the last day of the most recently ended four Fiscal Quarter period ended prior to the consummation of such Acquisition (or, in the case of an Acquisition that is a Limited Condition Transaction, prior to the date of the LCT Test Time) for which financial statements have been delivered pursuant to Section 7.1(a)(i) or 7.1(a)(ii) on a pro forma basis (after giving effect to such Acquisition, including any Extensions of Credit and other Debt incurred to fund any such Acquisition) as though such Acquisition had been consummated as of the first day of such period; and

(b)no Event of Default under Section 11.1(a), Section 11.1(b), Section 11.1(h) and/or Section 11.1(i) shall have occurred and be continuing both immediately before and immediately after giving effect to such Acquisition.
“Permitted Designated Receivables Financing” means a financing transaction whereby the Parent Borrower or any of its Restricted Subsidiaries sells to a third-party purchaser all or a portion of the accounts receivable (and related Receivables Facility Assets) owing to the Parent Borrower or such Restricted Subsidiary from one or more designated customers of the Parent Borrower or such Restricted Subsidiary (but, for the avoidance of doubt, not a sale or sales of all accounts receivable (and related Receivables Facility Assets) of the Parent Borrower or any of its Restricted Subsidiaries generally); provided that (a) the proceeds of such sales are received in cash and are in an amount equal to the face value of the sold accounts receivable, net of a commercially reasonable and customary discount rate based on then current market conditions, (b) such sales are structured, and are intended to be treated, as true sales of accounts receivable without recourse to the Parent Borrower or any of its Restricted Subsidiaries other than limited recourse typical of such transactions resulting from the breach of appropriate representations, warranties or covenants by the Parent Borrower or any selling Restricted Subsidiary, as applicable, with respect to the sold accounts receivable and (c) prior to and after giving effect to such sale, no Default or Event of Default shall have occurred and be continuing.
“Permitted Liens” means the Liens permitted under Section 9.2.
“Permitted Receivables Financing” means each of (a) any of one or more receivables financing programs and/or asset securitization program, in either case, as amended, restated, amended and restated, modified, supplemented, extended, renewed or refunded from time to time, the obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Parent Borrower and its Restricted Subsidiaries (other than a Receivables Entity), providing for the sale, conveyance, transfer or contribution to capital of Receivables Facility Assets by Participating Receivables Grantors in transactions purporting to be sales of Receivables Facility Assets to either (i) a Person that is not a Subsidiary or (ii) a Receivables Entity that in turn funds such purchase by the direct or indirect sale, transfer, conveyance, pledge, or grant of participation or other interest in such Receivables Facility Assets to a Person that is not a Subsidiary and (b) any Permitted Designated Receivables Financing.
“Permitted Receivables Subordinated Debt” means subordinated debt customary for non-recourse receivables securitization transactions owing by a Receivables Entity to the Parent Borrower or a Restricted Subsidiary that is incurred in connection with a Permitted Receivables Financing and/or from and after the Novus Transactions Closing Date, the Novus A/R Facility and, in each case, entered into pursuant to the requirements of the third-party provider of such Permitted Receivables Financing.
“Permitted Refinancing Debt” means any Debt issued in exchange for, or the net proceeds of which are used to refinance, replace, defease or refund (collectively, to “Refinance”), the Debt being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Debt); provided that:

(a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Debt does not exceed the principal amount (or accreted value, if applicable) of the Debt so Refinanced (plus unpaid accrued interest and premium (including tender premiums) thereon, any committed or undrawn amounts thereunder and underwriting discounts, fees, commissions and expenses, associated with such Debt being Refinanced and refinancing Debt), except as otherwise permitted under Section 9.11;
(b) (x) subject to exceptions customary for bridge financings, escrow or other similar indebtedness with a maturity date of no longer than one (1) year, the final maturity date of such Permitted Refinancing Debt is no earlier than the final maturity date of the Debt being refinanced;
(c) if the original Debt being Refinanced is by its terms subordinated in right of payment to the Obligations, such Permitted Refinancing Debt shall be subordinated in right of payment to the Obligations on terms no less favorable to the Lenders as those contained in the documentation governing the Debt being Refinanced, taken as a whole or customary market terms, in each case, as determined in good faith by the Parent Borrower; and
(d) no Permitted Refinancing Debt shall have obligors or contingent obligors that were not obligors or contingent obligors (or that would not have been required to become obligors or contingent obligors) in respect of the Debt being Refinanced except to the extent permitted under Section 9.10.
“Person” means an individual, corporation, limited liability company, partnership, association, trust, business trust, joint venture, joint stock company, pool, syndicate, sole proprietorship, unincorporated organization, Governmental Authority or any other form of entity (whether or not having separate legal personality) or group thereof.
“Plan” means, at a particular time, any employee benefit plan that is covered by ERISA, other than a Multiemployer Plan, and in respect of which the Parent Borrower or any ERISA Affiliate is (or if such plan were terminated at such time, would, under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Platform” means IntraLinks, SyndTrak, ClearPar, or a substantially similar electronic transmission system.
“Prime Rate” has the meaning assigned thereto in the definition of “Alternate Base Rate”.
“Pro Forma Entity” shall mean any Acquired Entity or Business or any Converted Restricted Subsidiary.
“Pro Forma Transaction” means (a) any proposed incurrence, assumption or repayment of Debt, (b) any acquisition or similar Investment, (c) any Asset Disposition of all or substantially all of the assets or Equity Interests of any Subsidiary (or any business unit, line of business or division of the Parent Borrower or any Restricted Subsidiary) not prohibited by this Agreement, (d) any Restricted Payment or payment made pursuant to Section 9.15(b), (d) any designation of any Subsidiary as a Restricted Subsidiary or Unrestricted Subsidiary, as applicable, or (e) any other transaction or event that requires pro forma compliance with a test or covenant hereunder or requires such test or covenant to be calculated on a pro forma basis, pro forma compliance, or similar variation, in each case together with each other transaction relating or incidental thereto and consummated in connection therewith. For the avoidance of doubt, “Pro Forma Transaction” shall include any synergies, operating expense reductions, other net cost savings, and integration costs of the type described in clause (vi) of the definition of “Consolidated EBITDA”.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Guarantor that has total assets exceeding $10,000,000 at the time the relevant guaranty or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other Person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.
“Ratable Share” means, as to any Lender at any time, such Lender’s Revolving A Ratable Share, Revolving B Ratable Share or Term Loan Ratable Share, as applicable.
“Receivables Entity” means any wholly owned Restricted Subsidiary formed solely for the purpose of (a) entering into one or more Permitted Receivables Financings and/or from and after the Novus Transactions Closing Date, the Novus A/R Facility, and (b) in each case, engaging in activities reasonably related or incidental thereto.
“Receivables Facility Assets” mean presently existing and hereafter arising or originated Accounts, Payment Intangibles and Chattel Paper (as each such term is defined in the UCC from time to time) owed or payable to any Participating Receivables Grantor, and to the extent related to or supporting any Accounts, Chattel Paper, instruments or Payment Intangibles, or constituting a receivable, all General Intangibles and other forms of obligations and receivables owed or payable to any Participating Receivables Grantor, including the right to payment of any interest, finance charges, late payment fees or other charges with respect thereto (the foregoing, collectively, being “receivables”), all of such Participating Receivables Grantor’s rights as an unpaid vendor (including rights in any goods, including returned goods, and documentation of title evidencing the shipment of such goods, the sale of which gave rise to any receivables), all security interests or liens and property subject to such security interests or liens from time to time purporting to secure payment of any receivables or other items described in this definition, all bank accounts into which collections of any receivables subject to a Permitted Receivables Financing and/or from and after the Novus Transactions Closing Date, the Novus A/R Facility are made, rights, interests and claims under all insurance contracts and insurance payments with respect to, or otherwise allocable to, such receivable or any property that generated such receivable, all guarantees, letters of credit, security agreements, insurance and other agreements or arrangements from time to time supporting or securing payment of any receivables or other items described in this definition, all customer deposits with respect thereto, all rights under any contracts giving rise to or evidencing any receivables or other items described in this definition, all books and records to the extent related to any of the foregoing and all other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving receivables and all documents, books, records and information (including computer programs, tapes, disks, data processing software and related property and rights) relating to any receivables or other items described in this definition or to any obligor with respect thereto, and all proceeds of the foregoing.
“Reclassifiable Item” has the meaning assigned thereto in Section 1.3(c)(i).
“Refinanced Debt” has the meaning assigned thereto in Section 2.11(b)(i).
“Refinanced Term Loans” has the meaning assigned thereto in Section 13.9.
“Refinancing Amendment” has the meaning assigned thereto in Section 2.11(b)(vii).
“Refinancing Commitments” has the meaning assigned thereto in Section 2.11(b)(i).
“Refinancing Facility” means any new Class of Loans or Commitments or increases to existing Classes of Loans or Commitments established pursuant to Section 2.11(b).
“Refinancing Facility Closing Date” has the meaning assigned thereto in Section 2.11(b)(iv).
“Refinancing Lenders” has the meaning assigned thereto in Section 2.11(b)(iii).
“Refinancing Loan” has the meaning assigned thereto in Section 2.11(b)(ii).
“Refinancing Loan Request” has the meaning assigned thereto in Section 2.11(b)(i).
“Refinancing Revolving Credit Commitments” has the meaning assigned thereto in Section 2.11(b)(i).
“Refinancing Revolving Credit Lender” has the meaning assigned thereto in Section 2.11(b)(iii).
“Refinancing Revolving Credit Loan” has the meaning assigned thereto in Section 2.11(b)(ii).
“Refinancing Term Lender” has the meaning assigned thereto in Section 2.11(b)(iii).
“Refinancing Term Loan” has the meaning assigned thereto in Section 2.11(b)(ii).

“Refinancing Term Loan Commitments” has the meaning assigned thereto in Section 2.11(b)(i).
“Register” has the meaning assigned thereto in Section 13.7(b)(iv).
“Reimbursement Obligation” means the obligation of the Parent Borrower to reimburse (or to cause any applicable Restricted Subsidiary to reimburse, it being understood that the Parent Borrower shall be primarily liable for any such reimbursement obligation) each Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit issued for the account of the Parent Borrower or any Restricted Subsidiary.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.
“Relevant Debt” has the meaning set forth in the definition of “Springing Maturity Date.”
“Relevant Rate” means with respect to any extension of credit under this Agreement (other than Swingline Loans) denominated in (a) Dollars, Term SOFR, (b) Sterling, SONIA, (c) Swiss Francs, SARON and (d) Euros, EURIBOR, as applicable.
“Replaced Revolving Credit Loans” has the meaning assigned thereto in Section 13.9.
“Replacement Revolving Credit Commitment” has the meaning assigned thereto in Section 13.9.
“Replacement Revolving Credit Loans” has the meaning assigned thereto in Section 13.9.
“Replacement Term Loans” has the meaning assigned thereto in Section 13.9.
“Reportable Event” means an event described in Section 4043(c) of ERISA with respect to a Pension Plan that is subject to Title IV of ERISA other than those events as to which the thirty (30) day notice period is waived under subsection .22, .23, .27 or .28 of PBGC Regulation Section 4043.
“Required Lenders” means, at any date, any combination of Lenders that hold more than fifty percent (50%) of the unused Commitments, the Revolving Credit Exposure and outstanding Term Loans at such time or, if the Aggregate Commitment has been terminated, any combination of Lenders who collectively hold more than fifty percent (50%) of the aggregate unpaid principal amount of the Extensions of Credit; provided that the Commitment of, and the portion of the Extensions of Credit held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
“Required Revolving A Lenders” means, at any date, any combination of Revolving A Lenders that hold more than fifty percent (50%) of the Aggregate Revolving A Commitment then in effect or, if the Aggregate Revolving A Commitment has been terminated, any combination of Revolving A Lenders who collectively hold more than fifty percent (50%) of the

Aggregate Revolving A Credit Exposure, provided that the Revolving A Commitment of, and the portion of the Aggregate Revolving A Credit Exposure held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving A Lenders.
“Required Revolving B Lenders” means, at any date, any combination of Revolving B Lenders that hold more than fifty percent (50%) of the Aggregate Revolving B Commitment then in effect or, if the Aggregate Revolving B Commitment has been terminated, any combination of Revolving B Lenders who collectively hold more than fifty percent (50%) of the Aggregate Revolving B Credit Exposure, provided that the Revolving B Commitment of, and the portion of the Aggregate Revolving B Credit Exposure held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving B Lenders.
“Required Term Lenders” means, at any date, any combination of Lenders that hold more than fifty percent (50%) of the outstanding Term Loans at such time; provided that the outstanding Term Loans held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Term Lenders.
“Rescindable Amount” has the meaning assigned thereto in Section 4.3(d).
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority or any body which has authority to exercise any Write-down and Conversion Powers.
“Responsible Officer” means any of the following: the chief executive officer, chief financial officer or treasurer of the Parent Borrower and, solely for purposes of notices given to Articles II and III, any other officer of the Parent Borrower so designated from time to time by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the Parent Borrower designated from time to time in or pursuant to an agreement between the Parent Borrower and the Administrative Agent.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of the Parent Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to the Parent Borrower’s shareholders, partners or members (or the equivalent Person thereof).
“Restricted Subsidiary” means any Subsidiary of the Parent Borrower other than a Subsidiary designated as an Unrestricted Subsidiary hereunder.
“Revolving A Borrower” means each of the Parent Borrower, each Subsidiary Borrower designated as a Revolving A Borrower in Schedule 1.1(b) as of the Closing Date, and any other Subsidiary that has been designated as a Revolving A Borrower pursuant to Section 2.9(a), other than any of the foregoing Subsidiaries that has ceased to be a Revolving A Borrower as provided in such Section.
“Revolving A Commitment” means as to any Lender, the obligation of such Lender to make (a) Revolving A Credit Loans for the account of the Revolving A Borrowers and participate in Revolving A Letters of Credit and Swingline Loans made under the Revolving A Credit Facility in an aggregate principal and/or stated amount at any time outstanding not to exceed the amount set forth under “Revolving A Commitment” and “Novus Upsize Revolving A Commitments” opposite such Lender’s name on Schedule 1.1(a) as such amount may be increased, reduced or modified at any time or from time to time pursuant to the terms hereof and (b) any Incremental Revolving Credit Commitments, any Extended Revolving Credit Commitments, any Refinancing Revolving Credit Commitments and/or any Replacement Revolving Credit Commitments. On the Closing Date, the Revolving A Commitment shall include the Novus Upsize Revolving A Commitments.
“Revolving A Credit Exposure” means, with respect to any Revolving A Lender at any time, the Dollar Equivalent of the sum of (i) the aggregate principal amount of all Revolving A Credit Loans made by such Revolving A Lender that are outstanding at such time, (ii) such Lender’s Revolving A Ratable Share of the Revolving A L/C Obligations at such time and (iii) such Lender’s Participation Interest in Swingline Loans.
“Revolving A Credit Facility” has the meaning assigned thereto in Section 2.1(a)(i).
“Revolving A Credit Loans” has the meaning assigned thereto in Section 2.1(a)(i).
“Revolving A L/C Fee” has the meaning assigned thereto in Section 3.3(a).
“Revolving A L/C Obligations” means at any time, an amount equal to the Dollar Equivalent of the sum of (a) the aggregate undrawn and unexpired amount of the then outstanding Revolving A Letters of Credit and (b) the aggregate amount of drawings under Revolving A Letters of Credit which have not then been reimbursed pursuant to Section 3.5. For all purposes of this Agreement, if on any date of determination a Revolving A Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Revolving A Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn during any applicable extension period.
“Revolving A L/C Sublimit” means, at any time, the lesser of (a) $62,046,045 and (b) the Aggregate Revolving A Commitment at such time. The Revolving A L/C Sublimit is part of, and not in addition to, the Revolving A Credit Facility.
“Revolving A Lender” means each Lender with a Revolving A Commitment or that holds a Revolving A Credit Loan.
“Revolving A Letters of Credit” has the meaning assigned thereto in Section 3.1(a).

“Revolving A Optional Currency” means any currency that is made available after the Closing Date by the Revolving A Lenders pursuant to Section 2.9(b).
“Revolving A Ratable Share” means, with respect to any Revolving A Lender at any time, the ratio (expressed as a percentage) of (a) the Revolving A Commitment of such Revolving A Lender at such time to (b) the Aggregate Revolving A Commitment, provided that, (x) if the Revolving Credit Maturity Date has occurred, the Revolving A Ratable Share of each Revolving A Lender shall be determined based upon the Revolving A Commitments most recently in effect, giving effect to any assignments and (y) prior to the occurrence of the Novus Transactions and the start of the Novus Upsize Availability Period, the calculation of a Revolving A Ratable Share shall disregard any Novus Upsize Revolving Commitments.
“Revolving Availability Period” means (a) for the Revolving Credit Facilities other than the Novus Upsize Revolving Commitment, the period from and including the Closing Date to but excluding the Revolving Credit Maturity Date and (b) for the Revolving Credit Facilities including the Novus Upsize Revolving Commitment, the period from and including the Novus Transactions Closing Date to but excluding the Revolving Credit Maturity Date.
“Revolving B Borrower” means each of the Parent Borrower, each Subsidiary Borrower designated as a Revolving B Borrower in Schedule 1.1(b) as of the Closing Date, and any other Subsidiary that has been designated as a Revolving B Borrower pursuant to Section 2.9(a), other than any of the foregoing Subsidiaries that has ceased to be a Revolving B Borrower as provided in such Section.
“Revolving B Commitment” means as to any Lender, the obligation of such Lender to make (a) Revolving B Credit Loans for the account of the Revolving B Borrowers and participate in Revolving B Letters of Credit in an aggregate principal and/or stated amount at any time outstanding not to exceed the amount set forth under “Revolving B Commitment” and “Novus Upsize Revolving B Commitments” opposite such Lender’s name on Schedule 1.1(a) as such amount may be increased, reduced or modified at any time or from time to time pursuant to the terms hereof and (b) any Incremental Revolving Credit Commitments, any Extended Revolving Credit Commitments, any Refinancing Revolving Credit Commitments and/or any Replacement Revolving Credit Commitments. On the Closing Date, the Revolving B Commitment shall include the Novus Upsize Revolving B Commitments.
“Revolving B Credit Exposure” means, with respect to any Revolving B Lender at any time, the Dollar Equivalent of the sum of (i) the aggregate principal amount of all Revolving B Credit Loans made by such Revolving B Lender that are outstanding at such time and (ii) such Lender’s Revolving B Ratable Share of the Revolving B L/C Obligations at such time.
“Revolving B Credit Facility” has the meaning assigned thereto in Section 2.1(a)(ii).
“Revolving B Credit Loans” has the meaning assigned thereto in Section 2.1(a)(ii).
“Revolving B L/C Fee” has the meaning assigned thereto in Section 3.3(b).

“Revolving B L/C Obligations” means at any time, an amount equal to the Dollar Equivalent of the sum of (a) the aggregate undrawn and unexpired amount of the then outstanding Revolving B Letters of Credit and (b) the aggregate amount of drawings under Revolving B Letters of Credit which have not then been reimbursed pursuant to Section 3.5. For all purposes of this Agreement, if on any date of determination a Revolving B Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Revolving B Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn during any applicable extension period.
“Revolving B L/C Sublimit” means, at any time, the lesser of (a) $87,953,955 and (b) the Aggregate Revolving B Commitment at such time. The Revolving B L/C Sublimit is part of, and not in addition to, the Revolving B Credit Facility.
“Revolving B Lender” means each Lender with a Revolving B Commitment or that holds a Revolving B Credit Loan.
“Revolving B Letters of Credit” has the meaning assigned thereto in Section 3.1(b).
“Revolving B Optional Currency” means any currency that is made available after the Closing Date by the Revolving B Lenders pursuant to Section 2.9(b).
“Revolving B Ratable Share” means, with respect to any Revolving B Lender at any time, the ratio (expressed as a percentage) of (a) the Revolving B Commitment of such Revolving B Lender at such time to (b) the Aggregate Revolving B Commitment, provided that, (x) if the Revolving Credit Maturity Date has occurred, the Revolving B Ratable Share of each Revolving B Lender shall be determined based upon the Revolving B Commitments most recently in effect, giving effect to any assignments and (y) prior to the occurrence of the Novus Transactions and the start of the Novus Upsize Availability Period, the calculation of a Revolving B Ratable Share shall disregard any Novus Upsize Revolving Commitments.
“Revolving Borrower” means a Revolving A Borrower or Revolving B Borrower; provided that, in each case, no Person shall be a Revolving Borrower unless such Person either (a) constituted a Revolving Borrower on the Closing Date or (b) has complied with each of the applicable requirements set forth in Section 5.3.
“Revolving Commitment Fee” has the meaning assigned thereto in Section 4.2(a).
“Revolving Credit Commitments” means, collectively, the Revolving A Commitments, the Revolving B Commitments, any Incremental Revolving Credit Commitments, any Extended Revolving Credit Commitments, any Refinancing Revolving Credit Commitments and/or any Replacement Revolving Credit Commitments; and a “Revolving Credit Commitment” means a Revolving A Commitment, a Revolving B Commitment, an Incremental Revolving Credit Commitment, an Extended Revolving Credit Commitment, a Refinancing Revolving Credit Commitment and/or a Replacement Revolving Credit Commitment, as the context may require.

“Revolving Credit Exposure” means, collectively, the Revolving A Credit Exposure and the Revolving B Credit Exposure.
“Revolving Credit Facilities” means, collectively, the Revolving A Credit Facility, the Revolving B Credit Facility and/or the revolving credit facility represented by the Revolving Credit Commitments, as the context may require.
“Revolving Credit Facilities Reallocation” has the meaning assigned thereto in Section 2.1(a)(v).
“Revolving Credit Lenders” means, collectively, the Revolving A Lenders, the Revolving B Lenders and/or the Lenders that otherwise have a Revolving Credit Commitment at such time and “Revolving Credit Lender” means a Revolving A Lender, a Revolving B Lender or any Lender that otherwise has a Revolving Credit Commitment at such time, as the context may require.
“Revolving Credit Loan” means any Loan made to any Revolving Borrower pursuant to Section 2.2 and, if applicable, any Incremental Revolving Credit Loan, any Extended Revolving Credit Loan, any Refinancing Revolving Credit Loan or any Replacement Revolving Credit Loan.
“Revolving Credit Loan Extension Request” has the meaning assigned thereto in Section 2.11(a)(iii).
“Revolving Credit Maturity Date” means the earliest to occur of (a) the Specified Maturity Date, (b) the date of acceleration by the Administrative Agent on behalf of the Lenders pursuant to Section 11.2(a) and (c) the date of termination by the Parent Borrower pursuant to Section 2.7.
“Revolving Credit Notes” means a promissory note made by the applicable Borrower in favor of a Revolving Credit Lender evidencing the Revolving Credit Loans made by such Revolving Credit Lender, substantially in the form attached as Exhibit G-1, and any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.
“S&P” means Standard & Poor’s Financial Services LLC, a division of S&P Global Inc.
“Sale and Leaseback Transaction” means the sale by the Parent Borrower or a Restricted Subsidiary to any Person (other than the Parent Borrower or any Restricted Subsidiary) of any property or asset and, as part of the same transaction or series of transactions, the leasing as lessee by the Parent Borrower or any Restricted Subsidiary of the same or another property or asset which it intends to use for substantially the same purpose.
“Sanctioned Country” means at any time, a country, territory or region which is itself the subject or target of comprehensive country or territory-wide Sanctions (including, as of the Closing Date, Cuba, Iran, North Korea, Crimea, the Zaporizhzhia and Kherson regions of

Ukraine, the so-called People’s Republic of Donetsk and the so-called People’s Republic of Luhansk).
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC (including, without limitation, OFAC’s Specially Designated Nationals and Blocked Persons List and OFAC’s Consolidated Non-SDN List), the U.S. Department of State, the United Nations Security Council, the European Union, His Majesty’s Treasury, or other relevant sanctions authority or (b) any Person owned more than 50%, or controlled, by any such Person or Persons described in clause (a), including a Person that is deemed by OFAC to be a Sanctions target based on such ownership or control of such legal entity by Sanctioned Person(s).
“Sanctions” means any and all economic or financial sanctions, sectoral sanctions, secondary sanctions and trade embargoes imposed, administered or enforced from time to time by the U.S. government (including those administered by OFAC or the U.S. Department of State), the United Nations Security Council, the European Union, His Majesty’s Treasury, or other relevant sanctions authority.
“SARON” means, with respect to any applicable determination date, the Swiss Average Rate Overnight published on the fifth Business Day preceding such date on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time);  provided however that if such determination date is not a Business Day, SARON means such rate that applied on the first Business Day immediately prior thereto.
“Scheduled Unavailability Date” means the Alternative Currency Scheduled Unavailability Date and/or the Term SOFR Scheduled Unavailability Date as the context requires.
“Section 2.11(a) Additional Amendment” has the meaning assigned thereto in Section 2.11(a)(v).
“SEC” means the Securities and Exchange Commission.
“Secured Bilateral Letter of Credit Facility” means any bilateral letter of credit facility or facility for bank guarantees issued by any Bilateral L/C Issuer for the account of the Parent Borrower or any Restricted Subsidiary and set forth on Schedule 1.1(c) or otherwise identified to the Administrative Agent by the Parent Borrower in writing from time to time.
“Secured Bilateral Mexican Debt” means any bilateral Debt for borrowed money of any Foreign Subsidiary that is organized under the federal laws of Mexico or the laws of one of the states, provinces or territories of Mexico up to the amount permitted by Section 9.11(u).
“Secured Bilateral Mexican Facility” means any credit facility providing for the incurrence of the Secured Bilateral Mexican Debt.

“Secured Cash Management Agreement” means any Cash Management Agreement between or among the Parent Borrower or any Restricted Subsidiary and any Cash Management Bank.
“Secured Hedge Agreement” means any Hedge Agreement between or among the Parent Borrower or any Restricted Subsidiary and any Hedge Bank; provided that any Hedge Agreement entered into with a Hedge Bank under clause (c) of the definition thereof has been designated by the Parent Borrower to the Administrative Agent in writing as a Secured Hedge Agreement.
“Secured Obligations” means, collectively, (a) the Obligations and (b) all existing or future payment and other obligations owing by the Parent Borrower or any Restricted Subsidiary under (i) any Secured Hedge Agreement, (ii) any Secured Cash Management Agreement, (iii) any Secured Bilateral Letter of Credit Facility and (iv) the Secured Bilateral Mexican Debt; provided that the “Secured Obligations” of a Credit Party shall exclude any Excluded Swap Obligations with respect to such Credit Party.
“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the Issuing Lenders, the Hedge Banks, the Cash Management Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 12.2, any other holder from time to time of any of any Secured Obligations (including, for the avoidance of doubt, the creditors under the Secured Bilateral Letter of Credit Facilities and the creditors under the Secured Bilateral Mexican Facilities) and, in each case, their respective successors and permitted assigns.
“Security Documents” means the collective reference to the Collateral Agreement, and each other agreement or writing pursuant to which any Credit Party pledges or grants a security interest in any property or assets securing the Secured Obligations or any portion thereof.
“Senior Notes” means the Parent Borrower’s (a) 4.625% senior notes due 2027 in an initial aggregate principal amount of $600,000,000 (the “2027 Notes”), (b) 6.500% senior notes due 2029 in an initial aggregate principal amount of $400,000,000 and (c) 6.750% senior notes due 2032 in an initial aggregate principal amount of $400,000,000.
“Short Term Financings” has the meaning set forth in Section 2.8(f)(iii)(A).
“Significant Subsidiary” means any direct or indirect wholly owned Restricted Subsidiary of the Parent Borrower that has more than five percent (5%), as of any date, of the Consolidated Total Assets of the Parent Borrower and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP after giving appropriate effect to any outside minority interests in the Restricted Subsidiaries.
“SOFR” means the Secured Overnight Financing Rate as administered by the Federal Reserve Bank of New York (or a successor administrator).

“Sold Entity or Business” has the meaning assigned thereto in the definition of “Consolidated EBITDA.”
“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“SONIA” means, with respect to any applicable determination date, the Sterling Overnight Index Average Reference Rate published on the fifth Business Day preceding such date on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time); provided however that if such determination date is not a Business Day, SONIA means such rate that applied on the first Business Day immediately prior thereto.
“Specified Existing Revolving Credit Commitment” has the meaning assigned thereto in Section 2.11(a)(ii).
“Specified Maturity Date” means the earlier of (a) March 31, 2031 (the “Non-Springing Maturity Date”) and (b) the Springing Maturity Date; provided, however, that if such date is not a Business Day, the Specified Maturity Date shall be the next preceding Business Day.
“Springing Maturity Date” means the date that is ninety-one (91) days prior to the maturity date of the Novus 2029 Notes (together with any Debt that refinances the Novus 2029 Notes and has a maturity date that is prior to the date that is ninety-one (91) days after the Non-Springing Maturity Date, such date, the “Relevant Debt”); provided that no Springing Maturity Date shall occur if on such date, (x) the Parent Borrower and its Restricted Subsidiaries have Unrestricted Cash and Cash Equivalents in an aggregate principal amount of not less than $1,350,000,000 or (y) any cash and Cash Equivalents and/or any Escrowed Debt Proceeds, in either case, in an amount not less than $1,350,000,000 have been escrowed, provided as cash collateral and/or otherwise set aside for the purpose of redeeming the Relevant Debt in full (other than contingent obligations not yet due).
“Sterling” or “£” means the lawful currency of the United Kingdom.
“Sterling Swingline Rate” means, with respect to any applicable determination date:

(a)SONIA; or
(b)if the rate otherwise to be determined by clause (a) is not available for any day, the applicable Sterling Swingline Rate shall the equal the rate notified to the Administrative Agent by the Swingline Lender as soon as practicable, and in any event before interest is due to be paid in respect of that Swingline Loan, to be that which expresses as a percentage rate per annum the cost to the relevant Swingline Lender of funding such Swingline Loan for that day from whatever source it may reasonably select.
Any change in the Sterling Swingline Rate shall be effective from and including the date of such change without further notice. If the Sterling Swingline Rate as so determined above would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Subordinated Debt” means the collective reference to any Debt incurred by the Parent Borrower or any of its Restricted Subsidiaries that is contractually subordinated in right of payment to the Obligations.
“Subsequent Borrowings” has the meaning assigned thereto in Section 2.8(e).
“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise controlled by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise qualified, references to “Subsidiary” or “Subsidiaries” herein shall refer to those of the Parent Borrower.
“Subsidiary Borrower Joinder Agreement” means any Subsidiary Borrower Joinder Agreement executed and delivered by any Subsidiary Borrower and the Parent Borrower, substantially in the form of Exhibit F or otherwise reasonably satisfactory to Parent Borrower and the Administrative Agent.
“Subsidiary Borrowers” means Restricted Subsidiaries of the Parent Borrower that are either a Revolving A Borrower or a Revolving B Borrower.
“Successor Rate” means the Term SOFR Successor Rate and/or the Alternative Currency Successor Rate, as the context requires.
“Sustainability Coordinator” means BofA Securities, Inc., in its capacity as the sustainability coordinator.
“Sustainability Linked Loan Principles” means the Sustainability Linked Loan Principles (as published in March 2022 by the Loan Market Association, Asia Pacific Loan Market

Association and Loan Syndications & Trading Association) or such other principles and metrics mutually agreed to by the Parent Borrower and the Sustainability Coordinator (each acting reasonably).
“Swap Obligation” means, with respect to any Credit Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.
“Swingline Commitment” means the agreement of the Swingline Lender to make Swingline Loans pursuant to Section 2.6(a) in an aggregate principal amount at any time outstanding not to exceed the amount set forth under “Swingline Commitment” opposite such Lender’s name on Schedule 1.1(a) hereto as such amount may be reduced or modified at any time or from time to time pursuant to the terms hereof. The Swingline Commitment on the Closing Date is $200,000,000.
“Swingline Lender” means Bank of America (acting through any branch, office or Affiliate of it (including, without limitation, BofA Europe DAC)), in its capacity as the Swingline Lender under Section 2.6(a).
“Swingline Loan” means any loan made by the Swingline Lender pursuant to Section 2.6.
“Swingline Loan Request” has the meaning assigned thereto in Section 2.6(a)(ii).
“Swingline Maturity Date” means the earlier of (a) fifth Business Day prior to the Specified Maturity Date and (b) the Revolving Credit Maturity Date.
“Swingline Note” means a promissory note made by the applicable Borrower in favor of the Swingline Lender evidencing the Swingline Loans made by the Swingline Lender, substantially in the form attached as Exhibit G-2, and any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.
“Swiss Federal Tax Administration” means the tax authorities referred to in article 34 of the Swiss Withholding Tax Act.
“Swiss Guidelines” shall mean together, guideline S 02.123 in relation to interbank loans of 22 September 1986 (Merkblatt “Verrechnungssteuer auf Zinsen von Bankguthaben, deren Gläubiger Banken sind (Interbankguthaben)” vom 22. September 1986), guideline S 02.130.1 in relation to money market instruments and book claims of April 1999 (Merkblatt vom April 1999 betreffend Geldmarktpapiere und Buchforderungen inländischer Schuldner), circular letter no. 34 (1.034 V 2011) of July 2011 in relation to deposits (Kreisschreiben Nr. 34 vom Juli 2011 betreffend Kundenguthaben), circular letter no. 15 of 3 October 2017 (1-015-DVS-2017) in relation to bonds and derivative financial instruments as subject matter of taxation of Swiss federal income tax, Swiss withholding tax, and Swiss stamp taxes (Kreisschreiben Nr. 15 “Obligationen und derivative Finanzinstrumente als Gegenstand der direkten Bundessteuer, der Verrechnungssteuer und der Stempelabgaben” vom 3. Oktober 2017), circular letter no. 46 of 24 July 2019 (1-046-DVS-2019) in relation to syndicated credit facilities (Kreisschreiben Nr. 46 betreffend steuerliche Behandlung von Konsortialdarlehen, Schuldscheindarlehen, Wechseln und Unterbeteiligungen vom 24. Juli 2019) and circular letter no. 47 of 25 July 2019 (1-047-DVS-2019) in relation to bonds (Kreisschreiben Nr. 47 betreffend Obligationen vom 25. Juli 2019), in each case as issued, amended or substituted from time to time by the Swiss Federal Tax Administration or as substituted or superseded and overruled by any law, statute, ordinance, court decision, regulation or the like as in force from time to time.
“Swiss Non-Bank Rules” means the Swiss Ten Non-Bank Rule and the Swiss Twenty Non-Bank Rule.
“Swiss Non-Qualifying Bank” means any Person which does not qualify as a Swiss Qualifying Bank.
“Swiss Qualifying Bank” means a financial institution acting on its own account which: (a) qualifies as a bank pursuant to the banking laws in force in its country of incorporation, or with respect to a branch, pursuant to the banking laws in force in the jurisdiction where such branch is situated; (b) carries on a true banking activity in such jurisdiction as its main purpose, and (c) has personnel, premises, communication devices and decision-making authority of its own, in each case, in accordance with the meaning of the Swiss Guidelines or legislation or explanatory notes addressing the same issues which are in force at such time.
“Swiss Subsidiary” has the meaning assigned thereto in Section 13.7(b)(vii).
“Swiss Ten Non-Bank Rule” means the rule that the aggregate number of creditors (including the Lenders) under the Credit Facilities which are Swiss Non-Qualifying Banks must not exceed ten, all in accordance with the meaning of the applicable Swiss Guidelines and/or any legislation or explanatory notes addressing each such issue which is in force at the relevant time.
“Swiss Twenty Non-Bank Rule” means the rule that the aggregate number of creditors (including the Lenders), other than Swiss Qualifying Banks, of a Swiss Subsidiary under all outstanding debts relevant for classification as debenture (Kassenobligation) (within the meaning of the applicable Swiss Guidelines and Swiss Tax laws), such as (intragroup) loans (if and to the extent intragroup loans are not exempt in accordance with article 14(a) of the Swiss Federal Ordinance on withholding tax), facilities and/or private placements (including under the Loan Documents) must not at any time exceed 20 (twenty), all in accordance with the meaning of the applicable Swiss Guidelines and/or any legislation or explanatory notes addressing each such issue which is in force at the relevant time.
“Swiss Withholding Tax” means taxes imposed under the Swiss Withholding Tax Act.
“Swiss Withholding Tax Act” means the Swiss Federal Act on Withholding Tax of October 13, 1965 (Bundesgesetz über die Verrechnungssteuer vom 13. Oktober 1965, SR 642.21), together with the related ordinances, regulations and guidelines, all as amended and applicable from time to time.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.
“TARGET Day” means any day on which TARGET2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.
“Taxes” has the meaning assigned thereto in Section 4.10(a).
“Tax Confirmation” means a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Loan Document is either (a) a company resident in the United Kingdom for United Kingdom tax purposes; (b) a partnership each member of which is (i) a company so resident in the United Kingdom; or (ii) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or (c) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.
“TEG Letter” has the meaning assigned thereto in Section 4.1(g)(ii).
“Term Loan Commitment” means as to any Lender, the obligation of such Lender to make a portion of the Initial Terms Loan and/or the Novus Delayed Draw Term Loans, in each case, for the account of the Parent Borrower pursuant to Section 2.5(a) in an aggregate principal amount at any time outstanding not to exceed the amount set forth under “Term Loan Commitment” opposite such Lender’s name on Schedule 1.1(a), any Incremental Term Loans, Extended Term Loans, Refinancing Term Loans and/or Replacement Term Loans, in each case, as such amount may be increased, reduced or modified at any time or from time to time pursuant to the terms hereof.
“Term Loan Extension Request” has the meaning assigned thereto in Section 2.11(a)(i).
“Term Loan Facility” means the term loan facility established pursuant to Section 2.5 (including any new term loan facility established pursuant to Section 2.8). As of the Closing Date, the aggregate principal amount of the Term Loan Facility is $2,250,000,000 (which includes the Novus DDTL Commitments in an aggregate principal amount of $1,025,000,000).
“Term Loan Increase” has the meaning assigned thereto in Section 2.8(f)(ii).
“Term Loan Lenders” means any Lender with a Term Loan Commitment and/or outstanding Term Loans.

“Term Loan Maturity Date” means the first to occur of (a) the Specified Maturity Date and (b) the date of acceleration by the Administrative Agent on behalf of the Lenders pursuant to Section 11.2(a).
“Term Loan Note” means a promissory note made by the Parent Borrower in favor of a Term Loan Lender evidencing the portion of the Term Loans made by such Term Loan Lender, substantially in the form attached as Exhibit G-3, and any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.
“Term Loan Ratable Share” means, with respect to any Term Loan Lender at any time, the ratio (expressed as a percentage) of (a) the outstanding principal balance of such Term Loan Lender’s Term Loans at such time to (b) the total outstanding principal balance of the Term Loans.
“Term Loan Reallocation” has the meaning assigned thereto in Section 2.5(a)(iii).
“Term Loans” means the Initial Term Loan, the Novus Delayed Draw Term Loans and, if applicable, any Incremental Term Loans, any Replacement Term Loans, any Refinancing Term Loans or any Extended Term Loans and “Term Loan” means any of such Term Loans.
“Term SOFR” means:
(a)for any Interest Period with respect to a Term SOFR Loan, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto; and
(b)for any interest calculation with respect to an Alternate Base Rate Loan on any date, the rate per annum equal to the Term SOFR Screen Rate with a term of one month commencing that day;
provided that if the Term SOFR determined in accordance with either of the foregoing clauses (a) or (b) of this definition would otherwise be less than zero, the Term SOFR shall be deemed zero for purposes of this Agreement.
“Term SOFR Loan” means a Loan in Dollars that bears interest at a rate based on clause (a) of the definition of Term SOFR.
“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to the Administrative Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).
“Term SOFR Scheduled Unavailability Date” has the meaning assigned thereto in Section 4.13.

“Term SOFR Successor Rate” has the meaning assigned thereto in Section 4.13.
“The Brink’s Pension Scheme” means the occupational pension scheme operated by the relevant Restricted Subsidiaries for their current and/or former employees in the United Kingdom.
“Threshold Amount” means the greater of (a) $145,000,000 and (b) 15.0% of Consolidated EBITDA as determined as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 7.1(a)(i) or (a)(ii).
“Transactions” means (a) the Parent Borrower obtaining the Credit Facilities and (b) the payment of all fees, costs and expenses incurred in connection with the transactions described in clause (a) of this definition.
“Type” (a) when used in reference to any Loan, refers to whether the rate of interest on such Loan, or on the Loans comprising any borrowing, is determined by reference to the Alternate Base Rate, Term SOFR, an Alternative Currency Daily Rate, an Alternative Currency Term Rate, Basic ESTR, Daily SOFR or the Sterling Swingline Rate and (b) when used in reference to any Letter of Credit, refers to whether it is a Revolving A Letter of Credit or a Revolving B Letter of Credit.
“UCC” means, with respect to any Letter of Credit, the Uniform Commercial Code as in effect in the State in which the corporate headquarters of the relevant Issuing Lender is located or such other jurisdiction as is acceptable to the relevant Issuing Lender.
“UK” means England and Wales and any state or territory thereof.
“UK Borrower” means each Borrower that is incorporated in the United Kingdom.
“UK Companies Act” means the Companies Act 2006 as enacted in the United Kingdom.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Pensions Act” means the Pensions Act 2004 as enacted in the United Kingdom, as amended by the Pensions Act 2021.
“UK Qualifying Lender” means a Lender that is beneficially entitled to interest payable to that Lender in respect of an advance under a Loan Document and is (a) a Lender (i) that is a bank (as defined for the purpose of section 879 of the ITA) making an advance under a Loan Document or (ii) in respect of an advance made under a Loan Document by a Person that was a bank (as defined for the purpose of section 879 of the ITA) at the time such advance was made, and in each case within the charge to United Kingdom corporation tax on all payments of interest made with respect to such advance or, in respect of (i) would be within such charge as respects such payment apart from section 18A of the CTA; (b) a Lender which is (i) a company resident in the United Kingdom for United Kingdom tax purposes, (ii) a partnership, each member of which is (x) a company so resident in the United Kingdom; or (y) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of the interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or (iii) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company; or (c) a UK Treaty Lender.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“UK Taxes” means Taxes imposed by the United Kingdom.
“UK Tax Deduction” means a deduction or withholding for or on account of UK Taxes from a payment under a Loan Document (other than any deduction or withholding from a payment under a Loan Document required by FATCA).
“UK Treaty Lender” means a Lender that (a) is treated as a resident of a UK Treaty State (in accordance with the provisions of the relevant UK Treaty), (b) does not carry on a business in the United Kingdom through a permanent establishment with which such Lender’s participation in the Loan is effectively connected, (c) meets all other conditions in the relevant UK Treaty in order to benefit from full exemption from tax imposed on interest by the United Kingdom and has completed all necessary procedural formalities such that the relevant UK Borrower can make payments without a UK Tax Deduction.
“UK Treaty State” means a jurisdiction party to a double taxation agreement (a “UK Treaty”) with the United Kingdom that makes provision for full exemption from tax imposed by the United Kingdom on interest.
“Unfunded Current Liability” of any Pension Plan means the amount, if any, by which the actuarial present value of the accumulated plan benefits under the Pension Plan as of the close of its most recent year, determined in accordance with actuarial assumptions at such time consistent with Statement of Financial Accounting Standards No. 87 (irrespective of any subsequent changes to or replacements of such Statement), exceeds the sum of (a) the market value of the assets allocable thereto and (b) $10,000,000.
“Uniform Customs” means the Uniform Customs and Practice for Documentary Credits most recently published and in effect by the International Chamber of Commerce.
“United States” and “U.S.” mean the United States of America.

“Unrestricted Cash and Cash Equivalents” means, as of any date of determination, the sum of (a) 100% of all cash and Cash Equivalents held by the Parent Borrower and its Restricted Subsidiaries in deposit accounts or securities accounts located within the United States and (b) 65% of all cash and Cash Equivalents held by the Parent Borrower and its Restricted Subsidiaries in deposit accounts or securities accounts located outside of the United States, in each case that are unrestricted and not subject to any Lien (other than a Lien in favor of the Administrative Agent or any Permitted Lien). For the avoidance of doubt, (x) no cash being held in escrow which constitutes Escrowed Debt Proceeds shall, at any time prior to the release thereof from escrow, constitute any Unrestricted Cash and Cash Equivalents, (y) no cash that is being used to cash collateralize any ATM Financing Program and/or Non-Recourse Cash Financing Debt shall, at any time prior to the release thereof as cash collateral, constitute any Unrestricted Cash and Cash Equivalents, and (z) any proceeds of any Novus Permanent Financing or Novus Unsecured Bridge Credit Facility that is funded to the Parent Borrower or any of its Restricted Subsidiaries and that does not constitute Escrowed Debt Proceeds shall, for so long as it otherwise meets the requirements of clauses (a) and (b) above, constitute Unrestricted Cash and Cash Equivalents.
“Unrestricted Subsidiary” means (a) as of Closing Date, each Subsidiary designated as such on Schedule 6.1(f) and (b) thereafter, each other Subsidiary designated as such pursuant to the terms of Section 8.6.
“U.S. Government Securities Business Day” means any Business Day, except any Business Day on which any of the Securities Industry and Financial Markets Association, the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business because such day is a legal holiday under the federal laws of the United States or the laws of the State of New York, as applicable.
“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, 107 P.L. 56, as amended.
“U.S. Person” means a United States person as defined in Section 7701(a)(30) of the Code.
“Withholding Agent” means any Credit Party, the Administrative Agent and any other withholding agent.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to any UK Resolution Authority, any powers of such UK Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
Section 1.2General. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter. Any reference herein to “Charlotte, North Carolina time” shall refer to the applicable time of day in Charlotte, North Carolina.
Section 1.3Other Definitions and Provisions.
(a)Use of Capitalized Terms. Unless otherwise defined therein, all capitalized terms defined in this Agreement shall have the defined meanings provided herein when used in this Agreement and the other Loan Documents or any certificate, report or other document made or delivered pursuant to this Agreement.
(b)Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
(i)The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including articles of incorporation or comparable organizational or constitutional documents and any Loan Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, amendments and restatements, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s permitted successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, implementing, amending, restating, amending and restating, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, restated, amended and restated, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
(ii)In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
(iii)Notwithstanding any other provision of this Agreement to the contrary, in this Agreement where it relates to a French Subsidiary Borrower or any other party which is organized under the laws of France, a reference to:
(A) an “administration”, “insolvency”, “dissolution” or “winding-up” includes (i) a French Subsidiary Borrower is unable or admits inability to pay any of its debts (in full or a substantial part) as they fall due or suspends making payments on any of its debts (in full or a substantial part) when they become due, (ii) a French Subsidiary Borrower is or becomes in cessation des paiements within the meaning of article L.631-1 of the French Code de commerce or encounters difficulties that it is not able to overcome within the meaning of article L.620-1 of the French Code de commerce, or becomes insolvent under any applicable insolvency law or (iii) a moratorium is declared in respect of any indebtedness of a French Subsidiary Borrower or a French Subsidiary Borrower is subject to alert procedure (procédure d’alerte) by its statutory auditors in accordance with article L.234-1, L.234-2 or L.612-3 of the French Code de commerce;
(B)an “attachment” includes a saisie;
(C)a “consolidation” or an “amalgamation” includes in relation to any company any contribution of part of its business in consideration of shares (apport partiel d’actifs) and any demerger (scission) implemented in accordance with articles L.236-1 to L.236-24 of the French Code de commerce;
(D)“control” includes such term as defined in Article L. 233-3 I and II of the French Code de commerce;
(E)“fiduciary” and “fiduciary duty” has in each case the meaning given to such term under any applicable law;
(F)“financial assistance” has the meaning stated in article L.225-216 of the French Code de commerce or in any other foreign law on financial assistance that is mandatorily applicable to a French Subsidiary Borrower;
(G)“gross negligence” includes faute lourde;
(H)a “guarantee” means any type of sûreté personnelle;
(I)“insolvency proceeding” means (i) any corporate action or legal proceeding is taken by a French Subsidiary Borrower in relation to (A) the suspension of payments, a moratorium of all or any indebtedness, dissolution, the opening of proceedings for sauvegarde (including, for the avoidance of doubt, sauvegarde accélérée), redressement judiciaire or liquidation judiciaire or reorganization (in the context of a mandat ad hoc or of a conciliation or otherwise) of a French Subsidiary Borrower other than a solvent liquidation or reorganization, (B) the appointment of a liquidator, receiver, administrator, administrative receiver, temporary administrator, mandataire ad-hoc, conciliateur or other person exercising similar functions in respect of a French Subsidiary Borrower or in respect of all or any of their respective assets, except in relation to the appointment of a liquidator in case of an amicable dissolution (liquidation amiable) of a French Subsidiary Borrower, or (C) the enforcement of any Lien over any assets of any member of the group occurs and such enforcement is likely to have a Material Adverse Effect, (ii) a French Subsidiary Borrower commences proceedings for the appointment of a mandataire ad hoc or the opening of a procedure of conciliation in accordance with articles L. 611-3 to L.611-15 of the French Code de commerce, (iii) a judgment opening proceedings for sauvegarde (including, for the avoidance of doubt, sauvegarde accélérée), redressement judiciaire or liquidation judiciaire or ordering a cession totale ou partielle de l’entreprise is rendered in relation to a French Subsidiary Borrower in accordance with articles L.620-1 to L.670-8 of the French Code de commerce, and (iv) any procedure, judgment or step is taken, which has effects that are substantially the same as those referred to in paragraphs (i) through (iii) above;
(J)“merger” includes any fusion implemented in accordance with articles L.236-1 to L.236-24 of the French Code de commerce;
(K)a “person being unable to pay its debts” means that person being in a state of cessation des paiements in accordance with the French Code de commerce;
(L)a “receiver” includes an administrateur judiciaire, a mandataire ad hoc,or a conciliateur;
(M)a “subsidiary” includes any entity of which a relevant Person has direct or indirect control (as defined in Article L. 233-3 I and II of the French Code de commerce); and
(N)“wilful misconduct” means dol.
(c)Compliance with Certain Sections.
(i)For purposes of determining compliance at any time with Sections 9.2 (Liens), 9.3 (Fundamental Changes), 9.4 (Transactions with Affiliates), 9.8 (Asset Dispositions), 9.9 (Sale Leaseback Transactions), 9.10 (Investments), 9.11 (Debt), 9.12 (Restricted Payments), 9.13 (Negative Pledges; Restrictive Agreements) or 9.15(b) (Payments and Modifications of Certain Debt) in the event that any Lien, merger, consolidation, liquidation, winding up or dissolution (for purposes of this clause (c), such merger, consolidation, liquidation, winding up or dissolution, a “fundamental change”), Affiliate transaction, Asset Disposition, Sale Leaseback Transaction, Investment, Debt, Restricted Payment, contractual restriction, payment on Subordinated Debt or portion thereof, as applicable, at any time meets the criteria of more than one of the categories of transactions or items permitted pursuant to any clause of such Section 9.2 (Liens) (other than Section 9.2(f)), 9.3 (Fundamental Changes), 9.4 (Transactions with Affiliates), 9.8 (Asset Dispositions), 9.9 (Sale Leaseback Transactions), 9.10 (Investments), 9.11 (Debt) (other than Sections 9.11(a) and (t)), Section 9.12 (Restricted Payments), 9.13 (Negative Pledges; Restrictive Agreements) or 9.15(b) (Payments and Modifications of Certain Debt) (each of the foregoing, a “Reclassifiable Item”), the Parent Borrower, in its sole discretion, may, from time to time, divide, classify or reclassify such Reclassifiable Item (or portion thereof) under one or more clauses of each such Section and will only be required to include such Reclassifiable Item (or portion thereof) in any one category. It is understood and agreed that any Lien, fundamental change, Affiliate transaction, Asset Disposition, Sale Leaseback Transaction, Investment, Debt Restricted Payment, contractual restriction or payment on Subordinated Debt or any portion thereof, need not be permitted solely by reference to one category of Lien, fundamental change, Affiliate transaction, Asset Disposition, Sale Leaseback Transaction, Investment, Debt Restricted Payment, contractual restriction or payment on Subordinated Debt under Sections 9.2 (Liens), 9.3 (Fundamental Changes), 9.4 (Transactions with Affiliates), 9.8 (Asset Dispositions), 9.9 (Sale Leaseback Transactions), 9.10 (Investments), 9.11 (Debt), 9.12 (Restricted Payments), 9.13 (Negative Pledges; Restrictive Agreements) or 9.15(b) (Payments and Modifications of Certain Debt), but may instead be permitted in part under any combination thereof or under any other available exception. For the avoidance of doubt, the provisions of this clause (c)(i) shall apply to any Incremental Facilities.
(ii)Notwithstanding anything in this Agreement or any Loan Document to the contrary herein, with respect to any amounts incurred (including any baskets,

thresholds, exceptions and any related builder or grower component) or transactions entered into (or consummated) in reliance on a provision of this Agreement that does not require compliance with a financial ratio or test (any such amounts (including amounts determined by reference to a specified percentage of Consolidated EBITDA or Consolidated Total Assets), the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that requires compliance with any such financial ratio or test (any such amounts (excluding amounts determined by reference to a specified percentage of Consolidated EBITDA or Consolidated Total Assets), the “Incurrence-Based Amounts”), it is understood and agreed that (a) any Fixed Amount (and any cash proceeds thereof) shall be disregarded in the calculation of the financial ratio or test applicable to the relevant Incurrence-Based Amount in connection with such substantially concurrent incurrence and (b) amounts incurred, or transactions entered into or consummated, in reliance on a Fixed Amount in a concurrent transaction, a single transaction or a series of related transactions with the amount incurred, or transaction entered into or consummated, under the applicable Incurrence-Based Amount, shall not be given effect in calculating the applicable Incurrence-Based Amount; provided that, in the case of any such transaction that may be entered into in reliance on one or more of any Incurrence-Based Amounts, on the one hand, and one or more Fixed Amounts, on the other hand, unless the Borrower elects otherwise, such transaction shall be deemed to be entered into first in reliance on any Incurrence-Based Amounts to the maximum extent permitted thereunder; provided further that if any financial ratio or test governing any applicable Incurrence-Based Amounts is or would have been satisfied in any subsequent period following the utilization of any Fixed Amount, such transaction (or portion thereof) shall automatically be reclassified to utilize such Incurrence-Based Amounts instead of the corresponding Fixed Amount (and the portion of the Fixed Amount previously utilized shall be deemed to be restored and unutilized) unless otherwise elected by the Borrower in its sole discretion. For the avoidance of doubt, the provisions of this clause (c)(ii) shall apply to any Incremental Facilities.
(iii)For purposes of determining the permissibility of any action, change, transaction or event that by the terms of the Loan Documents requires a calculation of any financial ratio or test (including the Consolidated Net First Lien Leverage Ratio, Consolidated Net Secured Leverage Ratio, Consolidated Net Leverage Ratio, Consolidated Funded Debt, the Interest Coverage Ratio and the amount of Consolidated EBITDA or Consolidated Total Assets and the component definition of any of the foregoing), such financial ratio or test shall be calculated at the time (subject to Section 1.7 below) such action is taken (which action, in the case of any borrowing or other credit extension under or pursuant to a revolving facility, shall all be deemed to have occurred on the date the documentation with respect to such revolving facility was first executed, to the extent of the maximum drawing thereunder that would be permitted under such ratio or test as of such applicable date assuming such revolving facility was so drawn and giving pro forma effect to the use of proceeds of such revolving facility), such change is made, such transaction is consummated or such event occurs, as the case may be, and no Default or Event of Default shall be deemed to have occurred solely as a result of a change in such financial ratio or test occurring after the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be.
(iv)Notwithstanding anything to the contrary herein, but subject to Section 1.7, Section 1.3(c)(ii) and (c)(iii), all financial ratios and tests (including Consolidated Net First Lien Leverage Ratio, Consolidated Net Secured Leverage Ratio, Consolidated Net Leverage Ratio, Consolidated Funded Debt, the Interest Coverage Ratio and the amount of Consolidated Total Assets and Consolidated EBITDA and the component definitions of any of the foregoing) contained in this Agreement that are calculated with respect to any fiscal period during which any Pro Forma Transaction occurs shall be calculated with respect to such fiscal period and such Pro Forma Transaction on a pro forma basis. Further, other than with respect to determining the Applicable Percentage and actual (as opposed to pro forma) compliance with the

Financial Covenants, if since the beginning of any such fiscal period and on or prior to the date of any required calculation of any financial ratio or test (x) any Pro Forma Transaction has occurred or (y) any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Parent Borrower or any Restricted Subsidiary since the beginning of such fiscal period has consummated any Pro Forma Transaction, then, in each case, any applicable financial ratio or test shall be calculated on a pro forma basis for such fiscal period as if such Pro Forma Transaction had occurred at the beginning of the applicable fiscal period (or, in the case of Consolidated Total Assets (or with respect to any determination pertaining to the balance sheet, including the acquisition of cash or Cash Equivalents and Investments not prohibited by this Agreement), as of the last day of such fiscal period).
(d)Divisions. Any reference herein to a merger, conveyance, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, conveyance, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).
Section 1.4Accounting Terms. Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Administrative Agent or the Lenders hereunder shall be prepared, in accordance with GAAP applied on a consistent basis (except for changes concurred by Parent Borrower’s independent public accountants). All calculations made for the purposes of determining compliance with this Agreement shall (except as otherwise expressly provided herein) be made by application of GAAP applied on a basis consistent (except for changes concurred by Parent Borrower’s independent public accountants) with the most recent annual or quarterly financial statements delivered pursuant to Section 7.1 (or, prior to the delivery of the first financial statements pursuant to Section 7.1, consistent (except for changes concurred by Parent Borrower’s independent public accountants) with the annual audited financial statements referenced in Section 6.1(g)); provided, however, if (a) the Parent Borrower shall object to determining such compliance on such basis at the time of delivery of such financial statements due to any change in GAAP, the rules promulgated with respect thereto or to any change in the application of GAAP concurred by Parent Borrower’s independent public accountants or (b) the Administrative Agent or the Required Lenders shall so object in writing within 60 days after delivery of such financial statements or object to any change in the application of GAAP concurred by Parent Borrower’s independent public accountants, then (i) such calculations shall be made on a basis consistent with the most recent financial statements delivered by the Parent Borrower to the Administrative Agent or the Lenders as to which no such objection shall have been made and (ii) the Administrative Agent and the Parent Borrower shall negotiate in good faith to amend such ratio or requirement as to which objections shall have been made (subject to the approval of the Required Lenders) to preserve the original intent thereof in light of such change in GAAP. Notwithstanding the foregoing, for purposes of determining compliance with any covenant contained herein (including, without limitation, any financial covenant), (i) any election by the Parent Borrower or any Subsidiary to measure an item of Debt using fair value (as permitted by FASB ASC 825 or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made and (ii) any lease that is treated as an operating lease for purposes of GAAP as of the Closing Date shall not be treated as Debt and shall continue to be treated as an operating lease (and any future lease that would be treated as an operating lease for purposes of GAAP as of the Closing Date shall be similarly treated).

Notwithstanding anything to the contrary contained herein, (a) with respect to all computations of all covenants, amounts and ratios (including the Consolidated Net First Lien Leverage Ratio, Consolidated Net Secured Leverage Ratio, Consolidated Net Leverage Ratio, Consolidated Funded Debt, Section 9.10 and Section 9.11), all leases of any Person that would have been characterized as operating leases based on GAAP prior to giving effect to Accounting Standards Board Accounting Standard Update Topic 842 (whether or not such operating leases were in effect at the time of effectiveness thereof), shall continue to be accounted for as operating leases (and not as Capital Leases and/or Capital Lease Obligations) for purposes of this Agreement regardless of Accounting Standards Board Accounting Standard Update Topic 842 or any change in GAAP following the Closing Date that would otherwise require such leases to be recharacterized as Capital Lease Obligations, except that all financial statements shall be prepared in accordance with GAAP.
Notwithstanding anything to the contrary herein, any provision of this Agreement that requires compliance on a pro forma basis with the Consolidated Net First Lien Leverage Ratio shall be deemed to include any Leverage Ratio Increase then in effect pursuant to Section 9.1(a).
Section 1.5Redenomination of Certain Foreign Currencies and Computation of Dollar Equivalents; Covenant Compliance.
(a)Each obligation of a Credit Party to make a payment denominated in the currency of any member state of the European Union that adopts the Euro as its lawful currency or adopts another currency to replace the Euro as its lawful currency, in each case after the Closing Date, shall be redenominated into Euros or such other currency, as the case may be, at the time of such adoption (in accordance with Applicable Law). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro, or other currency, as the case may be, as its lawful currency; provided that if any Foreign Currency Loan in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Foreign Currency Loan, at the end of the then current Interest Period.
(b)Each provision of this Agreement relating solely to payments denominated in Euros shall be subject to such reasonable changes of construction as the Administrative Agent and the Parent Borrower may from time to time mutually specify to be appropriate to reflect the adoption, or the replacement, of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.
(c)References herein to minimum Dollar amounts and integral multiples stated in Dollars, where they shall also be applicable to any other currency, shall be deemed to refer to approximate Foreign Currency Equivalent. Wherever in this Agreement an amount, such as a minimum or maximum limitation on Debt permitted to be incurred or Investments permitted to be made hereunder, is expressed in Dollars, it shall be deemed to refer to the Dollar Equivalent thereof.
(d)For purposes of determining compliance under Sections 9.2, 9.8, 9.10 and 9.11 and 9.12, any amount in a currency other than Dollars will be converted to Dollars in a manner consistent with that used in calculating Consolidated Net Income in the most recent financial statements of the Parent Borrower delivered pursuant to Section 7.1(a)(i) or (ii). Notwithstanding the foregoing, for purposes of determining compliance with Sections 9.10 and 9.11, with respect to any amount of Debt or Investment in a currency other than Dollars, no breach of any basket contained in such sections shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Debt or Investment is incurred; provided that for the avoidance of doubt, the foregoing provisions of this clause (d) shall otherwise apply to such Sections, including with respect to determining whether any Debt or Investment may be incurred at any time under such Sections.
Section 1.6Interest Rates. The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to any reference rate referred to herein or with respect to any rate (including, for the avoidance of doubt, the selection of such rate and any related spread) that is an alternative or replacement for or successor to any such rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or the effect of any of the foregoing, or of any Conforming Changes (it being understood that this sentence does not limit the Administrative Agent’s obligation to make any determination or calculation of such reference rate as expressly required to be made by the Administrative Agent pursuant to the terms of this Agreement). The Administrative Agent and its affiliates or other related entities may engage in transactions or other activities that affect any reference rate referred to herein, or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or any related spread, in each case, in a manner adverse to any Borrower.  The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any reference rate referred to herein or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing), in each case pursuant to the terms of this Agreement, and shall have no liability to any Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or other action or omission related to or affecting the selection, determination, or calculation of any rate (or component thereof) provided by any such information source or service.
Section 1.7Limited Condition Transactions.

(a)Notwithstanding anything to the contrary herein (including in connection with any calculation made on a pro forma basis), in connection with any action being taken in connection with a Limited Condition Transaction for purposes of (i) determining compliance with any financial ratio or test or the availability under any basket (including Consolidated Net First Lien Leverage Ratio, Consolidated Net Secured Leverage Ratio, Consolidated Net Leverage Ratio, Consolidated Funded Debt, the Interest Coverage Ratio and the amount of Consolidated Total Assets and Consolidated EBITDA and the component definitions of any of the foregoing), (ii) the absence of a Default or Event of Default (or any type of Default or Event of Default) or (iii) the making of any representation or warranty, in each case, at the election of the Parent Borrower (the “LCT Election”), the determination of whether the relevant condition is satisfied may be made at the time of (x) the date the definitive agreement for such Limited Condition Transaction is entered into (or the date of the effectiveness of any documentation or agreement with a substantially similar effect as a binding acquisition agreement), (y) at the time that binding commitments to provide any debt contemplated or incurred in connection therewith are provided or at the time such debt is incurred or (z) at the time of the consummation of the relevant Limited Condition Transaction (such time, the “LCT Test Time”), and if, after giving pro forma effect to the Limited Condition Transaction, the Parent Borrower or any of its Restricted Subsidiaries could have been permitted to take such action on the relevant LCT Test Time in compliance with such ratio, test or basket, such ratio, test or basket shall be deemed to have been complied with; provided, that if financial statements for one or more subsequent fiscal quarters or fiscal years, as applicable, shall have become available prior to the consummation of the applicable Limited Condition Transaction, the Parent Borrower may elect, in its sole discretion, to re-determine whether the relevant condition is satisfied above on the basis of such financial statements (for the avoidance of doubt, giving pro forma effect to such Limited Condition Transaction), in which case, such date of redetermination shall thereafter be deemed to be the applicable test date of such ratio, test or basket for purposes of the applicable LCT Election. For the avoidance of doubt, if the Parent Borrower has made an LCT Election and any of the ratios, tests or baskets for which compliance was determined or tested as of the LCT Test Time would have failed to have been satisfied as a result of fluctuations in any such ratio, test or basket, including due to fluctuations in Consolidated EBITDA and/or Consolidated Total Assets (including due to fluctuations of the target of any Limited Condition Transaction), at or prior to the consummation of the relevant transaction or action, such ratios, tests or baskets will not fail to have been satisfied as a result of such fluctuations.
(b)If the Parent Borrower has made an LCT Election, then in connection with any event or transaction occurring after the relevant LCT Test Time (including the calculation of any financial ratio or test (other than with respect to determining the Applicable Percentage and actual (as opposed to pro forma) compliance with the Financial Covenants and the calculation of asset sale/casualty prepayment percentages), in each case, except to the extent any Debt has been borrowed pending the consummation of any Limited Condition Transaction, in which case pro forma effect shall be given to such Limited Condition Transaction) and prior to the earlier of (i) the date on which such Limited Condition Transaction is consummated and (ii) the date that the definitive agreement or date for redemption, repurchase, defeasance, satisfaction and discharge or repayment specified in a notice for such Limited Condition Transaction or declaration is terminated, expires or passes or is revoked, as applicable, without consummation of such Limited Condition Transaction (a “Subsequent Transaction”) in connection with which a ratio, test or basket availability calculation must be made on a pro forma basis or giving pro forma effect to such Subsequent Transaction, for purposes of determining whether such ratio, test or basket availability has been complied with under this Agreement, any such ratio, test or basket shall be required to be satisfied on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith have been consummated.
The foregoing provisions shall apply with similar effect during the pendency of multiple Limited Condition Transactions such that each of the possible scenarios is separately tested.
Section 1.8Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.

Section 1.9Cashless Rollovers.
(a)Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, to the extent that any Lender extends the maturity date of, or replaces, renews or refinances, any of its then-existing Loans (including with Incremental Loans or loans incurred under a new credit facility), in each case, to the extent such extension, replacement, renewal or refinancing is effected by means of a “cashless roll” by such Lender, such extension, replacement, renewal or refinancing shall be deemed to comply with any requirement hereunder or any other Loan Document that such payment be made “in dollars”, “in immediately available funds”, “in cash” or any other similar requirement.

ARTICLE II

CREDIT FACILITIES
Section 2.1Amount and Terms of Revolving Credit Facilities.

(a)Description of Revolving Credit Facilities. Upon the terms and subject to the conditions set forth in this Agreement:
(i)subject to Section 2.1(b)(iii) and the following proviso in respect of the Novus Upsize Revolving A Commitments, the Revolving A Lenders hereby grant to the Revolving A Borrowers a revolving credit facility (together with any Novus Upsize Revolving A Credit Facility, collectively, the “Revolving A Credit Facility”) pursuant to which each Revolving A Lender severally agrees to make revolving credit loans (together with any Novus Upsize Revolving A Credit Loans, collectively, the “Revolving A Credit Loans”), from time to time during the Revolving Availability Period, to each Revolving A Borrower in Dollars, Euros, Sterling, Swiss Francs or any Revolving A Optional Currency, in each case in an aggregate principal amount at any time outstanding that will not result in: (1) the Aggregate Revolving A Credit Exposure exceeding the Aggregate Revolving A Commitment; (2) such Lender’s Revolving A Credit Exposure exceeding its Revolving A Commitment; or (3) the Aggregate Foreign Exposure exceeding the Foreign Sublimit; provided, however, the portion of the Revolving A Credit Facility constituting Novus Upsize Revolving A Credit Facility shall only be available from time to time during the Novus Upsize Revolving Availability Period. Each Revolving A Credit Loan made by a Revolving A Lender shall be in a principal amount equal to such Lender’s Revolving A Ratable Share of the aggregate principal amount of Revolving A Credit Loans requested on such occasion. Each Revolving A Lender acknowledges and agrees that upon the occurrence of the Closing Date, it will be deemed to exchange and/or, in the case of any Existing Revolving B Credit Loans, convert (on a cashless basis) Existing Revolving A Credit Loans and, if applicable, Existing Revolving B Credit Loans for, or into, Revolving A Credit Loans under this Agreement in a principal amount of Revolving A Credit Loans equal to the amount set forth next to such Revolving A Lender’s name on Schedule 1.1(a), and such Revolving A Credit Loans shall be, on the Closing Date, deemed to be outstanding hereunder as a “Revolving A Credit Loan”;
(ii)subject to Section 2.1(b)(iv) and the following proviso in respect of the Novus Upsize Revolving B Commitments, the Revolving B Lenders hereby grant to the Revolving B Borrowers a revolving credit facility (together with any Novus Upsize Revolving B Credit Facility, collectively, the “Revolving B Credit Facility”) pursuant to which each Revolving B Lender severally agrees to make revolving credit loans (together with any Novus Upsize Revolving B Credit Loans, collectively, the “Revolving B Credit Loans”), from time to time during the Revolving Availability Period, to each Revolving B Borrower in Dollars, Euros, Sterling, Swiss Francs or any Revolving B Optional Currency, in each case in an aggregate principal amount at any time outstanding that will not result in (1) the Aggregate Revolving B Credit Exposure exceeding the Aggregate Revolving B Commitment; (2) such Lender’s Revolving B Credit Exposure exceeding its Revolving B Commitment; or (3) the Aggregate Foreign Exposure exceeding the Foreign Sublimit; provided, however, the portion of the Revolving B Credit Facility constituting the Novus Upsize Revolving B Credit Facility shall only be available from time to time during the Novus Upsize Revolving Availability Period. Each Revolving B Credit Loan made by a Revolving B Lender shall be in a principal amount equal to such Lender’s Revolving B Ratable Share of the aggregate principal amount of Revolving B Credit Loans requested on such occasion. Each Revolving B Lender acknowledges and agrees that upon the occurrence of the Closing Date, it will be deemed to exchange and/or, in the case of any Existing Revolving A Credit Loans, convert (on a cashless basis) Existing

Revolving B Credit Loans and, if applicable, Existing Revolving A Credit Loans for, or into, Revolving B Credit Loans under this Agreement in a principal amount of Revolving B Credit Loans equal to the amount set forth next to such Revolving B Lender’s name on Schedule 1.1(a), and such and such Existing Revolving B Credit Loans shall be, on the Closing Date, deemed to be outstanding hereunder as a “Revolving B Credit Loan”;
(iii)without duplication of the commitments provided in clause (a)(i) above, the Novus Upsize Revolving A Lenders hereby grant to the Revolving A Borrowers a revolving credit facility (the “Novus Upsize Revolving A Credit Facility”) pursuant to which each Novus Upsize Revolving A Lender severally agrees to make revolving credit loans (the “Novus Upsize Revolving A Credit Loans”), from time to time during the Novus Upsize Revolving Availability Period, to each Revolving A Borrower in Dollars, Euros, Sterling, Swiss Francs or any Revolving A Optional Currency, in each case in an aggregate principal amount at any time outstanding that will not result in: (1) the Aggregate Revolving A Credit Exposure exceeding the Aggregate Revolving A Commitment; (2) such Lender’s Revolving A Credit Exposure exceeding its Revolving A Commitment; or (3) the Aggregate Foreign Exposure exceeding the Foreign Sublimit. Each Novus Upsize Revolving A Credit Loan made by a Novus Upsize Revolving A Lender shall be in a principal amount equal to such Lender’s Novus Upsize Revolving A Ratable Share of the aggregate principal amount of Novus Upsize Revolving A Credit Loans requested on such occasion; and
(iv)without duplication of the commitments provided in clause (a)(ii) above, the Novus Upsize Revolving B Lenders hereby grant to the Revolving B Borrowers a revolving credit facility (the “Novus Upsize Revolving B Credit Facility”) pursuant to which each Novus Upsize Revolving B Lender severally agrees to make revolving credit loans (the “Novus Upsize Revolving B Credit Loans”), from time to time during the Novus Upsize Revolving Availability Period, to each Revolving B Borrower in Dollars, Euros, Sterling, Swiss Francs or any Revolving B Optional Currency, in each case in an aggregate principal amount at any time outstanding that will not result in: (1) the Aggregate Revolving B Credit Exposure exceeding the Aggregate Revolving B Commitment; (2) such Lender’s Revolving B Credit Exposure exceeding its Revolving B Commitment; or (3) the Aggregate Foreign Exposure exceeding the Foreign Sublimit. Each Novus Upsize Revolving B Credit Loan made by a Novus Upsize Revolving B Lender shall be in a principal amount equal to such Lender’s Novus Upsize Revolving B Ratable Share of the aggregate principal amount of Novus Upsize Revolving B Credit Loans requested on such occasion.
(v)Notwithstanding anything herein to the contrary, on the Closing Date, the Revolving Credit Commitments and the Revolving Credit Loans shall be exchanged, converted, assigned, assumed and reallocated among the Revolving Credit Lenders such that they equal the amount of the Revolving Credit Commitments and the Revolving Credit Loans set forth opposite such Revolving Credit Lender’s name on Schedule 1.1(a). Each of the parties hereto agrees that (i) the Original Credit Agreement (including the Schedules and Exhibits thereto) is amended and restated by this Agreement to reflect the exchanges, conversions, assignments, assumptions and reallocations consummated pursuant to this Section 2.1(a), which agreement shall be binding upon such party (and its successors and assigns) upon the Closing Date and (ii) as of the Closing Date, each of the Revolving Credit Lenders shall be deemed to hold Revolving Credit Commitments and Revolving Credit Loans (as applicable) as set forth on Schedule 1.1(a) (the provisions of this Section 2.1(a)(v) are referred to herein as the “Revolving Credit Facilities Reallocation”). On the Closing Date, the Administrative Agent and the Revolving Credit Lenders under the Revolving Credit Facilities (after giving effect to the Revolving Credit Facilities Reallocation) shall effectuate such exchanges, conversions, transfers, assignments and adjustments of participation interests in all outstanding Revolving Credit Loans such that each Revolving Credit Lender under the Revolving Credit Facilities holds such participation interests and outstanding Revolving Credit Loans in accordance with its Revolving

A Ratable Share or Revolving B Ratable Share, as the case may be. The Administrative Agent is authorized and directed to execute and deliver such assignments, instruments and entries into the Register, and to take such other actions as it may determine to be reasonably necessary or appropriate in order to effect the Revolving Credit Facilities Reallocation.
(vi)Notwithstanding anything herein to the contrary, on the Novus Transactions Closing Date, the Revolving Credit Commitments and the Revolving Credit Loans shall be exchanged, converted, assigned, assumed and reallocated among the Revolving Credit Lenders such that they equal the amount of the Revolving Credit Commitments and the Revolving Credit Loans in accordance with such Revolving Credit Lender’s Revolving A Ratable Share or Revolving B Ratable Share, as the case may be, as of the Novus Transactions Closing Date. Each of the parties hereto agrees that (i) the Original Credit Agreement (including the Schedules and Exhibits thereto) is amended and restated by this Agreement to reflect the exchanges, conversions, assignments, assumptions and reallocations consummated pursuant to this Section 2.1(a), which agreement shall be binding upon such party (and its successors and assigns) upon the Novus Transactions Closing Date and (ii) as of the Novus Transactions Closing Date, each of the Revolving Credit Lenders shall be deemed to hold Revolving Credit Commitments and Revolving Credit Loans (as applicable) in accordance with its Revolving A Ratable Share or Revolving B Ratable Share, as the case may be, as of the Novus Transactions Closing Date (the provisions of this Section 2.1(a)(vi) are referred to herein as the “Novus Revolving Credit Facilities Reallocation”). On the Novus Transactions Closing Date, the Administrative Agent and the Revolving Credit Lenders under the Revolving Credit Facilities (after giving effect to the Novus Revolving Credit Facilities Reallocation) shall effectuate such exchanges, conversions, transfers, assignments and adjustments of participation interests in all outstanding Revolving Credit Loans such that each Revolving Credit Lender under the Revolving Credit Facilities holds such participation interests and outstanding Revolving Credit Loans in accordance with its Revolving A Ratable Share or Revolving B Ratable Share, as the case may be. The Administrative Agent is authorized and directed to execute and deliver such assignments, instruments and entries into the Register, and to take such other actions as it may determine to be reasonably necessary or appropriate in order to effect the Novus Revolving Credit Facilities Reallocation.
(b)Revolving Credit Lender Agreement. Each Revolving Credit Lender severally agrees, and by making any Extension of Credit hereunder shall be deemed severally to represent and warrant to the Parent Borrower and the other Credit Parties, that: (i) it qualifies as a Non-Public Lender, and (ii) under Applicable Law in effect as of the Closing Date (or such later date on which such Revolving Credit Lender becomes a Revolving Credit Lender hereunder), except as otherwise disclosed to the Parent Borrower in writing prior to any such date, it has the full power and authority to make Revolving Credit Loans and other Extensions of Credit into the jurisdictions and in the currencies made available in its Class. If the representation and warranty set forth in clause (ii) above proves to be false as of the date on which it is made for any Revolving Credit Lender, then such Revolving Credit Lender will, at no expense to the Credit Parties, promptly (A) give written notice thereof to the Administrative Agent and the Parent Borrower, and (B) either obtain a replacement commitment from an Assignee pursuant to Section 13.7(b) that is authorized to lend in all such jurisdictions and currencies made available in its Class or arrange for another Revolving Credit Lender or other financial institution to make or continue Revolving Credit Loans on behalf of such Revolving Credit Lender, in each case reasonably acceptable to the Parent Borrower and the Administrative Agent. The remedy set forth in Section 4.7(f) shall be the Credit Parties’ sole and exclusive remedy for any Revolving Credit Lender’s breach of the representation and warranty set forth in clause (i) or (ii) above. For the avoidance of doubt, nothing in this Section 2.1(b) shall be deemed to be in derogation of the rights and obligations of any Revolving Credit Lender or Credit Party under Section 4.7(b)(ii).

(c)Revolving A Lender Agreement (France). Each Revolving A Lender severally agrees, and by making any advance hereunder shall be deemed severally to represent and warrant to the Parent Borrower and the other Credit Parties, in each case with regards to a French Subsidiary Borrower, that (i) such Revolving A Lender or branch or Affiliate of any such Revolving Credit Lender is a French licensed credit institution (établissement de crédit) or a financial institution authorized to make loans in France (x) under European Union passport rules or (y) directly by the ACPR and (ii) it will utilize accounts located outside France for the making or receipt of any advance, Loan or payment under this Agreement to, from or for the benefit of a French Subsidiary Borrower. Without limiting the generality of the foregoing, the Commitment of any Revolving Credit Lender that does not itself meet the criteria set forth in the preceding sentence shall be construed to mean a commitment to cause any such advance to be made by such branch or Affiliate that meets such criteria.  If the representation and warranty set forth in either clause (i) or (ii) above proves to be false as of the date on which it is made for any Revolving A Lender, then such Revolving A Lender will, at no expense to the Credit Parties, promptly (A) give written notice thereof to the Administrative Agent and the Parent Borrower, and (B)  obtain a replacement commitment from an Assignee pursuant to Section 13.7(b) that satisfies the requirements in such clauses (i) and (ii), in each case reasonably acceptable to the Parent Borrower and the Administrative Agent. For the avoidance of doubt, nothing in this Section 2.1(c) shall be deemed to be in derogation of the rights and obligations of any Revolving Credit Lender or Credit Party under Section 4.7(b)(ii).
(d)French Subsidiary Borrower Agreement. Each French Subsidiary Borrower severally agrees, and by receiving any advance hereunder or making any payment hereunder shall be deemed severally to represent, that for all purposes of making or receiving payments with respect to any Loan Document it will utilize accounts located outside France, and each notice or request delivered to the Administrative Agent shall direct the Administrative Agent (as applicable) to fund advances or other amounts only to accounts located outside of France. For the avoidance of doubt, nothing in this Section 2.1(d) shall be deemed to be in derogation of the rights and obligations of any Revolving Credit Lender or Credit Party under Section 4.7(b)(ii).
(e)French Lender Agreement. Each Revolving Lender that is a French Lender severally agrees that it will utilize accounts located outside France for the making or receipt of any advance, Loan or payment under this Agreement to, from or for the benefit of any Borrower under any Revolving Credit Facility. For the avoidance of doubt, nothing in this Section 2.1(e) shall be deemed to be in derogation of the rights and obligations of any Revolving Credit Lender or Credit Party under Section 4.7(b)(ii).
Section 2.2Procedure for Advances of Revolving Credit Loans.

(a)Borrowing Options.
(i)Each Revolving Credit Loan shall be made as part of a borrowing consisting of Revolving Credit Loans of the same Class and Type made by the Revolving Credit Lenders ratably in accordance with their Revolving A Ratable Share or Revolving B Ratable Share, as the case may be. The failure of any Revolving Credit Lender to make any Revolving Credit Loan required to be made by it shall not relieve any other Revolving Credit Lender of its obligations hereunder; provided that the Commitment of each Revolving Credit Lender is several and no Revolving Credit Lender shall be responsible for any other Revolving Credit Lender’s failure to make Revolving Credit Loans as required.
(ii)Subject to Section 4.7 and Section 4.13, each borrowing of Revolving Credit Loans shall be comprised entirely of (1) in the case of a borrowing denominated in Dollars, Term SOFR Loans or Alternate Base Rate Loans as the applicable Borrower may request in accordance herewith and (2) in the case of a borrowing denominated in Euros, Sterling, Swiss Francs or any Optional Currency, Alternative Currency Loans, as the applicable Borrower may request in accordance herewith. Except as otherwise required under any of Sections 2.1(c) or 2.1(e) with respect to Revolving A Lenders and French Lenders, each Revolving Credit Lender at its option may satisfy its obligation to make any Revolving Credit Loan by causing any domestic or foreign branch or Affiliate of such Revolving Credit Lender to make such Revolving Credit Loan (in which case all payments of principal and interest with respect to such Revolving Credit Loan shall be owed to such branch or Affiliate); provided that any exercise of such option shall not reduce the obligation of the applicable Revolving Borrower to repay such Revolving Credit Loan in accordance with the terms of this Agreement.
(iii)Notwithstanding any other provision of this Agreement, no Revolving Borrower shall be entitled to request, or to elect to convert or continue, any borrowing of Revolving Credit Loans if the Interest Period requested with respect thereto would end after the Specified Maturity Date.
(b)Requests for Revolving Credit Loans.
(i)The Parent Borrower (on its own behalf or on behalf of any Subsidiary Borrower) shall give the Administrative Agent irrevocable notice, which may be given (A) by telephone, or (B) in the form attached hereto as Exhibit A-1 (or such other form as may be approved by the Administrative Agent, including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent) (a “Notice of Borrowing”); provided that any telephonic notice must be confirmed promptly by delivery to the Administrative Agent of a Notice of Borrowing, not later than (i) 11:00 a.m., Charlotte, North Carolina time, on the same Business Day as each Alternate Base Rate Loan, (ii) (A) 12:00 noon, Charlotte, North Carolina time, at least three (3) Business Days before each Dollar Term SOFR Loan other than in respect of any Novus Upsize Revolving Credit Loans requested on the Novus Transactions Closing Date and (B) in respect of any Novus Upsize Revolving Credit Loans requested on the Novus Transactions Closing Date that are requested as Dollar Term SOFR Loan, 11:00 a.m., Charlotte, North Carolina time, no later than two (2) Business Days prior to the Novus Transactions Closing Date and (iii) 10:00 a.m., Charlotte, North Carolina time, at least four (4) Business Days before each Revolving Credit Loan denominated in Euros, Sterling, Swiss Francs or any Optional Currency, in each case, of its intention to borrow, specifying (A) the Borrower on whose behalf the Parent Borrower is requesting such borrowing; (B) the date of such borrowing, which shall be a Business Day, (C) whether the requested borrowing is to be a borrowing of Revolving A Credit Loans and/or Revolving B Credit Loans (provided that, to the extent that the applicable Borrower is a Revolving A Borrower and a Revolving B Borrower, the applicable Borrower will make a good faith effort to allocate the requested borrowing ratably between Revolving A Credit Loans and Revolving B Credit Loans), (D) the amount of such borrowing, which shall be, unless the Administrative Agent and the Parent Borrower otherwise agree, (x) with respect to Alternate Base Rate Loans, in an aggregate principal amount of the Dollar Equivalent of $1,000,000 or a whole multiple of $100,000 in excess thereof, and (y) with respect to Term SOFR Loans, in an aggregate principal amount of the Dollar Equivalent of $5,000,000 or a whole multiple of $1,000,000 in excess thereof (or such lesser amount as is necessary to effectuate the Novus Refinancing), (E) whether such Revolving Credit Loan is to be a Term SOFR Loan, an Alternative Currency Loan or an Alternate Base Rate Loan, (F) in the case of a Term SOFR Loan or Alternative Currency Term Rate Loan, (x) the currency in which such Loan is to be denominated and (y) the duration of the Interest Period applicable thereto, (G) [reserved], and (H) in the case of a requested Revolving Credit Loan to a Foreign Subsidiary Borrower, the name and location of such Foreign Subsidiary Borrower. Notices received after the applicable time set forth above shall be deemed received on the next Business Day (unless the Administrative Agent otherwise agrees). If the Parent Borrower fails to specify a currency in a Notice of Borrowing, then the Loans so requested shall be made in Dollars. If the Parent Borrower fails to specify a Type of Loan in a Notice of Borrowing, then the applicable Loans shall be made as a Term SOFR Loan with an Interest Period of one (1) month. If the Parent Borrower requests a borrowing of Alternative Currency Term Rate Loans in any such Notice of Borrowing, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month. The Administrative Agent shall promptly notify the applicable Revolving Credit Lenders of each Notice of Borrowing and in any case, no later than one Business Day after receipt of a Notice of Borrowing for Revolving Credit Loans denominated in Euros, Sterling, Swiss Francs or any Optional Currency. In the event that the applicable Borrower is the UK Borrower, ING Bank N.V. will nominate ING Ireland DAC as a Lender.
(ii)The Administrative Agent shall calculate the Dollar Equivalent of each outstanding Foreign Currency Loan (i) as of the date of any Notice of Borrowing or Notice of Conversion/Continuation, (ii) at the end of each calendar month and (iii) at such time and from time to time as the Administrative Agent shall determine or the Required Lenders or Parent Borrower shall require, and in each case, shall notify the Parent Borrower of such calculation, and such calculation, absent manifest error, shall be the basis of any determination of the availability of credit hereunder.
(c)Disbursement of Revolving Credit Loans.
(i)Upon receipt of any notice pursuant to the last sentence of Section 2.2(b)(i), each Revolving Credit Lender (or its respective domestic or foreign branch or Affiliate) will make available to the Administrative Agent, for the account of the relevant Borrower at the relevant Funding Office, in funds immediately available to the Administrative Agent and in the applicable currency, such Revolving Credit Lender’s (A) Revolving A Ratable Share of the Revolving A Credit Loans to be made on such borrowing date and/or (B) Revolving B Ratable Share of the Revolving B Credit Loans to be made on such borrowing date, as applicable, no later than 2:00 p.m., Charlotte, North Carolina time, on the proposed borrowing date of an Alternate Base Rate Loan or Term SOFR Loan, and no later than 10:00 a.m., Charlotte, North Carolina time, on the proposed borrowing date of an Alternative Currency Loan denominated in Euros, Sterling, Swiss Francs or any Optional Currency. Each Revolving Borrower hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of each borrowing requested for such Revolving Borrower pursuant to this Section 2.2 in immediately available funds either by (x) crediting the account of such Revolving Borrower on the books of Bank of America with the amount of such funds or (y) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Parent Borrower or such Revolving Borrower. Upon satisfaction of the applicable conditions set forth in Section 5.2 or, in respect of Novus Upsize Revolving Credit Loans that are borrowed on the Novus Transactions Closing Date, Section 5.4, the Administrative Agent shall immediately make all funds so received available to the applicable Revolving Borrower in like funds as received by the Administrative Agent. Subject to Section 4.6 hereof, the Administrative Agent shall not be obligated to disburse the portion of the proceeds of any Revolving A Credit Loan or Revolving B Credit Loan requested pursuant to this Section 2.2 for which any Revolving Credit Lender is responsible to the extent that such Revolving Credit Lender has not made available to the Administrative Agent its Revolving A Ratable Share of such Revolving A Credit Loan and/or its Revolving B Ratable Share of such Revolving B Credit Loan, as applicable.
(ii)The Administrative Agent shall, in respect of any payment received or made under this Agreement or any other Loan Document by or to a French Subsidiary Borrower, take any necessary action (including, if required, by entering into any agreement with any credit institution (établissement de crédit) or financing company (société de financement) duly authorized) in order to ensure that (A) such payments shall be made to or by the Administrative Agent in accordance with any applicable laws and regulations, and (B)

separate bank accounts are opened and maintained for each financing made to a French Subsidiary Borrower under this Agreement or any other Loan Document, so that the payments made by or to the Administrative Agent under each such financing are effected to or from a bank account dedicated solely to the receipt and payment of funds to be paid or received under such financing, it being specified that the Administrative Agent shall not be authorized to dispose of such funds for its own account (unless such funds were to be paid to the Administrative Agent under any Loan Document for its own account) or for another financing transaction. For the avoidance of doubt, this Section 2.2(c)(ii) shall not apply to any fees or commissions paid to the Administrative Agent.
(d)With respect to SOFR, Term SOFR, any Alternative Currency Daily Rate and any Alternative Currency Term Rate, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Parent Borrower and the Lenders reasonably promptly after such amendment becomes effective.
Section 2.3Conversion and Continuation of Revolving Credit Loans. Provided that no Default or Event of Default has occurred and is then continuing, and subject to the terms of this Agreement, each Borrower shall have the option (a) to convert all or any portion of its outstanding Revolving Credit Loans made as Alternate Base Rate Loans in a principal amount equal to $5,000,000 or any whole multiple of $1,000,000 in excess thereof (or such other amount as may be satisfactory to the Administrative Agent) into one or more Term SOFR Loans, or (b)(i) to convert all or any part of its outstanding Term SOFR Loans in a principal amount equal to $1,000,000 or a whole multiple of $100,000 in excess thereof into Alternate Base Rate Loans, (ii) to continue Term SOFR Loans as Term SOFR Loans for an additional Interest Period or (iii) to continue Alternative Currency Term Rate Loans as Alternative Currency Term Rate Loans in the same currency for an additional Interest Period, provided that if any conversion or continuation is made prior to the expiration of any Interest Period, the relevant Borrower shall pay any amount required to be paid pursuant to Section 4.8 hereof; provided, further, that the Parent Borrower and the Administrative Agent may otherwise agree to adjust the amounts set forth in this Section 2.3. Whenever any Borrower desires to convert or continue Revolving Credit Loans as provided above, the Parent Borrower or such Revolving Borrower shall give the Administrative Agent irrevocable notice, which may be given (A) by telephone, or (B) in the form attached as Exhibit D (or such other form as may be approved by the Administrative Agent, including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent) (a “Notice of Conversion/Continuation”); provided that any telephonic notice must be confirmed promptly by delivery to the Administrative Agent of a Notice of Conversion/Continuation, not later than (i) 11:00 a.m., Charlotte, North Carolina time, on the same Business Day in the case of a conversion of a Term SOFR Loan to an Alternate Base Rate Loan, (ii) 12:00 noon, Charlotte, North Carolina time, at least three (3) Business Days before the proposed conversion into or a continuation of a Term SOFR Loan and (iii) 10:00 a.m., Charlotte, North Carolina time, at least four (4) Business Days before the proposed continuation of any Alternative Currency Term Rate Loan denominated in Euros, Sterling, Swiss Francs or any Optional Currency. The Administrative Agent shall promptly notify the applicable Revolving Credit Lenders of such Notice of Conversion/Continuation. If the applicable Borrower fails to give a timely Notice of Conversion/Continuation, then the applicable Loans shall be continued as Term SOFR Loans with an Interest Period of one (1) month; provided, however, that in the case of a failure to timely request a continuation of Alternative Currency Term Rate Loans, such Loans shall be continued as Alternative Currency Term Rate Loans in their original currency with an Interest Period of one (1) month. If the applicable Borrower requests a conversion to, or continuation of Alternative Currency Term Rate Loans in any such Notice of Conversion/Continuation, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month. Except as provided pursuant to Section 4.13, no Loan may be converted into or continued as a Loan denominated in a different currency, but instead must be repaid in the original currency of such Loan and reborrowed in the other currency.

Section 2.4Repayment of Revolving Credit Loans.

(a)Repayment on Revolving Credit Maturity Date. Each Borrower agrees to repay the outstanding principal amount of all Revolving Credit Loans made to it under, and its Reimbursement Obligations under, the Revolving Credit Facilities in full on the Revolving Credit Maturity Date, with all accrued but unpaid interest thereon. In the event any Extended Revolving Credit Commitments are established, such Extended Revolving Credit Commitments shall, subject to Section 2.11, be terminated (and all Extended Revolving Credit Loans of the same Extension Series repaid) on the dates set forth in the applicable Extension Amendment.
(b)Mandatory Repayment of Revolving Credit Loans.
(i)If at any time the Aggregate Revolving A Credit Exposure exceeds 105% (or if none of such Aggregate Revolving A Credit Exposure is denominated in Euros, Sterling, Swiss Francs or any Optional Currency, 100%) of the Aggregate Revolving A Commitment, the relevant Borrower or Borrowers agree upon notice from the Administrative Agent, by payment to the Administrative Agent for the account of the Revolving A Lenders, to repay Revolving A Credit Loans or Swingline Loans and/or furnish cash collateral as described in Section 2.4(b)(iii), in the Dollar Equivalent of the amount of such excess without premium or penalty; provided that any repayment of Term SOFR Loans or Alternative Currency Loans pursuant to this Section 2.4(b)(i) other than on the last day of the Interest Period applicable thereto shall be accompanied by any amount required to be paid pursuant to Section 4.8.
(ii)If at any time the Aggregate Revolving B Credit Exposure exceeds 105% (or if none of such Aggregate Revolving B Credit Exposure is denominated in Euros, Sterling, Swiss Francs or any Optional Currency, 100%) of the Aggregate Revolving B Commitment, the relevant Borrower or Borrowers agree upon notice from the Administrative Agent, by payment to the Administrative Agent for the account of the Revolving B Lenders, to repay Revolving B Credit Loans and/or furnish cash collateral as described in Section 2.4(b)(iii), in the Dollar Equivalent of the amount of such excess without premium or penalty; provided that any repayment of Term SOFR Loans or Alternative Currency Loans pursuant to this Section 2.4(b)(ii) other than on the last day of the Interest Period applicable thereto shall be accompanied by any amount required to be paid pursuant to Section 4.8.
(iii)As an alternative to repaying Revolving Credit Loans as prescribed in Section 2.4(b)(i) and Section 2.4(b)(ii), the Parent Borrower may deposit with the Administrative Agent cash collateral in the Dollar Equivalent of the amount in excess as described in such Sections, it being understood that if such excess remains outstanding for more than 45 days, the Administrative Agent shall apply any and all such cash collateral to repay the outstanding Revolving Credit Loans of the relevant Class in the amount of such excess. Until such time, such cash collateral shall be maintained and applied in accordance with Section 11.2(b).
(c)Optional Repayments. Each Revolving Borrower may at any time and from time to time repay the Revolving Credit Loans made to it, in whole or in part without premium or penalty except for any amount required to be paid pursuant to Section 4.8, upon delivery to the Administrative Agent of revocable notice by the Parent Borrower (on its own behalf or on behalf of the relevant Subsidiary Borrower) not later than 12:00 Noon, Charlotte, North Carolina time (i) at least three (3) Business Days prior to the date of repayment of Term SOFR Loans and Alternative Currency Loans and (ii) at least one (1) Business Day prior to any repayment of Alternate Base Rate Loans (or, in each case, such shorter time as the Administrative Agent may agree), which may be given (A) by telephone, or (B) in the form attached hereto as Exhibit B (or such other form as may be approved by the Administrative Agent, including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent) (a “Notice of Prepayment”); provided that any telephonic notice must be confirmed promptly by delivery to the Administrative Agent of a Notice of Prepayment, specifying the date and amount of repayment and whether the repayment is of Revolving A Credit Loans, Revolving B Credit Loans and/or of Term SOFR Loans, Alternative Currency Loans and/or Alternate Base Rate Loans, or a combination thereof, and, if of a combination, the amount allocable to each. Upon receipt of such notice, the Administrative Agent shall promptly notify each Revolving A Lender or Revolving B Lender, as applicable. If any such notice is given, the amount specified in such notice shall be due and payable on the date set forth in such notice (unless such notice is revoked as set forth herein). Unless the Parent Borrower and the Administrative Agent otherwise agree, partial repayments shall be in an aggregate amount of $1,000,000 or a whole multiple of $100,000 in excess thereof with respect to Alternate Base Rate Loans, and $5,000,000 or a whole multiple of $1,000,000 in excess thereof with respect to Term SOFR Loans and Alternative Currency Loans. Notwithstanding the foregoing, any Notice of Prepayment delivered in connection with any refinancing of all of the Revolving A Credit Facility and/or the Revolving B Credit Facility with the proceeds of such refinancing or of any other incurrence of Debt or the occurrence of some other identifiable event or condition, may be, if expressly so stated to be, contingent upon the consummation of such refinancing or incurrence or occurrence of such other identifiable event or condition and may be revoked by the Parent Borrower in the event such contingency is not met; provided that the delay or failure of such contingency shall not relieve the Parent Borrower from its obligations in respect thereof under Section 4.8. This Section 2.4(c) shall permit any prepayment of Revolving Credit Loans on a Revolving Credit Facility by Revolving Credit Facility basis and on a non-pro rata basis across Revolving Credit Facilities (but not within a single Revolving Credit Facility except as contemplated by Section 2.11 and Section 13.9), in each case, as selected by the Parent Borrower in its sole discretion.
(d)Limitation on Certain Repayments. A Revolving Borrower may not repay any Term SOFR Loan or Alternative Currency Term Rate Loan on any day other than on the last day of the Interest Period applicable thereto unless such repayment is accompanied by any amount required to be paid pursuant to Section 4.8.
(e)[Reserved].
(f)Hedge Agreements. No repayment or prepayment of the Loans pursuant to this Section 2.4 shall affect any of the obligations of the Borrowers under any Hedge Agreement entered into with respect to the Loans.
Section 2.5Amount and Terms of Term Loan Facility.

(a)Term Loans.
(i)Initial Term Loan. Each Term Loan Lender severally (A) has made (or has agreed to continue on a cashless basis, with respect to Existing Term A Loans) the Initial Term Loan to the Parent Borrower in a principal amount in Dollars equal to the amount of

Initial Term Loans set forth opposite such Term Loan Lender’s name on Schedule 1.1(a). The Term Loan Commitments with respect to the Initial Term Loan automatically terminated upon the continuation of the Initial Term Loans on the Closing Date.
(ii)Novus Delayed Draw Term Loans. Subject to and upon the terms and conditions set forth in Section 5.4, each Novus DDTL Lender with a Novus DDTL Commitment severally and not jointly agrees, to make Novus Delayed Draw Term Loans on the Novus Transactions Closing Date (together with the Initial Term Loan, each a “Term Loan” and, collectively, the “Term Loans”) to the Parent Borrower in a principal amount in Dollars equal to such Novus DDTL Lender’s Novus DDTL Commitment. The Novus DDTL Commitments shall automatically terminate in their entirety on the Novus DDTL Commitment Expiration Date (after giving effect to any Novus Delayed Draw Term Loans funded on such date, if applicable).
(iii)Notwithstanding anything herein to the contrary, on the Closing Date, the Initial Term Loans shall be assigned, assumed and reallocated among the Term Loan Lenders such that they equal the amount of Initial Term Loans set forth opposite such Term Loan Lender’s name on Schedule 1.1(a). Each of the parties hereto agrees that (i) the Original Credit Agreement (including the Schedules and Exhibits thereto) is amended and restated by this Agreement to reflect the assignments, assumptions and reallocations consummated pursuant to this Section 2.5(a), which agreement shall be binding upon such party (and its successors and assigns) upon the Closing Date and (ii) as of the Closing Date, each of the Term Loan Lenders shall be deemed to hold Initial Term Loans as set forth on Schedule 1.1(a) (the provisions of this Section 2.5(a)(iii) are referred to herein as the “Term Loan Reallocation”). On the Closing Date, the Administrative Agent and the Term Loan Lenders under the Term Loan Facility (after giving effect to the Term Loan Reallocation) shall effectuate such transfers, assignments and adjustments of outstanding Initial Term Loans such that each Term Loan Lender under the Term Loan Facility holds such outstanding Initial Term Loans equal to the principal amount set forth opposite its name on Schedule 1.1(a). The Administrative Agent is authorized and directed to execute and deliver such assignments, instruments and entries into the Register, and to take such other actions as it may determine to be reasonably necessary or appropriate in order to effect the Term Loan Reallocation.
(b)Procedure for Advance of Term Loan.
(i)Initial Term Loan. The Parent Borrower shall give the Administrative Agent an irrevocable Notice of Borrowing prior to 11:00 a.m., Charlotte, North Carolina time, one (1) Business Day (or such shorter time as the Administrative Agent may agree) prior to the Closing Date requesting that the Term Loan Lenders make or continue, as applicable, the Initial Term Loan as an Alternate Base Rate Loan on such date or as a Term SOFR Loan on such date. Upon receipt of such Notice of Borrowing from the Parent Borrower, the Administrative Agent shall promptly notify each Term Loan Lender thereof. On the Closing Date, each Term Loan Lender who has not already provided its Initial Term Loan to the Parent Borrower will make available to the Administrative Agent for the account of the Parent Borrower, at the Administrative Agent’s Funding Office in immediately available funds, the amount of such Initial Term Loan to be made by such Term Loan Lender on the Closing Date. The Parent Borrower hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of the Initial Term Loan in immediately available funds by wire transfer to such Person or Persons as may be designated by the Parent Borrower in writing.
(ii)Novus Delayed Draw Term Loans. The Parent Borrower shall give the Administrative Agent an irrevocable Notice of Borrowing prior to 11:00 a.m., Charlotte, North Carolina time, on the Novus Transactions Closing Date requesting that the Novus DDTL Lenders make the Novus Delayed Draw Term Loan as an Alternate Base Rate Loan on such date (provided that the Parent Borrower may request, no later than two (2) Business Days (or such shorter time as the Administrative Agent may agree) prior to the Novus Transactions Closing Date, that the Novus DDTL Lenders make the Novus Delayed Draw Term Loan as a Term SOFR Loan (and any failure of the Novus Transactions Closing Date to occur on the date that is two (2) Business Days after the date of such notice shall be subject to the provisions of Section 4.8)). Upon receipt of such Notice of Borrowing from the Parent Borrower, the Administrative Agent shall promptly notify each Novus DDTL Lender thereof. On the Novus Transactions Closing Date, each Novus DDTL Lender who has not already provided its Novus Delayed Draw Term Loan to the Parent Borrower will make available to the Administrative Agent for the account of the Parent Borrower, at the Administrative Agent’s Funding Office in immediately available funds, the amount of such Novus Delayed Draw Term Loan to be made by such Novus DDTL Lender on the Novus Transactions Closing Date. The Parent Borrower hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of the Novus Delayed Draw Term Loans in immediately available funds by wire transfer to such Person or Persons as may be designated by the Parent Borrower in writing.
(iii)Incremental Term Loans. Any Incremental Term Loans shall be borrowed pursuant to, and in accordance with, Section 2.8.
(c)Repayment of Term Loans.
(i)Initial Term Loan. The Parent Borrower shall repay the aggregate outstanding principal amount of the Initial Term Loan in consecutive quarterly installments on the dates set forth below in amounts equal to (A) the percentages set forth below for each applicable fiscal quarter, multiplied by (B) the principal amount of the Initial Term Loan on the Closing Date, in each case except as the amounts of individual installments may be adjusted pursuant to Section 2.5(d) hereof. If not sooner paid, the Initial Term Loan shall be paid in full, together with accrued interest thereon, on the Term Loan Maturity Date.

Initial Term Loan Repayment Date	Percentage of the Initial Term Loans Made on the Closing Date
June 30, 2026	0.0%
September 30, 2026	0.0%
December 31, 2026	0.0%
March 31, 2027	0.0%
June 30, 2027	0.625%
September 30, 2027	0.625%
December 31, 2027	0.625%
March 31, 2028	0.625%
June 30, 2028	0.625%
September 30, 2028	0.625%
December 31, 2028	0.625%
March 31, 2029	0.625%
June 30, 2029	1.25%
September 30, 2029	1.25%
December 31, 2029	1.25%
March 31, 2030	1.25%
June 30, 2030	1.25%
September 30, 2030	1.25%
December 31, 2030	1.25%
March 31, 2031	1.25%

(ii)Novus Delayed Draw Term Loans. The Parent Borrower shall repay the aggregate outstanding principal amount of the Novus Delayed Draw Term Loans in consecutive quarterly installments on the last Business Day of each of March, June, September and December, commencing on the last Business Day of first full Fiscal Quarter ending after the funding of the Novus Delayed Draw Term Loans, in a quarterly installment amount equal to (A) the percentage set forth above in Section 2.5(c)(i) for the applicable fiscal quarter, multiplied by (B) the principal amount of the funded Novus Delayed Draw Term Loans on the date of funding thereof, in each case except as the amounts of individual installments may be adjusted pursuant to Section 2.5(d) hereof. If not sooner paid, the Novus Delayed Draw Term Loans shall be paid in full, together with accrued interest thereon, on the Term Loan Maturity Date.
(iii)Incremental Term Loans. The Parent Borrower shall repay the aggregate outstanding principal amount of each Incremental Term Loan (if any) as determined pursuant to, and in accordance with, Section 2.8.
(iv)Extended Term Loans; Refinancing Term Loans and Replacement Term Loans. In the event that any Extended Term Loans are established, such Extended Term Loans shall, subject to Section 2.11, be repaid by the Parent Borrower in the amounts (each, an “Extended Term Loan Repayment Amount”) and on the dates set forth in the applicable Extension Amendment. In the event that any Refinancing Term Loans are established, such Refinancing Term Loans shall, subject to Section 2.11, be repaid by the Parent Borrower in the amounts (each, a “Refinancing Term Loan Repayment Amount”) and on the dates set forth in the applicable Refinancing Amendment. In the event that any Replacement Term Loans are established, such Replacement Term Loans shall, subject to Section 13.9, be repaid by the Parent Borrower in the amounts (each, an “Replacement Term Loan Repayment Amount”) and on the dates set forth in the applicable amendment to this Agreement in respect of Replacement Term Loans.
(d)Prepayment of Term Loans.
(i)Optional Prepayments.
(A)The Parent Borrower shall have the right at any time and from time to time, without premium or penalty, to prepay the Term Loans, in whole or in part, upon delivery to the Administrative Agent of a revocable Notice of Prepayment not later than 11:00 a.m., Charlotte, North Carolina time (A) on the same Business Day as each Alternate Base Rate Loan and (B) at least three (3) Business Days before each Term SOFR Loan (or, in each case, such shorter time as the Administrative Agent may agree), specifying the date and amount of repayment, whether the repayment is of Term SOFR Loans or Alternate Base Rate Loans or a combination thereof, and if a combination thereof, the amount allocable to each and whether the repayment is of the Initial Term Loan, the Novus Delayed Draw Term Loans and/or an Incremental Term Loan or a combination thereof, and if a combination thereof, the amount allocable to each. This Section 2.5(d)(A) shall permit any prepayment of Term Loans on a Term Loan Facility by Term Loan Facility basis and on a non-pro rata basis across Term Loan Facilities (but not within a single Term Loan Facility except as contemplated by Section 2.11 and Section 13.9), in each case, as selected by the Parent Borrower in its sole discretion.
(B)Each optional prepayment of the Term Loans hereunder shall be in an aggregate principal amount of at least $5,000,000 or any whole multiple of $1,000,000 in excess thereof and shall be applied as directed by the Parent Borrower to the outstanding principal installments of the Initial Term Loan and/or Novus Delayed Draw Term Loans and, if applicable, any Incremental Term Loans, in each case, as directed by the Parent Borrower. Each repayment shall be accompanied by any amount required to be paid pursuant to Section 4.8 hereof.
(C)A Notice of Prepayment received after 11:00 a.m. shall be deemed received on the next Business Day. The Administrative Agent shall promptly notify the applicable Term Loan Lenders of each Notice of Prepayment. Notwithstanding the foregoing, any Notice of Prepayment delivered in connection with any refinancing of all of the Term Loan Facility with the proceeds of such refinancing or of any other incurrence of Debt or the occurrence of some other identifiable event or condition, may be, if expressly so stated to be, contingent upon the consummation of such refinancing or incurrence or occurrence of such other identifiable event or condition and may be revoked by the Parent Borrower in the event such contingency is not met; provided that the delay or failure of such contingency shall not relieve the Parent Borrower from its obligations in respect thereof under Section 4.8.
(ii)Mandatory Prepayments.
(A)Debt Issuances. The Parent Borrower shall make mandatory principal prepayments of the Term Loans in the manner set forth in clause (D) below in an amount equal to one hundred percent (100%) of the aggregate Net Cash Proceeds from any Debt Issuance not otherwise permitted pursuant to Section 9.11. Such prepayment shall be made within three (3) Business Days after the date of receipt of the Net Cash Proceeds of any such Debt Issuance.
(B)Asset Dispositions and Casualty Events. Subject to the proviso at the end of this clause (B) and clause (D)(IV) below, the Parent Borrower shall make mandatory principal prepayments of the Term Loans in the manner set forth in clause (D) below in amounts equal to one hundred percent (100%) of the aggregate Net Cash Proceeds from (1) any Asset Disposition pursuant to Section 9.8(n) or (2) any Casualty Event, to the extent that the aggregate amount of such Net Cash Proceeds, in the case of each of clauses (1) and (2), respectively, exceed the Threshold Amount, in either case, during any Fiscal Year. Such prepayments shall be made promptly, and in any event within ten (10) Business Days, after the date of receipt of such Net Cash Proceeds in excess of the Threshold Amount, in either case, in any Fiscal Year; provided that no prepayment shall be required under this Section 2.5(d)(ii)(B) with respect to any portion of such Net Cash Proceeds to the extent any Credit Party or any Restricted Subsidiary intends to reinvest such Net Cash Proceeds in accordance with Section 2.5(d)(ii)(C).
(C)Reinvestment Option. With respect to any Net Cash Proceeds realized or received with respect to any Asset Disposition or any Casualty Event by any Credit Party or any Restricted Subsidiary thereof (in each case, to the extent not excluded pursuant to Section 2.5(d)(ii)(B)), at the option of the Parent Borrower, the Credit Parties may reinvest all or any portion of such Net Cash Proceeds in assets used or useful for the business of the Credit Parties and their Subsidiaries within (x) eighteen (18) months following receipt of such Net Cash Proceeds or (y) if such Credit Party enters into a bona fide commitment to reinvest such Net Cash Proceeds within eighteen (18) months following receipt thereof, within the later of (A) eighteen (18) months following receipt thereof and (B) six (6) months of the date of such commitment; provided that if any such Net Cash Proceeds are not intended to be reinvested or cannot be reinvested, an amount equal to any such Net Cash Proceeds shall be applied promptly, and in any event within ten (10) Business Days, after the applicable Credit Party reasonably determines that such Net Cash Proceeds are not intended to or no longer intended to be or cannot be so reinvested to the prepayment of the Term Loans as set forth in this Section 2.5(d)(ii)(B).  Pending the final application of any such Net Cash Proceeds, the applicable Credit Party may invest an amount equal to such Net Cash Proceeds in any manner that is not prohibited by this Agreement.
(D)Notice; Manner of Payment.
(I)Upon the occurrence of any event triggering the prepayment requirement under clauses (A) and (B) above, the Parent Borrower shall promptly deliver a Notice of Prepayment to the Administrative Agent and upon receipt of such notice, the Administrative Agent shall promptly so notify the Lenders. Each prepayment of the Term Loans under this Section shall be applied ratably between the Initial Term Loans, the Novus Delayed Draw Term Loans and (unless otherwise agreed by the applicable Incremental Lenders) any Incremental Term Loans to reduce, on a pro rata basis, within each tranche principal installments thereof in direct order of maturity until paid in full.
(II)Notwithstanding anything in this Section 2.5(d)(ii) to the contrary, but subject to clause (D)(IV) below, if at the time that any prepayment would be required under clause (B) above, the Parent Borrower or any Restricted Subsidiary is required to (or to offer to) repurchase or prepay any other Debt (including, without limitation, any Incremental Equivalent Debt and/or any Secured Bilateral Mexican Debt) secured on a pari passu basis with the Secured Obligations pursuant to the terms of the documentation governing such Debt with Net Cash Proceeds (such Debt (including, without limitation, any Incremental Equivalent Debt and/or any Secured Bilateral Mexican Debt) required to be offered to be so repurchased or prepaid, the “Other Applicable Debt”), then the Parent Borrower may apply such amount on a pro rata basis to the prepayment of the Term Loans and to the repurchase or prepayment of the Other Applicable Debt (determined on the basis of the aggregate outstanding principal amount of the Term Loans and Other Applicable Debt (or accreted amount if such Other Applicable Debt is issued with original issue discount) at such time); provided that the portion of such prepayment or repurchase allocated to the Other Applicable Debt shall not exceed the amount of such Net Cash Proceeds required to be allocated to the Other Applicable Debt pursuant to the terms thereof, and the remaining amount, if any, thereof shall be allocated to the Term Loans in accordance with the terms hereof, and the amount required to be used to make prepayments hereunder shall be reduced accordingly; provided, further, that to the extent the holders of the Other Applicable Debt decline to have such Debt prepaid or repurchased, the declined amount shall promptly (and in any event within ten (10) Business Days after the date of such rejection) be applied to prepay the Term Loans in accordance with the terms hereof.

(III)Notwithstanding anything to the contrary in Section 2.5(d)(i) or Section 2.5(d)(ii), any repayment or prepayment of Term Loans with, or in exchange for, Refinancing Term Loans or Replacement Term Loans shall be applied solely to each applicable Class or Classes of Term Loans or Revolving Credit Loans being refinanced or replaced.
(IV)Notwithstanding anything in this Section 2.5(d)(ii) to the contrary, if at the time that any prepayment would be required under clauses (A) or (B) above, the Parent Borrower or any Restricted Subsidiary is required to (x) repurchase, prepay or redeem (or to offer to repurchase, prepay or redeem) the 2027 Notes and/or the Novus Unsecured Bridge Facility pursuant to the terms of the documentation governing such 2027 Notes or Novus Unsecured Bridge Facility or (y) terminate commitments in respect of commitments outstanding under the Novus Commitment Letter (or any definitive documentation in respect thereof) pursuant to the terms of the Novus Commitment Letter (or any definitive documentation in respect thereof), in each case, with Net Cash Proceeds, then such Net Cash Proceeds shall not be subject to Section 2.5(d)(ii) and the Parent Borrower may apply such Net Cash Proceeds to the repurchase, prepayment or redemption of the 2027 Notes and the Novus Unsecured Bridge Facility, on a pro rata basis between the 2027 Notes and the Novus Unsecured Bridge Facility, and/or terminate commitments in respect of commitments outstanding under the Novus Commitment Letter (or any definitive documentation in respect thereof), as the case may be, prior to the prepayment of the Term Loans.
(E)Prepayment of Certain Loans. Each prepayment under this Section 2.5 shall be accompanied by any amount required to be paid, if any, pursuant to Section 4.8; provided that, so long as no Default or Event of Default shall have occurred and be continuing, if any prepayment of Term SOFR Loans or Alternative Currency Term Rate Loans is required to be made under this Section 2.5(d) (or under Section 2.4(e) as provided in clause (D)(I) above) prior to the last day of the Interest Period therefor (with such determination being made after the making of prepayments under this Section 2.5 of outstanding Alternate Base Rate Loans under the applicable Credit Facility or Facilities), in lieu of making any payment pursuant to this Section 2.5(d) in respect of any such Term SOFR Loan or Alternative Currency Term Rate Loan prior to the last day of the Interest Period therefor, the Parent Borrower may, in its sole discretion, (x) notify the Administrative Agent that such prepayment shall be made on the last day of one or more Interest Periods with respect to Term SOFR Loans and/or Alternative Currency Term Rate Loans and (y) notify the Administrative Agent of the amount of the prepayment so being delayed and the last day of each Interest Period and the applicable Loans to which such prepayment is to be applied (which application shall be to the most immediately occurring Interest Period end dates after the date such payment would otherwise have been due and payable, in order); provided further that in no event shall any delay pursuant to the foregoing proviso be to a date longer than three months after the date on which such prepayment is otherwise due and payable under this Section 2.5. If the Parent Borrower makes an election pursuant to the immediately preceding sentence, then each such payment shall be notified to the Administrative Agent at least one

Business Day prior to its due date, and shall be due and payable in full on such due date.
(F)No Reborrowings. Amounts prepaid under the Term Loan pursuant to this Section 2.5 may not be reborrowed.
(e)Conversion and Continuation of Term Loans. Provided that no Default or Event of Default has occurred and is then continuing, and subject to the terms of this Agreement, the Parent Borrower shall have the option (a) to convert all or any portion of its outstanding Term Loans made as Alternate Base Rate Loans in a principal amount equal to $5,000,000 or any whole multiple of $1,000,000 in excess thereof (or such other amount as may be satisfactory to the Administrative Agent) into one or more Term SOFR Loans and (b)(i) to convert all or any part of its outstanding Term SOFR Loans in a principal amount equal to $1,000,000 or a whole multiple of $100,000 in excess thereof into Alternate Base Rate Loans or (ii) to continue Term SOFR Loans as Term SOFR Loans in the same currency for an additional Interest Period, provided that if any conversion or continuation is made prior to the expiration of any Interest Period, the Parent Borrower shall pay any amount required to be paid pursuant to Section 4.8 hereof. Whenever the Parent Borrower desires to convert or continue Term Loans as provided above, the Parent Borrower shall give the Administrative Agent irrevocable prior written notice in the form of a Notice of Conversion/Continuation not later than (i) 11:00 a.m., Charlotte, North Carolina time, on the same Business Day in the case of a conversion of a Term SOFR Loan to an Alternate Base Rate Loan and (ii) 12:00 noon, Charlotte, North Carolina time, at least three (3) Business Days before the proposed conversion into or a continuation of a Term SOFR Loan (or, in each case, such shorter time as the Administrative Agent may agree). The Administrative Agent shall promptly notify the Term Loan Lenders of such Notice of Conversion/Continuation.
(f)French Lender Agreement. Each Lender that provides any Term Loan or any Incremental Term Loan and is a French Lender severally agrees that it will utilize accounts located outside France for the making or receipt of any advance, Loan or payment under this Agreement to, from or for the benefit of any Borrower under any Term Loan Facility or Incremental Term Loan Facility. For the avoidance of doubt, nothing in this Section 2.5(f) shall be deemed to be in derogation of the rights and obligations of any Revolving Credit Lender or Credit Party under Section 4.7(b)(ii).
(g)Non-U.S. Dispositions and Casualty Events. Notwithstanding any other provisions of this Section 2.5, to the extent that any or all of the Net Cash Proceeds realized or received with respect to any Asset Disposition by a Foreign Subsidiary (each, a “Non-U.S. Disposition”) or the Net Cash Proceeds realized or received with respect to any Casualty Event by a Foreign Subsidiary (each, a “Non-U.S. Casualty Event”), in each case giving rise to a prepayment event pursuant to Section 2.5(d)(ii), if distributed by such Foreign Subsidiary, (i) would result in material adverse tax consequences to the Parent Borrower or any of its Subsidiaries or (ii) would violate, require consents from a Governmental Authority under or otherwise be prohibited, restricted or delayed by applicable local law, rule or regulation from being repatriated to the United States, in each case as reasonably determined by the Parent Borrower in good faith, the portion of such Net Cash Proceeds so affected will not be required to be applied to repay Term Loans; provided, that the Parent Borrower will use commercially reasonable efforts (which shall not require the incurrence of any costs or losses beyond a de minimis amount and shall not require repayment of intercompany Debt if such repayment would result in material adverse tax consequences to the Parent Borrower or any of its Subsidiaries) to take all actions permitted by Applicable Law applicable to the Parent Borrower and its Restricted Subsidiaries in order to repatriate or otherwise permit the payment of such amounts (and, in the case of any such prepayment that is delayed by applicable local law, that such prepayment be made when reasonably practicable after such delay).

Section 2.6Swingline Facilities.

(a)Swingline Loans.
(i)The Swingline Lender agrees, on the terms and subject to the conditions set forth herein, and in reliance upon the agreements of the other Lenders set forth in this Section 2.6, to make a portion of the Revolving A Commitment available to the Parent Borrower from time to time prior to the Swingline Maturity Date by making Swingline Loans denominated in Dollars, Sterling or Euros to the Parent Borrower, in each case in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of the Swingline Loans made by the Swingline Lender outstanding at any one time exceeding the Swingline Commitment, (ii) with regard to each Revolving A Lender individually (other than the Swingline Lender in its capacity as such), such Revolving Credit Lender’s Revolving A Credit Exposure exceeding such Revolving Credit Lender’s Revolving A Commitment, or (iii) with regard to the Revolving A Lenders collectively, the Aggregate Revolving A Credit Exposure exceeding the Aggregate Revolving A Commitment, provided that the Swingline Lender shall not be obligated at any time to make any Swingline Loan if any Revolving A Lender is at that time a Defaulting Lender and after giving effect to any reallocation of the Participation Interest of such Defaulting Lender pursuant to Section 4.11(a)(iv), the Swingline Lender has any actual or potential Fronting Exposure with respect to such Defaulting Lender arising from the Swingline Loan proposed to be made, unless the Swingline Lender has entered into arrangements, including the delivery of cash collateral, satisfactory to the Swingline Lender (in its sole discretion) with the Parent Borrower or such Defaulting Lender to eliminate such Fronting Exposure. Swingline Loans may be repaid and reborrowed in accordance with the provisions hereof prior to the Swingline Maturity Date. The proceeds of any Swingline Loan may be used, in whole or in part, to refund any prior Swingline Loan.
(ii)The Parent Borrower shall request a Swingline Loan by irrevocable notice, which may be given (A) by telephone, or (B) substantially in the form of Exhibit A–2 hereto (or such other form as may be approved by the Administrative Agent, including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent) (a “Swingline Loan Request”); provided that any telephonic notice must be confirmed promptly by delivery to the Swingline Lender and the Administrative Agent of a Swingline Loan Request, to the Swingline Lender and the Administrative Agent (i) not later than 3:00 p.m. Charlotte, North Carolina time on the date of funding a Swingline Loan denominated in Dollars in the United States which shall be a Business Day, (ii) not later than 5:00 p.m. Charlotte, North Carolina time on the Business Day prior to the date of funding a Swingline Loan denominated in Dollars outside of the United States which shall be a Business Day and (iii) not later than 11:00 a.m. Charlotte, North Carolina time on the Business Day prior to the date requested to borrow a Swingline Loan denominated in Sterling or Euros (or, in each case, such shorter time as the Administrative Agent may agree), in each case specifying (A) the date of such borrowing, which shall be a Business Day and (B) the amount to be borrowed, which shall be a minimum of the Dollar Equivalent of $100,000. Each Swingline Loan will be a loan bearing interest as set forth in Section 4.1(a)(iv) and, in each case, subject to Section 2.6(a)(iii), shall have such maturity date as agreed to by the Swingline Lender and the Parent Borrower.
(iii)The outstanding principal amount of each Swingline Loan shall be due and payable on the earliest of (A) the maturity date agreed to by the Swingline Lender and the Parent Borrower with respect to such Swingline Loan, which shall not be longer than 30 days after the date of borrowing, (B) the Swingline Maturity Date, (C) the occurrence of a Bankruptcy Event with respect to the Parent Borrower, any Guarantor or any Subsidiary Borrower with

Obligations then outstanding under this Agreement and (D) the acceleration of any Loan or the termination of the Aggregate Commitment pursuant to Section 11.2(a).
(b)The Swingline Lender may, at any time in its sole discretion, by written notice delivered to the Administrative Agent no later than 11:00 a.m., Charlotte, North Carolina time, on any Business Day, require the Revolving A Lenders to acquire participations on such Business Day (or, in the case of Swingline Loans denominated in Euros or Sterling, two Business Days after such Business Day) in all or a portion of the Swingline Loans outstanding, and each Revolving A Lender hereby irrevocably agrees to purchase, and shall be deemed to have purchased, a Participation Interest in such outstanding Swingline Loans in an amount equal to its Revolving A Ratable Share of the unpaid amount together with accrued interest thereon. Not later than 2:00 p.m. Charlotte, North Carolina time on the Business Day such notice is given (or, in the case of Swingline Loans denominated in Euros or Sterling, two Business Days after such Business Day), each Revolving A Lender shall deliver to the Swingline Lender an amount equal to its respective Participation Interest in such Swingline Loans in same day funds and in the applicable currency at the office of the Swingline Lender specified in Section 13.1. In order to evidence such Participation Interest, each such Revolving A Lender agrees to enter into a participation agreement at the request of the Swingline Lender in form and substance reasonably satisfactory to all parties. In the event any Revolving A Lender fails to make available to the Swingline Lender the amount of its Participation Interest as provided in this Section 2.6(b), the Swingline Lender shall be entitled to recover such amount on demand from such Revolving A Lender together with interest at the Federal Funds Rate for one Business Day and thereafter at the Alternate Base Rate.
(c)A copy of each notice given by the Swingline Lender pursuant to this Section 2.6 shall be promptly delivered by the Swingline Lender to the Administrative Agent and the Parent Borrower.
(d)The obligation of each of the Revolving A Lenders to purchase Participation Interests in outstanding Swingline Loans pursuant to Section 2.6(b) shall be absolute and unconditional and shall not be affected by any circumstance, including (without limitation) (i) any set–off, counterclaim, recoupment, defense or other right which such Revolving A Lender or any other Person may have against the Swingline Lender or any Credit Party, (ii) the occurrence or continuance of a Default or an Event of Default or the termination or reduction in the amount of the Aggregate Commitment after any such Swingline Loans were made, (iii) any adverse change in the condition (financial or otherwise) of any Credit Party or any other Person, (iv) any breach of this Agreement or any other Loan Document by any Credit Party or any other Lender, (v) whether any condition specified in Section 5.2 is then satisfied or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If such Revolving A Lender does not pay such amount forthwith upon the Swingline Lender’s demand therefor, and until such time as such Revolving A Lender makes the required payment, the Swingline Lender shall be deemed to continue to have outstanding Swingline Loans in the amount of such unpaid Participation Interest for all purposes of the Loan Documents other than those provisions requiring the other Revolving A Lenders to purchase a participation therein. Further, such Revolving A Lender shall be deemed to have assigned any and all payments made of principal and interest on its Loans, and any other amounts due to it hereunder to the Swingline Lender to fund Swingline Loans in the amount of the Participation Interest in Swingline Loans that such Revolving A Lender failed to purchase pursuant to Section 2.6(b) until such amount has been purchased (as a result of such assignment or otherwise).
(e)The Parent Borrower may, upon revocable notice to the Swingline Lender pursuant to delivery to the Swingline Lender of a notice of swingline loan prepayment (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swingline Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Swingline Lender and the Administrative Agent not later than 1:00 p.m. (Charlotte, North Carolina time) on the date of the prepayment (or such shorter time as the Administrative Agent may agree), and (B) any such prepayment shall be in a minimum principal amount of $100,000.  Each such notice shall specify the date and amount of such prepayment.  If such notice is given by the Parent Borrower, the Parent Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Notwithstanding the foregoing, any notice delivered in connection with any refinancing of all of the Revolving A Credit Facility with the proceeds of such refinancing or of any other incurrence of Debt or the occurrence of some other identifiable event or condition, may be, if expressly so stated to be, contingent upon the consummation of such refinancing or incurrence or occurrence of such other identifiable event or condition and may be revoked by the Parent Borrower in the event such contingency is not met; provided that the delay or failure of such contingency shall not relieve the Parent Borrower from its obligations in respect thereof under Section 4.8.
Section 2.7Commitment Reductions.
(a)The Parent Borrower shall have the right at any time and from time to time, upon at least three (3) Business Days’ prior written revocable notice to the Administrative Agent (or such shorter time as the Administrative Agent may agree), to permanently terminate or reduce the Commitment of any Class; provided that (i) each reduction of the Commitment of any Class shall be in an aggregate principal amount not less than $5,000,000 or any whole multiple of $1,000,000 in excess thereof and (ii) such reduction shall not cause the Aggregate Revolving A Credit Exposure to exceed the Aggregate Revolving A Commitment or the Aggregate Revolving B Credit Exposure to exceed the Aggregate Revolving B Commitment. Upon receipt of such notice, the Administrative Agent shall promptly notify each Revolving A Lender and Revolving B Lender, as applicable. The amount of any termination or reduction made under this Section 2.7 may not thereafter be reinstated.
(b)Notwithstanding the foregoing, any notice delivered in connection with any refinancing of all of the applicable Class of Commitments with the proceeds of such refinancing or of any other incurrence of Debt or the occurrence of some other identifiable event or condition, may be, if expressly so stated to be, contingent upon the consummation of such refinancing or incurrence or occurrence of such other identifiable event or condition and may be revoked by the Parent Borrower in the event such contingency is not met; provided that the delay or failure of such contingency shall not relieve the Parent Borrower from its obligations in respect thereof under Section 4.8.
(c)Notwithstanding anything herein to the contrary, if the Novus Transaction Termination Date occurs prior to the occurrence of the Novus Transactions Closing Date, the Novus Upsize Revolving Commitments shall automatically terminate in their entirety on the Novus Transaction Termination Date.
Section 2.8Incremental Loans.
(a)At any time after the Closing Date, on one or more occasions, the Parent Borrower may by written notice to the Administrative Agent elect to request:
(i)the establishment of one or more new tranches of incremental term loan commitments and/or an increase the principal amount of any existing Term Loans (any such new incremental term loan commitment and/or increase to an existing Term Loan tranche, an “Incremental Term Loan Commitment” and any loans funded thereunder, an “Incremental Term Loan”); or

(ii)the establishment of one or more new tranches of incremental revolving facilities (the “Additional Revolving Credit Commitments” and any loans made thereunder, the “Additional Revolving Credit Loans”) and/or the establishment of one or more increases in any of the Revolving Credit Commitments (any such increase, an “Incremental Revolving Commitment Increase” and any revolving loans made thereunder, the “Incremental Revolving Commitment Increase Loans”; the Additional Revolving Credit Loans together with the Incremental Revolving Commitment Increase Loans, the “Incremental Revolving Credit Loans”; the Incremental Revolving Commitment Increase, together with the Additional Revolving Credit Commitments, collectively, the “Incremental Revolving Credit Commitments”, and the Incremental Revolving Credit Commitments, together with the Incremental Term Loan Commitments, the “Incremental Loan Commitments”; the Incremental Revolving Credit Loans and the Incremental Term Loans, the “Incremental Loans”);
(iii)provided that:
(1) the total aggregate initial principal amount (as of the date of incurrence thereof) of such requested Incremental Loan Commitments and Incremental Loans shall not exceed the Incremental Facilities Limit; and
(2) the total aggregate amount for each Incremental Loan Commitment (and the Incremental Loans made thereunder) shall not be less than a minimum principal amount of $10,000,000 or, if less, the remaining amount permitted pursuant to the foregoing clause (1).
Each such notice shall specify the date (each, an “Incremental Effective Date”) on which the Parent Borrower proposes that any Incremental Loan Commitment shall be effective, which shall be a date not less than ten (10) Business Days after the date on which such notice is delivered to Administrative Agent (or such shorter period as may be approved by the Administrative Agent).
(b)The Parent Borrower may invite any Lender, any Affiliate of any Lender and/or any Approved Fund, and/or any other Person that meets the requirements of Section 13.7 (but subject to any consents that may be required pursuant to Section 13.7(b)(i) and any limitations that may apply pursuant to Section 13.7(b)(vii) and (viii)), to provide an Incremental Loan Commitment (any such Person, an “Incremental Lender”). Any proposed Incremental Lender offered or approached to provide all or a portion of any Incremental Loan Commitment may elect or decline, in its sole discretion, to provide such Incremental Loan Commitment or any portion thereof. Any proposed Incremental Lender not responding by the Incremental Effective Date shall be deemed to have declined to provide an Incremental Loan Commitment or any portion thereof.
(c)Each Incremental Lender shall become a Lender or make its Incremental Loan Commitment under this Agreement pursuant to an amendment (an “Incremental Facility Amendment”) to this Agreement giving effect to the modifications permitted by this Section 2.8 and, as appropriate, the other Loan Documents, executed by the Credit Parties, each Incremental Lender with respect to the Incremental Loan under the Incremental Facility Amendment (to the extent applicable) and the Administrative Agent; provided, that with the consent of each Incremental Lender with respect to the Incremental Loan under the Incremental Facility Amendment, the Administrative Agent may execute such Incremental Facility Amendment on behalf of the applicable Incremental Lenders.

(d)Any Incremental Loan Commitment shall become effective as of such Incremental Effective Date; provided that each of the following conditions has been satisfied or waived as of such Incremental Effective Date, which in the case of an Incremental Term Loan to be used to finance a Limited Condition Transaction, shall be subject to Section 1.7:
(A)no Default or Event of Default shall exist on such Incremental Effective Date immediately prior to or after giving effect to (1) any Incremental Loan Commitment, (2) the making of any Incremental Loans pursuant thereto or (3) any Limited Condition Transaction consummated in connection with any of the foregoing;
(B)the Parent Borrower shall be in compliance with the Financial Covenants, in each case based on the financial statements most recently delivered pursuant to Section 7.1(a)(i) or 7.1(a)(ii), as applicable, on a pro forma basis immediately after giving effect to (x) any Incremental Loan Commitment and the making of any Incremental Loans pursuant thereto (with any Incremental Loan Commitment being deemed to be fully funded and including the application of the proceeds of such Incremental Loans without netting any cash proceeds thereof for purposes of calculating the Consolidated Net Leverage Ratio (subject to giving pro forma effect to the use of proceeds of such Incremental Loans)), (y) the incurrence of any other related Debt (including any substantially simultaneous issuance of Incremental Equivalent Debt) and (z) any Limited Condition Transaction consummated in connection with any of the foregoing;
(C)each of the representations and warranties contained in Article VI shall be true and correct in all material respects, except to the extent any such representation and warranty is qualified by materiality or reference to Material Adverse Effect, in which case, such representation and warranty shall be true and correct in all respects, on such Incremental Effective Date with the same effect as if made on and as of such date (except for any such representation and warranty that by its terms is made only as of an earlier date, which representation and warranty shall remain true and correct as of such earlier date);
(D)The Parent Borrower and its Subsidiaries shall use the proceeds, if any, of the Incremental Loans for any purpose not prohibited by this Agreement and as agreed by the Parent Borrower and the lender(s) providing such Incremental Loans.
(e)Incremental Revolving Loans.
(i)On any Incremental Effective Date (A) on which an Incremental Revolving Commitment Increase is effective (x) each of the Incremental Lenders with an existing Revolving Credit Commitment of the Class being increased by such Incremental Revolving Commitment Increase shall automatically and without further act be deemed to have assigned to each Incremental Lender with an Incremental Revolving Commitment Increase of such Class (each, a “New Revolving Loan Lender”), and each of such New Revolving Loan Lenders shall automatically and without further act be deemed to have purchased and assumed, (A) a portion of such Incremental Lender’s participations hereunder in outstanding Letters of Credit in such Class, so that after giving effect to each such deemed assignment and assumption and participation, the percentage of the aggregate outstanding participations hereunder in such Letters of Credit in such Class held by each Lender holding Revolving Credit Loans in such Class (including each such Incremental Lender), as applicable, will equal the percentage of the aggregate Revolving Credit Commitments of all Lenders under the Revolving Credit Facilities in such Class, and (B) at the principal amount thereof, such interests in the Revolving Credit Loans of such Class outstanding on such Incremental Effective Date as shall be necessary in order that, after giving effect to all such assignments and assumptions, the Revolving Credit Loans of such Class will be held by existing Lenders under such Class and Incremental Lenders under such Class ratably in accordance with their respective Revolving Credit Commitments of such Class after giving effect to the addition of such Incremental Revolving Commitment Increase to such existing Revolving Credit Commitments (the Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to this clause (x)), and (y) with respect to any Incremental Revolving Credit Commitments, (A) each Incremental Revolving Credit Commitment shall be deemed for all purposes a Revolving Credit Commitment and each Incremental Revolving Commitment Increase Loan or Additional Revolving Credit Loan shall be deemed, for all purposes, Revolving Credit Loans and (B) each Incremental Lender with an Incremental Revolving Credit Commitment shall become a Revolving Credit Lender with respect to the applicable Incremental Revolving Credit Commitment and all matters relating thereto.
(ii)The terms and provisions of any Incremental Revolving Commitment Increase and the related Incremental Revolving Commitment Increase Loans shall be substantially identical to the Class of Commitments and related Revolving Credit Loans subject to increase by such Incremental Revolving Commitment Increase and the related Incremental Revolving Commitment Increase Loans; provided, that underwriting, arrangement, structuring, ticking, commitment, upfront or similar fees, and other fees payable in connection therewith that are not generally shared with all relevant lenders providing such Incremental Revolving Commitment Increase and the related Incremental Revolving Commitment Increase Loans, that may be agreed to among the Borrower and the lender(s) providing and/or arranging such Incremental Revolving Commitment Increase may be paid in connection with such Incremental Revolving Commitment Increase. Additional Revolving Credit Commitments and Additional Revolving Credit Loans shall be on terms and documentation set forth in the applicable Incremental Facility Amendment as determined by the Borrower; provided, further, that notwithstanding anything to the contrary in this Section 2.8 or otherwise:
(A)any such Additional Revolving Credit Commitments and Additional Revolving Credit Loans shall rank pari passu or junior in right of payment and of security with the Revolving Credit Loans or be unsecured (and, if applicable, shall be subject to a subordination agreement and/or intercreditor agreement reasonably satisfactory to the Borrower and the Administrative Agent);
(B)any such Additional Revolving Credit Commitments and Additional Revolving Credit Loans (x) shall not be guaranteed by any Subsidiary other than a Guarantor hereunder and (y) if secured, shall not be secured by assets other than Collateral (and, if applicable, shall be subject to a subordination agreement and/or intercreditor agreement reasonably satisfactory to the Borrower and the Administrative Agent);
(C)any such Additional Revolving Credit Commitments and Additional Revolving Credit Loans shall not mature earlier than the Revolving Credit Maturity Date then in effect for such Class;
(D)all terms with respect to any Additional Revolving Credit Commitments and Additional Revolving Credit Loans which are materially more restrictive (taken as a whole), as determined by the Parent Borrower in good faith (other than in respect of any underwriting, arrangement, structuring, ticking, commitment, upfront or similar fees, and other fees payable in connection therewith that are not generally shared with all relevant lenders providing such

Additional Revolving Credit Commitments and the related Additional Revolving Credit Loans) than those with respect to the Revolving Credit Loans shall be (x) applicable only after the Specified Maturity Date of the relevant Revolving Credit Loans outstanding on the Closing Date (which may be achieved by an amendment solely among the Parent Borrower and the Administrative Agent (and the Required Lenders hereby authorize the Administrative Agent to enter into such amendment)), or (y) otherwise be reasonably satisfactory to the Administrative Agent; provided that documentation governing any Additional Revolving Credit Commitments and Additional Revolving Credit Loans may include such materially more restrictive terms so long as the Administrative Agent shall have been given prompt written notice thereof and this Agreement is amended to include such term for the benefit of each Credit Facility of the same Class (which may be achieved by an amendment solely among the Parent Borrower and the Administrative Agent (and the Required Lenders hereby authorize the Administrative Agent to enter into such amendment)); and
(E)all other terms of any Additional Revolving Credit Commitments and Additional Revolving Credit Loans (other than as described in clauses (A) through (D) above) may differ from the terms of the Credit Facility of the same Class if reasonably satisfactory to the Borrower and the lender(s) providing such Additional Revolving Credit Commitments and Additional Revolving Credit Loans.
(f)Incremental Term Loans.
(i)On any Incremental Effective Date on which any Incremental Term Loan Commitments of any Class are effective (A) each Incremental Lender with an Incremental Term Loan Commitment (each, an “Incremental Term Loan Lender”) of any Class shall make an Incremental Term Loan to the Parent Borrower in an amount equal to its Incremental Term Loan Commitment of such Class, and (B) each Incremental Term Loan Lender of any Class shall become a Term Loan Lender hereunder with respect to the Incremental Term Loan Commitment of such Class and the Incremental Term Loans of such Class made pursuant thereto.
(ii)The terms and provisions of any Incremental Term Loan Commitments and the respective related Incremental Term Loans effected pursuant to an increase in the principal amount of any existing Term Loans (such increase, a “Term Loan Increase”) shall be substantially identical to the terms and provisions applicable to the Class of Term Loans subject to such increase; provided, that underwriting, arrangement, structuring, ticking, commitment, original issue discount, upfront or similar fees, and other fees payable in connection therewith that are not generally shared with all relevant lenders providing such Incremental Term Loan Commitments and the respective related Incremental Term Loans, that may be agreed to among the Borrower and the lender(s) providing and/or arranging such Incremental Term Loan Commitments may be paid in connection with such Incremental Term Loan Commitments.
(iii)The terms and provisions of any Incremental Term Loan Commitments and the respective related Incremental Term Loans of any Class not effected pursuant to a Term Loan Increase shall be on terms and documentation set forth in the applicable Incremental Facility Amendment as determined by the Borrower; provided that:
(A)except with respect to the Novus Unsecured Bridge Facility and other bridge financings, escrow or other similar Debt with a maturity date not longer than one (1) year so long as the Debt subject to such escrow or other similar arrangement otherwise meets the conditions in clause (E) below upon the release of such escrow or similar arrangements (collectively, the “Short Term Financings”), such Incremental Term Loans and Incremental Term Loan Commitments may participate on a pro rata basis, greater than pro rata basis or less than pro rata basis in any voluntary prepayment of any Class of Term Loans hereunder and may participate on a pro rata basis or less than pro rata basis (but, except as otherwise permitted by this Agreement, not on a greater than pro rata basis) in any mandatory prepayments of any Class of Term Loans hereunder; provided that if such Incremental Term Loans are unsecured or rank junior in right of payment or as to security with the Obligations, such Incremental Term Loans shall participate on a junior basis with respect to mandatory repayments of Term Loans hereunder (except in connection with any refinancing, extension, renewal, replacement, repurchase or retirement thereof permitted by this Agreement);
(B)such Incremental Term Loans and Incremental Term Loan Commitments shall not be guaranteed by any Subsidiary other than a Guarantor hereunder; and
(C)such Incremental Term Loans and Incremental Term Loan Commitments shall be unsecured or rank pari passu or junior in right of security with any Obligations outstanding under this Agreement and, if secured, shall not be secured by assets other than Collateral (and, if applicable, shall be subject to a subordination agreement and/or intercreditor agreement reasonably satisfactory to the Borrower and the Administrative Agent, as applicable);
(D)the pricing, interest rate margins, discounts, premiums, interest rate floors and/or fees for such Incremental Term Loans and Incremental Term Loan Commitments shall be determined by the Borrower and the lender(s) thereunder;
(E)the maturity of such Incremental Term Loans and Incremental Term Loan Commitments shall be as agreed by the Parent Borrower and lender(s) thereunder, but such Incremental Term Loans and Incremental Term Loan Commitments (other than in respect of any Short Term Financings) will not in any event have a maturity date that is the same as or earlier than the Latest Term Loan Maturity Date of the then outstanding Term Loans (as of the date of the Incremental Facility Amendment) and will not have a shorter weighted average life to maturity than the remaining weighted average life to maturity of the then outstanding Term Loans (as of the date of the Incremental Facility Amendment);
(F)subject to exceptions for any Short Term Financings, all terms with respect to such Incremental Term Loans and Incremental Term Loan Commitments which are materially more restrictive (taken as a whole), as determined by the Parent Borrower in good faith (other than (x) as described in clauses (A) through (E) above or (y) in respect of any underwriting, arrangement, structuring, ticking, commitment, upfront or similar fees, and other fees payable in connection therewith that are not generally shared with all relevant lenders providing such Incremental Term Loans and Incremental Term Loan Commitments) than those with respect to the Term Loans shall be (x) permitted by clauses (A) through (E) above, (y) applicable only after the Latest Term Loan Maturity Date (as of the date of the Incremental Facility Amendment) of the relevant Term Loans (which may be achieved by an amendment solely among the

Parent Borrower and the Administrative Agent (and the Required Lenders hereby authorize the Administrative Agent to enter into such amendment)), or (z) otherwise be reasonably satisfactory to the Administrative Agent; provided that documentation governing any such Incremental Term Loans and Incremental Term Loan Commitments may include such materially more restrictive terms so long as the Administrative Agent shall have been given prompt written notice thereof and this Agreement is amended to include such term for the benefit of each Credit Facility of the same Class (which may be achieved by an amendment solely among the Parent Borrower and the Administrative Agent (and the Required Lenders hereby authorize the Administrative Agent to enter into such amendment)).
(G)subject to exceptions for any Short Term Financings, all other terms of any Incremental Term Loans (other than as described in clauses (A) through (F) above) may differ from the terms of the Term Loans if reasonably satisfactory to the Borrower and the lender(s) providing such Incremental Term Loans.
(g)Such Incremental Loan Commitments shall be effected pursuant to one or more Incremental Facility Amendments executed and delivered by the Parent Borrower, the Administrative Agent and the applicable Incremental Lenders (which Incremental Facility Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.8).
(h)The Parent Borrower shall deliver or cause to be delivered any customary legal opinions or other documents (including, without limitation, a resolution duly adopted by the board of directors (or equivalent governing body) of the Parent Borrower and each Guarantor and, if applicable, any Subsidiary Borrower authorizing such Incremental Loan and/or Incremental Loan Commitment) as may be reasonably requested by Administrative Agent in connection with any such transaction.
(i)This Section shall supersede any provisions in Section 4.3, Section 4.4 or 13.9 to the contrary. Each Incremental Facility Amendment may, without the consent of any other Lenders, effect technical and corresponding amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Parent Borrower, to effect the provisions of this Section 2.8 (including increasing amortization payments to achieve fungibility of a Term Loan Increase with such existing Term Loan). The creation or provision of any Incremental Facility or Incremental Loan shall not require the approval of any existing Lender other than any existing Lender providing all or part of any Incremental Facility or Incremental Loan.
Section 2.9Addition or Removal of Subsidiary Borrowers; Optional Currencies.
(a)Subsidiary Borrowers.
(i)Subject to Section 2.9(b), the Parent Borrower may at any time, with the prior consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed), add any Subsidiary as a Revolving Borrower upon satisfaction of the conditions specified in Section 5.3, in which case such Subsidiary shall for all purposes be a party hereto as a Revolving A Borrower or Revolving B Borrower, as the case may be, as fully as if it had executed and delivered this Agreement, provided that the Administrative Agent shall notify the applicable Revolving Credit Lenders in the Class to which such Subsidiary shall be a Revolving Borrower at least ten Business Days prior to granting such consent, and shall withhold such consent if any Revolving A Lender and/or Revolving B Lender, as the case may be, notifies the Administrative Agent in writing within ten Business Days that it is not permitted by Applicable Law or any other organizational policy to make Loans to the relevant Subsidiary. If (i) no applicable Revolving Credit Lender shall have notified the Administrative Agent that it is not permitted by Applicable Law or any other organizational policy to make Revolving Credit Loans to the relevant Subsidiary and (ii) the Administrative Agent has not withheld its consent to the addition of such Subsidiary as a Subsidiary Borrower pursuant to the immediately preceding sentence, then such Subsidiary Borrower shall be added as a Subsidiary Borrower to the relevant Class, provided that, in the case of any proposed Subsidiary Borrower with a jurisdiction of domicile that is a jurisdiction different from each other Subsidiary Borrower in the relevant Class, the Administrative Agent may establish and apply such other rules and procedures, and amend this Agreement accordingly, as it deems reasonably necessary for the addition of such Subsidiary Borrower pursuant to, and in a manner consistent with, this Agreement.
(ii)With respect to any Subsidiary Borrower, so long as the principal of and interest on any Loans made to such Subsidiary Borrower under this Agreement shall have been paid in full (other than contingent obligations that are not yet due) and all other Obligations of such Subsidiary Borrower under this Agreement shall have been fully performed (other than contingent obligations that are not yet due), the Parent Borrower may, by not less than five Business Days’ prior notice to the Administrative Agent (which shall promptly notify the relevant Revolving Credit Lenders thereof), terminate such Subsidiary’s status as a “Subsidiary Borrower” and such Subsidiary Borrower shall no longer be a party to this Agreement or any other Loan Document.
(iii)Notwithstanding anything to the contrary in this Agreement, in no event shall any Foreign Subsidiary Borrower organized under the laws of France be a Borrower under any Credit Facility other than the Revolving A Credit Facility.
(b)Addition of Optional Currencies.
(i)The Parent Borrower may at any time and from time to time request that the definition of “Revolving A Optional Currency” and/or “Revolving B Optional Currency” be amended to add any other currency that is an Eligible Currency at such time. For the avoidance of doubt, the addition of any Subsidiary Borrower pursuant to Section 2.9(a)(i) shall not be deemed to amend the definition of “Revolving A Optional Currency” or “Revolving B Optional Currency”, as the case may be, unless approved by all of the relevant Revolving Credit Lenders pursuant to this Section 2.9(b). The Administrative Agent shall promptly notify the affected Lenders in the relevant Class to which such proposed Eligible Currency is to be made available for the borrowing of Revolving Credit Loans, and shall withhold such consent if any Revolving Credit Lender in such Class notifies the Administrative Agent within ten Business Days of such notice that it is not permitted by Applicable Law or any other organizational policy to make Loans in such Eligible Currency. If each of the affected Revolving Credit Lenders in the relevant Class consents to the addition of such proposed currency and the provisions of clause (ii) below are satisfied with respect to the rate of interest applicable thereto, the definition of “Revolving A Optional Currency” or “Revolving B Optional Currency”, as the case may be, and Schedule 1.1(b) shall automatically be deemed amended to reflect the addition of such Eligible Currency and the Parent Borrower and the Administrative Agent, on behalf of the Required Lenders (or all of the applicable Lenders if required by Section 13.9), shall further amend the provisions of this Agreement (including Section 4.1(d)) as shall be necessary or appropriate to provide for the borrowing, funding, disbursement, computation of interest (consistent with the ensuing clause (ii) below) and repayment of Obligations denominated in such new Eligible Currency. For the avoidance of doubt, Letters of Credit shall only be available to be issued in such new Eligible Currency if such Eligible Currency is approved by each of the Issuing Lenders under the applicable Revolving Credit Facility.

(ii)If a proposed Eligible Currency is approved in accordance with the preceding clause (i), and the Administrative Agent and the applicable Revolving Credit Lenders reasonably determine that an appropriate interest rate is available to be used for such requested Eligible Currency, the Administrative Agent shall so notify the Parent Borrower and (A) the Administrative Agent and such Lenders may amend the definition of Alternative Currency Daily Rate or Alternative Currency Term Rate (or, if reasonably necessary, amend to utilize an independent definitional structure) to the extent necessary to add the applicable rate for such Eligible Currency and any applicable adjustment for such rate and (B) to the extent the definition of Alternative Currency Daily Rate or Alternative Currency Term Rate (or applicable independent definitional structure), as applicable, has been amended (or added) to reflect the appropriate rate for such Eligible Currency, such Eligible Currency shall thereupon be deemed for all purposes to be an Optional Currency for purposes of any borrowings of Alternative Currency Loans under the Revolving A Credit Facility or the Revolving B Credit Facility, as applicable. If the Administrative Agent and each Issuing Lender under the applicable Revolving Credit Facility consent to the issuance of Letters of Credit in such requested Eligible Currency, the Administrative Agent shall so notify the Parent Borrower and (x) the Administrative Agent and the applicable Issuing Lenders may amend the definition of Alternative Currency Daily Rate or Alternative Currency Term Rate, as applicable, to the extent necessary to add the applicable rate for such Eligible Currency and any applicable adjustment for such rate and (y) to the extent the definition of Alternative Currency Daily Rate or Alternative Currency Term Rate, as applicable, has been amended to reflect the appropriate rate for such currency, such currency shall thereupon be deemed for all purposes to be an Alternative Currency, for purposes of any Letter of Credit issuances under the applicable Revolving Credit Facility.
Section 2.10Parent Borrower as Agent for Subsidiary Borrowers.

(a)Each Subsidiary Borrower hereby irrevocably appoints the Parent Borrower as the borrowing agent and attorney-in-fact for such Subsidiary Borrower which appointment shall remain in full force and effect unless and until Administrative Agent shall have received prior written notice signed by the Parent Borrower that it has resigned such position. Each Subsidiary Borrower hereby irrevocably appoints and authorizes the Parent Borrower to (i) provide all notices and instructions under this Agreement and (ii) take such action as the Parent Borrower deems appropriate on its behalf to obtain Loans and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement.
(b)Each Borrower hereby severally agrees to indemnify each Lender and the Administrative Agent and hold each Lender and the Administrative Agent harmless against any and all liability, expense, loss or claim of damage or injury, made against the Lenders and the Administrative Agent by such Borrower or by any third party whosoever, arising from or incurred by reason of the Lenders’ or the Administrative Agent’s relying on any instructions of the Parent Borrower on behalf of such Borrower, except that such Borrower will have no liability under this Section 2.10(b) with respect to any liability that has been finally determined by final non-appealable judgment by a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of such Lender or the Administrative Agent.
Section 2.11Extensions of Term Loans and Revolving Credit Loans and Revolving Credit Commitments; Refinancing Facilities.

(a)Extensions.

(i)The Parent Borrower may at any time and from time to time request that all or a portion of the Term Loans of any Class (an “Existing Term Loan Class”) be converted to extend the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of such Term Loans (any such Term Loans which have been so converted, “Extended Term Loans”) and to provide for other terms consistent with this Section 2.11. In order to establish any Extended Term Loans, the Parent Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Existing Term Loan Class which such request shall be offered equally to all such Lenders) (a “Term Loan Extension Request”) setting forth the proposed terms of the Extended Term Loans to be established, which shall either, at the option of the Parent Borrower, (A) reflect market terms and conditions (taken as a whole) at the time of incurrence or issuance (as determined in good faith by the Parent Borrower) or (B) if not consistent with the terms of the applicable Existing Term Loan Class, shall not be materially more restrictive to the Credit Parties (as determined in good faith by the Parent Borrower), when taken as a whole, than the terms of the Term Loans of the Existing Term Loan Class unless (x) the Lenders of the Term Loans of such applicable Existing Term Loan Class receive the benefit of such more restrictive terms or (y) any such provisions apply after the Latest Term Loan Maturity Date; provided, however, that (1) the scheduled final maturity date shall be extended and all or any of the scheduled amortization payments of principal of the Extended Term Loans may be delayed to later dates than the scheduled amortization of principal of the Term Loans of such Existing Term Loan Class (with any such delay resulting in a corresponding adjustment to the scheduled amortization payments reflected in Section 2.4 or 2.5, as applicable, or in the Extension Amendment, as the case may be, with respect to the Existing Term Loan Class from which such Extended Term Loans were converted, in each case as more particularly set forth in Section 2.11(a)(v)), (2)(A) pricing, fees, optional prepayment or redemption terms shall be determined in good faith by the Parent Borrower and the interest rates, interest margins, upfront fees, funding discounts, original issue discounts and premiums (including through fixed rate interest) with respect to the Extended Term Loans may be higher or lower than the interest margins and floors for the Term Loans of such Existing Term Loan Class and/or (B) additional fees, premiums or AHYDO Payments may be payable to the Lenders providing such Extended Term Loans in addition to or in lieu of any of the items contemplated by the preceding clause (A), in each case, to the extent provided in the applicable Extension Amendment, (3) the Extended Term Loans may participate on a pro rata basis, greater than pro rata basis or less than pro rata basis in any voluntary prepayment of any Class of Term Loans hereunder and may participate on a pro rata basis or less than pro rata basis (but, except as otherwise permitted by this Agreement, not on a greater than pro rata basis) in any mandatory prepayments of any Class of Term Loans hereunder; provided that if such Extended Term Loans are unsecured or rank junior in right of payment or as to security with the Secured Obligations, such Extended Term Loans shall participate on a junior basis with respect to mandatory repayments of Term Loans hereunder (except in connection with any refinancing, extension, renewal, replacement, repurchase or retirement thereof permitted by this Agreement), (4) Extended Term Loans may have call protection and prepayment premiums and, subject to clause (3) above, other redemption terms as may be agreed by the Parent Borrower and the Lenders thereof and (5) the Extension Amendment may provide for other covenants and terms that apply solely to any period after the Latest Term Loan Maturity Date, provided that the principal amount of the Extended Term Loans shall not exceed the principal amount of the Term Loans being extended except as otherwise permitted herein. No Lender shall have any obligation to agree to have any of its Term Loans of any Existing Term Loan Class converted into Extended Term Loans pursuant to any Term Loan Extension Request. Any Extended Term Loans of any Extension Series shall constitute a separate Class of Term Loans from the Existing Term Loan Class from which they were converted; provided that any Extended Term Loans converted from an Existing Term Loan Class may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any then outstanding Class of Term Loans other than the Existing Term Loan Class from which such Extended Term Loans were converted (in which case scheduled amortization with respect thereto shall be proportionally increased, including any further increase to the amortization amount to achieve fungibility of the Extended Term Loans with respect to such existing Term Loan Class).
(ii)The Parent Borrower may at any time and from time to time request that all or a portion of the Revolving Credit Commitments of any Class, each existing at the time of such request (each, an “Existing Revolving Credit Commitment” and any related Revolving Credit Loans thereunder, “Existing Revolving Credit Loans”; each Existing Revolving Credit Commitment and related Existing Revolving Credit Loans together being referred to as an “Existing Revolving Credit Class”) be converted to extend the termination date thereof and the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of Existing Revolving Credit Loans related to such Existing Revolving Credit Commitments (any such Existing Revolving Credit Commitments which have been so extended, “Extended Revolving Credit Commitments” and any related Revolving Credit Loans, “Extended Revolving Credit Loans”) and to provide for other terms consistent with this Section 2.11(a). In order to establish any Extended Revolving Credit Commitments, the Parent Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Class of Existing Revolving Credit Commitments which such request shall be offered equally to all such Lenders) (a “Revolving Credit Loan Extension Request”) setting forth the proposed terms of the Extended Revolving Credit Commitments to be established, which, shall either, at the option of the Parent Borrower, (A) reflect market terms and conditions (taken as a whole) at the time of incurrence or issuance (as determined in good faith by the Parent Borrower) or (B) if not consistent with the terms of the applicable Existing Revolving Credit Commitments, shall not be materially more restrictive to the Credit Parties (as determined in good faith by the Parent Borrower), when taken as a whole, than the terms of such Existing Revolving Credit Commitments (the “Specified Existing Revolving Credit Commitment”) unless (x) the Lenders providing Existing Revolving Credit Loans receive the benefit of such more restrictive terms or (y) any such provisions apply after the Latest Maturity Date of any Revolving Credit Commitments then outstanding under this Agreement, in each case, to the extent provided in the applicable Extension Amendment; provided, however, that (w) all or any of the final maturity dates of such Extended Revolving Credit Commitments may be delayed to later dates than the final maturity dates of the Specified Existing Revolving Credit Commitments, (x) (A) the interest rates, interest margins, rate floors, upfront fees, funding discounts, original issue discount and premiums with respect to the Extended Revolving Credit Commitments may be higher or lower than the interest margins rate floors, upfront fees, funding discounts, original issue discount and premiums for the Specified Existing Revolving Credit Commitments and/or (B) additional fees and premiums may be payable to the Lenders providing such Extended Revolving Credit Commitments in addition to or in lieu of any of the items contemplated by the preceding clause (A), (y) the commitment fee rate with respect to the Extended Revolving Credit Commitments may be higher or lower than the commitment fee rate for the Specified Existing Revolving Credit Commitment and (z) unless otherwise permitted hereby, the amount of the Extended Revolving Credit Commitments and the principal amount of the Extended Revolving Credit Loans shall not exceed the amount of the Specified Existing Revolving Credit Commitments being extended and the principal amount of the related Existing Revolving Credit Loans being extended, respectively, and provided further that, notwithstanding anything to the contrary in this Section 2.11(a) or otherwise, (1) the borrowing and repayment (other than in connection with a permanent repayment and termination of commitments) of the Extended Revolving Credit Loans under any Extended Revolving Credit Commitments shall be made on a pro rata basis with any borrowings and repayments of the Specified Existing Revolving Credit Commitments and each other Class of Existing Revolving Credit Commitments (the mechanics for which may be implemented through the applicable Extension Amendment and may include technical changes related to the borrowing and repayment procedures of the applicable Credit Facility) and (2) assignments and participations of Extended Revolving Credit Commitments and Extended Revolving Credit Loans shall be governed by the same assignment and participation provisions applicable to Revolving Credit Commitments and the Revolving Credit Loans related to such Commitments set forth in Section 13.7. No Lender shall have any obligation to agree to have any of its Revolving Credit Loans or Revolving Credit Commitments of any Existing Revolving Credit Class converted into Extended Revolving Credit Loans or Extended Revolving Credit Commitments pursuant to any Revolving Credit Loan Extension Request. Any Extended Revolving Credit Commitments of any Extension Series shall constitute a separate Class of revolving credit commitments from the Specified Existing Revolving Credit Commitments and from any other Existing Revolving Credit Commitments; provided that any Extended Revolving Credit Commitments converted from an Existing Revolving Credit Class may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any then outstanding Class of Revolving Credit Commitments other than the Existing Revolving Credit Class from which such Extended Revolving Credit Commitments were converted.
(iii)Any Lender (an “Extending Lender”) wishing to have all or a portion of its Term Loans or Revolving Credit Commitment of the Existing Class or Existing Classes subject to such Extension Request converted into Extended Term Loans or Extended Revolving Credit Commitments, as applicable, shall notify the Administrative Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Term Loans or Revolving Credit Commitments of the Existing Class or Existing Classes subject to such Extension Request that it has elected to convert into Extended Term Loans or Extended Revolving Credit Commitments, as applicable. In the event that the aggregate amount of Term Loans or Revolving Credit Commitments of the Existing Class or Existing Classes subject to Extension Elections exceeds the amount of Extended Term Loans or Extended Revolving Credit Commitments, as applicable, requested pursuant to the Extension Request, Term Loans or Revolving Credit Commitments of the Existing Class or Existing Classes subject to Extension Elections shall be converted to Extended Term Loans or Extended Revolving Credit Commitments, as applicable, on a pro rata basis based on the amount of Term Loans or Revolving Credit Commitments included in each such Extension Election. Notwithstanding the conversion of any Existing Revolving Credit Commitment into an Extended Revolving Credit Commitment, such Extended Revolving Credit Commitment shall be treated identically to all then-outstanding Revolving Credit Commitments for purposes of the obligations of a Revolving Credit Lender in respect of Letters of Credit under Article III, except that the applicable Extension Amendment may provide that the applicable L/C Maturity Date may be extended and the related obligations to issue Letters of Credit may be continued so long as the applicable Letter of Credit Issuer has consented to such extensions in its sole discretion (it being understood that no consent of any other Lender shall be required in connection with any such extension).
(iv)Extended Term Loans or Extended Revolving Credit Commitments, as applicable, shall be established pursuant to an amendment (an “Extension Amendment”) to this Agreement (which, except to the extent expressly contemplated by the last sentence of this Section 2.11(a)(v) and notwithstanding anything to the contrary set forth in Section 13.9, shall not require the consent of any Lender other than the Extending Lenders with respect to the Extended Term Loans or Extended Revolving Credit Commitments, as applicable, established thereby) executed by the Credit Parties, the Administrative Agent and the Extending Lenders. No Extension Amendment shall provide for any Class of Extended Term Loans or Extended Revolving Credit Commitments in an aggregate principal amount that is less than $5,000,000 and the Parent Borrower may condition the effectiveness of any Extension Amendment on an Extension Minimum Condition, which may be waived by the Parent Borrower in its sole discretion. In addition to any terms and changes required or permitted by Section 2.11(a), each Extension Amendment shall amend the scheduled amortization payments pursuant to Section 2.4 or 2.5, as applicable, or the applicable Incremental Term Loan Commitment with respect to the Class of Existing Term Loans from which the Extended Term Loans were converted to reduce each scheduled repayment amount for the Existing Term Loan

Class in the same proportion as the amount of Term Loans of the Existing Term Loan Class is to be converted pursuant to such Extension Amendment (it being understood that the amount of any repayment amount payable with respect to any individual Term Loan of such Existing Term Loan Class that is not an Extended Term Loan shall not be reduced as a result thereof). Notwithstanding anything to the contrary in this Section 2.11, and without limiting the generality or applicability of Section 13.9 to any Section 2.11(a) Additional Amendments, any Extension Amendment may provide for additional terms and/or additional amendments other than those referred to or contemplated above (any such additional amendment, a “Section 2.11(a) Additional Amendment”) to this Agreement and the other Loan Documents; provided that such Section 2.11(a) Additional Amendments comply with the requirements of Section 2.11(a) and do not become effective prior to the time that such Section 2.11(a) Additional Amendments have been consented to (including, without limitation, pursuant to (1) consents applicable to holders of Incremental Term Loans and Incremental Revolving Credit Commitments provided for in any Incremental Facility Amendment and (2) consents applicable to holders of any Extended Term Loans or Extended Revolving Credit Commitments provided for in any Extension Amendment) by such of the Lenders, Credit Parties and other parties (if any) as may be required in order for such Section 2.11(a) Additional Amendments to become effective in accordance with Section 13.9.
(v)Notwithstanding anything to the contrary contained in this Agreement, (A) on any date on which any Existing Class is converted to extend the related scheduled maturity date(s) in accordance with paragraph (a) above (an “Extension Date”), (I) in the case of the existing Term Loans of each Extending Lender, the aggregate principal amount of such existing Term Loans shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Term Loans so converted by such Lender on such date, and the Extended Term Loans shall be established as a separate Class of Term Loans, provided that any Extended Term Loans converted from an Existing Term Loan Class may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any then outstanding Class of Term Loans other than the Existing Term Loan Class from which such Extended Term Loans were converted (in which case scheduled amortization with respect thereto shall be proportionally increased, including any further increase to the amortization amount to achieve fungibility of the Extended Term Loans with respect to such existing Term Loan Class) and (II) in the case of the Specified Existing Revolving Credit Commitments of each Extending Lender, the aggregate principal amount of such Specified Existing Revolving Credit Commitments shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Revolving Credit Commitments so exchanged by such Lender on such date, and such Extended Revolving Credit Commitments shall be established as a separate Class of revolving credit commitments from the Specified Existing Revolving Credit Commitments and from any other Existing Revolving Credit Commitments, and (B) if, on any Extension Date, any Loans of any Extending Lender are outstanding under the applicable Specified Existing Revolving Credit Commitments, such Loans (and any related participations) shall be deemed to be allocated as Extended Revolving Credit Loans (and related participations) and Existing Revolving Credit Loans (and related participations) in the same proportion as such Extending Lender’s Specified Existing Revolving Credit Commitments to Extended Revolving Credit Commitments.
(vi)The Administrative Agent and the Lenders hereby consent to the consummation of the transactions contemplated by this Section 2.11(a) (including, for the avoidance of doubt, payment of any interest, fees, or premium in respect of any Extended Term Loans and/or Extended Revolving Credit Commitments on such terms as may be set forth in the relevant Extension Amendment) and hereby waive the requirements of any provision of this Agreement (including, without limitation, any pro rata payment or amendment section) or any other Loan Document that may otherwise prohibit or restrict any such extension or any other transaction contemplated by this Section 2.11(a).

(vii)No conversion of Loans or Commitments pursuant to any Extension Amendment in accordance with this Section 2.11(a) shall constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement.
(b)Refinancing Facilities.
(i)The Parent Borrower may, at any time or from time to time after the Closing Date, by notice to the Administrative Agent (a “Refinancing Loan Request”), request (A) (i) the establishment of one or more new Classes of term loans under this Agreement (any such new Class, “New Refinancing Term Loan Commitments”) or (ii) increases to one or more existing Classes of term loans under this Agreement (provided that the loans under such new commitments shall be fungible for U.S. federal income tax purposes with the existing Class of Term Loans proposed to be increased on the Refinancing Facility Closing Date for such increase) (any such increase to an existing Class, collectively with New Refinancing Term Loan Commitments, “Refinancing Term Loan Commitments”) or (B) (i) the establishment of one or more new Classes of revolving credit commitments under this Agreement (any such new Class, “New Refinancing Revolving Credit Commitments”), or (ii) increases to one or more existing Classes of Revolving Credit Commitments (any such increase to an existing Class, collectively with the New Refinancing Revolving Credit Commitments, “Refinancing Revolving Credit Commitments” and, collectively with any Refinancing Term Loan Commitments, “Refinancing Commitments”), in each case, established in exchange for, or to extend, renew, replace, repurchase, retire or refinance, in whole or in part, as selected by the Parent Borrower, any one or more then existing Class or Classes of Loans or Commitments (with respect to a particular Refinancing Commitment or Refinancing Loan, such existing Loans or Commitments, “Refinanced Debt”), whereupon the Administrative Agent shall promptly deliver a copy of each such notice to each of the Lenders.
(ii)Any Refinancing Term Loans made pursuant to New Refinancing Term Loan Commitments or any New Refinancing Revolving Credit Commitments made on a Refinancing Facility Closing Date shall be designated a separate Class of Refinancing Term Loans or Refinancing Revolving Credit Commitments, as applicable, for all purposes of this Agreement unless designated as a part of an existing Class of Term Loans or Revolving Credit Commitments in accordance with this Section 2.11(b). On any Refinancing Facility Closing Date on which any Refinancing Term Loan Commitments of any Class are effected, subject to the satisfaction or waiver of the terms and conditions in this Section 2.11(b), (x) each Refinancing Term Lender of such Class shall make a term loan to the Parent Borrower (each, a “Refinancing Term Loan”) in an amount equal to its Refinancing Term Loan Commitment of such Class and (y) each Refinancing Term Lender of such Class shall become a Lender hereunder with respect to the Refinancing Term Loan Commitment of such Class and the Refinancing Term Loans of such Class made pursuant thereto. On any Refinancing Facility Closing Date on which any Refinancing Revolving Credit Commitments of any Class are effected, subject to the satisfaction or waiver of the terms and conditions in this Section 2.11(b), (x) each Refinancing Revolving Credit Lender of such Class shall make its Refinancing Revolving Credit Commitment available to the Borrower (when borrowed, a “Refinancing Revolving Credit Loan” and collectively with any Refinancing Term Loan, a “Refinancing Loan”) and (y) each Refinancing Revolving Credit Lender of such Class shall become a Lender hereunder with respect to the Refinancing Revolving Credit Commitment of such Class and the Refinancing Revolving Credit Loans of such Class made pursuant thereto.
(iii)Each Refinancing Loan Request from the Parent Borrower pursuant to this Section 2.11(b) shall set forth the requested amount and proposed terms of the relevant Refinancing Term Loans or Refinancing Revolving Credit Commitments and identify the Refinanced Debt with respect thereto. Refinancing Term Loans may be made, and Refinancing Revolving Credit Commitments may be provided, by any existing Lender (but no existing Lender will have an obligation to make any Refinancing Commitment, nor will the Parent Borrower have any obligation to approach any existing Lender to provide any Refinancing Commitment) or by any Additional Lender (each such existing Lender or Additional Lender providing such Commitment or Loan, a “Refinancing Revolving Credit Lender” or “Refinancing Term Lender,” as applicable, and, collectively, “Refinancing Lenders”), provided that, with respect to Commitments eligible for utilization by the Swiss Subsidiary, the Swiss Non-Bank Rules would not be breached by the Additional Lender becoming party to this Agreement.
(iv)The effectiveness of any Refinancing Amendment, and the Refinancing Commitments thereunder, shall be subject to the satisfaction (or waiver) on the date thereof (each, a “Refinancing Facility Closing Date”) of each of the following conditions, together with any other conditions set forth in the Refinancing Amendment:
(A)each Refinancing Commitment shall be in an aggregate principal amount that is not less than $5,000,000 (provided that such amount may be less than $5,000,000 if (i) agreed to by the Administrative Agent or (ii) such amount is equal to (x) the entire outstanding principal amount of Refinanced Debt that is in the form of Term Loans or (y) the entire outstanding principal amount of Refinanced Debt (or commitments) that is in the form of Revolving Credit Commitments, and
(B)the Refinancing Term Loans made pursuant to any increase in any existing Class of Term Loans shall be added to (and form part of) each Borrowing of outstanding Term Loans under the respective Class so incurred on a pro rata basis (based on the principal amount of each Borrowing) so that each Lender under such Class will participate proportionately in each then outstanding Borrowing of Term Loans under such Class.
(v)Upon any Refinancing Facility Closing Date on which Refinancing Revolving Credit Commitments are effected, (a) there shall be an automatic adjustment to the participations hereunder in Letters of Credit held by each Revolving Credit Lender under the Revolving Credit Commitments so that each such Revolving Credit Lender shares ratably in such participations in accordance with its Revolving Credit Commitments (after giving effect to the establishment of such Refinancing Revolving Credit Commitments), (b) each Refinancing Revolving Credit Commitment shall be deemed for all purposes a Revolving Credit Commitment and each Refinancing Revolving Credit Loan made thereunder shall be deemed, for all purposes, a Revolving Credit Loan and (c) each Refinancing Revolving Credit Lender shall become a Lender with respect to the Refinancing Revolving Credit Commitments and all matters relating thereto. Upon any Refinancing Facility Closing Date on which Refinancing Revolving Credit Commitments are effected through the establishment of a new Class of Revolving Credit Commitments pursuant to this Section 2.11(b), if, on such date, there are any Revolving Credit Loans under any Revolving Credit Commitments then outstanding, such Revolving Credit Loans shall be prepaid from the proceeds of a new Borrowing of the Refinancing Revolving Credit Loans under such new Class of Refinancing Revolving Credit Commitments in such amounts as shall be necessary in order that, after giving effect to such Borrowing and all such related prepayments, all Revolving Credit Loans under all Revolving Credit Commitments will be held by all Revolving Credit Lenders with Revolving Credit Commitments (including Lenders providing such Refinancing Revolving Credit Commitments) ratably in accordance with all of their respective Revolving Credit Commitments of all Classes (after giving effect to the establishment of such Refinancing Revolving Credit Commitments). Upon any Refinancing Facility Closing Date on which Refinancing Revolving Credit Commitments are effected through the increase to any existing Class of Revolving Credit Commitments pursuant to this Section 2.11(b), if, on the date of such increase, there are any Revolving Credit Loans outstanding under such Class of Revolving Credit Commitments being increased, each of the Revolving Credit Lenders under such Class shall automatically and without further act be deemed to have assigned to each of the Refinancing Revolving Credit Lenders under such Class, and each of such Refinancing Revolving Credit Lenders shall automatically and without further act be deemed to have purchased and assumed, at the principal amount thereof, such interests in the Revolving Credit Loans of such Class outstanding on such Refinancing Facility Closing Date as shall be necessary in order that, after giving effect to all such assignments and assumptions, such Revolving Credit Loans of such Class will be held by existing Revolving Credit Lenders under such Class and Refinancing Revolving Credit Lenders under such Class ratably in accordance with their respective Revolving Credit Commitments of such Class after giving effect to the addition of such Refinancing Revolving Credit Commitments to such existing Revolving Credit Commitments under such Class. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the two preceding sentences.
(vi)The terms, provisions and documentation of the Refinancing Term Loans and Refinancing Term Loan Commitments, or the Refinancing Revolving Credit Loans and Refinancing Revolving Credit Commitments, as the case may be, of any Class shall be as agreed between the Parent Borrower and the applicable Refinancing Lenders providing such Refinancing Commitments, and except as otherwise set forth herein, to the extent not identical to (or constituting a part of) any Class of Term Loans or Revolving Credit Commitments, as applicable, each existing on the Refinancing Facility Closing Date, shall be consistent with clauses (A) or (B) below, as applicable, and the other terms and conditions shall either, at the option of the Parent Borrower, (x) reflect market terms and conditions (taken as a whole) at the time of incurrence or issuance (as determined by the Parent Borrower) or (y) if not consistent with the terms of the corresponding Class of Term Loans or Revolving Credit Commitments, as applicable, not be materially more restrictive to the Parent Borrower (as determined by the Parent Borrower), when taken as a whole, than the terms of the applicable Class of Term Loans or Revolving Credit Commitments being refinanced or replaced (except (1) covenants or other provisions applicable only to periods after the Latest Maturity Date (as of the applicable Refinancing Facility Closing Date) and (2) pricing, fees, rate floors, premiums, optional prepayment or redemption terms (which shall be determined by the Parent Borrower)) unless the Lenders under the Term Loans or Revolving Credit Commitments, as applicable, each existing on the Refinancing Facility Closing Date, receive the benefit of such more restrictive terms. In any event:
(A)the Refinancing Term Loans:
(1)(1) (I) shall rank pari passu or junior in right of payment with any Secured Obligations outstanding under this Agreement and (II) shall be unsecured or rank pari passu or junior in right of security with any Secured Obligations outstanding under this Agreement and, if secured, shall not be secured by assets other than Collateral (and, if applicable, shall be subject to a subordination agreement and/or any other lien subordination and intercreditor arrangement reasonably satisfactory to the Parent Borrower and the Administrative Agent, as applicable);
(2) shall have an All-In Yield determined by the Parent Borrower and the applicable Refinancing Term Lenders;
(3) may provide for the ability to participate on a pro rata basis or less than or greater than a pro rata basis in any voluntary repayments or prepayments of principal of Term Loans hereunder and on a pro rata basis or less than a pro rata basis (but, except as otherwise permitted by this Agreement, not on a greater than pro rata basis) in any mandatory repayments or prepayments of principal of Term Loans hereunder; provided, that if such Refinancing Term Loans are unsecured or rank junior in right of payment or as to security with the Secured Obligations, such Refinancing Term Loans shall participate on a junior basis with respect to mandatory repayments of Term Loans hereunder (except in connection with any refinancing, extension, renewal, replacement, repurchase or retirement thereof permitted by this Agreement);
(4) unless otherwise permitted hereby, shall not have a greater principal amount than the principal amount of the Refinanced Debt (plus the amount of any unused commitments thereunder), plus accrued interest, fees, defeasance costs and premium (including call and tender premiums), if any, under the Refinanced Debt, plus underwriting discounts, fees, commissions and expenses (including original issue discount, upfront fees and similar items) in connection with the refinancing of such Refinanced Debt and the incurrence or issuance of such Refinancing Term Loans; and
(5) may not be guaranteed by any Subsidiary other than a Credit Party;
(B)    the Refinancing Revolving Credit Commitments and Refinancing Revolving Credit Loans:
(1) (I) shall rank pari passu or junior in right of payment and (II) shall be pari passu or junior in right of security with the Revolving Credit Loans and, in each case, shall not be secured by assets other than Collateral (and, if applicable, shall be subject to a subordination agreement and/or any other lien subordination and intercreditor arrangement reasonably satisfactory to the Parent Borrower and the Administrative Agent, as applicable);
(2) shall not mature earlier than, or provide for mandatory commitment reductions prior to, the maturity date with respect to the Refinanced Debt;
(3) shall provide that the borrowing, prepayments and repayment (except for (1) payments of interest and fees at different rates on Refinancing Revolving Credit Commitments (and related outstandings), (2) repayments required upon the maturity date of the Refinancing Revolving Credit Commitments and (3) repayment made in connection with a permanent repayment and termination of commitments (subject to clause (4) below)) of Revolving Credit Loans with respect to Refinancing Revolving Credit Commitments after the associated Refinancing Facility Closing Date shall be made on a pro rata basis with all other Revolving Credit Commitments existing on the Refinancing Facility Closing Date; provided, that if such Refinancing Revolving Credit Commitments (and related Obligations) are unsecured or rank junior in right of payment or as to security with the Secured Obligations, such Refinancing Revolving Credit

Commitments may participate on a “first-in/last-out” basis (but not a “last-in/first-out” basis) with respect to borrowings, prepayments and repayments of all other Revolving Credit Commitments existing on the Refinancing Facility Closing Date (except in connection with any refinancing, extension, renewal, replacement, repurchase or retirement thereof permitted by this Agreement);
(4) shall provide that the permanent repayment of Revolving Credit Loans with respect to, and termination or reduction of, Refinancing Revolving Credit Commitments after the associated Refinancing Facility Closing Date be made on a pro rata basis or less than pro rata basis (but not greater than pro rata basis, except that the Borrower shall be permitted to permanently repay and terminate Commitments in respect of any such Class of Revolving Credit Loans on a greater than pro rata basis as compared to any other Class of Revolving Credit Loans with a later maturity date than such Class or in connection with any refinancing, extension, renewal, replacement, repurchase or retirement thereof permitted by this Agreement) with all other Revolving Credit Commitments existing on the Refinancing Facility Closing Date;
(5) shall have an All-In Yield determined by the Borrower and the applicable Refinancing Revolving Credit Lenders;
(6) except as otherwise permitted hereby, shall not have a greater principal amount of Commitments than the principal amount of the utilized Commitments of the Refinanced Debt (plus the amount of any unused commitments thereunder), plus accrued interest, fees, defeasance costs and premium (including call and tender premiums), if any, under the Refinanced Debt, plus underwriting discounts, fees, commissions and expenses (including original issue discount, upfront fees and similar items) in connection with the refinancing of such Refinanced Debt and the incurrence or issuance of such Refinancing Revolving Credit Commitments or Refinancing Revolving Credit Loans; and
(7) may not be guaranteed by any Subsidiary other than a Credit Party.
(vii)Commitments in respect of Refinancing Term Loans and Refinancing Revolving Credit Commitments shall become additional Commitments under this Agreement pursuant to an amendment (a “Refinancing Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Parent Borrower, each Refinancing Lender providing such Commitments and the Administrative Agent. The Refinancing Amendment may, without the consent of any other Credit Party, Agent or Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Parent Borrower, to effect the provisions of this Section 2.11(b). The Parent Borrower will use the proceeds, if any, of the Refinancing Term Loans and Refinancing Revolving Credit Commitments in exchange for, or to extend, renew, replace, repurchase, retire or refinance, and shall permanently terminate applicable commitments under, substantially concurrently, the applicable Refinanced Debt.
(viii)The Administrative Agent and the Lenders hereby consent to the consummation of the transactions contemplated by this Section 2.11(b) (including, for the avoidance of doubt, payment of any interest, fees, or premium in respect of any Refinanced Debt on such terms as may be set forth in the relevant Refinancing Amendment) and hereby waive the requirements of any provision of this Agreement (including, without limitation, any pro rata payment or amendment section) or any other Loan Document that may otherwise prohibit or restrict any such refinancing or any other transaction contemplated by this Section 2.11.
(c)In the event that the Administrative Agent determines, and the Parent Borrower agrees (acting reasonably), that the allocation of Extended Term Loans of a given Extension Series or the Extended Revolving Credit Commitments of a given Extension Series, in each case to a given Lender was incorrectly determined as a result of manifest administrative error in the receipt and processing of an Extension Election timely submitted by such Lender in accordance with the procedures set forth in the applicable Extension Amendment, then the Administrative Agent, the Parent Borrower and such affected Lender may (and hereby are authorized to), in their sole discretion and without the consent of any other Lender, enter into an amendment to this Agreement and the other Loan Documents (each, a “Corrective Extension Amendment”) within fifteen (15) days following the effective date of such Extension Amendment, as the case may be, which Corrective Extension Amendment shall (i) provide for the conversion and extension of the applicable Term Loans or Existing Revolving Credit Commitments (and related Revolving Credit Exposure), as the case may be, in such amount as is required to cause such Lender to hold Extended Term Loans or Extended Revolving Credit Commitments (and related Revolving Credit Exposure) of the applicable Extension Series into which such other Term Loans or Revolving Credit Commitments or Incremental Revolving Commitment Increase, as the case may be, were initially converted, as the case may be, in the amount such Lender would have held had such administrative error not occurred and had such Lender received the minimum allocation of the applicable Loans or Commitments to which it was entitled under the terms of such Extension Amendment, in the absence of such error, (ii) be subject to the satisfaction of such conditions as the Administrative Agent, the Parent Borrower and such Lender may agree (including conditions of the type required to be satisfied for the effectiveness of an Extension Amendment described in Section 2.11(a)), and (iii) effect such other amendments of the type (with appropriate reference and nomenclature changes) described in Section 2.11(a) to the extent reasonably necessary to effectuate the purposes of this Section 2.11(c).
ARTICLE III

LETTER OF CREDIT FACILITY
Section 3.1Letters of Credit.

(a)Revolving A Letters of Credit. Subject to the terms and conditions hereof, each Issuing Lender that has separately agreed in its sole and absolute discretion with the Parent Borrower to issue letters of credit hereunder, in reliance on the agreements of the Revolving A Lenders set forth in this Article III, shall issue letters of credit (“Revolving A Letters of Credit”) for the account of the Parent Borrower or any Restricted Subsidiary (it being understood that the Parent Borrower shall be the applicant for any Revolving A Letter of Credit issued for the account of any Restricted Subsidiary) on any Business Day from the Closing Date to but not including the L/C Maturity Date in such form as may be requested by the Parent Borrower (on its own behalf or on behalf of any Restricted Subsidiary) and approved from time to time by such Issuing Lender; provided, that no Issuing Lender shall issue, amend, extend or renew any Revolving A Letter of Credit if, after giving effect to such issuance, amendment, extension or renewal, (i) the Dollar Equivalent of the aggregate stated amounts of all outstanding Revolving A Letters of Credit would exceed the Revolving A L/C Sublimit, (ii) the Dollar Equivalent of the aggregate stated amounts of all outstanding Revolving A Letters of Credit issued by such Issuing

Lender would exceed its L/C Commitment, (iii) the Aggregate Revolving A Credit Exposure would exceed the Aggregate Revolving A Commitment or (iv) the Aggregate Foreign Exposure would exceed the Foreign Sublimit. Each Revolving A Letter of Credit may be denominated in Dollars, Euros, Sterling, Swiss Francs or in any Revolving A Optional Currency. Revolving A Letters of Credit issued hereunder shall be part of the Revolving A Credit Facility and constitute utilization of the Revolving A Commitments. Notwithstanding the foregoing, the letters of credit identified on Schedule 3.1 under the column titled “Existing Revolving A Letter of Credit” (the “Existing Revolving A Letter of Credit”) shall be deemed to be “Revolving A Letters of Credit” issued on the Closing Date for all purposes of the Loan Documents.
(b)Revolving B Letters of Credit. Subject to the terms and conditions hereof, each Issuing Lender that has separately agreed in its sole and absolute discretion with the Parent Borrower to issue letters of credit hereunder, in reliance on the agreements of the Revolving B Lenders set forth in this Article III, shall issue letters of credit (“Revolving B Letters of Credit”) for the account of the Parent Borrower or any Restricted Subsidiary (it being understood that the Parent Borrower shall be the applicant for any Revolving B Letter of Credit issued for the account of any Restricted Subsidiary) on any Business Day from the Closing Date to but not including the L/C Maturity Date in such form as may be requested by the Parent Borrower (on its own behalf or on behalf of any Restricted Subsidiary) and approved from time to time by such Issuing Lender; provided, that no Issuing Lender shall issue, amend, extend or renew any Revolving B Letter of Credit if, after giving effect to such issuance, amendment, extension or renewal, (i) the Dollar Equivalent of the aggregate stated amounts of all outstanding Revolving B Letters of Credit would exceed the Revolving B L/C Sublimit, (ii) the Dollar Equivalent of the aggregate stated amounts of all outstanding Revolving B Letters of Credit issued by such Issuing Lender would exceed its L/C Commitment, (iii) the Aggregate Revolving B Credit Exposure would exceed the Aggregate Revolving B Commitment or (iv) the Aggregate Foreign Exposure would exceed the Foreign Sublimit. Each Revolving B Letter of Credit may be denominated in Dollars, Euros, Sterling, Swiss Francs or in any Revolving B Optional Currency. Revolving B Letters of Credit issued hereunder shall be part of the Revolving B Credit Facility and constitute utilization of the Revolving B Commitments. Notwithstanding the foregoing, the letters of credit identified on Schedule 3.1 under the column titled “Existing Revolving B Letter of Credit” (the “Existing Revolving B Letter of Credit”) shall be deemed to be “Revolving B Letters of Credit” issued on the Closing Date for all purposes of the Loan Documents.
(c)Term of Letters of Credit. Each Letter of Credit shall (a) be a letter of credit issued to support obligations of the Parent Borrower or any of its Restricted Subsidiaries, contingent or otherwise, (b) expire on a date not later than one year after the date of issuance thereof (subject to automatic renewal for additional one (1) year periods (but not to a date later than the date set forth below) pursuant to the terms of the L/C Application or other documentation acceptable to the applicable Issuing Lender) and not later than the L/C Maturity Date, and (c) unless otherwise expressly agreed by the Issuing Lender and the Parent Borrower, be subject to (A) if such Letter of Credit is a commercial Letter of Credit, the Uniform Customs and (B) if such Letter of Credit is a standby Letter of Credit, the ISP, and in each case, to the extent not inconsistent therewith, the laws of the State in which the corporate headquarters of the relevant Issuing Lender is located or such other jurisdiction as is acceptable to the relevant Issuing Lender. Notwithstanding the foregoing, no Issuing Lender shall be responsible to the Parent Borrower or any Restricted Subsidiary for, and no Issuing Lender’s rights and remedies against the Parent Borrower or any Restricted Subsidiary shall be impaired by, any action or inaction of such Issuing Lender required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Applicable Law or any order of a jurisdiction where such Issuing Lender or the beneficiary is located, the practice stated in the ISP or Uniform Customs, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade – International Financial Services Association

(BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice. No Issuing Lender shall at any time be obligated to issue any Letter of Credit hereunder if (i) such issuance violates any order, judgment or decree of any Governmental Authority with jurisdiction over the Issuing Lender that by its terms enjoins or restrains the issuance of such Letter of Credit or any Applicable Law applicable to such Issuing Lender, the Administrative Agent or any Revolving Credit Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over it shall prohibit, or request that it refrain from, the issuance of letters of credit generally or such Letter of Credit in particular, (ii) such issuance imposes upon it or any Revolving Credit Lender with respect to such Letter of Credit any restriction or reserve or capital or liquidity requirement (for which such Issuing Lender or any Revolving Credit Lender is not otherwise compensated), or any unreimbursed loss, cost or expense which was not applicable or in effect as of the Closing Date, (iii) any Revolving Credit Lender of the applicable Class is at that time a Defaulting Lender and, after giving effect to any reallocation of the Participation Interest of such Defaulting Lender pursuant to Section 4.11(a)(iv), such Issuing Lender has any actual or potential Fronting Exposure with respect to such Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the Issuing Lender has actual or potential Fronting Exposure, unless the applicable Issuing Lender has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such Issuing Lender (in its sole discretion) with the Parent Borrower or such Defaulting Lender to eliminate such Fronting Exposure, (iv) the beneficiary of such Letter of Credit is a Sanctioned Person, (v) except as otherwise agreed by the Administrative Agent and such Issuing Lender, the Letter of Credit is in an initial stated amount less than $100,000, in the case of a commercial Letter of Credit, or $500,000, in the case of a standby Letter of Credit or (vi) the issuance of the Letter of Credit would violate one or more policies of the applicable Issuing Lender applicable to letters of credit generally. References herein to “issue” and derivations thereof with respect to Letters of Credit shall also include any amendment, extension, renewal or increase in the stated amount of any existing Letters of Credit, unless the context otherwise requires. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of the related L/C Application and the certificates, documents and other papers and information delivered to it in connection therewith, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
(d)Allocation of Letters of Credit. Each Letter of Credit that is denominated in Dollars may, as requested by the Parent Borrower, be converted from one Type to another Type, and such determination, shall be binding on the Revolving Credit Lenders. Such determination may be changed from time to time so long as at the time of any such determination, the conditions specified in Section 5.2 or Section 5.4, if applicable, hereof have been satisfied or waived in writing by the Administrative Agent on behalf of the Required Lenders as of the date of such determination. The Parent Borrower shall give notice to the Administrative Agent of any such determination at the time of its request for the issuance of any Letter of Credit and of any change in such determination at the time thereof.
Section 3.2Procedure for Issuance of Letters of Credit. The Parent Borrower may from time to time request that any Issuing Lender issue a Letter of Credit (or amend, extend, renew or increase the stated amount of an outstanding Letter of Credit) by delivering to such Issuing Lender at any address mutually acceptable to the Parent Borrower and such Issuing Lender an L/C Application therefor, completed to the satisfaction of such Issuing Lender, and such other certificates, documents and other papers and information as such Issuing Lender may reasonably request. The L/C Application will contain a representation and warranty that the conditions specified in Section 5.2, or, in the case of any Letters of Credit issued on the Novus Transactions Closing Date, Section 5.4 (and Section 5.3, if applicable) have been satisfied or waived in writing by the Administrative Agent on behalf of the Required Lenders as of the date of the L/C Application. Upon receipt of any L/C Application, such Issuing Lender shall process such L/C Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall, subject to Section 3.1, this Section 3.2 and Article V hereof, promptly issue the Letter of Credit (or amend, extend, renew or increase the stated amount of an outstanding Letter of Credit) requested thereby (but in no event shall any Issuing Lender be required to issue any Letter of Credit (or amend, extend, renew or increase the stated amount of an outstanding Letter of Credit) earlier than three (3) Business Days after its receipt of the L/C Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by such Issuing Lender and the Parent Borrower. Within fifteen (15) Business Days after the end of each calendar quarter, each Issuing Lender (or the Administrative Agent if the Administrative Agent agrees to undertake such action) shall report to each Revolving Credit Lender and the Parent Borrower all Letters of Credit issued by it during the previous calendar quarter and the average daily undrawn and unexpired amounts for all Letters of Credit for each day in such calendar quarter. Each Issuing Lender (or the Administrative Agent if the Administrative Agent agrees to undertake such action) shall calculate the Dollar Equivalent of each outstanding Letter of Credit denominated in Euros, Sterling, Swiss Francs or any Optional Currency as of the end of each calendar month and shall notify the Administrative Agent and the Parent Borrower of such calculation, and such calculation shall be the basis of any determination of the amount of outstanding Revolving A L/C Obligations and Revolving B L/C Obligations for purposes hereof until the next such calculation.

Section 3.3Fees and Other Charges.

(a)The Parent Borrower agrees to pay to the Administrative Agent, for the account of each Revolving A Lender, a letter of credit fee (the “Revolving A L/C Fee”) in Dollars with respect to each Revolving A Letter of Credit issued by any Issuing Lender in an amount equal to the product of the Dollar Equivalent of the average daily undrawn amount of such issued Revolving A Letters of Credit and the Applicable Percentage for Term SOFR Loans then in effect.
(b)The Parent Borrower agrees to pay to the Administrative Agent, for the account of each Revolving B Lender, a letter of credit fee (the “Revolving B L/C Fee”) in Dollars with respect to each Revolving B Letter of Credit issued by any Issuing Lender in an amount equal to the product of the Dollar Equivalent of the average daily undrawn amount of such issued Revolving B Letters of Credit and the Applicable Percentage for Term SOFR Loans then in effect.
The L/C Fees shall be calculated quarterly in arrears and shall be due and payable on the first Business Day after the end of each March, June, September and December, commencing on the first of such dates to occur after the Closing Date, on the Revolving Credit Maturity Date and thereafter on demand.
(c)The Administrative Agent shall, promptly following its receipt thereof, distribute to the Revolving A Lenders the Revolving A L/C Fee received by the Administrative Agent in accordance with their respective Revolving A Ratable Share. The Administrative Agent shall, promptly following its receipt thereof, distribute to the Revolving B Lenders the

Revolving B L/C Fee received by the Administrative Agent in accordance with their respective Revolving B Ratable Share. Notwithstanding the foregoing, any L/C Fee otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided cash collateral satisfactory to the each Issuing Lender pursuant to Section 4.11(a)(ii) shall be payable, to the maximum extent permitted by Applicable Law, to the other Revolving Credit Lenders in accordance with the upward adjustments in their respective Revolving A Ratable Share or Revolving B Ratable Share, as the case may be, allocable to such Letter of Credit pursuant to Section 4.11(a)(iv), with the balance of such fee, if any, payable to the applicable Issuing Lender for its own account.
(d)In addition to the L/C Fees, the Parent Borrower agrees to pay to any Issuing Lender that has issued a Letter of Credit at the request of the Parent Borrower, for such Issuing Lender’s own account, (i) a fronting fee in an amount per annum for any Issuing Lender, as agreed upon between the Parent Borrower and such Issuing Lender, multiplied by the Dollar Equivalent of the aggregate stated amount of such Letter of Credit for the stated duration thereof, and (ii) customary charges of such Issuing Lender with respect to the issuance, amendment, transfer, administration, cancellation and conversion of, and drawings under, such Letters of Credit.
(e)The Parent Borrower agrees to pay to the Administrative Agent, for the account of the Administrative Agent, the administrative agent fees separately agreed in writing between the Parent Borrower and the Administrative Agent.
Section 3.4L/C Participations.

(a)Each Issuing Lender irrevocably agrees to grant and hereby grants to each Revolving A Lender, and, to induce such Issuing Lender to issue Revolving A Letters of Credit hereunder, each Revolving A Lender irrevocably agrees to accept and purchase and hereby accepts and purchases from such Issuing Lender, on the terms and conditions hereinafter stated, for such Revolving A Lender’s own account and risk, an undivided interest equal to its Revolving A Ratable Share of such Issuing Lender’s obligations and rights under each Revolving A Letter of Credit issued hereunder and the amount of each draft paid by such Issuing Lender thereunder. Each Revolving A Lender unconditionally and irrevocably agrees with each Issuing Lender that, if a draft is paid under any Revolving A Letter of Credit for which such Issuing Lender is not reimbursed in full by the Parent Borrower in accordance with the terms of this Agreement, such Revolving A Lender shall pay to such Issuing Lender upon demand at such Issuing Lender’s address for notices specified herein an amount equal to such Revolving A Lender’s Ratable Share of the amount of such draft, or any part thereof, which is not so reimbursed.
(b)Each Issuing Lender irrevocably agrees to grant and hereby grants to each Revolving B Lender, and, to induce such Issuing Lender to issue Revolving B Letters of Credit hereunder, each Revolving B Lender irrevocably agrees to accept and purchase and hereby accepts and purchases from such Issuing Lender, on the terms and conditions hereinafter stated, for such Revolving B Lender’s own account and risk, an undivided interest equal to its Revolving B Ratable Share of such Issuing Lender’s obligations and rights under each Revolving B Letter of Credit issued hereunder and the amount of each draft paid by such Issuing Lender thereunder. Each Revolving B Lender unconditionally and irrevocably agrees with each Issuing Lender that, if a draft is paid under any Revolving B Letter of Credit for which such Issuing Lender is not reimbursed in full by the Parent Borrower in accordance with the terms of this Agreement, such Revolving B Lender shall pay to such Issuing Lender upon demand at such Issuing Lender’s address for notices specified herein an amount equal to such Revolving B

Lender’s Ratable Share of the amount of such draft, or any part thereof, which is not so reimbursed.
(c)Upon becoming aware of any amount required to be paid by any Revolving Credit Lender to any Issuing Lender pursuant to Section 3.4(a) or Section 3.4(b) in respect of any unreimbursed portion of any payment made by such Issuing Lender under any Letter of Credit, the Administrative Agent shall notify each Revolving A Lender, in the case of Revolving A Letters of Credit, or each Revolving B Lender, in the case of Revolving B Letters of Credit, of the amount and due date of such required payment and such Lender shall pay to the Administrative Agent (which, in turn shall pay such Issuing Lender) the amount specified on the applicable due date. If any such amount is paid to such Issuing Lender after the date such payment is due, such Lender shall pay to such Issuing Lender on demand, in addition to such amount, the product of (i) such amount, times (ii) the daily average Federal Funds Rate as determined by the Administrative Agent during the period from and including the date such payment is due to the date on which such payment is immediately available to such Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. A certificate of any Issuing Lender with respect to any amounts owing under this Section 3.4(c) shall be conclusive in the absence of manifest error. With respect to payment to any Issuing Lender of the unreimbursed amounts described in this Section 3.4(c), if the relevant Revolving Credit Lenders receive notice that any such payment is due (A) prior to 1:00 p.m. (Charlotte, North Carolina time) on any Business Day, such payment shall be due that Business Day, and (B) after 1:00 p.m. (Charlotte, North Carolina time) on any Business Day, such payment shall be due on the following Business Day. No such making of any payment by a Revolving Credit Lender under Section 3.4(a) or Section 3.4(b) shall relieve or otherwise impair the obligation of the Parent Borrower to reimburse the applicable Issuing Lender for the amount of any payment made by such Issuing Lender under any Letter of Credit, together with interest as provided herein.
(d)Whenever, at any time after any Issuing Lender has made payment under any Letter of Credit and has received from any Revolving Credit Lender its Revolving A Ratable Share or Revolving B Ratable Share, as applicable, of such payment in accordance with this Section 3.4, such Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Parent Borrower or otherwise, or any payment of interest on account thereof), such Issuing Lender will distribute to such Revolving Credit Lender its Revolving A Ratable Share or Revolving B Ratable Share, as applicable; provided, that in the event that any such payment received by such Issuing Lender shall be required to be returned by such Issuing Lender, such Revolving Credit Lender shall return to such Issuing Lender the portion thereof previously distributed by such Issuing Lender to it.
Section 3.5Reimbursement Obligation of the Parent Borrower. The Parent Borrower agrees to reimburse the relevant Issuing Lender on each date such Issuing Lender or the Administrative Agent notifies the Parent Borrower of the date and amount of a draft paid under any Letter of Credit requested by the Parent Borrower (whether for its own account or the account of any Restricted Subsidiary) not later than 12:00 noon (Charlotte, North Carolina time) on (i) the Business Day that the Parent Borrower receives notice of such drawing, if such notice is received by the Parent Borrower prior to 10:00 a.m. (Charlotte, North Carolina time), or (ii) the Business Day immediately following the day that the Parent Borrower receives such notice, if such notice is not received prior to such time, for the amount of (a) such draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by such Issuing Lender in connection with such payment. Each such payment shall be made to the appropriate Issuing Lender at its address for notices specified herein in Dollars (or the currency in which such Letter of Credit is denominated, in the Parent Borrower’s discretion) in an amount equal to the Dollar Equivalent of the amount of such payment and in immediately available funds. Interest shall be payable on any and all amounts remaining unpaid (by the Parent Borrower or otherwise) under this Article III from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full at the interest rate applicable to Alternate Base Rate Loans under Section 4.1(a)(i) plus 2%. If the Parent Borrower fails to timely reimburse such Issuing Lender on the date the Parent Borrower receives the notice referred to in this Section 3.5, such Issuing Lender shall promptly notify the Administrative Agent of such failure, and the Parent Borrower shall be deemed to have timely given a Notice of Borrowing pursuant to Section 2.2(b) (without regard to the minimum and multiples specified in Section 2.2(b)) to the Administrative Agent requesting the Revolving Credit Lenders to make an Alternate Base Rate Loan under the Revolving A Credit Facility or the Revolving B Credit Facility, as applicable, to the Parent Borrower on such date in Dollars in an amount equal to the Dollar Equivalent of the amount of such draft paid, together with any taxes, fees, charges or other costs or expenses incurred by such Issuing Lender and to be reimbursed pursuant to this Section 3.5 and, regardless of whether or not the conditions precedent specified in Article V have been satisfied, the applicable Revolving Credit Lenders shall make Alternate Base Rate Loans in such amount, the proceeds of which shall be applied to reimburse such Issuing Lender for the amount of the related drawing and costs and expenses. Any conversion by any Issuing Lender of any payment to be made by the Parent Borrower in respect of any Letter of Credit denominated in Euros, Sterling, Swiss Francs or any Optional Currency into Dollars in accordance with this Section 3.5 (using the conversion mechanism set forth in the definition of Dollar Equivalent) shall be conclusive and binding upon the Parent Borrower and the Revolving Credit Lenders in the absence of manifest error; provided that upon the request of any Revolving Credit Lender, the Issuing Lender shall provide to such Revolving Credit Lender a certificate including reasonably detailed information as to the calculation of such conversion. Notwithstanding the foregoing, nothing in this Section 3.5 shall obligate the Revolving Credit Lenders to make such Alternate Base Rate Loans if the making of such Alternate Base Rate Loans would violate the automatic stay under the Bankruptcy Code.

Section 3.6Obligations Absolute.

(a)The Parent Borrower’s obligations under this Article III (including without limitation the Reimbursement Obligation) shall be absolute, unconditional and irrevocable under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment which the Parent Borrower or any Restricted Subsidiary may have or have had against any Issuing Lender or any beneficiary or transferee of a Letter of Credit (or any person for whom any such beneficiary or any such transferee may be acting). The Parent Borrower (on behalf of itself and each Restricted Subsidiary) also agrees with each Issuing Lender that no Issuing Lender shall be responsible for, and no Reimbursement Obligation under Section 3.5 shall be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent, forged or insufficient in any respect, or any dispute between or among the Parent Borrower or any Restricted Subsidiary and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Parent Borrower or any Restricted Subsidiary against any beneficiary of such Letter of Credit or any such transferee. No Issuing Lender shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message, advice, or document, however transmitted, in connection with any Letter of Credit, except for direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Parent Borrower to the extent permitted by Applicable Law) arising from errors or omissions caused by such Issuing Lender’s gross negligence or willful misconduct as determined by final non-appealable judgment by a court of competent jurisdiction. The Parent Borrower, on behalf of itself and each Restricted Subsidiary, agrees that any action taken or omitted by any Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct, shall be binding on the Parent Borrower and each Restricted

Subsidiary and shall not result in any liability of such Issuing Lender to the Parent Borrower or any Restricted Subsidiary. The responsibility of each Issuing Lender to the Parent Borrower or any Restricted Subsidiary in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit.
(b)Each Revolving Credit Lender’s obligation to make Alternate Base Rate Loans or to fund its Participation Interest to reimburse any Issuing Lender for amounts drawn under Letters of Credit, as contemplated by this Article III, shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right which such Revolving Credit Lender may have against such Issuing Lender, any Credit Party or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or Event of Default, or (iii) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Alternate Base Rate Loans pursuant to Section 3.5 is subject to the conditions set forth in Section 5.2 (other than delivery by the Parent Borrower of a Notice of Borrowing).
Section 3.7Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify the Parent Borrower of the date and the Dollar Equivalent of the amount thereof.

Section 3.8Reporting of Letter of Credit Information and L/C Commitment. At any time that there is an Issuing Lender that is not also the financial institution acting as Administrative Agent, then (a) on the last Business Day of each calendar month, (b) on each date that a Letter of Credit is amended, restated, amended and restated, modified, supplemented, terminated or otherwise expires, (c) on each date that a Letter of Credit is issued or the expiry date of a Letter of Credit is extended, and (d) upon the request of the Administrative Agent, each Issuing Lender (or, in the case of clauses (b), (c) or (d) of this Section, the applicable Issuing Lender) shall deliver to the Administrative Agent a report setting forth in form and detail reasonably satisfactory to the Administrative Agent information (including, without limitation, the Type of such Letter of Credit and any reimbursement, cash collateral, or termination in respect of Letters of Credit issued by such Issuing Lender) with respect to each Letter of Credit issued by such Issuing Lender that is outstanding hereunder. In addition, each Issuing Lender shall provide notice to the Administrative Agent of its L/C Commitment, or any change thereto, promptly upon it becoming an Issuing Lender or making any change to its L/C Commitment. No failure on the part of any Issuing Lender to provide such information pursuant to this Section 3.8 shall limit the obligations of the Parent Borrower or any Revolving Credit Lender hereunder with respect to its reimbursement and participation obligations hereunder.

Section 3.9Resignation of Issuing Lenders.

(a)Any Lender may at any time resign from its role as an Issuing Lender hereunder upon not less than thirty (30) days prior notice to the Parent Borrower and the Administrative Agent (or such shorter period of time as may be acceptable to the Parent Borrower and the Administrative Agent).
(b)Any resigning Issuing Lender shall retain all the rights, powers, privileges and duties of an Issuing Lender hereunder with respect to all Letters of Credit issued by it that are outstanding as of the effective date of its resignation as an Issuing Lender and all L/C Obligations with respect thereto (including, without limitation, the right to require the Revolving Credit Lenders to take such actions as are required under Section 3.4). Without limiting the foregoing, upon the resignation of a Lender as an Issuing Lender hereunder, the Parent Borrower may, or at the request of such resigned Issuing Lender the Parent Borrower shall (at the sole cost and expense of such resigning Issuing Lender, except in the case of any resignation in connection with the assignment by such Issuing Lender of all of its Revolving Credit Commitments and Revolving Credit Loans hereunder pursuant to Section 13.7), use commercially reasonable efforts to, arrange for one or more of the other Issuing Lenders to issue Letters of Credit hereunder in substitution for the Letters of Credit, if any, issued by such resigned Issuing Lender and outstanding at the time of such resignation, or make other arrangements satisfactory to the resigned Issuing Lender to effectively cause another Issuing Lender to assume the obligations of the resigned Issuing Lender with respect to any such Letters of Credit.
Section 3.10Effect of L/C Application. To the extent that any provision of any L/C Application related to any Letter of Credit is inconsistent with the provisions of this Article III, the provisions of this Article III shall apply.

ARTICLE IV

GENERAL LOAN PROVISIONS
Section 4.1Interest.

(a)Interest Rate Options.
(i)Subject to the provisions of this Section 4.1(a), at the election of the Parent Borrower (on its own behalf or on behalf of the relevant Subsidiary Borrower), the aggregate principal balance of any Dollar Revolving Loan shall bear interest at (i) the Alternate Base Rate plus the Applicable Percentage for Alternate Base Rate Loans or (ii) Term SOFR plus the Applicable Percentage for Term SOFR Loans; provided that each such interest rate shall be increased by any amount required pursuant to Section 4.1(c). The Parent Borrower (on its own behalf or on behalf of the relevant Subsidiary Borrower) shall select the rate of interest and Interest Period, if any, applicable to any Revolving Credit Loan at the time a Notice of Borrowing is given pursuant to Section 2.2(b)(i) or at the time a Notice of Conversion/Continuation is given pursuant to Section 2.3. Any Dollar Revolving Loan or any portion thereof as to which the Parent Borrower has not duly specified an interest rate or has not given a timely notice requesting a conversion or continuation as provided herein shall be deemed an Alternate Base Rate Loan.
(ii)At the election of the Parent Borrower (on its own behalf or on behalf of the relevant Subsidiary Borrower), the aggregate principal balance of any Revolving Credit Loan denominated in Euros, Sterling, Swiss Francs or any Optional Currency shall bear interest at the Alternative Currency Daily Rate or the Alternative Currency Term Rate, as applicable, plus the Applicable Percentage for Alternative Currency Loans; provided that each such interest rate shall be increased by any amount required pursuant to Section 4.1(c). The Parent Borrower (on its own behalf or on behalf of the relevant Subsidiary Borrower) shall select the Interest Period, if any, applicable to any Revolving Credit Loan denominated in Euros, Sterling, Swiss Francs or any Optional Currency, in each case at the time a Notice of Borrowing is given pursuant to Section 2.2(b)(i) or at the time a Notice of Conversion/Continuation is given pursuant to Section 2.3.

(iii)Subject to the provisions of this Section 4.1(a), at the election of the Parent Borrower, the aggregate principal balance of any Term Loan shall bear interest at (i) the Alternate Base Rate plus the Applicable Percentage for Alternate Base Rate Loans or (ii) Term SOFR plus the Applicable Percentage for Term SOFR Loans; provided that each such interest rate shall be increased by any amount required pursuant to Section 4.1(c). The Parent Borrower shall select the rate of interest and Interest Period, if any, applicable to any Term Loan at the time a Notice of Borrowing is given pursuant to Section 2.5(b)(i) or Section 2.5(b)(ii) or at the time a Notice of Conversion/Continuation is given pursuant to Section 2.5(e). Any Term Loan or any portion thereof as to which the Parent Borrower has not duly specified an interest rate as provided herein shall be deemed an Alternate Base Rate Loan.
(iv)All Swingline Loans denominated in (x) Dollars will bear interest at Daily SOFR plus the Applicable Percentage for Swingline Loans, (y) Euros will bear interest at Basic ESTR plus the Applicable Percentage for Swingline Loans or (z) Sterling will bear interest at the Sterling Swingline Rate plus the Applicable Percentage for Swingline Loans.
(b)Interest Periods. In connection with each Term SOFR Loan and Alternative Currency Term Rate Loan, the Parent Borrower, by giving notice at the times described in Section 4.1(a), shall elect an interest period (each, an “Interest Period”) to be applicable to such Loan, which Interest Period shall be a period of one, three, or six months, or, upon consent by all the Lenders under the applicable Credit Facility, such other period that is twelve months or less (in each case, subject to availability), with respect to each Term SOFR Loan or Alternative Currency Term Rate Loan; provided that:
(i)the Interest Period shall commence on the date of advance of any Term SOFR Loan or Alternative Currency Term Rate Loan or conversion to any Term SOFR Loan or Alternative Currency Term Rate Loan and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the next preceding Interest Period expires;
(ii)subject to clause (iv) below, if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day, unless such Business Day falls in another calendar month, in which case such Interest Period shall expire on the next preceding Business Day;
(iii)subject to clause (iv) below, any Interest Period with respect to a Term SOFR Loan or Alternative Currency Term Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such Interest Period;
(iv)no Interest Period shall extend beyond the Revolving Credit Maturity Date or the Term Loan Maturity Date, as applicable; and
(v)Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of twelve (12) borrowings of Term SOFR Loans and Alternative Currency Term Rate Loans outstanding.
(c)Default Rate. Notwithstanding the foregoing provisions of this Section 4.1 but subject to Section 4.1(e), if any principal of or interest on any Loan or any fee payable by any Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the foregoing provisions of this Section

4.1, or (ii) in the case of any other amount, 2% plus the rate applicable to Alternate Base Rate Loans made in the United States as provided in Section 4.1(a)(i)(i). Interest shall continue to accrue on the amount of Loans outstanding after the filing by or against any Borrower of any petition seeking any relief in bankruptcy or under any Debtor Relief Law. With respect to default interest on amounts owing by a French Subsidiary Borrower, any such default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount only if, within the meaning of article 1343-2 of the French Code civil, such interest is due by a French Subsidiary Borrower for a period of at least one year, but will remain immediately due and payable.
(d)Interest Payment and Computation.
(i)Interest on (A) each Alternate Base Rate Loan, Alternative Currency Daily Rate Loan and Swingline Loan shall be payable by the relevant Borrower in arrears on the last Business Day of each calendar quarter commencing on the first of such dates to occur after the Closing Date and (B) each Term SOFR Loan and each Alternative Currency Term Rate Loan shall be payable by the relevant Borrower in arrears on the last day of each Interest Period applicable thereto, and if such Interest Period exceeds three (3) months, at the end of each three (3) month interval during such Interest Period, provided that (x) interest accrued pursuant to Section 4.1(c) shall be payable on demand, (y) in the event of any repayment or prepayment of any Loan (other than a prepayment of an Alternate Base Rate Loan prior to the Revolving Credit Maturity Date or the Term Loan Maturity Date, as applicable), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (z) in the event of any conversion of any Term SOFR Loan or Alternative Currency Term Rate Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
(ii)Interest on all Loans and all fees payable hereunder shall be computed on the basis of a 360-day year and assessed for the actual number of days elapsed; provided that interest on Loans bearing interest at a rate based upon the Alternate Base Rate and Loans denominated in Sterling shall be computed on the basis of a 365- or 366-day year, as applicable, or, in the case of interest in respect of Loans denominated in Alternative Currencies as to which market practice differs from the foregoing, in accordance with such market practice.
(e)Maximum Rate. In no contingency or event whatsoever shall the aggregate of all amounts deemed interest hereunder charged or collected pursuant to the terms of this Agreement exceed the highest rate permissible under any Applicable Law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that the Lenders have charged or received interest hereunder in excess of the highest applicable rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by Applicable Law and the Lenders shall at the Parent Borrower’s option (or if an Event of Default has occurred and is then continuing, at the Administrative Agent’s option), (i) promptly refund to the Parent Borrower any interest received by Lenders in excess of the maximum lawful rate or (ii) apply such excess to the principal balance of the Obligations. It is the intent hereof that the Parent Borrower not pay or contract to pay, and that neither the Administrative Agent nor any Lender receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by the Parent Borrower under Applicable Law.
(f)Minimum Interest for Swiss Subsidiaries.
(i)Without derogation or duplication of the provision set forth in Section 4.10, the rates of interest provided for in this Agreement are minimum interest rates.

(ii)When entering into this Agreement, the parties have assumed in good faith that the interest payable at the rates set out in this Section 4.1 is not and will not become subject to Swiss Withholding Tax. This notwithstanding, if a tax deduction for a Swiss Withholding Tax is required by law in respect of any interest payable by a Swiss Subsidiary under a Loan Document and should it be unlawful for any Swiss Subsidiary to make an increased payment under Section 4.10(a)(A) or indemnify a Lender under Section 4.10(c) for such Swiss Withholding Tax for any reason, where this would otherwise be required by the terms of Section 4.10, then:
(A)the applicable interest rate in relation to that interest payment shall be the interest rate which would have applied to that interest payment as provided for by Section 1.6 divided by one minus the rate at which the relevant tax deduction is required to be made under Swiss Withholding Tax law and/or applicable double taxation treaties (where the rate at which the relevant tax deduction is required to be made is for this purpose expressed as a fraction of one rather than as a percentage); and
(B)the Swiss Subsidiary shall (i) pay the relevant interest at the adjusted rate in accordance with paragraph (A) above and (ii) make the tax deduction on the interest so recalculated, and all references to a rate of interest under the Loan Documents shall be construed accordingly.
(iii)To the extent that any amount payable by a Swiss Subsidiary under a Loan Document becomes subject to Swiss Withholding Tax, each relevant Lender and such Swiss Subsidiary shall promptly cooperate in completing any procedural formalities (including submitting forms and documents required by the appropriate tax authority) to the extent possible and necessary:
(A)for the relevant Swiss Subsidiary to obtain authorization to make interest payments without being subject to Swiss Withholding Tax or to being subject to Swiss Withholding Tax at a rate reduced under applicable double taxation treaties; and
(B)to ensure that any person which is entitled to a full or partial refund under any applicable double taxation treaty is so refunded.
(iv)The relevant Swiss Subsidiary shall provide the Lenders with such documents and information required for applying for a refund of any Swiss Withholding Tax. In the event Swiss Withholding Tax is refunded to a Lender by the Swiss Federal Tax Administration, the relevant Lender shall forward, after deduction of costs, such amount to the Swiss Subsidiary.
(g)Effective global rate (Taux effectif global) in relation to a French Subsidiary Borrower.
(i)For the purposes of articles L.314-1 to L.314-5 and R.314-1 et seq. of the French Code de la consommation, and article L.313-4 of the French Code monétaire et financier, each French Subsidiary Borrower and the Lenders acknowledge that, by virtue of certain characteristics of the Revolving A Credit Facility and/or Incremental Loans, as applicable (and in particular the floating rate of interest, each French Subsidiary Borrower’s right to select the duration of each Interest Period and the uncertainty as to the amount to be effectively drawn from time to time under the Revolving A Credit Facility or as Incremental Loans), the taux effectif global cannot be calculated as of the Closing Date.

(ii)However, each French Subsidiary Borrower acknowledges that it has received from the Administrative Agent a letter containing an indicative calculation of the taux effectif global, based on figured examples calculated on assumptions as to the taux de période and durée de période set out in a letter and on the assumption that the interest rate and all other fees, costs or expenses payable under this Agreement by each French Subsidiary Borrower will be maintained at their original level throughout the term of this Agreement (each a “TEG Letter”).
(iii)Each French Subsidiary Borrower and the Revolving A Lenders, Issuing Lenders and Incremental Lenders, as applicable, acknowledge that each TEG Letter delivered in accordance with paragraph (ii) above forms part of this Agreement.
Section 4.2Commitment Fees.

(a)The Parent Borrower agrees to pay to the Administrative Agent, for the account of the Revolving Credit Lenders, a non-refundable commitment fee (the “Revolving Commitment Fee”) in Dollars at a rate per annum equal to the Applicable Percentage for Commitment Fees on the average daily unused portion of the amount of the Revolving A Commitment or Revolving B Commitment, as applicable, of the applicable Revolving Credit Lenders (other than Defaulting Lenders, if any) during the applicable period; provided, that the amount of outstanding Swingline Loans shall not be considered usage of the Revolving A Commitment for the purpose of calculating the Revolving Commitment Fee. The Revolving Commitment Fee shall accrue commencing on the Closing Date and ending on the Revolving Credit Maturity Date (or, if later, the date of payment in full of all Revolving Credit Loans and L/C Obligations) and shall be payable in arrears on the last Business Day of each calendar quarter, beginning with the first such date to occur after the Closing Date (and on the Revolving Credit Maturity Date upon demand). Such Revolving Commitment Fee shall be distributed by the Administrative Agent to the Lenders (other than any Defaulting Lender) in accordance with the Lenders’ respective Ratable Share.
(b) The Parent Borrower agrees to pay to the Administrative Agent, for the account of the Novus DDTL Lenders, a non-refundable commitment fee (the “DDTL Commitment Fee” and, together with the Revolving Commitment Fee, the “Commitment Fees”) in Dollars at a rate per annum equal to the Applicable Percentage for Commitment Fees on the average daily unused portion of the amount of the Novus DDTL Commitments of the applicable Novus DDTL Lenders (other than Defaulting Lenders, if any) during the applicable period. The DDTL Commitment Fee shall accrue commencing on the Closing Date and ending on the Novus DDTL Commitment Expiration Date and shall be payable in arrears on the last Business Day of each calendar quarter, beginning with the first such date to occur after the Closing Date (and on the Novus DDTL Commitment Expiration Date upon demand). Such DDTL Commitment Fee shall be distributed by the Administrative Agent to the Novus DDTL Lenders (other than any Defaulting Lender) in accordance with the Novus DDTL Lenders’ respective Ratable Share; provided that until the fifth Business Day immediately following the date a compliance certificate is required to be delivered under Section 7.1(a) after the Novus Transactions Closing Date occurs, the “Applicable Percentage” shall be the applicable rate per annum set forth in Pricing Level III in the definition of “Applicable Percentage” and, thereafter the Pricing Level shall be determined by reference to the Consolidated Net Leverage Ratio as of the last day of the most recently ended Fiscal Quarter of the Parent Borrower preceding the applicable Calculation Date.
Section 4.3Pro Rata Treatment: Manner of Payment.

(a)Subject to Section 4.11(a)(iv), each payment by the Parent Borrower on account of any Commitment Fees shall be allocated according to the respective Revolving A Ratable Share and Revolving B Ratable Share, as the case may be, of the relevant Lenders. Subject to Section 4.11(a)(ii), each payment on account of principal or interest on the Revolving A Credit Loans, the Revolving B Credit Loans and the Term Loans shall be applied pro rata according to the respective outstanding principal amounts of the Revolving A Credit Loans, the Revolving B Credit Loans and the Term Loans, as the case may be, then held by the relevant Lenders. Each Commitment reduction by the Parent Borrower shall be allocated among the relevant Lenders according to the Revolving A Ratable Share or the Revolving B Ratable Share, as the case may be. Notwithstanding anything to the contrary in this Agreement, any repayment, prepayment or commitment reduction of Term Loans or Revolving Credit Loans with, or in exchange for, Refinancing Term Loans, Replacement Term Loans, Refinancing Revolving Credit Loans or Replacement Revolving Loans shall be applied solely to each applicable Class or Classes of Term Loans or Revolving Credit Loans being refinanced or replaced.
(b)Each payment by any Credit Party on account of the principal of or interest on the Loans or of any fee, commission or other amounts (including the Reimbursement Obligation) payable to the Lenders under this Agreement shall be made on the date specified for payment under this Agreement to the Administrative Agent at the relevant Funding Office, for the account of the Lenders, in the currency in which such Obligation is denominated, as the case may be, in immediately available funds and shall be made without any set-off, counterclaim or deduction whatsoever (as provided in Section 4.10). Such payments shall be made no later than 3:00 p.m., Local Time. Any payment received after the time set forth in the immediately preceding sentence shall be deemed to have been made on the next succeeding Business Day for all purposes. Each payment to the Administrative Agent of the L/C Fees shall be made in like manner, but for the account of the relevant Issuing Lenders and the relevant Lenders.
(c)Each payment to the Administrative Agent of Administrative Agent’s fees or expenses shall be made for the account of the Administrative Agent and any amount payable to any Lender under Sections 4.7, 4.8, 4.9, 4.10, 4.13 or 13.2 shall be paid to the Administrative Agent for the account of the applicable Lender. The Administrative Agent shall distribute any payments received by it under this Section 4.3 for the account of any other Lender to such Lender promptly following receipt thereof to the appropriate Lending Office or other address specified by such Lender. Subject to Section 4.1(b)(ii), if any payment under this Agreement shall be specified to be made upon a day which is not a Business Day (other than payments on Term SOFR Loans and Alternative Currency Term Rate Loans), it shall be made on the next succeeding day which is a Business Day and such extension of time shall in such case be included in computing any interest if payable along with such payment. If any payment on a Term SOFR Loan or Alternative Currency Term Rate Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.
(d)With respect to any payment that the Administrative Agent makes for the account of the Lenders or any Issuing Lender hereunder as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (1) the applicable Borrower has not in fact made such payment; (2) the Administrative Agent has made a payment in excess of the amount so paid by the applicable Borrower (whether or not then owed); or (3) the Administrative Agent has for any reason otherwise erroneously made such payment; then each of the Lenders and/or each Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount so distributed to such Lender or Issuing Lender, in same day funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
Section 4.4Crediting of Payments and Proceeds. In the event that any Credit Party shall fail to pay any of the Obligations when due and the Obligations have been accelerated pursuant to Section 11.2(a), all payments received by the Administrative Agent or the Lenders upon the Secured Obligations and all net proceeds from the enforcement of the Secured Obligations shall be applied as follows:

First, to payment of that portion of the Secured Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to the Administrative Agent in its capacity as such;
Second, to payment of that portion of the Secured Obligations constituting fees (other than Commitment Fees and L/C Fees payable to the Revolving Credit Lenders), indemnities and other amounts (other than principal and interest) payable to the Lenders, the Issuing Lenders and the Swingline Lender under the Loan Documents, including attorney fees, ratably among the Lenders, the Issuing Lender and the Swingline Lender in proportion to the respective amounts described in this clause Second payable to them;
Third, to payment of that portion of the Secured Obligations constituting accrued and unpaid Commitment Fees, L/C Fees payable to the Revolving Credit Lenders and interest on the Loans and Reimbursement Obligations, ratably among the Lenders, the Issuing Lenders and the Swingline Lender in proportion to the respective amounts described in this clause Third payable to them;
Fourth, to payment of that portion of the Secured Obligations constituting unpaid principal of the Loans, Reimbursement Obligations and payment obligations then owing under Secured Hedge Agreements, Secured Cash Management Agreements, the Secured Bilateral Mexican Facilities and any drawn and unreimbursed amounts under Secured Bilateral Letter of Credit Facilities, ratably among the Lenders, the Issuing Lenders, the Swingline Lender, the Hedge Banks, the Cash Management Banks, the holders of debt under the Secured Bilateral Mexican Facilities and the Bilateral L/C Issuers in proportion to the respective amounts described in this clause Fourth payable to them;
Fifth, to the Administrative Agent for the account of the Issuing Lenders, to Cash Collateralize any L/C Obligations then outstanding and any undrawn amounts under Secured Bilateral Letter of Credit Facilities, ratably among the Issuing Lenders and the Bilateral L/C Issuers in proportion to the respective amounts described in this clause Fifth payable to them; and
Last, the balance, if any, after all of the Secured Obligations have been indefeasibly paid in full, to the Parent Borrower or as otherwise required by Applicable Law;
provided that to the extent any payments are received from any Foreign Subsidiary Borrower and applied in accordance with this Section 4.4, such payments shall only be applied to the Obligations of such Foreign Subsidiary Borrower. To the extent that any such payment received by the Administrative Agent or the Lenders is denominated in a currency which is different from the currency in which any of the Obligations is denominated, unless such payment was required to be made in such different currency pursuant to the express terms hereof, the portion of such payment to be applied to such Obligations shall be converted by the Administrative Agent in accordance with its customary practices to the currency of such Obligations and the reasonable costs of any such conversion shall be for the account of such Foreign Subsidiary Borrower.
Notwithstanding the foregoing, Secured Obligations arising under Secured Cash Management Agreements, Secured Hedge Agreements, Secured Bilateral Letter of Credit Facilities and the Secured Bilateral Mexican Facilities shall be excluded from the application described above if the Administrative Agent has not received written notice thereof at the time of such application, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank, Hedge Bank, Bilateral L/C Issuer or holder of Debt under such Secured Bilateral Mexican Facility, as the case may be. Each Cash Management Bank, Hedge Bank, Bilateral L/C Issuer or holder of Secured Bilateral Mexican Debt not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article XII for itself and its Affiliates as if a “Lender” party hereto.
Section 4.5Adjustments. Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender or Lenders (including the application of funds arising from the existence of a Defaulting Lender or Disqualified Institution and/or pursuant to Section 2.11 or Section 13.9) or to the Lenders under a particular Credit Facility, if any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of the Obligations owing to it, or interest thereon, or if any Lender shall at any time receive any collateral in respect to the Obligations owing to it (whether voluntarily or involuntarily, by set-off or counterclaim or otherwise) in a greater proportion than any such payment to and collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, or interest thereon, such Benefited Lender shall (i) notify the Administrative Agent of such fact, and (ii) purchase for cash (at face value) from the other Lenders such portion of each such other Lender’s Extensions of Credit, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned to the extent of such recovery, but without interest. The Parent Borrower agrees that each Lender so purchasing a portion of another Lender’s Extensions of Credit may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion. To the extent that any such payment received by the Benefited Lender is denominated in a currency which is different from the currency in which such other Lender’s Extensions of Credit is denominated, unless such payment was required to be made in such different currency pursuant to the express terms hereof, the portion of such payment to be used to purchase such other Lender’s Extensions of Credit shall be converted by the Administrative Agent in accordance with its customary practices to the currency of such Lender’s Extensions of Credit and the reasonable costs of any such conversion shall be for the account of the applicable Borrower.

Section 4.6Nature of Obligations of Lenders Regarding Extensions of Credit; Assumption by the Administrative Agent.

(a)The obligations of the Lenders under this Agreement to make the Loans and issue or participate in Letters of Credit and Swingline Loans, and to make payments pursuant to Section 12.6, are several and are not joint or joint and several. The failure of any Lender to make available its pro rata share of any Loan, to fund any such participation or to make any payment under Section 12.6 on any date hereunder shall not relieve it or any other Lender of its corresponding obligation to do so on such date, but no Lender shall be responsible for the failure of any other Lender to so make its pro rata share of such Loan available on the borrowing date, to purchase its participation or to make its payment under Section 12.6. Unless the Administrative Agent shall have received notice from a Lender prior to a proposed borrowing date that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of the Loans to be borrowed (which notice shall not release such Lender from its obligations hereunder), the Administrative Agent may assume that such Lender has made such portion or amount available to the Administrative Agent on the proposed borrowing date in accordance with Section 2.2(c) or 2.5(b), as applicable, and the Administrative Agent may, in reliance upon such assumption, make available to the Parent Borrower on such date a corresponding amount. In such event, if a Lender has not in fact made its pro rata share of such Loan available to the Administrative Agent, then the applicable Lender and the relevant Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the relevant Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the relevant Borrower, the interest rate applicable to Alternate Base Rate Loan. If the relevant Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the relevant Borrower the amount of such interest paid by the relevant Borrower for such period. If such Lender pays its pro rata share of the applicable Loan to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such borrowing. Any payment by the relevant Borrower shall be without prejudice to any claim the relevant Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent. A certificate of the Administrative Agent with respect to any amounts owing under this Section 4.6 shall be conclusive, absent manifest error.
(b)Unless the Administrative Agent shall have received notice from the relevant Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders, any Issuing Lender or the Swingline Lender hereunder that the relevant Borrower will not make such payment, the Administrative Agent may assume that the relevant Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders, the Issuing Lenders or the Swingline Lender, as the case may be, the amount due. In such event, if the relevant Borrower has not in fact made such payment, then each of the Lenders, the Issuing Lenders or the Swingline Lender, as the case maybe, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, Issuing Lender or the Swingline Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing.
(c)If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in Section 2.6, Article III or this Article IV, and such funds are not made available to the relevant Borrower by the Administrative Agent because the conditions to the applicable Extension of Credit set forth in Article V are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
Section 4.7Changed Circumstances; Illegality.

(a)[Reserved.]
(b)Illegality.
(i)If, after the Closing Date, the introduction of, or any change in, any Applicable Law applicable to a Lender or any change in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by any Lender (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) issued after the Closing Date of any such Governmental Authority, shall make it unlawful or impossible for any of the Lenders (or any of their respective Lending Offices) to honor its obligations hereunder to make, maintain or fund any Loans whose interest is determined by reference to a Relevant Rate, or to determine or charge interest rates based upon a Relevant Rate or to purchase or sell, or to take deposits of, any Alternative Currency in the applicable interbank market, such Lender shall promptly give notice thereof to the Administrative Agent and the Administrative Agent shall promptly give notice to the Parent Borrower and the other Lenders. Thereafter, until the Administrative Agent notifies the Parent Borrower that such circumstances no longer exist, (A) the obligations of the affected Lender or Lenders to make Term SOFR Loans or to make Alternative Currency Loans, as the case may be, and the right of the relevant Borrower to convert any Loan of the affected Lender or Lenders or continue any Loan of the affected Lender or Lenders as a Term SOFR Loan or an Alternative Currency Loan, as the case may be, shall be suspended and thereafter such Borrower may select from the affected Lender or Lenders only Alternate Base Rate Loans denominated in Dollars, (B) if any of the Lenders may not lawfully continue to maintain a Term SOFR Loan to the end of the then current Interest Period applicable thereto, the applicable Term SOFR Loan of the affected Lender or Lenders shall immediately be converted to an Alternate Base Rate Loan for the remainder of such Interest Period and (C) if any of the Lenders may not lawfully continue to maintain an Alternative Currency Loan denominated in Euros, Sterling, Swiss Francs or any Optional Currency (if applicable, to the end of the then current Interest Period applicable thereto), then the relevant Borrower shall repay the applicable Alternative Currency Loan of the affected Lender or Lenders. Upon any such prepayment or conversion, the applicable Borrower shall also pay accrued interest on the amount so prepaid or converted.
(ii)If, after the Closing Date, the introduction of, or any change in, CRD VI or any Applicable Law applicable to a Lender or any change in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by any Lender (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) issued after the Closing Date of any such Governmental Authority, shall make it unlawful or impossible for any of the Lenders (or any of their respective Lending Offices) to honor its obligations hereunder to make or maintain Loans in Euros, Sterling, Swiss Francs or any Revolving A Optional Currency or Revolving B Optional Currency, as the case may be, and/or to any Borrower set forth for its

Class on Schedule 1.1(b), such Lender shall promptly give notice thereof to the Administrative Agent and the Administrative Agent shall promptly give notice to the Parent Borrower and the other Lenders. Thereafter, until the Administrative Agent notifies the Parent Borrower that such circumstances no longer exist, (i) the obligations of the affected Lender or Lenders to make or maintain Loans in any such currency and/or to any Borrower set forth for its Class on Schedule 1.1(b) and the right of the relevant Revolving Borrower to request or continue any Revolving Credit Loan of the affected Lender or Lenders in such currency and/or to any such Borrower shall be suspended, and (ii) if any of the Lenders may not lawfully continue to maintain Loans in any such currency and/or to any such Borrower to the end of the then current Interest Period applicable thereto, then the relevant Revolving Borrower shall repay the applicable Loan of the affected Lender or Lenders.
(c)Increased Costs. If any Change in Law shall:
(i)subject any of the Lenders (or any of their respective Lending Offices) to any tax, duty or other charge with respect to any Loan, Letter of Credit or L/C Application or shall change the basis of taxation of payments to any of the Lenders (or any of their respective Lending Offices) of the principal of or interest on any Loan, Letter of Credit or L/C Application or any other amounts due under this Agreement in respect thereof (without coverage for any Taxes as defined in Section 4.10(a) or Other Taxes as defined in Section 4.10(b) and without coverage of any Excluded Taxes); or
(ii)impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board), special deposit, insurance or capital or similar requirement against assets of, deposits with or for the account of, or credit extended by any of the Lenders (or any of their respective Lending Offices) or shall impose on any of the Lenders (or any of their respective Lending Offices) or the foreign exchange and interbank markets any other condition affecting any Loan or any Letter of Credit or participation therein;
and the result of any event of the kind described in this Section 4.7(c), is to increase the costs to any of the Lenders of making, converting to, continuing or maintaining any Term SOFR Loan or Alternative Currency Loan (or of maintaining its obligation to make any such Loan) or of issuing or participating in Letters of Credit (or of maintaining its obligation to issue or participate in any Letter of Credit) or to reduce the yield or amount of any sum received or receivable by any of the Lenders under this Agreement or any Letter of Credit or L/C Application in an amount deemed by such Lender to be material, then such Lender may promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify the Parent Borrower of such fact and demand compensation therefor and, within fifteen (15) days after receipt by the Parent Borrower of such notice from the Administrative Agent, the Parent Borrower shall pay (or shall cause the relevant Borrower to pay) to such Lender such additional amount or amounts as will compensate such Lender or Lenders for such increased cost or reduction. The Administrative Agent and the applicable Lender will promptly notify the Parent Borrower of any event of which it has knowledge which will entitle such Lender to compensation pursuant to this Section 4.7(c); provided that the Administrative Agent shall incur no liability whatsoever to the Lenders or the Parent Borrower in the event it fails to do so. A certificate of such Lender setting forth in reasonable detail the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to the Parent Borrower through the Administrative Agent and shall be conclusively presumed to be correct absent manifest error. Notwithstanding any other provision herein, no Lender shall demand compensation pursuant to this Section 4.7(c) if it shall not at the time be the general policy or practice of such Lender to demand such compensation from similarly situated borrowers (to the extent that such Lender has the right to do so under its credit facilities with similarly situated borrowers).
(d)Additional Reserve Costs.
(i)If and so long as any Lender is required to comply with reserve assets, liquidity, cash margin or other requirements of any monetary or other authority (including any such requirement imposed by the European Central Bank or the European System of Central Banks) in respect of any of such Lender’s Loans, such Lender may require the relevant Borrower to pay, contemporaneously with each payment of interest on each of such Lender’s Loans subject to such requirements, additional interest on such Loans at a rate per annum specified by such Lender to be the cost to such Lender of complying with such requirements in relation to such Loans.
(ii)Any additional interest owed pursuant to paragraph (i) above shall be determined by the relevant Lender, acting in good faith, which determination shall be conclusive absent manifest error, and notified to the Parent Borrower on behalf of the relevant Borrower (with a copy to the Administrative Agent) at least five (5) Business Days before each date on which interest is payable for the relevant Loans, and such additional interest so notified to the Parent Borrower on behalf of the relevant Borrower by such Lender shall be payable to such Lender on each date on which interest is payable for such Loans.
(e)Mitigation. If any Lender demands compensation under Section 4.7(c) or Section 4.7(d) or if the obligation of any Lender to make Term SOFR Loans or Alternative Currency Loans is suspended under Section 4.7(b), or if any amount payable under this Agreement by a Borrower established in France becomes not deductible from that Borrower’s taxable income for French tax purposes by reason of that amount being (i) paid or accrued to a Finance Party incorporated, domiciled, established or acting through a Lending Office situated in a Non-Cooperative Jurisdiction or (ii) paid to an account opened in the name of or for the benefit of that Finance Party in a financial institution situated in a Non-Cooperative Jurisdiction, then such Lender will use reasonable efforts to mitigate such issues including by designating a different Lending Office for each affected Loan if such designation would avoid the need for, or reduce the amount of, such compensation or permit such Lender to make and maintain Term SOFR Loans or Alternative Currency Loans under Section 4.7(b) and would not, in the sole judgment of such Lender, be otherwise disadvantageous to such Lender. A certificate of such Lender setting forth the additional amount or amounts required to compensate such Lender in respect of any increased costs, the changes as a result of which such amounts are due and the manner of computing such amounts shall be deemed conclusive, provided that the determinations set forth in such certificate are made reasonably and in good faith. If any Lender demands compensation from the Parent Borrower under this Section 4.7 more than one hundred eighty (180) days after such Lender had knowledge of the occurrence of the event giving rise to such compensation, the Parent Borrower shall not be obligated to reimburse such Lender for amounts incurred as a result of the occurrence of such event more than one hundred eighty (180) days prior to the date on which the Lender made such demand (provided that if the event giving rise to the compensation or indemnification is retroactive, then the one hundred eighty (180) day period referred to above shall be extended to include the period of retroactive effect). Notwithstanding any other provisions of this Section 4.7, no Lender shall demand compensation for any increased cost or reduction referred to above if it shall not at the time be the general policy or practice of such Lender to demand such compensation in similar circumstances under comparable provisions of other credit agreements, if any.
(f)Replacement of a Lender. If:

(i)any Lender demands compensation under Section 4.7(c) or Section 4.7(d) (which compensation is not demanded by all of the Lenders of the same Class);
(ii)the obligation of any Lender to make or maintain any Loan is suspended under Section 4.13(a) or Section 4.7(b);
(iii)any Lender is a Defaulting Lender or a Non-Consenting Lender;
(iv)any Lender withholds its consent to the addition of a Subsidiary as a Revolving Borrower under Section 2.9(a)(i) or the addition of a currency as an Eligible Currency under Section 2.9(b)(i); or
(v)any amount payable to any Lender by a Borrower established in France under this Agreement is not, or will not be (when the relevant corporate income tax is calculated) treated as a deductible charge or expense for French tax purposes for that Borrower by reason of that amount being (A) paid or accrued to a Lender incorporated, domiciled, established or acting through a Lending Office situated in a Non-Cooperative Jurisdiction, or (B) paid to an account opened in the name of or for the benefit of that Lender in a financial institution situated in a Non-Cooperative Jurisdiction, then, in each case, the Parent Borrower may, upon notice to such Lender and the Administrative Agent, obtain, at the Parent Borrower’s expense (or at the expense of a Defaulting Lender whose representation contained in clause (ii) of Section 2.1(b) proves to be false), one or more other Lenders or, with the consent of the Administrative Agent to the extent required by Section 13.7 (which consent shall not be unreasonably withheld, conditioned or delayed), one or more replacement financial institutions willing to replace such Lender, and such Lender shall execute and deliver to such replacement Lender an Assignment and Assumption with respect to such Lender’s entire interest under this Agreement for an amount equal to the principal balance of all Loans and L/C Obligations held by the affected Lender and all accrued interest and fees with respect thereto through the date of such assignment, provided that (w) a Lender that demands compensation under Section 4.7(c) or Section 4.7(d) shall not be required to make any such assignment if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Parent Borrower to require such assignment pursuant to clause (i) above cease to apply, (x) the Parent Borrower shall have paid to such affected Lender the compensation that it is entitled to receive under Section 4.7 through the date of such assignment, (y) such assignment will result in a reduction in such compensation and (z) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent. Upon the execution by such replacement Lender of such Assignment and Assumption and compliance with the requirements of Section 13.7(b), such replacement Lender shall succeed to all of such Lender’s rights and duties under this Agreement. If the Parent Borrower exercises its election under this Section 4.7(f) to replace a Lender (other than a Defaulting Lender), the Parent Borrower shall pay the registration and processing fee payable to the Administrative Agent under Section 13.7(b).
Section 4.8Indemnity. Each Borrower hereby indemnifies each of the Lenders against any loss, cost or expense incurred by a Lender as a result of (a) any failure by such Borrower to borrow, convert or repay any amount in connection with any Term SOFR Loan or any Alternative Currency Term Rate Loan hereunder on the date specified therefor in the applicable Notice of Borrowing or Notice of Conversion/Continuation, (b) any payment, prepayment or conversion of any Term SOFR Loan or Alternative Currency Term Rate Loan by such Borrower on a date other than the last day of the Interest Period therefor, other than pursuant to Section 4.7(b) and (c) any assignment of a Term SOFR Loan or Alternative Currency Term Rate Loan on a day other than the last day of the Interest Period thereof as a result of a request by the Parent Borrower pursuant to Section 4.7(f). The amount of such loss or expense shall be determined, in the applicable Lender’s reasonable discretion, based upon the assumption that such Lender funded its Ratable Share of the Term SOFR Loans or Alternative Currency Term Rate Loans, in the interbank eurocurrency market and using any reasonable attribution or averaging methods which such Lender deems appropriate and practical. A certificate of such Lender setting forth in reasonable detail the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to the relevant Borrower through the Administrative Agent and shall be conclusively presumed to be correct save for manifest error. The applicable Borrower shall pay the Administrative Agent for the account of such Lender the amount shown as due on any such certificate within five Business Days after receipt thereof.

Section 4.9Capital Requirements. If any Lender or any Issuing Lender determines that any Change in Law affecting such Lender or such Issuing Lender or any Lending Office of such Lender or such Lender’s or such Issuing Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Lender’s capital or on the capital of such Lender’s or such Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Revolving Credit Commitment of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by such Issuing Lender, to a level below that which such Lender or such Issuing Lender or such Lender’s or such Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Lender’s policies and the policies of such Lender’s or such Issuing Lender’s holding company with respect to capital adequacy and liquidity), then from time to time upon written request of such Lender or such Issuing Lender the Parent Borrower shall promptly pay to such Lender or such Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Lender or such Lender’s or such Issuing Lender’s holding company for any such reduction suffered. A certificate of such Lender setting forth in reasonable detail the basis for determining such amounts necessary to compensate such Lender shall be forwarded to the Parent Borrower through the Administrative Agent and shall be conclusively presumed to be correct absent manifest error. Notwithstanding any other provision herein, no Lender shall demand compensation pursuant to this Section 4.9 if it shall not at the time be the general policy or practice of such Lender to demand such compensation from similarly situated borrowers (to the extent that such Lender has the right to do so under its credit facilities with similarly situated borrowers). The applicable Borrower shall pay the Administrative Agent for the account of such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 4.10Taxes.

(a)Payments Free and Clear.
(i)Except as provided in Section 4.10(j), any and all payments by any Credit Party under any Loan Document or under the Letters of Credit shall be made free and clear of and without deduction or withholding for any and all present or future taxes, levies, imposts, deductions, charges, setoff or withholding, and all interest, penalties and additions to tax with respect thereto (“Taxes”), except as required by Applicable Law.
(ii)If any Withholding Agent shall be required by the Code to deduct or withhold any such Taxes from or in respect of any sum payable under any Loan Document or under any Letter of Credit to any Finance Party, (A) in the case of any Indemnified Tax, the sum payable by the applicable Credit Party shall be increased as may be necessary so that after all required deductions or withholdings have been made (including deductions and withholdings applicable to additional sums payable under this Section 4.10(ii)) such Lender (or in the case of an amount payable to the Administrative Agent for its own account, the Administrative Agent) receives an amount equal to the amount such party would have received had no such deductions or withholdings been made, (B) such Withholding Agent shall make such deductions or withholdings, and (C) such Withholding Agent shall pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with the Code,
(iii)If any Withholding Agent shall be required by Applicable Law other than the Code to deduct or withhold any such Taxes from or in respect of any sum payable under any Loan Document or under any Letter of Credit to any Finance Party, (A) in the case of any Indemnified Tax, the sum payable by the applicable Credit Party shall be increased as may be necessary so that after all required deductions or withholdings have been made (including deductions and withholdings applicable to additional sums payable under this Section 4.10(iii)) such Lender (or in the case of an amount payable to the Administrative Agent for its own account, the Administrative Agent) receives an amount equal to the amount such party would have received had no such deductions or withholdings been made, (B) such Withholding Agent shall make such deductions or withholdings, (C) such Withholding Agent shall pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with Applicable Law, and (D) such Credit Party shall deliver to the Administrative Agent evidence of such payment to the relevant taxing authority or other authority in the manner provided in Section 4.10(e).
(iv)A Credit Party shall not, however, be required to pay any amounts pursuant to clause (A) of Section 4.10(a)(ii) or clause (A) of Section 4.10(a)(iii) (A) in respect of, in the case of each Finance Party, income, franchise or similar taxes imposed on (or measured by) its net income (however denominated) imposed by a Governmental Authority, (B) in the case of each Lender, any U.S. federal withholding taxes that are imposed in respect of a Loan to a Borrower that is a U.S. Person, any withholding or deduction for or on account of tax imposed by the UK in respect of a Loan to a UK Borrower, or any withholding or deduction for or on account of tax imposed by France in respect of a Loan to a French Subsidiary Borrower, or any withholding or deduction for or on account of tax imposed by Switzerland in respect of a Loan to a Swiss Subsidiary, in each case, with respect to any amount payable to, or for the account of, such Lender under Applicable Laws (including, without limitation, any statute, treaty, ruling, determination or regulation) in effect on the Closing Date (or such later date on which (i) such Lender became a Lender hereunder or (ii) such Lender changes any applicable Lending Office by designating a different applicable Lending Office (other than pursuant to Section 4.7(e)), (C) any branch profits tax imposed by the United States of America or any similar tax imposed by any other jurisdiction, (D) in respect of, in the case of any Finance Party, Taxes attributable to such Finance Party’s failure to comply with Section 4.10(f) or Section 4.10(g), or (E) any withholding taxes imposed under FATCA (all such Taxes covered by this Section 4.10(a)(iv) being referred to as “Excluded Taxes” and all such non-excluded Taxes being referred to as “Indemnified Taxes”).
(b)Stamp and Other Taxes. In addition, each Credit Party shall pay any present or future stamp, registration, recordation or documentary taxes or any other similar fees or charges or excise taxes, levies of the United States or any state or political subdivision thereof or any applicable foreign jurisdiction which arise from any payment made by such Credit Party hereunder (except for the Excluded Taxes) or from the execution, delivery or registration of, or otherwise similarly with respect to, this Agreement, the Loans, the Letters of Credit, the other Loan Documents, or the perfection of any rights or security interest in respect thereto or the enforcement of the rights of the Lenders under any Loan Document (hereinafter referred to as “Other Taxes”), or at the option of the Administrative Agent timely reimburse it for the payment of any Other Taxes, other than such Other Taxes that (A) are payable in respect of an assignment, novation, transfer, sub-participation, participation or other alienation of rights or obligations of or under or in respect of any Loan or any Loan Document (or in each case any part thereof) other than any such transaction which is made at the request of a Credit Party, or (B) become payable upon a voluntary registration made by any Finance Party if such registration is not required by any Applicable Law or not necessary to evidence, prove, maintain, enforce, compel or otherwise assert the rights of such Finance Party or obligations of any party under a Loan Document.
(c)Indemnity.
(i)The relevant Credit Party shall indemnify each Lender and the Administrative Agent (each a “Finance Party”) for the full amount of Indemnified Taxes payable or paid by such Finance Party or that an applicable Withholding Agent should have withheld or deducted from a payment to such Finance Party, but failed to withhold or deduct, pursuant to Section 4.10(a) and Other Taxes required to be paid by such Credit Party under Section 4.10(b) (including, without limitation, any such Indemnified Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 4.10) paid by such Finance Party and any liability (including interest and penalties, if any) arising therefrom or with respect thereto. The Credit Parties shall indemnify and hold harmless the Administrative Agent against any amount that a Lender fails for any reason to pay indefeasibly to the Administrative Agent as required pursuant to this Section 4.10(c)(i).
(ii)(A)    In the event a claim against any Finance Party arises that is covered by the indemnity provisions of this Section 4.10(c), notice shall be given promptly by such Finance Party to the Parent Borrower (with a copy to the Administrative Agent).
(A)If the relevant Credit Party would be liable for the entire amount of such claim pursuant to this Section 4.10(c), then the relevant Credit Party and the Parent Borrower shall have the right to contest and defend by all appropriate legal proceedings any such third-party claim and to control all settlements of any such third-party claim (unless such Finance Party agrees to assume the cost of settlement and to forgo such indemnity) and to select lead counsel to defend any and all such third-party claims at the sole cost and expense of the Parent Borrower, as the case may be; provided, however, that the Parent Borrower may not effect any settlement that could result in any cost, expense or liability to any Finance Party unless such Finance Party consents in writing to such settlement, which consent shall not be unreasonably withheld. Any Finance Party may select and engage counsel to participate in any defense, in which event such counsel shall be at the sole cost and expense of the party selecting and engaging such counsel. In connection with any such claim, action or proceeding, the parties shall cooperate with each other and provide each other with access to relevant books and records in their possession.
(B)If the relevant Credit Party would be liable for only a portion of such claim pursuant to this Section 4.10(c), then the relevant Credit Party and the Parent Borrower shall have the right to consult with such Finance Party regarding such claim, any settlement and the selection of lead counsel to defend such claim.
(C)If any Finance Party determines, in its sole discretion exercised in good faith, that it has received a refund or has realized a credit or reduction in tax in respect of any Indemnified Taxes or Other Taxes withheld by the relevant Credit Party or for which such Finance Party has received payment from the relevant Credit Party hereunder, it promptly shall repay the amount of such refund to the relevant Credit Party, net of all out-of-pocket expenses (including Taxes) of such Finance Party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the relevant Credit Party, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the relevant Credit Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (D), in no event will a Finance Party be required to pay any amount to a Credit Party pursuant to this paragraph (D) the payment of which would place the Finance Party in a less favorable net after-tax position than the Finance Party would have been in if the tax subject to indemnification and giving rise to such refund, credit or reduction in tax had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such tax had never been paid. This paragraph (D) shall not be construed to require any Finance Party to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Credit Party or any other Person.
(iii)Each Lender shall severally indemnify, within 10 days after demand therefor, (A) the Administrative Agent for any Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Taxes and without limiting the obligation of the Credit Parties to do so), (B) the Administrative Agent and the Credit Parties, as applicable, for any Taxes attributable to such Lender’s failure to comply with the provisions of Section 13.7(c) and relating to the maintenance of a Participant Register and (C) the Administrative Agent and the Credit Parties, as applicable, for any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 4.10(c)(iii).
(d)No Requirement to Disclose Tax Returns. Nothing in this Section 4.10 shall be construed to require any Finance Party to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the relevant Credit Party or any other person.
(e)Evidence of Payment. Within thirty (30) days after the date of any payment of Taxes or Other Taxes, the Parent Borrower shall furnish to the Administrative Agent, at its address referred to in Section 13.1(b), the original or a certified copy of a receipt evidencing payment thereof or other evidence of payment satisfactory to the Administrative Agent.
(f)Delivery of Tax Forms.
(i)Each Lender shall deliver to the Parent Borrower and to the Administrative Agent on or before the date it becomes a party to this Agreement and at such other time or times prescribed by Applicable Law or when reasonably requested by the Parent Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by Applicable Law or by the taxing authorities of any jurisdiction and such other reasonably requested information (A) as will permit the Parent Borrower or the Administrative Agent, as the case may be, to determine (i) whether or not payments made hereunder or under any other Loan Document or Letter of Credit are subject to Taxes and (ii) if applicable, the required rate of withholding or deduction, and (B) to evidence such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by the Borrowers pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction.
(ii)Without limiting the generality of the foregoing, if any Borrower is a U.S. Person,
(A)any Lender that is a U.S. Person shall deliver to the Parent Borrower and the Administrative Agent executed copies of Internal Revenue Service Form W-9 or such other documentation or information prescribed by Applicable Law or reasonably requested by the Parent Borrower or the Administrative Agent as will enable the Parent Borrower or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements; and
(B)each Foreign Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to the Parent Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (or, in the case of a Participant, on or prior to the date such Participant purchases the related participation) (and from time to time thereafter as prescribed by Applicable Law or upon the request of the Parent Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:
(I)executed copies of Internal Revenue Service Form W-8BEN-E (or any successor form) claiming eligibility for benefits of an income tax treaty to which the United States is a party,
(II)executed copies of Internal Revenue Service Form W-8ECI,
(III)executed copies of Internal Revenue Service Form W-8IMY and all required supporting documentation,
(IV)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Parent Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code, and that no payment under any Loan Document is effectively connected with the conduct of a trade or business in the United States (a “U.S. Tax Compliance Certificate”) and (y) executed copies of Internal Revenue Service Form W-8BEN-E (or any successor form),
(V)to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of such direct and indirect partner(s), or
(VI)executed copies of any other form prescribed by Applicable Laws as a basis for claiming exemption from or a reduction in United States Federal withholding tax together with such supplementary documentation as may be prescribed by Applicable Laws to permit the Parent Borrower or the Administrative Agent to determine the withholding or deduction required to be made;
(C)each Lender shall promptly (A) notify the Parent Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of Applicable Laws of any jurisdiction that the Parent Borrower or the Administrative Agent make any withholding or deduction for taxes from amounts payable to such Lender; and
(D)if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Parent Borrower and the Administrative Agent at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the Parent Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Parent Borrower or the Administrative Agent as may be necessary for the Parent Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the Closing Date, and for purposes of this Section 4.10, “Applicable Law” shall include FATCA.
(iii)Each Lender beneficially entitled to a payment from a UK Borrower shall complete any procedural formalities necessary for the relevant UK Borrower to obtain authorization to make a payment without a UK Tax Deduction and maintain that authorization where an authorization expires or otherwise ceases to have effect.

(iv)A Lender which (A) is a party on the Closing Date that holds a current passport under the HMRC DT Treaty Passport scheme (a “UK Treaty Passport”), and which wishes that scheme to apply to this Agreement, shall include an indication to that effect by providing its scheme reference number and its jurisdiction of tax residence to the Administrative Agent, the Parent Borrower and each relevant UK Borrower on or prior to the Closing Date or (B) becomes a party after the Closing Date that holds a UK Treaty Passport, and which desires that scheme to apply to this Agreement, shall include its scheme reference number and its jurisdiction of tax residence in the Assignment and Assumption which it executes on becoming a party and, having done so, shall discharge its obligation hereunder.
(v)A Lender which has not included an indication described in the preceding clause (iv) but which holds a UK Treaty Passport and subsequently wishes that scheme to apply to this Agreement shall notify the relevant UK Borrower of its scheme reference number and its jurisdiction of its residence.
(g)Lender Status Confirmation.
(i)Each Lender that is party to this Agreement on the Closing Date that at any time may make a Loan to a UK Borrower confirms to the Administrative Agent and the Parent Borrower that on the Closing Date it is a UK Qualifying Lender.
(ii)Each Lender to a Swiss Subsidiary that is party to this Agreement on the Closing Date confirms to the Administrative Agent and the Parent Borrower that on the Closing Date it is a Swiss Qualifying Bank.
(iii)Each Lender which becomes a party to this Agreement after the Closing Date and that may at any time make a Loan to a UK Borrower shall confirm, in the Assignment and Assumption which it executes on becoming a party which of the following categories it falls in:
(A)not a UK Qualifying Lender;
(B)a UK Qualifying Lender (other than a UK Treaty Lender); or
(C)a UK Treaty Lender.
(iv)Each Lender to a Swiss Subsidiary which becomes a party to this Agreement after the Closing Date (including, an Additional Lender) shall confirm, in the Assignment and Assumption which it executes on becoming a party which of the following categories it falls in:
(A)a Swiss Qualifying Bank; or
(B)a Swiss Non-Qualifying Bank, but it counts as 1 (one) creditor only for purposes of the Swiss Non-Bank Rules.
(v)If a new Lender fails to indicate its status in accordance with this Section 4.10(g) then such Lender or new Lender shall be treated for the purposes of this Agreement (including by each UK Borrower and Swiss Subsidiary, as applicable) as if it is not a UK Qualifying Lender and/or a Swiss Non-Qualifying Bank until such time as it notifies the Administrative Agent which category applies (and the Administrative Agent, upon receipt of such notification, shall inform the Parent Borrower). For the avoidance of doubt, an Assignment and Assumption shall not be invalidated by any failure of a Lender to comply with this Section 4.10(g).
(vi)In case of reasonable doubt as regards the classification of a Lender as a Swiss Qualifying Bank or a Swiss Non-Qualifying Bank, but counting as 1 (one) creditor only for the purposes of the Swiss Non-Bank Rules, the Parent Borrower or the Swiss Subsidiary may (acting reasonably) request from such Lender appropriate evidence supporting such Lender's classification, including, a tax ruling by the competent tax authorities.
(vii)A Lender which is a UK Qualifying Lender solely as a result of paragraph (b) of the definition of UK Qualifying Lender shall give a Tax Confirmation in the documentation which it executes on becoming a Party as a Lender, and shall promptly notify the Parent Borrower and the Administrative Agent if there is any change in the position from that set out in the Tax Confirmation.
(viii)Any Lender that ceases to be a UK Qualifying Lender or Swiss Qualifying Bank or Swiss Subsidiary, as applicable shall promptly notify the Administrative Agent and the relevant UK Borrower.
(h)Survival. Without prejudice to the survival of any other agreement of the Credit Parties and the Finance Parties hereunder, the agreements and obligations of the Credit Parties and the Finance Parties contained in this Section 4.10 shall survive the payment in full of the Obligations and the termination of the Aggregate Commitment, the termination of the Commitment or the assignment by any Finance Party, but shall be limited in duration to the applicable statute of limitations for Taxes or Other Taxes for which indemnification or repayment is sought.
(i)Additional Provisions.
(i)The relevant Credit Party shall not be required to indemnify any Lender or to pay any additional amounts to any Lender in respect of Taxes or Other Taxes pursuant to this Section 4.10 to the extent that the obligation to pay such additional amounts would not have arisen but for a failure by such Lender to comply with the provisions of this Section 4.10 (including, for the avoidance of doubt, any breach by such Lender of any representation in Section 4.10(g)).
(ii)Any Lender or the Administrative Agent claiming any additional amount or any indemnity payment payable pursuant to this Section 4.10 shall use all reasonable efforts (consistent with legal and regulatory restrictions) that would avoid the need for or reduce the amount of any such additional amounts or such indemnity payment which may thereafter accrue (including but not limited to filing any certificate or document reasonably requested by the Parent Borrower or changing the jurisdiction of its applicable Lending Office).
(j)French Tax Matters.
The provisions set forth in this clause (j) shall be only and exclusively apply to the extent the applicable Credit Party is a French Subsidiary Borrower.
(i)French tax definitions
(A)In this Agreement:

“Qualifying Lender” means a Lender which (i) fulfils the conditions imposed by French law in order for a payment of interest not to be subject to (or as the case may be, to be exempt from) any Tax Deduction on account of a Tax imposed by France, or (ii) is a Treaty Lender.
“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.
“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under any Loan Document or under the Letters of Credit, other than a FATCA deduction.
“Tax Payment” means the increase in a payment made by a Credit Party to a Finance Party under Clause (ii) (French tax gross-up) below.
“Treaty Lender” means a Lender which (i) is treated as a resident of a Treaty State for the purposes of the Treaty, (ii) does not carry on business in France through a permanent establishment with which that Lender’s participation in the Loans is effectively connected, (iii) is acting from a Lending Office situated in its jurisdiction of incorporation and (iv) fulfils any other conditions which must be fulfilled under the Treaty by residents of the Treaty State for such residents to obtain exemption from Tax imposed on interest by France, subject to completion of any necessary procedural formalities.
“Treaty State” means a jurisdiction having a double taxation agreement with France (the “Treaty”), which makes provision for full exemption from Tax imposed by France on interest payments.
(B)Unless a contrary indication appears, in this clause (j) a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.
(ii)French tax gross-up
(A)Each Credit Party shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.
(B)The Parent Borrower shall promptly upon becoming aware that a Credit Party must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Administrative Agent accordingly. Similarly, a Lender shall notify the Administrative Agent on becoming so aware in respect of a payment payable to that Lender. If the Administrative Agent receives such notification from a Lender it shall promptly notify the Parent Borrower and that Credit Party.
(C)If a Tax Deduction is required by law to be made by a Credit Party, the amount of the payment due from that Credit Party shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.
(D)With respect to a Loan made to a French Borrower, a payment shall not be increased under paragraph (C) above, or under Sections

4.10(a)(iii) or Section 4.10(c), by reason of a Tax Deduction on account of Tax imposed by France, if on the date on which the payment falls due:
(I)the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or double taxation agreement, or any published practice or published concession of any relevant taxing authority; or
(II)the relevant Lender is a Treaty Lender and the Credit Party making the payment is able to demonstrate that the payment could have been made to the Lender without Tax Deduction had that Lender complied with its obligations under paragraph (G) below.
provided that the exclusion for changes after the date a Lender became a Lender under this Agreement in paragraph (ii)(D)(I) above shall not apply in respect of any Tax Deduction on account of Tax imposed by France on a payment made to a Lender if such Tax Deduction is imposed solely because this payment is made to an account opened in the name of or for the benefit of that Lender in a financial institution situated in a Non-Cooperative Jurisdiction.
(E)With respect to a Loan made to a French Borrower, if a Credit Party is required to make a Tax Deduction, that Credit Party shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.
(F)With respect to a Loan made to a French Borrower, within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Credit Party making that Tax Deduction or payment shall deliver to the Administrative Agent for the Finance Party written notice that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.
(G)With respect to a Loan made to a French Borrower, a Treaty Lender and each Credit Party which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Credit Party to obtain authorization to make that payment without a Tax Deduction.
(k)For the avoidance of doubt, the term “Lender” and “Finance Party” shall, for purposes of this Section 4.10, include any Issuing Lender and any Swingline Lender.
Section 4.11Defaulting Lenders.

(a)Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law, the following provisions shall govern:
(i)Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 13.9.
(ii)Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 11.2 or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 4.5), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to any Issuing Lender or Swingline Lender hereunder; third, if so determined by the Administrative Agent or requested by any Issuing Lender or Swingline Lender, to be held as cash collateral for future funding obligations of that Defaulting Lender of any participation in any Swingline Loan or Letter of Credit; fourth, as the Parent Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Parent Borrower, to be held in a non-interest bearing deposit account and released pro rata in order to (A) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans and funded participations under this Agreement and (B) Cash Collateralize the Issuing Lenders’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement; sixth, to the payment of any amounts owing to the Lenders, any Issuing Lender or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, such Issuing Lender or Swingline Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, to the payment of any amounts owing to any Credit Party as a result of any judgment of a court of competent jurisdiction obtained by such Credit Party against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or funded participations in Letters of Credit or Swingline Loans in respect of which that Defaulting Lender has not fully funded its Ratable Share and (y) such Loans were made or the related Letters of Credit or Swingline Loans were issued at a time when the conditions set forth in Section 5.2 or Section 5.4, as applicable, were satisfied or waived, such payment shall be applied solely to pay the Loans of, and funded participations in Letters of Credit or Swingline Loans owed to, to all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or funded participations in Letters of Credit or Swingline Loans owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments under the applicable Revolving Credit Facility without giving effect to Section 4.11(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 4.11(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)Certain Fees. That Defaulting Lender (x) shall not be entitled to receive any Commitment Fee pursuant to Section 4.2 for any period during which that Lender is a Defaulting Lender (and, except as set forth below, the Parent Borrower shall not be required to pay the remaining amount of such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be entitled to receive letter of credit commissions pursuant to Section 3.3(c) for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Ratable Share of the stated amount of Letters of Credit for which it has provided Cash Collateral. With respect to any Commitment Fee or letter of credit commission not required to be paid to any Defaulting Lender, the Parent Borrower shall (A) pay to each non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations or Swingline Loans that has been reallocated to such non-Defaulting Lender pursuant to clause (iv) below, (B) pay to each applicable Issuing Lender and Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Lender’s or Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (C) not be required to pay the remaining amount of any such fee.
(iv)Reallocation of Participation Interests to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swingline Loans, the Participation Interests of each non-Defaulting Lender shall be computed without giving effect to the Commitment of that Defaulting Lender; provided, that, each such reallocation shall be given effect only to the extent that, at the date the applicable Lender becomes a Defaulting Lender, the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swingline Loans shall not exceed the positive difference, if any, of (1) the Commitment of that non-Defaulting Lender minus (2) the Revolving A Credit Exposure or Revolving B Credit Exposure, as the case may be (adjusted for this purpose to reflect any reallocation previously made to such Lender under this Section 4.11(a)(iv)), of that Lender. Subject to Section 13.23, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
(v)Cash Collateral; Repayment of Swingline Loans. If the reallocation described in Section 4.11(a)(iv) cannot, or can only partially, be effected, each Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lender’s Fronting Exposure and (y) second, Cash Collateralize the Issuing Lenders’ Fronting Exposure in accordance with the procedures set forth in Section 11.2(b)(i).
(b)Defaulting Lender Cure. If the Parent Borrower, the Administrative Agent, Swingline Lender and each Issuing Lender agree in writing that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Defaulting Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded Participation Interests to be held on a pro rata basis by the Lenders in accordance with their Ratable Share (without giving effect to Section 4.11(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Parent Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
Section 4.12Evidence of Indebtedness.

(a)Extensions of Credit. The Extensions of Credit made by each Lender and each Issuing Lender shall be evidenced by one or more accounts or records maintained by such Lender or such Issuing Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender or the applicable Issuing Lender shall be conclusive absent manifest error of the amount of the Extensions of Credit made by the Lenders or such Issuing Lender to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender or any Issuing Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the applicable Borrowers shall execute and deliver to such Lender (through the Administrative Agent) one or more Notes which shall evidence such Lender’s Revolving Credit Loans, Term Loans and/or Swingline Loans, as applicable, in addition to such accounts or records. Each Lender may attach schedules to its Notes and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.
(b)Participations. In addition to the accounts and records referred to in subsection (a), each Revolving Credit Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Revolving Credit Lender of participations in Letters of Credit and Swingline Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Revolving Credit Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.
Section 4.13Inability to Determine Rates.

(a)Inability to Determine Rates. If in connection with any request for a Term SOFR Loan or an Alternative Currency Loan, for a conversion of Alternate Base Rate Loans to Term SOFR Loans, or for a continuation of any Term SOFR Loan or Alternative Currency Loan, as applicable, (i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (A) no Successor Rate for the Relevant Rate for the applicable currency has been determined in accordance with Section 4.13(b) or (c), as applicable, and the circumstances under subsection (i) of Section 4.13(b) or (c), as applicable, or the Scheduled Unavailability Date has occurred with respect to such Relevant Rate (as applicable), or (B) adequate and reasonable means do not otherwise exist for determining the Relevant Rate for the applicable currency for any determination date(s) or requested Interest Period, as applicable, with respect to a proposed Term SOFR Loan or an Alternative Currency Loan or in connection with an existing or proposed Alternate Base Rate Loan, or (ii) the Administrative Agent or the Required Lenders determine that for any reason that the Relevant Rate with respect to a proposed Loan denominated in an applicable currency for any requested Interest Period or determination date(s) does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Parent Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Loans in the affected currencies, as applicable, or to convert Alternate Base Rate Loans to Term SOFR Loans, shall be suspended (in each case to the extent of the affected Loans or Interest Period or determination date(s), as applicable) or (y) in the event of a determination described in the preceding sentence with respect to the Term SOFR component of the Alternate Base Rate, the utilization of the Term SOFR component in determining the Alternate Base Rate shall be suspended, in each case until the Administrative Agent (or, in the case of a determination by the Required Lenders described in clause (ii) of this Section 4.13(a), until the Administrative Agent upon instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, (i) the applicable Borrower may revoke any pending request for a Borrowing of, continuation of or conversion to Term SOFR Loans, or Borrowing of, continuation of or conversion to Alternative Currency Loans (to the extent of the affected Loans or Interest Period or determination date(s)), as applicable or, failing that, will be deemed to have converted such request into a request for a Borrowing of Alternate Base Rate Loans denominated in Dollars in the Dollar Equivalent of the amount specified therein and (ii) (A) any outstanding Term SOFR Loans shall be deemed to have been converted to Alternate Base Rate Loans immediately and (B) any outstanding affected Alternative Currency Loans, at the applicable Borrower’s election, shall either (1) be converted into a Borrowing of Alternate Base Rate Loans denominated in Dollars in the Dollar Equivalent of the amount of such outstanding Alternative Currency Loan immediately, in the case of an Alternative Currency Daily Rate Loan or at the end of the applicable Interest Period, in the case of an Alternative Currency Term Rate Loan or (2) be prepaid in full immediately, in the case of an Alternative Currency Daily Rate Loan, or at the end of the applicable Interest Period, in the case of an Alternative Currency Term Rate Loan; provided that if no election is made by the Parent Borrower or the applicable Borrower (x) in the case of an Alternative Currency Daily Rate Loan, by the date that is three Business Days after receipt by the Parent Borrower of such notice or (y) in the case of an Alternative Currency Term Rate Loan, by the last day of the current Interest Period for the applicable Alternative Currency Term Rate Loan, the applicable Borrower and the Parent Borrower shall be deemed to have elected clause (1) above.
(b)Replacement of Relevant Rate or Successor Rate with respect to Dollar Denominated Loans. Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Parent Borrower or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Parent Borrower) that the Parent Borrower or Required Lenders (as applicable) have determined, that:
(i)adequate and reasonable means do not exist for ascertaining one month, three month and six month interest periods of Term SOFR, including, without limitation, because the Term SOFR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or
(ii)CME or any successor administrator of the Term SOFR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent or such administrator with respect to its publication of Term SOFR, in each case acting in such capacity, has made a public statement identifying a specific date after which each of one month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate shall or will no longer be made available, or permitted to be used for determining the interest rate of U.S. dollar denominated syndicated loans, or shall or will otherwise cease, provided that, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent, that will continue to provide such interest periods of Term SOFR after such specific date (the latest date on which one month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate are no longer available permanently or indefinitely, the “Term SOFR Scheduled Unavailability Date”);
then, on a date and time determined by the Administrative Agent (any such date, the “Term SOFR Replacement Date”), which date shall be at the end of an Interest Period or on the relevant interest payment date, as applicable, for interest calculated and, solely with respect to clause (ii) above, no later than the Term SOFR Scheduled Unavailability Date, Term SOFR will be replaced hereunder and under any Loan Document with Daily Simple SOFR for any payment period for interest calculated that can be determined by the Administrative Agent without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document (the “Term SOFR Successor Rate”).
If the Successor Rate is Daily Simple SOFR all interest payments will be payable on a quarterly basis.
Notwithstanding anything to the contrary herein, (i) if the Administrative Agent determines that Daily Simple SOFR is not available on or prior to the Term SOFR Replacement Date, or (ii) if the events or circumstances of the type described in Section 4.13(b)(i) or (ii) have occurred with respect to the Successor Rate then in effect, then in each case, the Administrative Agent and the Parent Borrower may amend this Agreement solely for the purpose of replacing Term SOFR or any then current Successor Rate in accordance with this Section 4.13 at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, as applicable, with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated credit facilities syndicated and agented in the United States for such alternative benchmark and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated credit facilities syndicated and agented in the United States for such benchmark, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion and may be periodically updated. For the avoidance of doubt, any such proposed rate and adjustments, shall constitute a “Successor Rate”. Any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Parent Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to such amendment.
(c)Replacement of Relevant Rate or Successor Rate with respect to Alternative Currency Loans. Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Parent Borrower or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Parent Borrower) that the Parent Borrower or Required Lenders (as applicable) have determined, that:
(i)adequate and reasonable means do not exist for ascertaining the Relevant Rate for an Alternative Currency because none of the tenors of such Relevant Rate (including any forward-looking term rate thereof) is available or published on a current basis and such circumstances are unlikely to be temporary; or
(ii)the Applicable Authority has made a public statement identifying a specific date after which all tenors of the Relevant Rate for an Alternative Currency (including any forward-looking term rate thereof) shall or will no longer be representative or made available, or used for determining the interest rate of loans denominated in such Alternative Currency, or shall or will otherwise cease, provided that, in each case, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent that will continue to provide such representative tenor(s) of the Relevant Rate for such Alternative Currency (the latest date on which all tenors of the Relevant Rate for such Alternative Currency (including any forward-looking term rate thereof) are no longer representative or available permanently or indefinitely, the “Alternative Currency Scheduled Unavailability Date”); or

(iii)syndicated loans currently being executed and agented in the U.S. are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace the Relevant Rate for an Alternative Currency;
or if the events or circumstances of the type described in Section 4.13(c)(i), (ii) or (iii) have occurred with respect to the Successor Rate then in effect, then, the Administrative Agent and the Parent Borrower may amend this Agreement solely for the purpose of replacing the Relevant Rate for an Alternative Currency or any then current Successor Rate for an Alternative Currency in accordance with this Section 4.13 with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar credit facilities syndicated and agented in the U.S. and denominated in such Alternative Currency for such alternative benchmarks, and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar credit facilities syndicated and agented in the U.S. and denominated in such Alternative Currency for such benchmarks, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion and may be periodically updated (and any such proposed rate, including for the avoidance of doubt, any adjustment thereto, a “Alternative Currency Successor Rate”), and any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Parent Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to such amendment.
(d)The Administrative Agent will promptly (in one or more notices) notify the Parent Borrower and each Lender of the implementation of any Successor Rate.
(e)Any Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.
(f)Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than 0.00%, the Successor Rate will be deemed to be 0.00% for the purposes of this Agreement and the other Loan Documents.
(g)In connection with the implementation of a Successor Rate, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Parent Borrower and the Lenders reasonably promptly after such amendment becomes effective.
(h)For purposes of this Section 4.13, those Lenders that either have not made, or do not have an obligation under this Agreement to make, the relevant Loans in the relevant currency shall be excluded from any determination of Required Lenders.
Section 4.14ESG Adjustments.

(a)After the Closing Date, the Parent Borrower, in consultation with the Sustainability Coordinator, shall be entitled to propose specified key performance indicators (“KPIs”) with respect to certain environmental, social and governance (“ESG”) targets of the Parent Borrower and its Restricted Subsidiaries. The proposed KPIs and other related provisions (the “ESG Pricing Provisions”) shall be set forth in a proposed amendment to this Agreement (such amendment, an “ESG Amendment”) solely for the purpose of incorporating such ESG Pricing Provisions into this Agreement. The ESG Amendment shall become effective at such time as it is consented to by the Parent Borrower, the Sustainability Coordinator, the Administrative Agent and the Required Lenders. Upon the effectiveness of any such ESG Amendment, based on the Parent Borrower’s performance against the KPIs, certain adjustments (increase, decrease or no adjustment) (such adjustments, the “ESG Applicable Percentage Adjustments”) to the otherwise applicable Applicable Percentage will be made; provided that (i) the amount of all such adjustments shall not exceed (x) in the case of the Applicable Percentage for the Commitment Fee, an increase and/or decrease of 0.01% per annum and (y) in the case of the Applicable Percentage for Loans and Letter of Credit Fees, an increase and/or decrease of 0.05% per annum and (ii) in no event shall the Applicable Percentage for Loans or the Commitment Fee be less than zero. The KPIs, the Parent Borrower’s performance against the KPIs, and any related ESG Applicable Percentage Adjustments resulting therefrom, will be determined based on certain certificates, reports and other documents, in each case, setting forth the calculation and measurement of the KPIs in a manner that is aligned with the Sustainability Linked Loan Principles and to be mutually agreed between the Parent Borrower and the Sustainability Coordinator (each acting reasonably). Following the effectiveness of any ESG Amendment, any modification to the ESG Pricing Provisions shall be subject only to the consent of the Required Lenders (along with the Parent Borrower, the Sustainability Coordinator and the Administrative Agent) so long as such modification does not have the effect of reducing the Applicable Percentage for Loans, Letter of Credit Fees or the Commitment Fee to a level not otherwise permitted by this Section 4.14(a).
(b)The Sustainability Coordinator will assist the Parent Borrower in (i) determining the ESG Pricing Provisions in connection with any ESG Amendment and (ii) preparing informational materials focused on ESG to be used in connection with any ESG Amendment.
(c)This Section 4.14 shall supersede any provisions in Section 13.9 to the contrary.
ARTICLE V

CONDITIONS OF CLOSING AND BORROWING
Section 5.1Conditions to Closing. The obligation of each Lender to make or continue Extensions of Credit and the obligations of the Issuing Lenders to issue Letters of Credit hereunder shall become effective on the date (such date, the “Closing Date”) on which each of the following conditions precedent is satisfied (or waived in accordance with Section 13.9):

(a)Executed Loan Documents. This Agreement and the Collateral Agreement shall have been duly authorized, executed and delivered to the Administrative Agent by the parties thereto, shall be in full force and effect and no Default shall exist thereunder, and the Credit Parties shall have delivered executed counterparts thereof to the Administrative Agent.
(b)Closing Certificates; etc.

(i)Officer’s Certificate. The Administrative Agent shall have received a certificate from a Responsible Officer (or such other Person as is reasonably acceptable to the Administrative Agent), in form and substance reasonably satisfactory to the Administrative Agent, to the effect that (A) all representations and warranties contained in this Agreement and the other Loan Documents are true and correct in all material respects (except to the extent any such representation and warranty is qualified by materiality or reference to Material Adverse Effect, in which case, such representation and warranty shall be true, correct and complete in all respects) on and as of the Closing Date, except for any representation and warranty made as of an earlier date, which representation and warranty shall be true and correct in all material respects (except to the extent any such representation and warranty is qualified by materiality or reference to Material Adverse Effect, in which case, such representation and warranty shall be true, correct and complete in all respects) as of such earlier date and (B) after giving effect to the transactions contemplated by this Agreement, no Default or Event of Default has occurred and is continuing.
(ii)General Certificate. The Administrative Agent shall have received a certificate of the secretary, assistant secretary or general counsel of each Credit Party (or such other Person as is reasonably acceptable to the Administrative Agent, which may be a member of the board of directors or other comparable governing body for any Foreign Subsidiary Borrower) certifying as to the incumbency and genuineness of the signature of each officer of such Credit Party executing the Loan Documents to which it is a party and certifying that attached thereto is a true, correct and complete copy of (A) the articles of incorporation or comparable organizational or constitutional documents, if any, of such Credit Party and all amendments thereto, certified as of a recent date (1) in the case of Credit Parties (other than Foreign Subsidiary Borrowers), by the appropriate Governmental Authority in its jurisdiction of incorporation for such Credit Parties and (2) in the case of each Foreign Subsidiary Borrower, by such Foreign Subsidiary Borrower, (B) the bylaws or comparable organizational or constitutional documents, if any, of such Credit Party as in effect on the date of such certifications, (C) resolutions duly adopted by the board of directors or comparable governing body of such Credit Party authorizing, as applicable, the borrowings contemplated hereunder and the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party, and (D) each certificate required to be delivered pursuant to Section 5.1(b)(iii), except in the case of the Foreign Subsidiary Borrowers.
(iii)Certificates of Good Standing. The Administrative Agent shall have received long-form certificates as of a recent date of the good standing or active status, as applicable, of the Credit Parties (other than the Foreign Subsidiary Borrowers) under the laws of their respective jurisdictions of organization and short-form certificates as of a recent date of the good standing of the Parent Borrower under the laws of each other jurisdiction where the Parent Borrower is qualified to do business and where a failure to be so qualified would have a Material Adverse Effect.
(iv)Opinions of Counsel. The Administrative Agent shall have received opinions in form and substance reasonably satisfactory to the Administrative Agent of (i) the chief legal officer of the Parent Borrower, (ii) Sidley Austin LLP, counsel to the domestic Credit Parties and (iii) where customary in the relevant jurisdiction for local counsel to each Foreign Subsidiary Borrower identified on Schedule 1.1(b), in each case, addressed to the Administrative Agent and the Lenders with respect to such Credit Parties, and covering such matters relating to the Credit Parties and the Loan Documents as of the Closing Date that are customary for financings of this type.
(c)No Event of Default. No Default or Event of Default shall have occurred and be continuing.

(d)No Material Adverse Effect. Since December 31, 2025 nothing shall have occurred (and neither the Administrative Agent nor the Lenders shall have become aware of any facts or conditions not previously known) which has had a Material Adverse Effect.
(e)Financial Matters.
(i)Financial Statements. The Administrative Agent and each Lender shall have received, or have made available to it, the Annual Report on Form 10-K of the Parent Borrower for the Fiscal Year ended as of December 31, 2025.
(ii)Solvency Certificate. The Parent Borrower shall have delivered to the Administrative Agent a certificate, in form and substance reasonably satisfactory to the Administrative Agent, and certified as accurate by the chief financial officer or treasurer of the Parent Borrower, that immediately prior to and after giving effect to the execution and delivery of the Loan Documents and the Extensions of Credit to be made or continued on the Closing Date, the Parent Borrower and its Restricted Subsidiaries, on a consolidated basis, are Solvent.
(iii)Payment at Closing. The Parent Borrower shall have paid (or shall pay concurrently with the closing) (A) to the Administrative Agent, the Arrangers and the Lenders all reasonable accrued fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced at least one (1) Business Day prior to the Closing Date, reimbursement or payment of all out-of-pocket expenses (including fees of legal counsel to the Administrative Agent, the Arrangers and the Lenders) required to be reimbursed or paid by the Parent Borrower hereunder, (B) to the Administrative Agent for the account of each of the Lenders, an upfront fee as separately agreed, (C) to the Administrative Agent for the account of each of the Lenders that holds Existing Revolving A Credit Loans, Existing Revolving B Credit Loans and Existing Term A Loans, all accrued and unpaid interest on such Loans to, but excluding, the Closing Date and (D) to the Administrative Agent for the account of each of the Lenders that holds Existing Revolving A Credit Loans and/or Existing Revolving B Credit Loans, all accrued and unpaid Revolving Commitment Fees and L/C Fees pursuant to the Original Credit Agreement.
(f)Litigation. Except as set forth in the Current SEC Reports, as of the Closing Date, there shall be no actions, suits or proceedings pending or, to the knowledge of a Responsible Officer, threatened in writing (i) with respect to this Agreement or any other Loan Document or (ii) which the Administrative Agent or the Required Lenders reasonably believe would reasonably be expected to have a Material Adverse Effect.
(g)USA Patriot Act. The Lenders shall have received at least five Business Days in advance of the Closing Date (x) all documentation and other information that is required by regulatory authorities under Anti-Money Laundering Laws, including, without limitation, the USA Patriot Act and any applicable “know your customer” rules and regulations, to the extent requested in writing at least ten Business Days prior to the Closing Date and (y) with respect to each Lender that so requests at least fifteen Business Days prior to the Closing Date, if any Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to such Borrower.
(h)Personal Property Collateral.
(i)Filings and Recordings. The Administrative Agent shall have received all filings and recordations that are necessary to perfect (or continue the perfection of) the security interests of the Administrative Agent, on behalf of the Secured Parties, in the Collateral and the Administrative Agent shall have received evidence reasonably satisfactory to the Administrative Agent that upon such filings and recordations such security interests constitute (or continue to constitute) valid and perfected first priority Liens thereon (subject to Permitted Liens).
(ii)Pledged Collateral. The Administrative Agent shall have received (A) original stock certificates or other certificates evidencing the certificated Equity Interests pledged pursuant to the Security Documents, together with an undated stock power for each such certificate duly executed in blank by the registered owner thereof and (B) each original promissory note pledged pursuant to the Security Documents together with an undated allonge for each such promissory note duly executed in blank by the holder thereof.
(iii)Lien Search. The Administrative Agent shall have received the results of a Lien search (including a search as to intellectual property matters), in form and substance reasonably satisfactory thereto, made against the Credit Parties under the Uniform Commercial Code (or applicable judicial docket) as in effect in each jurisdiction in which filings or recordations under the Uniform Commercial Code should be made to evidence or perfect security interests in all assets of such Credit Party, indicating among other things that the assets of each such Credit Party are free and clear of any Lien (except for Permitted Liens).
(iv)[Reserved].
(v)Intellectual Property. The Administrative Agent shall have received, to the extent reasonably requested by the Administrative Agent (giving effect to any existing such agreements and filings), such security agreements duly executed by the applicable Credit Parties for all federally registered U.S. copyrights, copyright applications, patents, patent applications, trademarks and trademark applications included in the Collateral, in each case in proper form for filing with the U.S. Patent and Trademark Office or U.S. Copyright Office, as applicable.
(vi)Other Collateral Documentation. The Administrative Agent shall have received any documents reasonably requested thereby or as required by the terms of the Security Documents to evidence its security interest in the Collateral.
(i)French Subsidiary Borrower. With respect to each French Subsidiary Borrower, the Administrative Agent:
(i)shall have delivered (on behalf of each Revolving A Lender, Issuing Lender and Incremental Lender, as applicable) to each French Subsidiary Borrower on or prior to the Closing Date, or, if later, the date on which such French Subsidiary Borrower became a party hereto, a TEG Letter, and each such letter shall have been countersigned by such French Subsidiary Borrower, as required by Section 4.1(h) (Effective global rate (Taux effectif global)) in relation to such French Subsidiary Borrower;
(ii)shall have received a certificate of an authorized signatory of such French Subsidiary Borrower dated prior to the Closing Date, and certifying:
(A)that attached thereto is a true, accurate and complete copy of (i) the up-to-date articles of association (statuts) of such French Subsidiary Borrower and (ii) a Kbis extract (extrait K-bis), an insolvency certificate (certificat de non-faillite) and lien searches état des privilèges et nantissements), each dated no more than fifteen (15) days prior to the Closing Date;
(B)that attached thereto is a true and complete copy of resolutions duly adopted by the relevant corporate body of such French Subsidiary Borrower authorizing the execution, delivery and performance of the

Loan Documents to which it is a party or any other document delivered in connection herewith on the Closing Date, and certifying that such resolutions have not been modified, rescinded or amended and are in full force and effect;
(C)that attached thereto are specimen signatures of the persons authorized to execute this Agreement and each other applicable Loan Document on behalf of such French Subsidiary Borrower;
(D)if applicable, that attached thereto is a true and complete copy of the power of attorney granted by the legal representative of such French Subsidiary Borrower authorizing one or several persons to execute, deliver and perform the Loan Documents to which such French Subsidiary Borrower is a party or any other document delivered in connection herewith on or about the Closing Date, and certifying that such power of attorney has not been modified, rescinded or amended and is in full force and effect; and
(E)that after any borrowing or incurrence of obligations of any amounts under the Revolving A Credit Facility (including any Letter of Credit or Swingline Loan) or under any Incremental Loans, the French Obligations would not cause any borrowing, guarantee, security or similar limit binding on such French Subsidiary Borrower to be exceeded.
The Loan Documents executed by each of the Credit Parties shall be delivered to the Administrative Agent at its offices located in Charlotte, North Carolina. Without limiting the generality of the provisions of Section 12.2, for purposes of determining compliance with the conditions specified in this Section 5.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
Section 5.2Conditions to All Extensions of Credit. Subject to Section 1.7 and Section 5.4 as it relates to the Novus DDTL Commitments and the Novus Upsize Revolving Commitments that are funded on the Novus Transactions Closing Date, which shall be solely subject to Section 5.4, the obligation of each Lender to make any Extension of Credit hereunder (including the initial Extension of Credit to be made hereunder, if any, and including any issuance, amendment, extension, renewal or increase in the stated amount of any Letter of Credit by any Issuing Lender) is subject to the satisfaction of the following conditions precedent on the relevant date of borrowing or date of issuance, as applicable:
(a)Continuation of Representations and Warranties. The representations and warranties contained in Article VI shall be true and correct in all material respects (except to the extent any such representation and warranty is qualified by materiality or reference to Material Adverse Effect, in which case, such representation and warranty shall be true, correct and complete in all respects) on and as of such borrowing or issuance date with the same effect as if made on and as of such date, except for any representation and warranty made as of an earlier date, which representation and warranty shall remain true and correct in all material respects (except to the extent any such representation and warranty is qualified by materiality or reference to Material Adverse Effect, in which case, such representation and warranty shall be true, correct and complete in all respects) as of such earlier date and except that for purposes of this Section 5.2(a), the representations and warranties contained in subsections (i) and (ii) of Section 6.1(g) shall be deemed to refer to the most recent statements furnished pursuant to clauses (i) and (ii), respectively, of Section 7.1(a).

(b)No Existing Default. Immediately after the making of the requested Extension of Credit, no Default or Event of Default shall have occurred and be continuing (i) on the date of borrowing with respect to such Loan or after giving effect to the Loans to be made on such date or (ii) on the date of issuance with respect to such Letter of Credit or after giving effect to the issuance of such Letter of Credit on such date, provided that no Foreign Subsidiary Borrower, having suffered any event, condition or circumstance that otherwise would constitute a Bankruptcy Event but for the fact that such Foreign Subsidiary Borrower has no Obligations then outstanding under this Agreement, shall be permitted to request any Extension of Credit so long as such event, condition or circumstance that would otherwise constitute a Bankruptcy Event continues to exist.
(c)Delivery of Notice. The Administrative Agent shall have received a Notice of Borrowing from the Parent Borrower in accordance with Section 2.2(b), or in the case of a request that any Issuing Lender issue a Letter of Credit (or amend, extend or renew an outstanding Letter of Credit), such Issuing Lender shall have received an L/C Application from the Parent Borrower in accordance with Section 3.2.
(d)Alternative Currencies. In the case of an Extension of Credit to be denominated in a currency other than Dollars, such currency shall be an Alternative Currency at such time.
The occurrence of the Closing Date and the acceptance by the Credit Parties of the benefits of each Extension of Credit hereunder shall constitute a representation and warranty by the Parent Borrower to the Administrative Agent and each of the Lenders that all the conditions specified in Section 5.1 and Section 5.2 and applicable to such Extension of Credit have been satisfied as of that time. All of the certificates, legal opinions and other documents and papers referred to in Section 5.1 and Section 5.2, unless otherwise specified, shall be delivered to the Administrative Agent for the account of each of the Lenders and shall be in form and substance reasonably satisfactory to the Administrative Agent.
Section 5.3Initial Extension of Credit to Each New Subsidiary Borrower. No Lender shall be required to make any Loans or issue any Letters of Credit to any Subsidiary Borrower that was not a Subsidiary Borrower under this Agreement on the Closing Date, unless:
(i)the Administrative Agent has received a Subsidiary Borrower Joinder Agreement;
(ii)if such Subsidiary is a Domestic Subsidiary, the Administrative Agent has received each of the deliverables in clauses (A) through (E) of Section 8.10(a);
(iii)the Administrative Agent has received an opinion of counsel to such Subsidiary Borrower in form and substance reasonably satisfactory to the Administrative Agent;
(iv)[reserved];
(v)the Administrative Agent has received written notice from the Parent Borrower of its intention to add such Subsidiary as a Subsidiary Borrower and the date on which such joinder is intended to occur (which shall be not less than fifteen Business Days (or such shorter time as the Administrative Agent may agree) after receipt of such notice by the Administrative Agent);

(vi)to the extent requested within ten Business Days after receipt of the written notice in Section 5.3(v), the Administrative Agent has received all documentation and other information requested by the Administrative Agent regarding such Subsidiary Borrower that is required to satisfy Anti-Money Laundering Laws, including, without limitation the USA Patriot Act and applicable “know your customer” rules and regulations;
(vii)to the extent requested by a Lender within ten Business Days after receipt of the written notice in Section 5.3(v), if such Subsidiary Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, such Lender has received a Beneficial Ownership Certification in relation to such Subsidiary Borrower; and
(viii)the Administrative Agent has received such other documentation or other information as the Administrative Agent or the Lenders would have otherwise been entitled to receive under Section 5.1 had such Subsidiary Borrower been a party to this Agreement as of the Closing Date (including with respect to any Subsidiary Borrowers organized in France).
Section 5.4Conditions to the Novus Delayed Draw Term Loan Borrowing and the Novus Upsize Revolving Commitments. The obligation of (x) each Novus DDTL Lender to make any portion of the Novus Delayed Draw Term Loans and (y) each Novus Upsize Revolving Lender to make any portion of the Novus Upsize Revolving Credit Loans on the Novus Transactions Closing Date, in each case, is subject to the satisfaction or waiver of the following conditions:
(a)substantially concurrently with the funding of the Novus Delayed Draw Term Loans and/or any Novus Upsize Revolving Credit Loans on the Novus Transactions Closing Date, the Novus Refinancing shall have occurred;
(b)prior to or substantially concurrently with the funding of the Novus Delayed Draw Term Loans and/or any Novus Upsize Revolving Credit Loans on the Novus Transactions Closing Date, the Novus Acquisition shall be consummated in accordance in all material respects with the terms of the Novus Merger Agreement;
(c)the Parent Borrower shall concurrently with the funding of the Novus Delayed Draw Term Loans pay each Novus DDTL Lender, for its own account, an upfront fee in respect of the Novus Delayed Draw Term Loans funded on the Novus Transactions Closing Date (which may in the Borrower’s sole discretion be in the form of original issue discount) in the amount due and payable on the Novus Transactions Closing Date;
(d)the Administrative Agent shall have received a Notice of Borrowing in respect of (i) the applicable Novus Delayed Draw Term Loan being requested in accordance with Section 2.5(b)(ii) and/or (ii) any Novus Upsize Revolving Credit Loans being requested in accordance with Section 2.2(b)(i); and
(e)the applicable Novus Merger Agreement Representations and Novus Specified Representations shall be true and correct as of the Novus Transactions Closing Date (unless such Novus Merger Agreement Representations or Novus Specified Representations relate to an earlier date, in which case such Novus Merger Agreement Representations or Novus Specified Representations shall be true and correct in all material respects as of such earlier date).
Notwithstanding the foregoing, to the extent that any Lien on any Collateral is not or cannot be created or perfected, in each case, on the Novus Transactions Closing Date (other than to the extent required in this Agreement in Section 8.10 (i) the creation of the security interest in the

Collateral pursuant to a New York law security agreement, (ii) a Lien on Collateral that is of the type that may be perfected by the filing of a financing statement under the Uniform Commercial Code and (iii) in respect of the delivery of physical stock or other equity certificates constituting Collateral (to the extent certificated), together with accompanying stock powers, limited to the certificated Equity Interests (and related stock powers) of NCR Atleos Corporation, a Maryland corporation (unless the 2029 Novus Notes are still outstanding) and, to the extent received by the Parent Borrower from Novus on or prior to the Novus Transactions Closing Date after having used commercially reasonable efforts to obtain them on or prior to the Novus Transactions Closing Date, the material wholly-owned domestic Restricted Subsidiaries of NCR Atleos Corporation), then the provision of any such creation and/or perfection of such Lien shall not constitute a condition precedent to the availability or initial funding of the Novus Delayed Draw Term Loans and/or the Novus Upsize Revolving Credit Loans on the Novus Transactions Closing Date but may, if required, instead be delivered and/or perfected in accordance with Section 8.10 hereof.
ARTICLE VI

REPRESENTATIONS AND WARRANTIES
Section 6.1Representations and Warranties. To induce the Administrative Agent, the Issuing Lenders and the Lenders to enter into this Agreement and to induce the Lenders to make Extensions of Credit, the Parent Borrower hereby represents and warrants to the Administrative Agent and Lenders that:

(a)Corporate Existence. Each Credit Party (a) (x) is duly organized and validly existing and (y) except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, in good standing (as applicable), in each case, under the laws of the jurisdiction of its incorporation or formation; (b) has the requisite power and authority to own its property and assets and to carry on its business as now conducted, except as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect; (c) is qualified to do business in every jurisdiction where such qualification is required, except where the failure so to qualify would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect; and (d) has all Governmental Approvals required by any Applicable Law applicable to the Credit Parties for it to conduct its business, except where the failure to have such Governmental Approvals would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect. No provision of this Section 6.1(a) shall require any Person, at any time, to take, or refrain from taking, any action where to do so would cause such person to be in breach of (i) any provision of Council Regulation (EC) No 2271/96 (as amended) or any similar blocking or anti-boycott statute, or any law or regulation implementing such regulation in any EEA Member Country or in the United Kingdom, (ii) any similar blocking or anti-sanctions law in the United Kingdom, or (iii) any similar blocking or anti-sanctions law in any other jurisdiction (together, “Blocking Measures”). Each representation in this Section 6.1(a) is given and made only to the extent that to do so does not cause any Person to be in breach of any Blocking Measure.
(b)Non-Contravention. Each Credit Party has the corporate, limited liability or other business entity power to execute and deliver and to perform its obligations under the Loan Documents and to borrow hereunder. The execution, delivery, and performance by each of the Credit Parties of the Loan Documents to which it is a party have been duly authorized by all necessary corporate, limited liability or other business entity action and do not and will not

(i) require any consent or approval of the shareholders or members of such Credit Party, (ii) violate (x) any provision of any law, rule, regulation (including, without limitation, Regulation T, U or X of the Board), order, writ, judgment, injunction, decree, determination, or award presently in effect having applicability to such Credit Party or any Restricted Subsidiary other than any violation which would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect or (y) of the constitutional documents, charter or bylaws of such Credit Party, (iii) result in a breach of or constitute a default under any material indenture or loan or credit agreement or any other material agreement, lease, or instrument to which such Credit Party or any Restricted Subsidiary is a party or by which it or its properties may be bound or affected or (iv) result in the creation of a Lien of any nature upon or with respect to any of the properties now owned or hereafter acquired by such Credit Party or any Restricted Subsidiary (other than Permitted Liens); and each Credit Party and each Restricted Subsidiary is not in default under any such order, writ, judgment, injunction, decree, determination, or award or any such indenture, agreement, lease, or instrument or in violation of any such law, rule, or regulation, which default or violation would have a Material Adverse Effect.
(c)No Consent. No authorization, consent, approval, license, exemption of, or filing or registration with, or any other action in respect of any Governmental Authority with jurisdiction over the Credit Parties (other than any filings or reports required under the federal securities laws or except as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect) is or will be necessary for the valid execution, delivery or performance by any Credit Party of the Loan Documents to which it is a party.
(d)Execution and Delivery; Binding Obligations. Subject to the Legal Reservations, each Loan Document has been duly executed and delivered by each Credit Party to which it is a party. The Loan Documents constitute legal, valid, and binding obligations of the Credit Parties enforceable in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Debtor Relief Laws from time to time in effect which affect the enforcement of creditors’ rights in general and the availability of equitable remedies.
(e)Title to Properties. The Parent Borrower and each Restricted Subsidiary has good and marketable title to all of the material assets and properties owned by it, and valid leasehold interests in all material assets and properties leased by it, free and clear of all Liens except such as are permitted by Section 9.2 and except for covenants, restrictions, rights, easements and minor irregularities in title which (x) do not materially interfere with the occupation, use and enjoyment by the Parent Borrower or such Restricted Subsidiary of such properties and assets in the normal course of business as presently conducted or materially impair the value thereof for such business or (y) would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.
(f)Subsidiaries. Each Restricted Subsidiary and Unrestricted Subsidiary of the Parent Borrower as of the Closing Date is listed on Schedule 6.1(f), including the jurisdiction of organization, ownership and ownership percentages thereof. All the outstanding Equity Interests of the Parent Borrower’s Restricted Subsidiaries owned by the Parent Borrower or any of its Restricted Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and are free and clear of any Lien except as permitted by Section 9.2. Each of the Restricted Subsidiaries of the Parent Borrower is (x) duly organized and validly existing and (y) except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, in good standing (as applicable), in each case, under the laws of the jurisdiction of its organization; and each Restricted Subsidiary (i) has the requisite power and authority to own its property and assets and to carry on its business as now conducted except as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, (ii) is qualified to do business in every jurisdiction where such qualification is required, except where the failure so to qualify would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect and (iii) has all Governmental Approvals required by any Applicable Law applicable to such Restricted Subsidiary for it to conduct its business, except where the failure to have such Governmental Approvals would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.
(g)Financial Statements.
(i)The consolidated balance sheet of the Parent Borrower and its Subsidiaries as at December 31, 2025, and the related consolidated statements of operations, comprehensive income, shareholders’ equity and cash flows of the Parent Borrower and its Subsidiaries for the Fiscal Year then ended, audited by KPMG LLP, independent public accountants, copies of which have been delivered to the Lenders, fairly present the consolidated financial condition of the Parent Borrower and its Subsidiaries as at such date and the consolidated results of the operations of the Parent Borrower and its Subsidiaries for the period ended on such date, all prepared in accordance with GAAP applied on a consistent basis.
(ii)The unaudited consolidated balance sheet of the Parent Borrower and its Subsidiaries as at September 31, 2025, and the related consolidated statements of operations, comprehensive income, shareholders’ equity and cash flows for the Parent Borrower and its Subsidiaries for the Fiscal Quarter then ended, fairly present the consolidated financial condition of the Parent Borrower and its Subsidiaries as at such date and the consolidated results of the operations of the Parent Borrower and its Subsidiaries for the period ended on such date, subject to the absence of footnotes and to normal year-end audit adjustments, all prepared in accordance with GAAP applied on a consistent basis.
(iii)Since December 31, 2025, there has been no material adverse change in the financial condition or results of operations of the Parent Borrower and Restricted Subsidiaries taken as a whole that has had a Material Adverse Effect.
(h)Litigation.
(i)There are no actions, suits, or proceedings pending or, to the knowledge of a Responsible Officer, threatened in writing, against any Credit Party or any Restricted Subsidiary or the properties of any Credit Party or any Restricted Subsidiary before any Governmental Authority or arbitrator with jurisdiction over the Credit Parties that, if determined adversely, would have a Material Adverse Effect.
(ii)Neither any Credit Party nor any Restricted Subsidiary is in default (in any respect which would have a Material Adverse Effect) with respect to any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect and applicable to any Credit Party or any Restricted Subsidiary.
(i)Taxes. The Parent Borrower and each Restricted Subsidiary has filed all material Tax returns required to be filed and paid all Taxes shown thereon to be due except (a) Taxes not overdue by more than thirty (30) days or, if more than thirty (30) days overdue, that are being contested in good faith by appropriate proceedings and for which such Parent Borrower or such Restricted Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.
(j)ERISA.

(i)Except as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, (A) each Plan has complied with and has been administered in accordance with the applicable provisions of ERISA and the Code, (B) no Pension Plan has terminated under circumstances giving rise to liability of the Parent Borrower or any ERISA Affiliate to the PBGC under Section 4062, 4063 or 4064 of ERISA, which liability remains unpaid in whole or in part, (C) no Lien under Section 4068 of ERISA exists with respect to the assets of the Parent Borrower or any ERISA Affiliate, (D) no Reportable Event has occurred with respect to any Pension Plan and (E) no Pension Plan has an unpaid minimum required contribution under Section 303 of ERISA or Section 430 of the Code, nor does any lien under Section 303 of ERISA or Section 430 of the Code exist with respect to any Pension Plan. Each Borrower represents and warrants as of the Closing Date that such Borrower is not and will not be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments.
(ii)Except as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, (A) neither the Parent Borrower nor any ERISA Affiliate has completely or partially withdrawn from any one or more Multiemployer Plans under circumstances which have given rise to or would give rise to withdrawal liability under ERISA which has not been fully paid as of the Closing Date, (B) neither the Parent Borrower nor any ERISA Affiliate has received notice that any Multiemployer Plan is in reorganization (within the meaning of Section 4241 of ERISA), is insolvent (within the meaning of Section 4245 of ERISA), or has terminated under Title IV of ERISA, nor, to the knowledge of any Responsible Officer, has any such reorganization, insolvency or termination occurred, where such reorganization, insolvency or termination has resulted in an increase in the contributions required to be made to such Multiemployer Plan, (C) neither the Parent Borrower nor any ERISA Affiliate has failed to make any contribution to a Multiemployer Plan which is required under ERISA or an applicable collective bargaining agreement (except to the extent there is a good faith dispute as to whether any contribution is owed, the amount owed or the existence of facts that would give rise to a withdrawal).
(iii)Except as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, (A) each Foreign Pension Plan has been maintained in compliance with its terms and with the requirements of any Applicable Law applicable to any Credit Party or Restricted Subsidiary and has been maintained, where required, in good standing with Governmental Authorities with jurisdiction over such Credit Parties and their Restricted Subsidiaries, (B) all contributions required to be made with respect to a Foreign Pension Plan have been timely made, and (C) where required by Applicable Law or its governing terms, the value of the accumulated benefit liabilities under each Foreign Pension Plan as at the date of the last actuarial valuation did not exceed the current fair market value of the assets of such Foreign Pension Plan allocable to such benefit liabilities.
(iv)Save in respect of The Brink’s Pension Scheme, no Credit Party or Restricted Subsidiary is or has at any time been (i) an employer (for the purposes of Section 38 to 51 of the UK Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the UK Pension Schemes Act 1993); or (ii) “connected” with or an “associate” of (as those terms are used in sections 38 and 43 of the UK Pensions Act 2004) such an employer.
(k)No Default. No Default and no Event of Default has occurred and is continuing.
(l)Federal Reserve Regulations.

(i)Neither the Parent Borrower nor any Subsidiary of the Parent Borrower is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.
(ii)No part of the proceeds of the Loans will be used by the Credit Parties or the Restricted Subsidiaries, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purposes which entails a violation of the provisions of Regulations T, U or X. Following the application of the proceeds of each Extension of Credit, not more than twenty-five percent (25%) of the value of the assets of the Parent Borrower and its Restricted Subsidiaries taken as a whole constitutes Margin Stock.
(m)Investment Company Act. Neither the Parent Borrower nor any Subsidiary is or is required to be registered as an “investment company” within the meaning of Section 3(a) of the Investment Company Act of 1940.
(n)Environmental Matters. The Parent Borrower and each Restricted Subsidiary is in compliance with all applicable Environmental Laws, except in each case to the extent that the failure to comply therewith, individually or in the aggregate, would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect. The Parent Borrower and each Restricted Subsidiary has obtained and holds all permits, licenses and approvals required under Environmental Laws which are necessary for the conduct of its business and the operation of its facilities, except in each case to the extent that the failure to obtain and hold would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, and the Parent Borrower and its Restricted Subsidiaries have not received any written notice of any failure to be in compliance with the terms and conditions of such permits, licenses and approvals, which failure would have a Material Adverse Effect.
(o)Compliance with Law. Each Credit Party has timely filed all material reports, documents and other materials required to be filed by it under all Applicable Law applicable to such Credit Party with any Governmental Authority with jurisdiction over such Credit Party, has retained all material records and documents required to be retained by it under all Applicable Law applicable to such Credit Party, and is otherwise in compliance with all Applicable Law applicable to such Credit Party in respect of the conduct of its business and the ownership and operation of its properties, except in each case to the extent that the failure to comply therewith, individually or in the aggregate, would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect. No provision of this Section 6.1(o) shall require any Person, at any time, to take, or refrain from taking, any action where to do so would cause such person to be in breach of any Blocking Measures. Each undertaking in this Section 6.1(o) is given and made only to the extent that to do so does not cause any Person to be in breach of any Blocking Measure.
(p)Foreign Subsidiary Borrowers. With respect to any Foreign Subsidiary Borrower from time to time party hereto:
(i)The Obligations of such Foreign Subsidiary Borrower under this Agreement, when executed and delivered or otherwise joined by such Foreign Subsidiary Borrower, will rank at least pari passu with all unsecured Debt for borrowed money of such Foreign Subsidiary Borrower.
(ii)Such Foreign Subsidiary Borrower is subject to civil and commercial law with respect to its obligations under this Agreement and any Note, and the execution, delivery and performance by such Foreign Subsidiary Borrower of this Agreement constitutes and will constitute private and commercial acts and not public or governmental acts. No such Foreign Subsidiary Borrower nor any of its property, whether or not held for its own account, has any sovereign immunity from any suit or proceeding, from jurisdiction of any court or from set-off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or other similar sovereign immunity) under laws of the jurisdiction in which such Foreign Subsidiary Borrower is organized and existing in respect of its obligations under this Agreement or any Note. Such Foreign Subsidiary Borrower hereby waives, to the extent permitted by Applicable Laws applicable to such Foreign Subsidiary Borrower, immunity (sovereign or otherwise) to which it or any of its properties would otherwise be entitled from any legal action, suit or proceeding, from jurisdiction of any court and from set-off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) under the laws of the jurisdiction in which such Foreign Subsidiary Borrower is organized and existing in respect of its obligations under this Agreement and any Note.
(iii)The execution, delivery and performance by each Foreign Subsidiary Borrower of this Agreement, any Note or the other Loan Documents is, under applicable foreign exchange control regulations of the jurisdiction in which such Foreign Subsidiary Borrower is organized and existing, not subject to any notification or authorization except (i) such as have been made or obtained or (ii) such as cannot be made or obtained until a later date (provided any notification or authorization described in immediately preceding clause (ii) shall be made or obtained as soon as is reasonably practicable).
(iv)Each borrowing by, and Letter of Credit issued for the account of, any Foreign Subsidiary Borrower hereunder shall constitute a representation and warranty by each of the Parent Borrower and such Foreign Subsidiary Borrower as of the date of such borrowing or such issuance (but not as of any other date) that the representations and warranties contained in this Section 6.1(p) shall be true as of the date of such borrowing.
(q)Anti-Corruption Laws; Anti-Money Laundering Laws and Sanctions.
(i)None of (A) the Parent Borrower, any Subsidiary, any of their respective directors, officers, or, to the knowledge of the Parent Borrower or such Subsidiary, any of their respective employees or Affiliates, or (B) to the knowledge of the Parent Borrower, any agent or representative of the Parent Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the Credit Facilities (1) is a Sanctioned Person or currently the target of any Sanctions applicable to the Parent Borrower or any Subsidiary, (2) is located, organized or resident in a Sanctioned Country, except to the extent licensed or otherwise approved or not prohibited by the applicable authority imposing such Sanctions or (3) directly or, to its knowledge, indirectly derives revenues from investments in, or transactions with, Sanctioned Persons, except to the extent licensed or otherwise approved or not prohibited by the applicable authority imposing such Sanctions.
(ii)Each of the Parent Borrower and its Subsidiaries has implemented and maintains in effect policies and procedures designed to promote and achieve compliance by the Parent Borrower and its Subsidiaries and their respective directors, officers, employees, agents and Affiliates with all Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions applicable to the Parent Borrower or any Subsidiary.
(iii)Each of the Parent Borrower and its Subsidiaries, each director, officer, and to the knowledge of the Parent Borrower, employee, agent and Affiliate of the Parent Borrower and each such Subsidiary, is in compliance with all Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions, in each case, that are applicable to the Parent Borrower or any Subsidiary and, in each case, in all material respects.

(r)EEA Financial Institutions. No Credit Party is an EEA Financial Institution.
(s)Labor Matters. Neither any Credit Party nor any Restricted Subsidiary is engaged in any unfair labor practice under the National Labor Relations Act that would have a Material Adverse Effect. There is (i) no unfair labor practice complaint pending against any Credit Party or any Restricted Subsidiary or, to the knowledge of any Responsible Officer, threatened in writing against any Credit Party or any Restricted Subsidiary, before the National Labor Relations Board, except for any such complaint that would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect; (ii) no strike, labor dispute, slowdown or stoppage pending against any Credit Party or any Restricted Subsidiary or, to the knowledge of any Responsible Officer, threatened in writing against any Credit Party or any Restricted Subsidiary, except for any such strike, labor dispute, slowdown or stoppage that would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect; and (iii) no union representation question exists with respect to the employees of any Credit Party or any Restricted Subsidiary, except for any such question that would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.
(t)Accuracy and Completeness of Information. The financial statements referenced in Section 6.1(g), the financial statements provided to the Administrative Agent pursuant to Section 7.1(a)(i) and Section 7.1(a)(ii) and the written information with respect to the Credit Parties contained in this Agreement, taken as a whole, does not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which such statements were then made, not materially misleading (giving effect to all supplements thereto).
(u)Intellectual Property Matters. Each Credit Party and each Restricted Subsidiary owns or possesses rights to use all intellectual property rights which are required for the conduct its business except as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.
(v)Solvency. On the Closing Date, immediately prior to and after giving effect to the execution and delivery of the Loan Documents and the Extensions of Credit to be made on the Closing Date, the Parent Borrower and its Restricted Subsidiaries, on a consolidated basis, are Solvent.
(w)Senior Debt Status. The Obligations of each Credit Party under this Agreement and each of the other Loan Documents ranks and shall continue to rank at least senior in priority of payment to all Subordinated Debt of each such Person and is designated as “Senior Debt” under all instruments and documents, now or in the future, relating to all Subordinated Debt of such Person; provided, that it is understood and agreed that the obligations under the Secured Bilateral Mexican Facilities and Secured Bilateral Letter of Credit Facilities are and shall continue to rank pari passu with the Obligations.
(x)Beneficial Ownership Certification. As of the Closing Date, the information included in any Beneficial Ownership Certification, if applicable, is true and correct in all material respects.
(y)Covered Entities. No Credit Party is a Covered Entity.
Section 6.2Survival of Representations and Warranties, Etc. All representations and warranties set forth in this Article VI and all representations and warranties contained in any certificate related hereto, or any of the Loan Documents (including but not limited to any such representation or warranty made in or in connection with any amendment thereto) shall constitute representations and warranties made under this Agreement. All representations and warranties made under this Article VI shall be made or deemed to be made at and as of the Closing Date (except those that are expressly made as of a specific date), shall survive the Closing Date and shall not be waived by the execution and delivery of this Agreement, any investigation made by or on behalf of the Lenders or any borrowing hereunder.

ARTICLE VII

FINANCIAL INFORMATION AND NOTICES
Until all the Obligations (other than unasserted contingent obligations) have been paid and satisfied in full and the Commitments have expired or been terminated, unless consent has been obtained in the manner set forth in Section 13.9, the Parent Borrower will:
Section 7.1Financial Statements, etc.

(a)Financial Statements. Furnish or cause to be furnished to the Administrative Agent at its address as set forth in Section 13.1(b), or such other office as may be designated in writing by the Administrative Agent from time to time, for prompt delivery to each Lender:
(i)annually, as soon as available, but in any event no later than 90 days after the last day of each Fiscal Year, a consolidated balance sheet of the Parent Borrower and its Subsidiaries, as at such last day of such Fiscal Year, and consolidated statements of operations, comprehensive income, shareholders’ equity and cash flows for the Parent Borrower and its Subsidiaries for such Fiscal Year, each prepared in accordance with GAAP, in reasonable detail, and audited by KPMG LLP or any other firm of independent certified public accountants of recognized national standing and whose opinion shall not be subject to any qualification or exception as to the scope of such audit, the status of the Parent Borrower and its Subsidiaries as a going concern (other than a going concern qualification pertaining to the maturity of any Debt occurring within 12 months of the relevant audit or any breach or anticipated breach of any financial covenant) or the accounting principles followed by the Parent Borrower or any Subsidiary not in accordance with GAAP;
(ii)as soon as available, but in any event no later than 60 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, a consolidated balance sheet of the Parent Borrower and its Subsidiaries as at the last day of such Fiscal Quarter and consolidated statements of operations, comprehensive income, shareholders’ equity and cash flows for the Parent Borrower and its Subsidiaries for such Fiscal Quarter, and for the then current Fiscal Year through the end of such Fiscal Quarter, prepared in accordance with GAAP (except for omission of notes and subject to year-end adjustments);
(iii)[reserved];
(iv)substantially concurrently with the delivery of financial statements pursuant to clauses (i) and (ii) above (but in any event, no later than the time such financial statements are required to be delivered pursuant to clauses (i) and (ii) above), a covenant compliance certificate signed by a Responsible Officer, in a form reasonably acceptable to the Administrative Agent, with respect to the periods covered by the financial statements being delivered therewith, reflecting the reasonably detailed computation of the Consolidated Net First Lien Leverage Ratio and Interest Coverage Ratio, in each case, by reasonably detailed calculation thereof, as of the last day of the fiscal period to which such financial statements relate;
(v)substantially concurrently with the delivery of financial statements pursuant to clauses (i) and (ii) above (but in any event, no later than the time such financial statements are required to be delivered pursuant to clauses (i) and (ii) above), a certificate signed by a Responsible Officer and stating that such officer has made due inquiry and that to such Responsible Officer’s knowledge no Default or Event of Default has occurred and is continuing, or, if a Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof;
(vi)promptly after a Responsible Officer obtains knowledge of the occurrence of any Default or Event of Default, a certificate of a Responsible Officer setting forth the details thereof and the action which the Parent Borrower is taking or proposes to take with respect thereto;
(vii)promptly upon the request thereof, such other information and documentation required by bank regulatory authorities under applicable Anti-Money Laundering Laws (including, without limitation, any applicable “know your customer” rules and regulations, the USA Patriot Act and the Beneficial Ownership Regulation), as from time to time reasonably requested by the Administrative Agent or any Lender through the Administrative Agent; and
(viii)substantially concurrently with the delivery of financial statements pursuant to clauses (i) and (ii) above (but in any event, no later than the time such financial statements are required to be delivered pursuant to clauses (i) and (ii) above), a summary of any material operations of the Parent Borrower and its Restricted Subsidiaries that constitute either (A) the provision of products and services to a Marijuana Related Business or (B) the provision of cash processing or transport services for any customer to, with or between the customer and any Marijuana Related Business, with detail sufficient in the reasonable judgment of the Administrative Agent to evaluate such operations and their impact on Applicable Laws applicable to the Parent Borrower and its Restricted Subsidiaries.
Any financial statement required to be delivered pursuant to this Section 7.1(a) shall be deemed to have been delivered on the date on which the Parent Borrower posts such financial statement on its website on the Internet at www.brinks.com/ (or a successor website) or when such financial statement is posted on the SEC’s website on the Internet at www.sec.gov and, in each case, such financial statement is readily accessible to the Administrative Agent on such date. It is acknowledged and agreed that any beneficial ownership certification, KYC questionnaire or other compliance documentation delivered pursuant to this Agreement shall be subject to the terms and conditions of this Agreement, and to the extent any provision of such certification or questionnaire conflicts with the terms of this Agreement, such certification or questionnaire shall be deemed modified to conform to this Agreement.
(b)Books and Records. Keep, and cause each Restricted Subsidiary to keep, proper books of record and accounts in which full, true and correct entries in accordance with GAAP shall be made of all dealings or transactions in relation to its business and activities and the business and activities of its Restricted Subsidiaries.
(c)Additional Information. Furnish, and cause each Restricted Subsidiary to furnish, with reasonable promptness such other financial information or information related to operations in or related to any Marijuana Related Business as the Administrative Agent may reasonably request, provided that the Parent Borrower shall not be required to furnish, or cause to be furnished, any information (w) that constitutes non-financial trade secrets or non-financial proprietary information, (x) that constitutes attorney work product, (y) that would result in violation of any confidentiality agreement by which it is bound or (z) to the extent that the provision thereof would waive or impair attorney-client privilege, or violate any law, rule or regulation, or any obligation of confidentiality binding on any Credit Party; provided, further, that in the event the Parent Borrower does not provide information in reliance on the foregoing, such Person shall provide notice to the Administrative Agent that such information is being withheld and shall use commercially reasonable efforts to receive a waiver or consent with respect to such restriction, to the extent such waiver or consent would not result in a loss of privilege.
(d)SEC Filings. Promptly after the same are available, furnish or make available copies of all current reports on Form 8-K, quarterly reports on Form 10-Q, annual reports on Form 10-K (or similar corresponding reports) and registration statements or statements which the Parent Borrower or any Subsidiary may be required to file with the SEC (excluding registration statements filed pursuant to employee stock option or benefit plans); provided that any reports required to be furnished pursuant to this Section 7.1(d) shall be deemed to have been furnished on the date on which the Parent Borrower posts such report on its website on the Internet at www.brinks.com/ (or a successor website) or when such report is posted on the SEC’s website on the Internet at www.sec.gov and, in each case, such report is readily accessible to the Administrative Agent on such date.
(e)Notice of Environmental Matters. Furnish, and cause each Restricted Subsidiary to furnish, to the Administrative Agent for prompt delivery to each Lender, as soon as reasonably practicable after receipt by the Parent Borrower or any Restricted Subsidiary, a copy of any written notice or claim to the effect that the Parent Borrower or any Restricted Subsidiary is liable to any Person as a result of the presence or release of any Hazardous Material which claim would reasonably be expected to have a Material Adverse Effect.
Section 7.2Notice of Litigation and Other Matters. Promptly furnish telephonic (confirmed in writing to the Administrative Agent for delivery to each Lender) or written notice to the Administrative Agent for delivery to each Lender of:

(a)the commencement of all proceedings by or before any Governmental Authority with jurisdiction over the Credit Parties and their Restricted Subsidiaries and all actions and proceedings in any court or before any arbitrator against any of the Credit Parties or any Restricted Subsidiary thereof or any of their respective properties, assets or businesses which in the reasonable judgment of the Parent Borrower would, if adversely determined, have a Material Adverse Effect;
(b)any written notice of any violation received by any of the Credit Parties or any Restricted Subsidiary thereof from any Governmental Authority with jurisdiction over the Credit Parties and their Restricted Subsidiaries including, without limitation, any written notice of violation of Environmental Laws, which in the reasonable judgment of the Credit Parties in any such case would have a Material Adverse Effect; and
(c)(i) any unfavorable determination letter from the Internal Revenue Service regarding the qualification of a Plan under Section 401(a) of the Code (along with a copy thereof), (ii) all notices from the PBGC received by any of the Credit Parties or any ERISA Affiliate of the PBGC’s intent to terminate any Pension Plan or to have a trustee appointed to administer any Pension Plan, (iii) all notices received by any of the Credit Parties or any ERISA Affiliate from any Multiemployer Plan sponsor concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA, (iv) a Responsible Officer obtaining knowledge or reason to know that any of the Credit Parties or any ERISA Affiliate has filed or intends to file a notice of intent to terminate any Pension Plan under a distress termination within the meaning of Section 4041(c) of ERISA, (v) the occurrence of a Reportable Event, (vi) a failure to make any required contribution to a Pension Plan, and (vii) the creation of any Lien in favor of the PBGC or a Pension Plan, in each case, where any of the foregoing clauses (i)-(vii) would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
ARTICLE VIII

AFFIRMATIVE COVENANTS
Until all the Obligations (other than unasserted contingent obligations) have been paid and satisfied in full and the Commitments have expired or been terminated, unless consent has been obtained in the manner set forth in Section 13.9, the Parent Borrower will:
Section 8.1Payment of Taxes, etc. Pay and discharge, and cause each Restricted Subsidiary to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto (other than penalties in the nature of interest), and all lawful claims which, if unpaid, might become a lien or charge upon any properties of the Parent Borrower or any Restricted Subsidiary; provided, however, that neither the Parent Borrower nor any Restricted Subsidiary shall be required to pay any such tax, assessment, charge, levy or claim if (i) the amount, applicability or validity thereof is contested in good faith and by proper proceedings and against which it is maintaining adequate reserves in accordance with GAAP or (ii) the nonpayment of all such taxes, assessments, charges, levies and claims in the aggregate would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.

Section 8.2Maintenance of Insurance. Maintain, and cause each Restricted Subsidiary to maintain, insurance with responsible and reputable insurance companies or associations (or, to the extent consistent with prudent business practice, through its own program of self-insurance) in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Parent Borrower or such Restricted Subsidiary operates.

Section 8.3Preservation of Legal Existence; Maintenance of Property and Licenses, etc.
(a)Preserve and maintain, and cause each Restricted Subsidiary to preserve and maintain, its legal existence and material rights, franchises and privileges; provided, however, that nothing herein contained shall prevent any merger or consolidation permitted by Section 9.3; and provided further that the Parent Borrower shall not be required to preserve or to cause any Restricted Subsidiary to preserve its legal existence or any such rights, franchises or privileges if either (x) the Parent Borrower shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Parent Borrower and its Restricted Subsidiaries taken as a whole and that the loss thereof is not disadvantageous in any material respect to the Parent Borrower and its Restricted Subsidiaries taken as a whole or (y) other than in respect of the Parent Borrower, where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

(b)In addition to the requirements of any of the Security Documents, maintain in good working order and condition (ordinary wear and tear and casualty and condemnation excepted), all property and assets necessary for the conduct of its business, in each case except where the failure to do so would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.
Section 8.4Compliance with Laws, etc. Comply, and cause each Restricted Subsidiary to comply, with the requirements of all Applicable Laws (other than laws, rules, regulations, and orders which are not final and are being contested in good faith by proper proceedings) of any Governmental Authority (including Labor Laws and Environmental Laws), in each case, that are applicable to the Parent Borrower and its Restricted Subsidiaries and, in each case, except where the failure to do so would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect. No provision of this Section 8.4 shall require any Person, at any time, to take, or refrain from taking, any action where to do so would cause such person to be in breach of any Blocking Measures. Each undertaking in this Section 8.4 is given and made only to the extent that to do so does not cause any Person to be in breach of any Blocking Measure.

Section 8.5[Reserved].

Section 8.6Designation of Subsidiaries.

(a)The Parent Borrower may designate any Restricted Subsidiary (other than any Credit Party) as an Unrestricted Subsidiary by written notice to the Administrative Agent. Any such designation shall be subject to (i) immediately before and after such designation, no Default or Event of Default shall have occurred and be continuing, (ii) [reserved], (iii) no Unrestricted Subsidiary may own or exclusively lease any Intellectual Property material to the Parent Borrower and the Restricted Subsidiaries, taken as a whole, and (iv) the Parent Borrower shall be in compliance with the Financial Covenants (including giving effect to any applicable Leverage Ratio Increase) on a pro forma basis after giving effect to such designation as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 7.1(a)(i) or (a)(ii). The designation of any Restricted Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Parent Borrower and its Restricted Subsidiaries therein at the date of designation in an amount equal to the fair market value (as determined in good faith by the Parent Borrower) of the Parent Borrower’s or its Restricted Subsidiary’s (as applicable) Investment therein. Each Subsidiary of an Unrestricted Subsidiary shall be an Unrestricted Subsidiary.
(b)The Parent Borrower may designate any Unrestricted Subsidiary as a Restricted Subsidiary by written notice to the Administrative Agent provided that at least three (3) days prior to such designation, the Parent Borrower shall deliver to the Administrative Agent all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering requirements, including the USA Patriot Act, with respect to such Restricted Subsidiary. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Debt, Investments and/or Liens of such Subsidiary existing at such time.
Section 8.7[Reserved].

Section 8.8Access to Properties. Permit, and cause its Restricted Subsidiaries to permit, any representatives designated by the Administrative Agent, upon reasonable prior notice to the Parent Borrower and at reasonable times during normal business hours and as often as reasonably requested, to visit and inspect its properties; inspect, audit and make extracts from its books, records and files; and discuss with its principal officers, and its independent accountants, its business, assets, liabilities, financial condition and results of operations; provided that (a) absent an Event of Default, the Parent Borrower shall only be required to pay for one such visit and/or inspection in any twelve month period, (b) absent an Event of Default, any such inspection and examination permitted hereunder shall be limited to the corporate headquarters of the Parent Borrower, (c) when an Event of Default exists the Administrative Agent (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Parent Borrower at any time during normal business hours and (d) with respect to any discussion with the Parent Borrower’s or any Restricted Subsidiary’s independent public accountants, the Parent Borrower or its Restricted Subsidiary may, at their option, have one or more employees or representatives present at, and participate in, any such discussion. Notwithstanding the foregoing, none of the Parent Borrower or its Restricted Subsidiaries will be required to disclose or permit examinations or copies or abstracts of any records (1) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by law or any binding agreement not entered into in contemplation of avoiding such inspection and disclosure rights, (2) that is subject to attorney client or similar privilege or constitutes attorney work product, (3) in respect of which the Parent Borrower or any Restricted Subsidiary owes confidentiality obligations to any third party not entered into in contemplation of avoiding such inspection and disclosure or (4) that constitutes non-financial trade secrets or non-financial proprietary information of the Parent Borrower or any Subsidiary thereof and/or any customers and/or suppliers of the foregoing.

Section 8.9Use of Proceeds. Use the proceeds of the Extensions of Credit to finance working capital needs, capital expenditures, Permitted Acquisitions or other Investments, including the consummation of the Transactions and the Novus Transactions, and other general corporate purposes of the Parent Borrower and its Restricted Subsidiaries. No part of the proceeds of any Loan or Letter of Credit will be used, whether directly or, to any Borrower’s knowledge, indirectly, (a) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country except, in each case, to the extent licensed or otherwise approved or not prohibited by the applicable authority imposing such Sanctions applicable to the Parent Borrower or any Subsidiary, (b) in any manner that would result in the violation of any Sanctions applicable to the Parent Borrower or any Subsidiary, or (c) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws.

Section 8.10Additional Subsidiaries.

(a)Additional Domestic Subsidiaries. In the event that (i) any Domestic Subsidiary (other than (x) any Domestic Subsidiary existing on the Closing Date or (y) any Excluded Subsidiary) is formed or acquired after the Closing Date, (ii) any Domestic Subsidiary ceases to be an Excluded Subsidiary (including, with respect to Novus, upon the termination or expiration of the 2029 Novus Notes to the extent such Domestic Subsidiary does not otherwise constitute an Excluded Subsidiary) or (iii) any Domestic Subsidiary (other than any Excluded Subsidiary) becomes a guarantor or an obligor, whether as a borrower or an additional borrower or co-borrower or issuer or otherwise, for or in respect of any Debt for borrowed money of the Parent Borrower or any Restricted Subsidiary in excess of the Threshold Amount, then in each case under clause (i), (ii) or (iii), the Parent Borrower shall promptly notify the Administrative Agent and within ninety (90) days after such notification (as such time period may be extended by the Administrative Agent in its sole discretion), cause such Domestic Subsidiary to:
(A)become a Guarantor by execution and delivery of a Guarantor Joinder Agreement; provided, however, that no such Domestic Subsidiary which becomes a Material Domestic Subsidiary pursuant to any acquisition, merger or similar transaction shall be required to become a Guarantor if such Domestic Subsidiary is an Excluded Subsidiary;
(B)grant a security interest in all Collateral owned by such Guarantor by delivering to the Administrative Agent a duly executed supplement to each applicable Security Document or such other document as the Administrative Agent shall deem reasonably appropriate for such purpose and comply with the terms of each applicable Security Document; provided, however, that no such Domestic Subsidiary which becomes a Material Domestic Subsidiary pursuant to any acquisition, merger or similar transaction shall be required to become a Guarantor if such Domestic Subsidiary is an Excluded Subsidiary;
(C)deliver such other documentation as the Administrative Agent may reasonably request in connection therewith, including, without limitation, certified resolutions of such Domestic Subsidiary, certified organizational and authorizing documents of such Person, customary opinions of counsel to such Domestic Subsidiary (which shall cover, among other things, the legality, validity, binding effect and enforceability of the Guarantor Joinder Agreement subject to customary assumptions and qualifications) and other items of the type required to be delivered pursuant to Section 5.1(a), all in form, content and scope reasonably satisfactory to the Administrative Agent; and
(D)deliver to the Administrative Agent such updated Schedules to the Loan Documents as requested by the Administrative Agent with respect to such Domestic Subsidiary.
(b)Additional First Tier Foreign Subsidiaries. In the event that any Person (other than any Subsidiary of the Parent Borrower existing on the Closing Date) becomes a First Tier Foreign Subsidiary after the Closing Date, then the Parent Borrower shall promptly notify the Administrative Agent and within ninety (90) days after such notification (as such time period may be extended by the Administrative Agent in its sole discretion), (i) to the extent such First Tier Foreign Subsidiary is directly owned by a Credit Party and such Equity Interests are not otherwise Excluded Assets, cause the applicable Credit Party to deliver to the Administrative Agent Security Documents pledging sixty-five percent (65%) of the total outstanding voting Equity Interests (and one hundred percent (100%) of the non-voting Equity Interests) of any such new First Tier Foreign Subsidiary and a consent thereto executed by such new First Tier Foreign Subsidiary (including, without limitation, if applicable, original certificated Equity Interests (or the equivalent thereof pursuant to the Applicable Laws and practices of any relevant foreign jurisdiction) evidencing the Equity Interests of such new First Tier Foreign Subsidiary, together with an appropriate undated stock or other transfer power for each certificate duly executed in blank by the registered owner thereof), (ii) deliver such other documentation and certificates as the Administrative Agent may reasonably request in connection therewith of the type required to be delivered pursuant to Section 5.1(a), all in form, content and scope reasonably satisfactory to the Administrative Agent and (iii) deliver to the Administrative Agent such updated Schedules to the Loan Documents as requested by the Administrative Agent with respect to such Person.

Notwithstanding anything to the contrary herein or in any other Loan Document, it is understood and agreed that (subject to the Legal Reservations):
(i)any guaranty or Lien required to be granted from time to time pursuant to this Section 8.10 shall be subject to the exceptions and limitations set forth in the applicable Guaranty Joinder Agreement or the Security Documents, as applicable;
(ii)(A) perfection by control shall not be required with respect to assets requiring perfection through control agreements or other control arrangements, including deposit accounts, securities accounts and commodities accounts (other than control of pledged Equity Interests) and (B) no blocked account agreement, deposit account control agreement or similar agreement shall be required for any deposit account or securities account;
(iii)no Credit Party shall be required to seek any landlord lien waiver, bailee letter, estoppel, warehouseman waiver or other collateral access or similar letter or agreement;
(iv)no action outside of the U.S. shall be required in order to create or perfect any security interest in any asset of any Credit Party, and no non-U.S. law security agreement, non-U.S. law pledge agreement or non-U.S. law Intellectual Property filing, search or schedule shall be required with respect to any asset of any Credit Party;
(v)in no event will the Collateral include any Excluded Asset;
(vi)no action shall be required to perfect any Lien with respect to the following (A) any vehicle or other asset subject to a certificate of title, (B) letter-of-credit rights, (C) fixtures and/or (D) any agreement that has been collaterally assigned unless, in the case of clauses (A), (B) or (D), other than filing a UCC-1 financing statement;
(vii)any joinder or supplement to the Collateral Agreement and/or any other Loan Document executed by any Restricted Subsidiary that is required to become a Credit Party pursuant to Section 8.10 may, with the consent of the Administrative Agent (not to be unreasonably withheld, delayed or conditioned), include such schedules (or updates to schedules) as may be necessary to qualify any representation or warranty set forth in any Loan Document to the extent necessary to ensure that such representation or warranty is true and correct to the extent required thereby or by the terms of any other Loan Document;
(viii)if there is a conflict between any Collateral Document and this Agreement, then, to the extent permitted by law, the provisions of this Agreement will take priority over the provisions of such Collateral Document; and
(ix)the Administrative Agent shall not require the granting of a security interest, or require the perfection of a security interest granted in, those assets as to which the cost, burden, difficulty or consequence (including any effect on the ability of the relevant Credit Party to conduct its operations and business in the ordinary course of business) of obtaining or perfecting a security interest therein outweighs the benefit of a security interest to the relevant Secured Parties afforded thereby, as reasonably determined by the Parent Borrower and the Administrative Agent.
Section 8.11Accounting Methods and Financial Records. Maintain a system of accounting, and keep proper books, records and accounts as may be required or as may be necessary to permit the preparation of financial statements in accordance with GAAP.

Section 8.12Compliance with Anti-Corruption Laws; Anti-Money Laundering Laws and Sanctions. The Parent Borrower will maintain in effect and enforce policies and procedures designed to promote and achieve compliance by the Parent Borrower, its Subsidiaries and their respective directors, officers, employees and agents with all Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions applicable to the Parent Borrower or any Subsidiary.

Section 8.13Further Assurances. Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), which may be required under any Applicable Law, or which the Administrative Agent may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Credit Parties.  The Parent Borrower also agrees to provide to the Administrative Agent, from time to time upon the reasonable request by the Administrative Agent, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

Section 8.14Swiss Subsidiaries. Each Swiss Subsidiary will at all times during the term of this Agreement be compliant with the Swiss Non-Bank Rules; provided that the Swiss Subsidiary shall not be in breach of this Section 8.14 if such number of creditors is exceeded solely by reason of the Lenders not complying with Section 13.7(b)(vii), Section 2.11(b) and Section 4.10(g).

Section 8.15Certain Operations. The Parent Borrower and its Restricted Subsidiaries will maintain controls, policies and procedures designed to ensure compliance by the Parent Borrower and its Restricted Subsidiaries with all Applicable Laws governing the purchase, manufacture, distribution, importation and sale of marijuana and other controlled substances in the United States of America or any other jurisdiction, in each case, applicable to the Parent Borrower and its Restricted Subsidiaries and where the sale of marijuana or such other controlled substance is illegal, in each case, except where the failure to do so would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.

Section 8.16Post-Closing Matters. Each applicable Credit Party will execute and deliver the documents and complete the tasks set forth on Schedule 8.16, in each case within the time limits specified on such schedule (or such later time as the Administrative Agent may agree).

ARTICLE IX

NEGATIVE COVENANTS
Until all the Obligations (other than unasserted contingent obligations) have been paid and satisfied in full and the Commitments have expired or been terminated, unless consent has been obtained in the manner set forth in Section 13.9 hereof, the Parent Borrower will not:
Section 9.1Financial Covenants.

(a)Maximum Consolidated Net First Lien Leverage Ratio. Permit the Consolidated Net First Lien Leverage Ratio, as of the last day of any Fiscal Quarter, to be greater than 3.50 to 1.00. Notwithstanding the foregoing, in connection with any permitted Acquisition or similar Investment (or series of permitted Acquisitions or similar Investments occurring within any consecutive twelve-month period) consummated after the Closing Date having aggregate consideration (including cash, Cash Equivalents, Equity Interests and other deferred payment obligations (excluding earnouts)) in excess of $300,000,000, the Parent Borrower may, at its election, upon notice to the Administrative Agent on or prior to the delivery of the Compliance Certificate for the Fiscal Quarter in which the closing of such permitted Acquisition or similar Investment occurs, increase the required Consolidated Net First Lien Leverage Ratio pursuant to this Section 9.1(a) by 0.50, which such increase shall be applicable (i) with respect to a permitted Acquisition or similar Investments (or series of permitted Acquisitions or similar Investments) that is not a Limited Condition Transaction, for the Fiscal Quarter in which such permitted Acquisition or similar Investment (or series of permitted Acquisitions or similar Investments) is consummated and the three (3) consecutive Fiscal Quarters thereafter or (ii) with respect to a permitted Acquisition, Investment or similar Investment (or series of permitted Acquisitions or similar Investments) that is a Limited Condition Transaction, for the purpose of determining pro forma compliance with this Section 9.1(a) at the time the definitive purchase agreement, merger agreement or other acquisition agreement governing the permitted Acquisition or similar Investment (or series of permitted Acquisitions or similar Investments) becomes effective, for the Fiscal Quarter in which such permitted Acquisition or similar Investment (or series of permitted Acquisitions or similar Investments) is consummated and for the three (3) consecutive Fiscal Quarters after which such permitted Acquisition or similar Investment (or series of permitted Acquisitions or similar Investments) is consummated (each, a “Leverage Ratio Increase”); provided that there shall be at least one full Fiscal Quarter following the cessation of each such Leverage Ratio Increase during which no Leverage Ratio Increase shall then be in effect. It is acknowledged and agreed that, as of the last day of the Fiscal Quarter in which the Novus Transactions Closing Date occurs, and the last day of the three Fiscal Quarters ending thereafter, the Consolidated Net First Lien Leverage Ratio shall not be greater than 4.00 to 1.00 (which shall be deemed a Leverage Ratio Increase election).
(b)Minimum Interest Coverage Ratio. Commencing with the end of the first Fiscal Quarter ending after the Closing Date, permit the Interest Coverage Ratio as of the end of each Fiscal Quarter to be less than 2.50 to 1.00.
Section 9.2Liens. Create, incur, assume or suffer to exist, or permit any Restricted Subsidiary to create, incur, assume or suffer to exist, any Lien on, or with respect to, any of their assets or properties (including without limitation Equity Interests), real or personal, whether now owned or hereafter acquired, except:

(a)Liens existing on the Closing Date and, to the extent securing obligations in excess of $10,000,000 individually, set forth on Schedule 9.2 and the replacement, renewal or extension thereof (including Liens incurred, assumed or suffered to exist in connection with any refinancing, refunding, renewal or extension of Debt permitted pursuant to Section 9.11(c) (solely to the extent that such Liens were in existence on the Closing Date and described on Schedule 9.2)); provided that the scope of any such Lien shall not be increased, or otherwise expanded, to cover any additional property or type of asset, as applicable, beyond that in existence on the Closing Date other than the products and proceeds of the foregoing and accessions thereto, except that individual financings provided by a Person or its Affiliates may be cross collateralized to other financings provided by such Person or its Affiliates;
(b)Liens for taxes, assessments and other governmental charges or levies not yet due or as to which the period of grace, if any, related thereto has not expired or which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP or with respect to which the failure to make payment would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect;
(c)the claims of materialmen, mechanics, carriers, warehousemen, processors, repairmen or landlords for labor, materials, supplies or rentals or other similar claims incurred in the ordinary course of business and securing obligations, (i) which are not overdue for a period of more than sixty (60) days, if more than sixty (60) days overdue, which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP or (ii) with respect to which the failure to make payment would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect;
(d)Liens consisting of deposits or pledges made in the ordinary course of business (i) in connection with, or to secure payment of, obligations under workers’ compensation, health, disability or other employee benefits, unemployment insurance or similar legislation or obligations of a like nature, property, casualty or liability insurance or premiums or self-insurance obligations or (ii) to secure (or to obtain letters of credit, bank guarantees or similar instruments that secure) (x) the performance of tenders, statutory obligations, surety bonds, appeal bonds, bids, leases (other than Capital Leases), performance bonds, purchase, construction or sales contracts and other similar obligations and (y) payment of items set forth in the foregoing clause (d)(i);
(e)Liens constituting encumbrances in the nature of covenants, rights of way, zoning restrictions, easements, minor irregularities in title and rights or restrictions of record on the use of real property and similar encumbrances on real property, which do not materially interfere with the occupation, use and enjoyment by the Parent Borrower or such Restricted Subsidiary of such properties in the normal course of business or materially impair the value thereof for such business;
(f)Liens created pursuant to the Loan Documents securing the Secured Obligations, including, without limitation, Liens securing obligations under (x) Secured Bilateral Letter of Credit Facilities and Secured Bilateral Mexican Facilities and, in each case, any renewals, refinancing, extensions or replacements thereof and (y) any other Debt incurred as permitted by Sections 2.11 and 13.9 and, in each case, any Permanent Refinancing Debt;
(g)(i) Liens on (A) the property or assets of any Person existing at the time such Person becomes a Restricted Subsidiary and not incurred in contemplation thereof and (B) on any property or assets subject to the Debt permitted under clause (e)(ii) of Section 9.11, and, in each case, any amendment, restatement, amendment and restatement, modification, supplement, replacement, renewal or extension thereof, provided that in the case of clauses (A) and (B), (x) the scope of any such Lien shall not be increased, or otherwise expanded, to cover any additional property or type of asset, as applicable, beyond that in existence at the time such Person becomes a Restricted Subsidiary, except for products and proceeds of the foregoing, accessions thereto and after-acquired property subjected to such Lien pursuant to the terms existing at the time of such acquisition (it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition)) and (y) the principal amount of Debt secured by each such Lien is not increased by an amount equal to unpaid accrued interest and premium thereon, any committed or undrawn amounts thereunder and underwriting discounts, fees, commissions and expenses, associated with any amendments, restatements, amendments and restatements, modifications, supplements, replacements, renewals or extensions of such Debt and except as otherwise permitted under Section 9.11; and (ii) Liens on the property or assets of Restricted Subsidiaries that are not, and are not required to become, Credit Parties, provided that in the case of this clause (ii), (w) such Liens do not extend to, or encumber, property or assets that constitute

Collateral, the Equity Interests of any Credit Party or the Equity Interests of any direct Subsidiary of any Credit Party (other than any Subsidiary that is not required to be pledged and/or that is not required to become a Credit Party pursuant to Section 8.10), (x) such Liens secure only Debt incurred by such Restricted Subsidiary and permitted hereunder, (y) no Credit Party guarantees or provides any collateral or credit for any such Debt unless permitted hereunder and (z) to the extent such Liens relate to any Debt permitted by Section 9.11(e), the Parent Borrower shall be in compliance with the Financial Covenants, in each case, on a pro forma basis after giving effect to the incurrence of such Liens and any Debt incurred in connection therewith as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 7.1(a)(i) or (a)(ii) (it being understood for purposes of this clause (g) that individual financings provided by a Person or its Affiliates may be cross collateralized to other financings provided by such Person or its Affiliates);
(h)Liens securing Debt permitted under Section 9.11(d) and the amendment, restatement, amendment and restatement, modification, supplement, replacement, renewal or extension thereof, provided that (i) each such Lien shall be created simultaneously with, or within twelve months after, the acquisition (or the completion of such acquisition), construction, repair or improvement of the related property or assets; (ii) each such Lien does not at any time encumber any property other than the related property or assets financed by such Debt except for products and proceeds of the foregoing, accessions thereto and after-acquired property subjected to such Lien pursuant to the terms existing at the time of such acquisition (it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition)) and (iii) the principal amount of Debt secured by each such Lien is not increased except as otherwise permitted under Section 9.11 (it being understood for purposes of this clause (h) that individual financings provided by a Person or its Affiliates may be cross collateralized to other financings provided by such Person or its Affiliates);
(i)Liens (i) consisting of judgment, judicial attachment Liens, awards, decrees and/or notices of lis pendens and associated rights relating to litigation being contested provided that (x) the claims giving rise to such Liens are being diligently contested in good faith by appropriate proceedings, (y) adequate reserves for the obligations secured by such Liens have been established and (z) enforcement of such Liens have been stayed and (ii) securing judgments, judicial attachment Liens, awards, decrees and/or notices of lis pendens and associated rights relating to litigation not constituting an Event of Default under Section 11.1(k) or securing appeal or other surety bonds relating to such judgments;
(j)Liens created or deemed to exist in connection with any asset securitization program (including any related filings of any financing statements), but only to the extent that such Liens attach to the assets actually sold, contributed, financed or otherwise conveyed or pledged in connection with such securitization program;
(k)(i) any interest or title of, or Liens arising solely from the filing of UCC (or similar law of any jurisdiction) financing statements, by (A) a lessor, sublessor, licensor or sublicensor under any lease, license or sublease entered into by the Parent Borrower or any Restricted Subsidiary not prohibited by the Loan Documents and/or entered into in the ordinary course of business and covering only the assets so leased, licensed or subleased (or contained in such leasehold) which, in the case of any lease, license or sublease entered into in the ordinary course of business, does not (1) interfere in any material respect with the business of the Parent Borrower and its Restricted Subsidiaries, taken as a whole, or (2) secure any Debt for borrowed money, (B) a lessee, licensee, sublessee under any lease, license, sublease or sublicense by the Parent Borrower or any Restricted Subsidiary permitted under Section 9.8 or (ii) the rights reserved to or vested in any Person by the terms of any lease, license, franchise, grant or permit held by the Parent Borrower or any of its Restricted Subsidiaries or by a statutory provision to terminate any such lease, license, franchise, grant or permit or to require periodic payments as a condition to the continuance thereof and/or (iii) Liens securing liabilities in respect of indemnification obligations under any of the foregoing as long as each such Lien only encumbers the assets that are the subject of the related lease (or contained in such leasehold);
(l)Liens on any Margin Stock purchased or carried by the Parent Borrower or any of its Subsidiaries;
(m)Liens arising from the filing of precautionary UCC (or similar law of any jurisdiction) financing statements relating to operating leases or consignment or bailee arrangements entered into in the ordinary course of business and Liens securing liabilities in respect of indemnification obligations thereunder as long as each such Lien only encumbers the assets that are the subject of the related lease (or contained in such leasehold) or consignment or bailee arrangement;
(n)Liens (i) which are created automatically upon opening a bank account pursuant to the Dutch general banking conditions (Algemene Bankvoorwaarden) in favor of an account bank, (ii) of a collection bank arising under Section 4-210 of the UCC on items in the course of collection, (iii) in favor of a banking or other financial institution arising as a matter of law or under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution (including the right of set-off) and that are within the parameters customary in the banking industry or arising pursuant to such banking institution’s general terms and conditions, (iv) arising in connection with pooled deposit or sweep accounts, cash netting, deposit accounts or similar arrangements of the Parent Borrower or any Restricted Subsidiary and consisting of the right to apply the funds held therein to satisfy overdraft or similar obligations incurred in the ordinary course of business of such Person, (v) encumbering reasonable customary initial deposits and margin deposits and/or (vi) Liens in favor of a commodity, brokerage or security intermediary who holds a commodity, brokerage or, as applicable, a security account on behalf of the Parent Borrower or a Restricted Subsidiary provided such Lien encumbers only the related account and the property held therein;
(o)Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;
(p)Liens (i) on advances of cash or Cash Equivalents in favor of the seller of any property to be acquired in an acquisition permitted under Section 9.10 or any other Investment not prohibited by the terms of this Agreement, (ii) consisting of an agreement to dispose of any property in a disposition not prohibited under Section 9.3, Section 9.8 or Section 9.9 and (iii) on cash earnest money deposits made by the Parent Borrower or any Restricted Subsidiary in connection with any letter of intent or purchase agreement permitted hereunder;
(q)(i) Liens on insurance policies and the proceeds thereof securing the financing of the insurance premiums with respect thereto, (ii) Liens granted in the ordinary course of business to secure (A) liabilities for premiums or reimbursement obligations to insurance carriers and/or (B) liabilities in respect of indemnification obligations under leases or other contractual obligations and/or (iii) Liens granted in the ordinary course of business to secure letters of credit, bank guarantees or similar instruments posted to support payment of items set forth in this clause (q);
(r)Liens (i) on property or assets of any Non-Credit Party Subsidiary securing Debt or other obligations owing to the Parent Borrower or any Restricted Subsidiary and (ii) to the extent subordinated on terms reasonably acceptable to the Administrative Agent, on property or assets of the Parent Borrower or any Restricted Subsidiary securing Debt or other obligations owing by the Parent Borrower or any other Credit Party to any Non-Credit Party Subsidiary;
(s)Liens on coal reserves leased by the Parent Borrower or by any Restricted Subsidiary, as lessee, securing Debt to lessors thereof, arising out of such leases;
(t)Liens not released, terminated or satisfied of record to the extent the underlying obligation purporting to be secured thereby has been paid or satisfied in full and any obligation to extend credit with respect thereto extinguished;
(u)Liens on assets of or Equity Interests in each of Foreign Subsidiaries, Non-Credit Party Subsidiaries, and their respective Subsidiaries, in each case, securing Debt permitted under Section 9.11(k);
(v)Liens on cash deposits at Foreign Subsidiaries securing Debt permitted under Section 9.11(m) and other obligations owing to foreign banks;
(w)Liens on Receivables Facility Assets and Liens on Equity Interests of any Receivables Entity, in each case, in respect of any Permitted Receivables Financing and/or from and after the Novus Transactions Closing Date, the Novus A/R Facility and any Permitted Refinancing Debt in respect thereof;
(x)Liens securing Debt permitted pursuant to Section 9.11(t) (other than Incremental Equivalent Debt incurred in reliance on clause (a)(ii) of the definition of “Incremental Facilities Limit”) and any Permitted Refinancing Debt in respect thereof; provided that any such Lien may be either a first priority Lien on the Collateral that is pari passu with the Lien securing the Obligations or a Lien ranking junior to the Lien on the Collateral securing the Obligations (but, in each case, may not be secured by any assets that are not Collateral) and, in any such case, the beneficiaries thereof (or an agent on their behalf) shall have entered into an intercreditor agreement with the Administrative Agent that is reasonably satisfactory to the Administrative Agent and the Parent Borrower;
(y)other Liens securing Debt or other obligations in the aggregate principal amount not to exceed at any time outstanding the greater of $725,000,000 and 10% of Consolidated Total Assets determined as of the last day of most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 7.1(a)(i) or (a)(ii), so long as, to the extent such additional Liens are securing Debt ranking junior to the liens securing the Obligations, the pro forma Consolidated Net Secured Leverage Ratio is less than 5.00 to 1.00; provided however that, from and including the Closing Date to, but excluding, date on which the Novus 2029 Notes have been repaid or redeemed in full (other than contingent obligations not yet due) or proceeds in an amount sufficient to repay or redeem such Debt has been set aside, cash collateralized and/or escrowed for such purpose (such period, the “2029 Notes Covenant Period”), this clause (y) shall not exceed $500,000,000 at any time outstanding;
(z)Liens securing Non-Recourse Cash Financing Debt permitted pursuant to Section 9.11(w) so long as such Lien attaches solely to cash of the obligor Non-Recourse Cash Financing Subsidiary (and not of the Parent Borrower or any other Restricted Subsidiary) that is held in equipment owned or leased by the Parent Borrower or any of its Restricted Subsidiaries and located at customers of the Parent Borrower or any of its Restricted Subsidiaries;
(aa)Liens securing the performance of, or granted in lieu of, contracts with trade creditors, contracts (other than in respect of debt for borrowed money), leases, bids, statutory obligations, customs, surety, stay, appeal and performance bonds, performance and completion guarantees and other similar obligations of a like nature, in each case entered into in the ordinary course of business and deposits securing letters of credit, bank guarantees or similar instruments posted to support payment of the items set forth in this clause (aa); provided that the Liens permitted by this clause (aa) shall at no time encumber any assets other than (x) the amount of cash or marketable investments required to be pledged thereunder and (y) with respect to customs and surety bonds, performance bonds, and performance and completion guarantees or similar obligations, the specific assets in respect to which such bonds or guarantees are issued and which are customarily encumbered under similar bond and guarantee transactions;
(ab)Liens that are contractual rights of set-off relating to purchase orders and other similar agreements entered into in the ordinary course of business;
(ac)Liens representing the interest of a purchaser of goods sold by the Parent Borrower or any of its Restricted Subsidiaries in the ordinary course of business under conditional sale, title retention and extended title retention, consignment, bailee or similar arrangements; provided that such Liens arise only under the applicable conditional sale, title retention, consignment, bailee or similar arrangements and such Liens only encumber the good so sold thereunder;
(ad)Liens (i) in respect of repurchase agreements constituting Cash Equivalents, (ii) on cash and Cash Equivalents to the extent such cash or Cash Equivalents are Escrowed Debt Proceeds and (iii) securing obligations of the type set forth in clause (vi) and clause (x) of the last paragraph of the definition of Debt;
(ae)additional Liens, so long as (i)(x) with respect to Debt that is secured by Liens on a pari passu basis with any Liens securing the Secured Obligations, immediately after the incurrence thereof, on a pro forma basis, the Parent Borrower is in compliance with the Consolidated Net First Lien Leverage Ratio set forth in Section 9.1(a) and (y) with respect to Debt that is secured by Liens that are junior in right of security to the Liens securing any Secured Obligations, immediately after the incurrence thereof, on a pro forma basis, the Consolidated Net Leverage Ratio is less than 5.00 to 1.00 based on the financial statements for the most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 7.1(a)(i) or 7.1(a)(ii), on a pro forma basis after giving effect to the issuance of any such Debt and the use of proceeds thereof, (ii) the holder(s) of such Liens (or a representative thereof) shall have entered into intercreditor agreements or arrangements reasonably acceptable to the Administrative Agent and the Parent Borrower and (iii) any Permitted Refinancing Debt;
(af)Liens securing (i) obligations of the type described in Section 9.11(b)(i) entered into in the ordinary course of business and not for speculative purposes and (ii) obligations of the type described in Section 9.11(b)(ii);
(ag)Liens (i) on Equity Interests in joint ventures or Unrestricted Subsidiaries; provided such Liens secure the obligation to make capital contributions, keep-well or similar payments to, or Debt or other obligations of, such joint venture or Unrestricted Subsidiary, as applicable, (ii) consisting of customary rights of first refusal and tag, drag and similar rights in joint venture agreements and agreements with respect to non-wholly owned Subsidiaries and (iii) consisting of any encumbrance or restriction (including put and call arrangements) in favor of a joint venture party with respect to Equity Interests of, or assets owned by, any joint venture or similar arrangement pursuant to any joint venture or similar agreement;
(ah)Liens securing Debt permitted by Section 9.11(cc) and any Permitted Refinancing Debt in respect thereof; and

(ai)Liens on ATM Financing Program Assets securing Debt or other obligations incurred under Section 9.11(ee) in respect of any ATM Financing Program and any Permitted Refinancing Debt in respect thereof.
Notwithstanding anything to the contrary herein, with respect to any Lien securing Debt that was permitted to secure such Debt at the time of the incurrence of such Debt, such Lien shall also be permitted to secure any Increased Amount of such Debt. The “Increased Amount” of any Debt shall mean any increase in the amount of such Debt in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Debt with the same terms, accretion of original issue discount or liquidation preference and increases in the amount of Debt outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Debt.
Section 9.3Fundamental Changes. Merge, consolidate or amalgamate with any other Person, or consummate any Asset Disposition consisting of all or substantially all of the consolidated assets of the Parent Borrower and its Restricted Subsidiaries, taken as a whole (whether in a single transaction or a series of transactions) or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or permit any Restricted Subsidiary to do any of the foregoing, except:

(a)(i) any Restricted Subsidiary may be merged, consolidated or amalgamated with or into, or be liquidated into, the Parent Borrower (provided that the Parent Borrower shall be the continuing or surviving Person or in the case of a transitory merger where the surviving Person assumes the Obligations in a manner reasonably acceptable to the Administrative Agent), (ii) any Restricted Subsidiary may be merged, consolidated or amalgamated with or into, or be liquidated into, any Guarantor (provided that the Guarantor shall be the continuing or surviving Person or simultaneously with such transaction, the continuing or surviving Person shall become a Guarantor and shall comply with Section 8.10 in connection therewith), (iii) any Restricted Subsidiary may be merged, consolidated or amalgamated with or into, or be liquidated into, any Subsidiary Borrower (provided that the Subsidiary Borrower shall be the continuing or surviving Person or simultaneously with such transaction, the continuing or surviving Person shall become a Subsidiary Borrower in accordance with Section 2.9 in connection therewith or in the case of a transitory merger where the surviving Person assumes the Obligations in a manner reasonably acceptable to the Administrative Agent);
(b)(i) any Foreign Subsidiary may be merged, consolidated or amalgamated with or into, or be liquidated into, any Foreign Subsidiary (provided that if such merger, consolidation, amalgamation or liquidation involves a Foreign Subsidiary Borrower, a Foreign Subsidiary Borrower shall be the continuing or surviving entity or simultaneously with such transaction, the continuing or surviving Person shall become a Subsidiary Borrower in accordance with Section 2.9 in connection therewith or in the case of a transitory merger where the surviving Person assumes the Obligations in a manner reasonably acceptable to the Administrative Agent), (ii) any Non-Credit Party Subsidiary may be merged, consolidated or amalgamated with or into, or be liquidated into, any other Non-Credit Party Subsidiary and (iii) any Restricted Subsidiary may be merged, consolidated or amalgamated with or into, or be liquidated into, any Unrestricted Subsidiary to the extent such transaction is otherwise an Investment permitted by Section 9.10 (other than pursuant to Section 9.10(j) by reference to this Section 9.3);

(c)any Restricted Subsidiary may dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution, winding up or otherwise) to (i) any Credit Party; provided that, with respect to any such disposition by any Non-Credit Party Subsidiary, the consideration for such disposition shall not exceed the fair value of such assets (as determined by the Parent Borrower in good faith), (ii) any other Restricted Subsidiary to the extent such transaction is permitted as an Investment under Section 9.10(h) and (iii) any Unrestricted Subsidiary to the extent such transaction is otherwise an Investment permitted by Section 9.10 (other than pursuant to Section 9.10(j) by reference to this Section 9.3);
(d)(i) Asset Dispositions permitted under Section 9.8 (other than clause (b) thereof) and (ii) in connection with the Asset Disposition of a Subsidiary (other than the Parent Borrower) or its assets permitted by Section 9.8 (other than clause (b) thereof), such Subsidiary may merge into, consolidate or amalgamate with any other Person; and
(e)the Parent Borrower and any Restricted Subsidiary of the Parent Borrower may merge, consolidate or amalgamate with or into the Person the Parent Borrower and/or such Restricted Subsidiary was formed to acquire in connection with any acquisition or other investment or similar transaction permitted hereunder (including, without limitation, any Permitted Acquisition) in which the Parent Borrower and/or such Restricted Subsidiary is the surviving Person;
(f)any Person may merge or consolidate with or into the Parent Borrower or any of its Restricted Subsidiaries in connection with a Permitted Acquisition or other Investment permitted under Section 9.10 (other than pursuant to Section 9.10(j) by reference to this Section 9.3); provided that in the case of a merger, consolidation or amalgamation (i) involving the Parent Borrower, the Parent Borrower shall be the continuing or surviving Person, (ii) involving a Guarantor, a Guarantor shall be the continuing or surviving Person and (iii) involving a Foreign Subsidiary Borrower, a Foreign Subsidiary Borrower shall be the continuing or surviving Person; and
(g)to the extent not resulting in an Event of Default, any Restricted Subsidiary of the Parent Borrower may liquidate, wind-up or dissolve itself pursuant to any Debtor Relief Laws or otherwise or change its legal form if the Parent Borrower determines in good faith that such liquidation, winding up, dissolution or change in legal form is in the best interests of the Parent Borrower and is not materially disadvantageous to the Lenders (it being understood that any release and re-taking of any Collateral or Guarantee in connection with such change in legal form is not materially disadvantageous).
Section 9.4Transactions with Affiliates. Engage in any transaction, or permit any Restricted Subsidiary to engage in any transaction, including, without limitation, any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any fees, with any Affiliate of the Parent Borrower or any of its Restricted Subsidiaries, except:

(i)transactions permitted by Article IX (other than any provision of Article IX permitting transactions by reference to Section 9.4), including sales or issuances of Equity Interests to Affiliates of the Parent Borrower which are otherwise permitted or not restricted by the Loan Documents;
(ii)the existence of, and the performance of obligations of such Parent Borrower or any of its Restricted Subsidiaries under the terms of any agreement to which such Parent Borrower or any of its Restricted Subsidiaries is a party as of or on the Closing Date and identified on Schedule 9.4, as these agreements may be amended, restated, amended and restated, supplemented, extended, renewed or otherwise modified from time to time; provided, however, that any future amendment, restatement, amendment and restatement, supplement, extension, renewal or other modification entered into after the Closing Date will be permitted to the extent that its terms are not more disadvantageous to the Lenders than the terms of the agreements on the Closing Date;
(iii)transactions between or among the Credit Parties and their Restricted Subsidiaries or any Person that becomes a Restricted Subsidiary as a result of such transaction;
(iv)other transactions on terms as favorable to the Parent Borrower or such Restricted Subsidiary as would be obtained by it on a comparable arm’s-length transaction with an unrelated third party;
(v)employment and severance arrangements (including equity incentive plans, options to purchase Equity Interests of the Parent Borrower, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or employee benefits plans and arrangements) with their respective directors, officers, employees, members of management and consultants in the ordinary course of business;
(vi)payment of customary fees and reasonable out of pocket costs to, and indemnities for the benefit of, directors, officers, employees, members of management and consultants of the Parent Borrower and its Restricted Subsidiaries;
(vii)the designation of any Subsidiary under Section 8.6;
(viii)any transaction or series of related transactions with an aggregate value or payment of less than the greater of (A) $100,000,000 and (B) 10% of Consolidated EBITDA determined on a pro forma basis as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 7.1(a)(i) or (a)(ii);
(ix)the consummation of and the payment of all fees, expenses, bonuses and awards related to the Transactions and the Novus Transactions;
(x)transactions with joint ventures for the purchase or sale of goods and services entered into in the ordinary course of business;
(xi)any agreement between any Person and an Affiliate of such Person existing at the time such Person is acquired by or merged, consolidated or amalgamated into the Parent Borrower or its Restricted Subsidiaries pursuant to the terms of this Agreement; provided that such agreement was not entered into in contemplation of such acquisition, merger, consolidation or amalgamation, or any amendment thereto (so long as any such amendment is not disadvantageous to the Lenders in any material respect in the good faith judgment of the Parent Borrower when taken as a whole as compared to such agreement as in effect on the date of such acquisition, merger or amalgamation);
(xii)transactions in which the Parent Borrower or any of its Restricted Subsidiaries delivers to the Administrative Agent an opinion or appraisal issued by an independent accounting, appraisal or investment banking firm of national standing that the terms of such transaction are not materially less favorable than those that might reasonably have been obtained by the Parent Borrower or Restricted Subsidiary in a comparable transaction at such time on an arm’s length basis from a Person that is not an Affiliate; and

(xiii)transactions approved by disinterested members of the board of directors or the audit committee or other appropriate committee responsible for reviewing proposed transactions with Affiliates in accordance with the conflict of interest, related party or similar policies of the Parent Borrower as in effect from time to time.
Section 9.5[Reserved].

Section 9.6Changes in Fiscal Year; Organizational Documents.

(a)Change its Fiscal Year end, or make (without the consent of the Administrative Agent) any material change in its accounting treatment and reporting practices except as required by GAAP or permitted pursuant to Section 1.4.
(b)Amend, modify or change its articles of incorporation (or corporate charter or other similar organizational documents) or amend, modify or change its bylaws (or articles of association or other similar documents) in any manner materially adverse to the rights or interests of the Lenders, or permit any Restricted Subsidiary to do any of the foregoing, in each case, except as required by Applicable Law.
Section 9.7[Reserved].

Section 9.8Asset Dispositions. Make, or permit any Restricted Subsidiary to make, any Asset Disposition except:

(a)the disposition (including on an intercompany basis) of (i) inventory, in the ordinary course of business, and (ii) cash and Cash Equivalents;
(b)transactions permitted pursuant to (i) Section 9.2 (Liens) (and any of the Liens thereunder), (ii) Section 9.3 (Fundamental Changes), (iii) Section 9.9 (Sale and Leaseback Transactions), (iv) Section 9.10 (Investments) and (v) Section 9.12 (Restricted Payments);
(c)(i) the write-off, discount, sale or other disposition of defaulted or past-due receivables and similar obligations in the ordinary course of business and not undertaken as part of an accounts receivable financing transaction, (ii) dispositions of Investments and accounts receivable (together with any and all other rights and intangibles related thereto) in the ordinary course of business in connection with the collection, settlement or compromise thereof (including in any situation of a work-out or financial distress, in each case, of the Person owing such accounts receivable) and in connection with any incentive, supplier finance or other similar program, (iii) any surrender or waiver of contract rights pursuant to a settlement, release, recovery on or surrender of contract, tort or other claims of any kind;
(d)the disposition or termination of any Hedge Agreement;
(e)the transfer or Asset Disposition (including, without limitation, any intercompany licensing transactions) by Parent Borrower or a Restricted Subsidiary to Parent Borrower or a Restricted Subsidiary;
(f)[reserved];
(g)[reserved];

(h)[reserved];
(i)the disposition (including on an intercompany basis) of (i) vehicles, obsolete, used, worn-out or surplus assets in the ordinary course of business and/or (ii) of property no longer used or usable in the business of the Parent Borrower or any of its Restricted Subsidiaries or economically impracticable to maintain;
(j)licenses and sublicenses of any technology or intellectual property rights in the ordinary course of business not interfering, individually or in the aggregate, in any material respect with the conduct of the business of the Parent Borrower and its Restricted Subsidiaries;
(k)leases, subleases, licenses or sublicenses of real or personal property granted by the Parent Borrower or any of its Restricted Subsidiaries to others in the ordinary course of business not detracting from the value of such real or personal property or interfering in any material respect with the business of the Parent Borrower or any of its Restricted Subsidiaries;
(l)Asset Dispositions in connection with Casualty Events; provided that the requirements of Section 2.5(d) are complied with in connection therewith;
(m)dispositions of Receivables Facility Assets in connection with a Permitted Receivables Financing and/or from and after the Novus Transactions Closing Date, the Novus A/R Facility;
(n)Asset Dispositions not otherwise permitted pursuant to this Section 9.8; provided that (i) at the time of such Asset Disposition, no Default or Event of Default shall exist or would result from such Asset Disposition (or, to the extent the Asset Disposition is a Limited Condition Transaction, the applicable LCT Test Date), (ii) such Asset Disposition is made for fair market value and the consideration received shall be no less than 75% in cash and Cash Equivalents; provided that for purposes of such 75% cash consideration or Cash Equivalents requirement (w) the amount of any Debt or other liabilities (other than Debt or other liabilities that are subordinated to the Obligations or that are owed to the Parent Borrower or a Restricted Subsidiary) of the Parent Borrower or any applicable Restricted Subsidiary (in each case, as shown on such Person’s most recent balance sheet or in the notes thereto), that are assumed by the transferee of any such assets or in the case of an Asset Disposition of all of the Equity Interests in a Restricted Subsidiary are Debt or other liabilities of such disposed Restricted Subsidiary and, in each case if guaranteed by the Parent Borrower or the other Restricted Subsidiaries for which the Parent Borrower and its Restricted Subsidiaries (other than such Restricted Subsidiary whose Equity Interests have been disposed of to such purchaser) shall have been released from its obligations, if any, with respect to such Debt or other liabilities, (x) the amount of any trade-in value applied to the purchase price of any replacement assets acquired in connection with such Asset Disposition, (y) any securities received by the Parent Borrower or any Restricted Subsidiary from such transferee that are converted by such Person into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within one hundred eighty (180) days following the closing of the applicable Asset Disposition and (z) any Designated Non-Cash Consideration received by the Parent Borrower or such Restricted Subsidiary in such Asset Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (z) that is at that time outstanding, not to exceed the greater of $725,000,000 and 10.0% of Consolidated Total Assets determined as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 7.1(a)(i) or (a)(ii), with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash for purposes of this provision and for no other purpose); provided that the requirements of Section 2.5(d) are complied with in connection therewith;
(o)Asset Dispositions in the ordinary course of business consisting of the abandonment of intellectual property which, in the reasonable good faith determination of the Parent Borrower, is not material to the conduct of the business of the Parent Borrower and Subsidiaries (taken as a whole);
(p)Asset Dispositions of residential real property and related assets in the ordinary course of business in connection with relocation activities for directors, officers, members of management, employees or consultants of the Loan Parties;
(q)Asset Dispositions of any assets (including Equity Interests) acquired in connection with any Permitted Acquisition or other Investment not prohibited hereunder, which assets are not used or useful to the core or principal business of the Parent Borrower and its Restricted Subsidiaries (as determined by the Parent Borrower in good faith); provided that such Asset Disposition (x) is made for fair market value and (y) shall be made for no less than 75% in cash and Cash Equivalents;
(r)any Asset Disposition (including divestiture, sale, disposition, foreclosure, condemnation or expropriation) of any assets required by any Governmental Authority, including in connection with any Permitted Acquisition or other Investment not prohibited by this Agreement;
(s)Asset Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Asset Disposition are promptly applied to the purchase price of such replacement property;
(t)Asset Dispositions of the Equity Interests of, or the assets or securities of, Unrestricted Subsidiaries;
(u)Asset Dispositions in connection with any sale leaseback or similar transaction not prohibited by Section 9.11;
(v)Asset Dispositions set forth on Schedule 9.8;
(w)Asset Dispositions of Investments in joint ventures and any Subsidiary that is not a wholly-owned Restricted Subsidiary to the extent required by, or made pursuant to, buy/sell arrangements between the joint venture parties set forth in the joint venture agreement or similar binding agreements entered into with respect to such Investment in such joint venture;
(x)the expiration of any option agreement with respect to real or personal property;
(y)repurchases of Equity Interests deemed to occur upon the exercise of stock options, warrants or other convertible securities if such Equity Interests represent (i) a portion of the exercise price thereof or (ii) withholding incurred in connection with such exercise
(z)Asset Dispositions of letters of credit and/or bank guarantees (and/or the rights thereunder) to banks or other financial institutions in the ordinary course of business in exchange for cash and/or Cash Equivalents;

(aa)any sale of motor vehicles and information technology equipment purchased at the end of an operating lease and resold thereafter; and
(ab)any Asset Dispositions in connection with the consummation of the Novus Transactions;
provided that notwithstanding the foregoing, in no event shall the Parent Borrower or any Restricted Subsidiary transfer (whether by Investment or otherwise) any intellectual property (or any exclusive rights to use any intellectual property) that is material, individually or in the aggregate, to the operations of the Parent Borrower and its Restricted Subsidiaries, taken as a whole, to any Unrestricted Subsidiary.
Section 9.9Sale and Leaseback Transactions. Enter into, or permit any Restricted Subsidiaries to enter into, any Sale and Leaseback Transaction with respect to any Material Property owned by the Parent Borrower or any Restricted Subsidiary to any Person (other than the Parent Borrower or any Restricted Subsidiary) with the intention of taking back a lease of such Material Property, except for any Sale and Leaseback Transactions constituting an Asset Disposition permitted pursuant to Section 9.8.

Section 9.10Investments. Make or permit to exist, or permit any Restricted Subsidiary to make or permit to exist, any Investment, other than Investments which are:

(a)cash, Cash Equivalents and Investments that were Cash Equivalents when such Investments were made;
(b)Investments or Guaranty Obligations existing on the Closing Date and, to the extent in excess of $10,000,000, set forth on Schedule 9.10 and any modification, replacement, renewal or extension thereof; provided that the amount or contractually committed amount of the original Investment is not increased except as otherwise permitted by this Section 9.10;
(c)(i) accounts receivable created, acquired or made in the ordinary course of business and payable or dischargeable in accordance with customary trade terms and (ii) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts or disputes with or judgments against, any Person, or foreclosure or deed in lieu of foreclosure with respect to any Lien held as security for an obligation, in each case in the ordinary course of business;
(d)(i) Investments consisting of Equity Interests, obligations, securities or other property received in settlement of accounts receivable (created in the ordinary course of business) from bankrupt obligors and (ii) endorsements of negotiable instruments and documents in the ordinary course of business;
(e)advances and loans to officers, directors, employees, members of management or consultants made for moving and travel expenses, entertainment expenses, drawing accounts and similar expenditures in the ordinary course of business in an aggregate amount at any time outstanding not to exceed the greater of $25,000,000 and 0.35% of Consolidated Total Assets determined as of the last day of most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 7.1(a)(i) or (a)(ii);

(f)(i) advances or loans to directors, officers, employees, members of management or consultants that do not exceed greater of $25,000,000 and 0.35% of Consolidated Total Assets determined as of the last day of most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 7.1(a)(i) or (a)(ii) in the aggregate at any one time outstanding and (ii) advances of payroll payments to employees in the ordinary course of business;
(g)(i) advances or loans to customers, distributors, licensors, licensees and suppliers, in each case, in the ordinary course of business, (ii) advances or extensions of trade credit in the ordinary course of business, and (iii) Investments constituting deposits, prepayments and/or other credits to suppliers and (iv) Investments made in connection with obtaining, maintaining or renewing client and customer contracts;
(h)Investments in (a) a Restricted Subsidiary (including the Equity Interests of, or guarantees of obligations of, a Restricted Subsidiary and in connection with the formation of Subsidiaries) or the Parent Borrower or (b) a Person (including the Equity Interests of any such Person) that will, upon the making of such Investment, become a Restricted Subsidiary;
(i)Guaranty Obligations permitted, and guarantees not restricted, pursuant to Section 9.11 and payments thereon or Investments in respect thereof in lieu of such payments;
(j)Investments consisting of Equity Interests, obligations, securities, notes, non-cash consideration or other property received in connection with any transaction permitted by Section 9.3 or Section 9.8;
(k)(i) Investments in connection with the management of Pension Plans and other benefit plans of the Parent Borrower and its Restricted Subsidiaries (including without limitation The Pittston Company Employee Welfare Benefit Trust) and (ii) Investments made in connection with the funding of contributions under any non-qualified retirement plan or similar employee compensation plan in an amount not to exceed the amount of compensation expense recognized by the Parent Borrower and its Restricted Subsidiaries in connection with such plans;
(l)Hedge Agreements permitted by Section 9.11;
(m)advances or loans to any Person with respect to the deferred purchase price of property or services;
(n)Investments in joint ventures in an aggregate amount at any time outstanding not to exceed the greater of $725,000,000 and 10.0% of Consolidated Total Assets determined as of the last day of most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 7.1(a)(i) or (a)(ii);
(o)Permitted Acquisitions;
(p)an unlimited amount of additional Investments so long as, after giving pro forma effect to such Investment and any Debt incurred in connection therewith, the Parent Borrower is in compliance with the Financial Covenants, and a Consolidated Net Leverage Ratio of not greater than 5.00 to 1.00, in each case based on the financial statements for the most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 7.1(a)(i) or 7.1(a)(ii), on a pro forma basis after giving effect to the issuance of any such Debt and the use of proceeds thereof;
(q)Investments funded with the exchange for Equity Interests not constituting Disqualified Equity Interests of the Parent Borrower or out of net cash proceeds of Equity

Interests of the Parent Borrower issued to Persons other than the Parent Borrower or a Subsidiary of the Parent Borrower and not constituting Disqualified Equity Interests which have not otherwise been applied for another purpose;
(r)Investments by the Parent Borrower or any Restricted Subsidiary in any Receivables Entity in the form of Permitted Receivables Subordinated Debt;
(s)Investments in Restricted Subsidiaries in connection with reorganizations and related to Tax planning; provided that, after giving effect to any such reorganization and/or related activity, the security interest of the Administrative Agent in the Collateral, taken as a whole, is not materially impaired;
(t)(i) Investments of any Restricted Subsidiary acquired after the Closing Date, or of any Person acquired by, or merged into or consolidated or amalgamated with the Parent Borrower or any Restricted Subsidiary after the Closing Date, in each case as part of an Investment otherwise permitted by this Section 9.10 to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of the relevant acquisition, merger, amalgamation or consolidation and (ii) any extension, renewal, replacement, refinancing, amendment, restatement, amendment and restatement or other modification of any Investment (including committed and undrawn amounts in respect thereof) permitted under clause (i) of this Section 9.10(t) so long as no such extension, renewal, replacement, refinancing, amendment, restatement, amendment and restatement or other modification thereof increases the amount of such Investment (or such committed and undrawn amount) except as otherwise permitted by this Section 9.10;
(u)Investments (i) consisting of the non-exclusive licensing, sublicensing or contribution of intellectual property pursuant to joint marketing arrangements, in each case, in the ordinary course of business and (ii) consisting of endorsements for collection or deposit and (iii) resulting from pledges and/or deposits permitted by Sections 9.2(d), 9.2(n), 9.2(p), 9.2(v) and 9.2(aa);
(v)(i) guarantees by the Parent Borrower and the Restricted Subsidiaries of leases of the Parent Borrower and Restricted Subsidiaries (other than Capital Lease Obligations) or of other obligations not constituting Debt, in each case entered into in the ordinary course of business and payments thereon or Investments in respect thereof in lieu of such payments and (ii) customary Non-Recourse Guarantees provided by Parent Borrower or any Restricted Subsidiary, in each case, in the ordinary course of business;
(w)Investments permitted by (i) Section 9.2 (Liens) (other than in respect of clause (p)(i)), (ii) Section 9.3 (Fundamental Changes), (iii) Section 9.4 (Affiliate transactions) (other than in respect of clause (i)), (iv) Section 9.8 (Asset Dispositions) (other than in respect of clause (b)(i)), (v) Section 9.9 (Sale and Leaseback Transactions), (vi) Section 9.11 (Debt) and (vii) Section 9.12 (Restricted Payments) (other than in respect of clause (l));
(x)[reserved];
(y)Investments in any of the LibertyX Entities in an aggregate amount, as valued at cost at the time each such Investment is made and including all related commitments for future Investments, not exceeding $27,000,000 and (y) 0.50% of Consolidated Total Assets determined as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 7.1(a)(i) or (a)(ii); provided that all Investments made pursuant to this Section 9.10(z) shall be made in connection with and pursuant to applicable regulatory requirements;

(z)Investments in connection with the consummation of the Novus Transactions.
For purposes of determining the amount of any Investment outstanding for purposes of this Section 9.10, such amount shall be deemed to be the amount of such Investment when made, purchased or acquired (without adjustment for subsequent increases or decreases in the value, write ups, write offs or write downs of such Investment) less any amount realized in respect of such Investment upon the sale, collection or return of capital (not to exceed the original amount invested).
Section 9.11Debt. Create, issue, incur, assume, become liable in respect of or suffer to exist, or permit any Restricted Subsidiary to create, issue, incur, assume, become liable in respect of or suffer to exist, any Debt except:

(a)Debt arising under the Loan Documents (including any other Debt incurred as permitted by Sections 2.8, 2.11 and 13.9);
(b)Debt (i) owing under Hedge Agreements entered into not for speculative purposes and (ii) owing under Cash Management Agreements entered into in the ordinary course of business;
(c)Debt existing on the Closing Date and, to the extent the principal amount is in excess of $10,000,000 individually, set forth on Schedule 9.11 and the renewal, refunding, refinancing, extension and replacement thereof; provided that the amount of such Debt is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to unpaid accrued interest and premium thereon, any committed or undrawn amounts thereunder and underwriting discounts, fees, commissions and expenses, associated with any amendments, restatements, amendments and restatements, modifications, supplements, replacements, renewals or extensions of such Debt and except as otherwise permitted under Section 9.11;
(d)(i) Capital Lease Obligations, purchase money Debt, economic development loans and/or Debt incurred to finance the acquisition, construction, repair or improvements of any fixed or capital assets, including mortgage financings and purchase money indebtedness (including any industrial revenue or development bonds or similar financings) within twelve months of such acquisition, construction, repair or improvement and (ii) the renewal, refunding, refinancing, extension and replacement thereof; provided that the amount of such Debt is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to unpaid accrued interest and premium thereon, any committed or undrawn amounts thereunder and underwriting discounts, fees, commissions and expenses, associated with any amendments, restatements, amendments and restatements, modifications, supplements, replacements, renewals or extensions of such Debt and except as otherwise permitted under Section 9.11; provided further in the case of clause (d)(i), that immediately after giving pro forma effect to the incurrence of such Debt and the use of proceeds thereof, the Parent Borrower is in compliance with the Consolidated Net First Lien Leverage Ratio set forth in Section 9.1(a) and the Consolidated Net Leverage Ratio is less than 5.00 to 1.00, in each case, based on the financial statements for the most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 7.1(a)(i) or (a)(ii);
(e)(i) Debt of a Person existing at the time such Person became a Subsidiary or assets were acquired from such Person in connection with an Investment permitted pursuant to

Section 9.10, (ii) Debt of the Parent Borrower or any Restricted Subsidiary assumed in connection with the acquisition of any assets or secured by a Lien on any assets prior to the acquisition thereof, and (iii) in the case of clause (e)(i) and clause (e)(ii), any renewal, refunding, refinancing, extension and replacement thereof; provided that the amount of such Debt is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to unpaid accrued interest and premium thereon, any committed or undrawn amounts thereunder and underwriting discounts, fees, commissions and expenses, associated with any amendments, restatements, amendments and restatements, modifications, supplements, replacements, renewals or extensions of such Debt and except as otherwise permitted under Section 9.11; provided further, that (w) in the case of clause (e)(i), such existing Debt was not incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or the acquisition of such assets, (x) in the case of clause (e)(i), neither the Parent Borrower nor any Restricted Subsidiary thereof (other than such Person thereof or any other Person that such Person merges with or that acquires the assets of such Person, in each case, and/or any Subsidiary thereof) shall have any liability or other obligation with respect to such Debt, (y) in the case of clause (e)(i) and clause (e)(ii), the Parent Borrower is in compliance with the Financial Covenants on a pro forma basis after giving effect to such Debt as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 7.1(a)(i) or (a)(ii) and (z) any Debt assumed or incurred under this clause (e), together with any Debt incurred under clause (k) and clause (v), shall not, during the 2029 Notes Covenant Period, exceed $500,000,000;
(f)Guarantees by Parent Borrower or any Restricted Subsidiary of Debt or other obligations of Parent Borrower or any Restricted Subsidiary so long as the incurrence of such Debt or other obligations is not prohibited by the terms of this Agreement;
(g)Debt of Parent Borrower to any Restricted Subsidiary or Debt of a Restricted Subsidiary to Parent Borrower or any Restricted Subsidiary to the extent permitted as an Investment pursuant to Section 9.10;
(h)Debt (i) arising from the honoring by a bank or other financial institution of a check, draft or other similar instrument drawn against insufficient funds in the ordinary course of business and (ii) incurred by the Parent Borrower or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit (other than Letters of Credit issued pursuant to this Agreement), bank guarantees or similar instruments entered into in the ordinary course of business and the obligations arising under drafts accepted and delivered in connection with a drawing thereunder; provided that (x) upon the drawing of any such letters of credit or the incurrence of such Debt, such obligations are reimbursed within thirty (30) days following such drawing or incurrence and (y) the aggregate outstanding face amount of all such letters of credit, bank guarantees or similar instruments entered into in the ordinary course of business does not exceed the greater of $100,000,000 and 2.0% of Consolidated Total Assets determined as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 7.1(a)(i) or (a)(ii);
(i)(i) unsecured Debt or unsecured Subordinated Debt and (ii) the renewal, refunding, refinancing, extension and replacement thereof; provided that the amount of such Debt is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to unpaid accrued interest and premium thereon, any committed or undrawn amounts thereunder and underwriting discounts, fees, commissions and expenses, associated with any amendments, restatements, amendments and restatements, modifications, supplements, replacements, renewals or extensions of such Debt and except as otherwise permitted under Section 9.11; provided further, (u) no Default or Event of Default shall have occurred and be continuing or would be caused by the incurrence of such Debt, (v) in the case of clause (i)(i), the Parent Borrower is in compliance with the Financial Covenants set forth in Section 9.1 and a

Consolidated Net Leverage Ratio of not greater than 5.00 to 1.00 based on the financial statements for the most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 7.1(a)(i) or 7.1(a)(ii), in each case, on a pro forma basis after giving effect to the issuance of any such Debt and the use of proceeds thereof, (w) such Debt (other than any Short Term Financings) does not mature prior to the date that is 91 days after the Latest Maturity Date (as of the date such Debt is incurred), (x) the weighted average life to maturity of such Debt (other than in respect of any Short Term Financings) shall not be shorter than that applicable to the Term Loans (as of the date such Debt is incurred), (y) if such Debt is Subordinated Debt, any guaranty by the Credit Parties shall be expressly subordinated to the Obligations on terms materially not less favorable to the Lenders than the subordination terms of such Subordinated Debt and (z) if guaranteed, such Debt is not guaranteed by any Subsidiary that is not a Credit Party;
(j)(i) Debt under performance bonds, bid, stay, custom, surety bonds, release, appeal and similar bonds, statutory obligations or with respect to workers’ compensation claims or other obligations of a like nature, in each case incurred in the ordinary course of business, and reimbursement obligations in respect of any of the foregoing and (ii) obligations in respect of workers compensation claims, health, disability or other employee benefits, unemployment insurance and other social security laws or regulations or property, casualty or liability insurance and premiums, self-insurance obligations, customs, surety, stay, appeal and performance bonds, and performance and completion guarantees and obligations similar to any of the foregoing incurred by the Parent Borrower or any Restricted Subsidiary, in each case in the ordinary course of business;
(k)(i) Debt of Foreign Subsidiaries or Non-Credit Party Subsidiaries the proceeds of which are used for the working capital, capital expenditure and general corporate purpose needs of such Foreign Subsidiary or Non-Credit Party Subsidiary and their respective Subsidiaries, so long as at the time of incurrence of any Debt pursuant to this clause (k), and giving effect thereto, the aggregate principal amount of all Debt outstanding under this clause (k) does not exceed (A) if the Consolidated Net Leverage Ratio (on a pro forma basis after giving effect to the issuance of any such Debt and the use of proceeds thereof) is less than or equal to 3.50 to 1.00 as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 7.1(a)(i) or (a)(ii), the greater of $1,100,000,000 and 15% of Consolidated Total Assets determined as of the last day of most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 7.1(a)(i) or (a)(ii) and (B) otherwise, the greater of $550,000,000 and 7.5% of Consolidated Total Assets determined as of the last day of most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 7.1(a)(i) or (a)(ii); provided that, any Debt incurred under this clause (k), together with any Debt incurred or assumed under clause (e) and clause (v), shall not, during the 2029 Notes Covenant Period, exceed $500,000,000 and (ii) the renewal, refunding, refinancing, extension and replacement thereof; provided that the amount of such Debt is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to unpaid accrued interest and premium thereon, any committed or undrawn amounts thereunder and underwriting discounts, fees, commissions and expenses, associated with any amendments, restatements, amendments and restatements, modifications, supplements, replacements, renewals or extensions of such Debt and except as otherwise permitted under Section 9.11;
(l)Debt in connection with Secured Bilateral Letter of Credit Facilities, and the renewal, refinancing, extension or replacement thereof, in an aggregate principal amount not to exceed at any time outstanding the greater of $725,000,000 and 10% of Consolidated Total Assets determined as of the last day of most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 7.1(a)(i) or (a)(ii);

(m)Foreign Cash Services Debt;
(n)Debt of the Parent Borrower and the Guarantors in respect of the Senior Notes;
(o)endorsements for collection or deposit in the ordinary course of business;
(p)Debt in respect of (i) customer advances received and held in the ordinary course of business, (ii) take-or-pay obligations contained in supply arrangements incurred in the ordinary course of business and (iii) the financing of insurance premiums incurred in the ordinary course of business;
(q)guarantees of Debt and other obligations of joint ventures and non-wholly owned Subsidiaries in an amount not to exceed the amount of Investments permitted under Section 9.10(n);
(r)unsecured Debt incurred in connection with a Permitted Acquisition or other Investment permitted under Section 9.10 or any transaction permitted under Section 9.8, in each case, solely to the extent constituting indemnification obligations or obligations in respect of earn-outs, seller notes, purchase price or similar adjustments; provided, that (i) solely in the case of seller notes, such Debt shall be subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent, (ii) no Default or Event of Default shall have occurred and be continuing or would be caused by the incurrence or issuance of such Debt, (iii) the Parent Borrower is in compliance with the Financial Covenants set forth in Section 9.1 and, solely in the case of seller notes, a Consolidated Net Leverage Ratio of not greater than 5.00 to 1.00, in each case, on a pro forma basis after giving effect to the issuance of any such Debt and the use of proceeds thereof;
(s)(i) Debt incurred in connection with a Permitted Receivables Financing in an aggregate principal amount (based on the amount that would be characterized as principal if such Permitted Receivables Financing were structured as a secured lending transaction rather than as a purchase) at any time outstanding not to exceed the greater of $725,000,000 and 10% of Consolidated Total Assets determined as of the last day of most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 7.1(a)(i) or (a)(ii), so long as, subject to Section 1.7, on the date of execution (or, if applicable, the date of the acquisition of such Person with a Permitted Receivable Financing) of definitive documentation for such Permitted Receivables Financing, the Parent Borrower is in compliance with the Consolidated Net First Lien Leverage Ratio set forth in Section 9.1(a) and a Consolidated Net Leverage Ratio of not greater than 5.00 to 1.00, in each case, on a pro forma basis after giving effect to the incurrence of such Debt and the use of proceeds as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 7.1(a)(i) or (a)(ii), (ii) from and after the Novus Transactions Closing Date, the Novus A/R Facility and (iii) in each case, the renewal, refunding, refinancing, extension and replacement thereof; provided that the amount of such Debt is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to unpaid accrued interest and premium thereon, any committed or undrawn amounts thereunder and underwriting discounts, fees, commissions and expenses, associated with any amendments, restatements, amendments and restatements, modifications, supplements, replacements, renewals or extensions of such Debt and except as otherwise permitted under Section 9.11;
(t)(i) notes or loans (or commitments in respect thereof) that are unsecured, or secured by Liens on the Collateral ranking junior to or pari passu with the Liens securing the Credit Facilities outstanding on the Closing Date pursuant to an intercreditor agreement in form reasonably satisfactory to the Administrative Agent (any such Debt, “Incremental Equivalent

Debt”); provided that (A) the aggregate outstanding principal amount of all Incremental Equivalent Debt shall not exceed the amount permitted to be incurred under the Incremental Facilities Limit and (B) the incurrence of such Incremental Equivalent Debt shall be subject to Section 2.8(f) and (ii) any other Debt incurred as permitted by Sections 2.11 and 13.9 in respect of any Incremental Equivalent Debt;
(u)(i) Secured Bilateral Mexican Debt and (ii) any bilateral Debt that would otherwise constitute Secured Bilateral Mexican Debt but for the fact that such Debt is not secured Debt, in each case of clauses (i) and (ii) in an aggregate principal amount at any time outstanding not to exceed the Dollar Equivalent of greater of $50,000,000 and 0.75% of Consolidated Total Assets determined as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 7.1(a)(i) or (a)(ii) (it being understood that exceeding such amount solely as a result of rate fluctuations shall not result in such amount being exceeded);
(v)Debt not otherwise permitted pursuant to this Section 9.11 in an aggregate principal amount at any time outstanding not to exceed the greater of $725,000,000 and 10% of Consolidated Total Assets determined as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 7.1(a)(i) or (a)(ii); provided that, any Debt incurred under this clause (v), together with any Debt assumed or incurred under clause (e) and clause (k), shall not, during the 2029 Notes Covenant Period, exceed $500,000,000;
(w)Non-Recourse Cash Financing Debt so long as such Debt is solely an obligation of one or more Non-Recourse Cash Financing Subsidiaries (and not of the Parent Borrower or any Restricted Subsidiary that is not a Non-Recourse Cash Financing Subsidiary);
(x)Permitted Receivables Subordinated Debt of any Receivables Entity;
(y)to the extent constituting Debt, (i) contingent obligations arising under indemnity agreements to title insurance companies to cause such title insurers to issue title insurance policies in the ordinary course of business with respect to the real property of the Parent Borrower or any Restricted Subsidiary, (ii) unfunded pension fund and other employee benefit plan obligations and liabilities to the extent they are permitted to remain unfunded under applicable law, (iii) deferred compensation payable to directors, officers, employees, members of management or consultants of the Parent Borrower and the Restricted Subsidiaries;
(z)Debt in respect of repurchase agreements for Cash Equivalents;
(aa)Debt consisting of promissory notes issued by the Parent Borrower or any Restricted Subsidiary to future, present or former directors, officers, members of management, employees or consultants of the Parent Borrower or any of its Subsidiaries or their respective estates, heirs, family members, spouses or former spouses to finance the purchase or redemption of Equity Interests of the Parent Borrower permitted by Section 9.12; and
(ab)Debt of Parent Borrower or any Restricted Subsidiary to the extent that 100% of such Debt is supported by any letter of credit permitted by this Section 9.11 (including a Letter of Credit);
(ac)Debt of Novus in respect of the Novus 2029 Notes;
(ad)Debt in respect of any (i) Novus Unsecured Bridge Credit Facility or (ii) the Novus Permanent Financing; and

(ae)Debt or other obligations incurred in connection with any ATM Financing Program; provided that the aggregate principal amount of Debt or other obligations permitted by this clause (ee) shall not at any time outstanding exceed the greater of (x) $200,000,000 and (y) 2.0% of Consolidated Total Assets determined as of the last day of most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 7.1(a)(i) or (a)(ii); and
(af)Permitted Refinancing Debt in respect of Debt (including, for the avoidance of doubt, any subsequent Permitted Refinancing Debt in respect thereof) incurred pursuant to clauses (n), (r), (t), (cc), (dd) and (ee) of this Section 9.11.
Notwithstanding anything to the contrary herein, accrual of interest, accrual of dividends, the accretion of accreted value, the accretion or amortization of original issue discount, the payment of interest in the form of additional Debt, the payment of dividends in the form of additional shares of Disqualified Equity Interests or the reclassification of commitments or obligations not treated as Debt due to a change in GAAP, will not be deemed to be an incurrence of Debt for purposes of this Section 9.11.
Section 9.12Restricted Payments. Declare or make any Restricted Payment, or permit any Restricted Subsidiary to do any of the foregoing, except that:

(a)each Restricted Subsidiary may make Restricted Payments to the holders of its Equity Interests, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;
(b)the Parent Borrower may declare and make dividend payments or other distributions payable in the Equity Interests of the Parent Borrower (other than Disqualified Equity Interests unless permitted by Section 9.11);
(c)the Parent Borrower and each Restricted Subsidiary may purchase, redeem or otherwise acquire Equity Interests issued by it (i) with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common Equity Interests, (ii) upon the exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants, including in respect of the cashless exercise of stock options, warrants or other convertible securities as a result of the Parent Borrower accepting such options, warrants or other convertible securities as satisfaction of the exercise price of such Equity Interests or (iii) in respect of partial interests in its Equity Interests for nominal amounts which are required to be repurchased in connection with the exercise of stock options or warrants to permit the issuance of only whole shares of Equity Interests;
(d)to the extent constituting a Restricted Payment, the Parent Borrower and its Restricted Subsidiaries may enter into and consummate transactions otherwise expressly permitted under this Agreement;
(e)the Parent Borrower may declare and make dividend payments in accordance with its historical dividend policy in an aggregate amount in any Fiscal Year not to exceed the greater of (i) $100,000,000 and (ii) 2.0% of Consolidated Total Assets determined as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 7.1(a)(i) or (a)(ii), but giving pro forma effect to any acquisition or disposition of assets made after such most recently ended Fiscal Quarter, provided that to the extent the maximum permitted amount in any Fiscal Year (as measured as of the last day of such Fiscal Year, the “Maximum Annual Historical RP Amount”), is greater than the amount utilized pursuant to this clause (e) during such Fiscal Year, such excess may be carried forward to the next ensuing Fiscal Year in an amount equal to the lesser of (x) such excess and (y) 50% of the Maximum Annual Historical RP Amount for such Fiscal Year (it being understood that any carried forward amounts shall only be permitted to be carried forward for one year, but such carried forward amounts shall be deemed to be used first in the succeeding Fiscal Year);
(f)so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Parent Borrower may make Restricted Payments in an aggregate amount in any Fiscal Year not to exceed the greater of (i) $100,000,000 and (ii) 2.0% of Consolidated Total Assets determined as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 7.1(a)(i) or (a)(ii), but giving pro forma effect to any acquisition or disposition of assets made after such most recently ended Fiscal Quarter, provided that to the extent the maximum permitted amount in any Fiscal Year (as measured as of the last day of such Fiscal Year, the “Maximum Annual General RP Amount”), is greater than the amount utilized pursuant to this clause (f) during such Fiscal Year, such excess may be carried forward to the next ensuing Fiscal Year in an amount equal to the lesser of (x) such excess and (y) 50% of the Maximum Annual General RP Amount for such Fiscal Year (it being understood that any carried forward amounts shall only be permitted to be carried forward for one year, but such carried forward amounts shall be deemed to be used first in the succeeding Fiscal Year);
(g)the Parent Borrower and any Restricted Subsidiary may make additional Restricted Payments not otherwise permitted pursuant to this Section 9.12; provided that, immediately before and immediately after giving pro forma effect to the making of any such Restricted Payment and any Debt incurred in connection therewith (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (ii) the Consolidated Net Leverage Ratio is not greater than 4.00 to 1.00 as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 7.1(a)(i) or (a)(ii);
(h)any Restricted Payments in exchange for, or out of the net cash proceeds received from, the issuance of Equity Interests of the Parent Borrower (other than (A) Disqualified Equity Interests or (B) Equity Interests issued or sold to a Restricted Subsidiary or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Parent Borrower or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination);
(i)Restricted Payments in connection with the consummation of the Novus Transactions;
(j)repurchase of Equity Interests deemed to occur upon the non-cash exercise of Equity Interests to pay Taxes;
(k)in the case of a Receivables Entity, Restricted Payments in respect of Permitted Receivables Subordinated Debt or other applicable Equity Interests to the extent of net income or other assets available therefor;
(l)Restricted Payments consisting of or resulting from Liens, fundamental changes, Asset Dispositions, Investments or other payments permitted by Sections 9.2, 9.3, 9.8 (other than Section 9.8(b)(v)), 9.9, 9.10 (other than Section 9.10(w)(vii)), 9.15(b), as applicable;

(m)any Foreign Subsidiary may make Restricted Payments to redeem its outstanding Equity Interests held by minority investors in such Foreign Subsidiary.
Notwithstanding anything to the contrary in this Section 9.12, this Section 9.12 shall not prohibit the payment of any such cash dividends to the shareholders of the Parent Borrower within 60 days after the date of declaration thereof, if as of the date of declaration such payment would have been permitted under this Section 9.12.
Section 9.13Negative Pledges; Restrictive Agreements. Enter into, assume or be party to, or permit any Restricted Subsidiary to enter into, assume or be a party to, any consensual encumbrance or restriction on the ability of (a) the Parent Borrower or any Restricted Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person, whether now owned or hereafter acquired, for the benefit of the Secured Parties with respect to the Secured Obligations, (b) (i) any Subsidiary of the Parent Borrower to pay dividends or make any other distributions to any holder of such Subsidiary’s Equity Interests or (ii) the Parent Borrower or any Subsidiary thereof to (x) pay any Debt or other obligation owed to any Credit Party, (y) make loans or advances to any Credit Party or (z) sell, lease or transfer any of its properties or assets to any Credit Party, except, in each case, any such encumbrance or restriction:

(A) encumbrances or restrictions which the Parent Borrower has reasonably determined in good faith will not materially impair the Parent Borrower’s ability to make payments under this Agreement when due;
(B) contractual encumbrances or restrictions in effect on the Closing Date, including pursuant to this Agreement and the other Loan Documents, any Cash Management Agreements, Hedging Agreements and/or Capital Leases;
(C) (x) secured Debt otherwise permitted to be incurred pursuant to Sections 9.2 and Section 9.11 that limit the right of the debtor to dispose of the assets securing such Debt and (y) pursuant to any document or instrument governing Debt incurred pursuant to Section 9.11;
(D) contained in the charter, bylaws or other organizational or constitutional documents of any Non-Credit Party Subsidiary (provided that such restriction was added or incorporated in the charter, bylaws or other organizational or constitutional documents as a result of good faith negotiations and not in contravention of this Agreement);
(E) any Permitted Lien or any document or instrument governing any Permitted Lien (provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien);
(F) existing from time to time under or by reason of Applicable Law or required by any Governmental Authority;
(G) pursuant to obligations that are binding on a Subsidiary at the time such Subsidiary first becomes a Subsidiary of the Parent Borrower or pursuant to obligations that are assumed in connection with the acquisition of assets from such Person, in each case, that is in existence at the time of such transaction (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired or designated, any replacements of such property or assets and additions and accessions thereto, after-acquired property subject to such agreement or instrument, the proceeds and the products thereof and customary security deposits in respect thereof and in the case of multiple financings of equipment (or assets affixed or appurtenant thereto and additions and accessions) provided by any lender, other equipment (or assets affixed or appurtenant thereto and additions and accessions) financed by such lender (it being understood that such encumbrance or restriction shall not be permitted to apply to any property to which such encumbrance or restriction would not have applied but for such acquisition);
(H) contained in an agreement related to the sale or other disposition of assets (to the extent such sale is permitted pursuant to Section 9.8) that limits the transfer of such assets pending the consummation of such sale or other disposition;
(I) in leases, subleases, licenses and sublicenses or asset sale agreements otherwise permitted by this Agreement so long as such encumbrance or restriction is customary and relates only to the assets subject thereto;
(J) pursuant to customary provisions restricting assignment of any agreement entered into in the ordinary course of business or so long as such encumbrance or restriction relates only to the rights and obligations under such agreement or any related agreement;
(K) any encumbrance or restriction (i) pursuant to customary restrictions and conditions contained in agreements relating to a Permitted Receivables Financing and/or from and after the Novus Transactions Closing Date, the Novus A/R Facility; provided that such restrictions and conditions apply solely to Receivables Facility Assets involved in such Permitted Receivables Financing and/or from and after the Novus Transactions Closing Date, the Novus A/R Facility and/or (ii) created in connection with any Permitted Receivables Financing and/or from and after the Novus Transactions Closing Date, the Novus A/R Facility that, in the good faith determination of the Parent Borrower, are necessary or advisable to effect such Permitted Receivables Financing and/or from and after the Novus Transactions Closing Date, the Novus A/R Facility; or
(L) imposed by agreements relating to Debt of Foreign Subsidiaries permitted under Section 9.11;
(M) restrictions or encumbrances on cash or other deposits or net worth imposed by customers under, or made necessary or advisable by, contracts entered into in the ordinary course of business;
(N) customary provisions in joint venture agreements or arrangements and other similar agreements or arrangements relating solely to such joint venture (including its assets and Subsidiaries) and the Equity Interests issued thereby;

(O) (i) customary provisions contained in leases, sub-leases, licenses, sub-licenses or similar agreements, in each case, entered into in the ordinary course of business and/or (ii) customary restrictions on leases, subleases, licenses, sublicenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to property interest, rights or the assets subject thereto;
(P) customary provisions restricting assignment or transfer of any agreement entered into in the ordinary course of business;
(Q) (i) restrictions created in connection with the consummation of the Novus Transactions, including in respect of documentation related to the Novus Permanent Financing or Novus Unsecured Bridge Credit Facility, (ii) restrictions with respect to Novus existing on the Novus Transactions Closing Date, including those contained in the Novus 2029 Notes and/or any Novus A/R Facility and/or (iii) restrictions arising from shared services and tax agreements; or
(R) any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, extensions, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (A) through (Q) above; provided that such amendments, modifications, restatements, renewals, increases, extensions, supplements, refundings, extensions, replacements, restructurings or refinancings (x) are, in the good faith judgment of the Parent Borrower, not materially more restrictive with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, extension, restructuring, supplement, refunding, replacement or refinancing or (y) do not materially impair the Parent Borrower’s ability to pay its obligations under the Loan Documents as and when due (as determined in good faith by the Parent Borrower).
Section 9.14Nature of Business. Fundamentally and substantively alter the character of the business of the Parent Borrower and its Restricted Subsidiaries, taken as a whole, from the businesses in which the Parent Borrower and its Restricted Subsidiaries, taken as a whole, are engaged on the Closing Date and such other businesses which are extensions thereof or otherwise similar, incidental, complementary, synergistic, reasonably related or ancillary to any of the foregoing (and non-core incidental businesses acquired in connection with any Permitted Acquisition or permitted Investment), in each case as determined by the Parent Borrower in good faith (including, without limitation, any line of business reasonably related to (a) home security, home monitoring and related smart devices, (b) security, including secured delivery services and logistics, (c) cash logistics or the cash logistics supply chain, including owning, managing or otherwise servicing one or more networks of automated teller machines or (d) payment systems or the payment systems supply chain), or in other lines of business which are insignificant when viewed in the overall context of the businesses then engaged in by the Parent Borrower and its Restricted Subsidiaries taken as a whole.

Section 9.15Payments and Modifications of Certain Debt.

(a)Amend, modify, waive or supplement (or permit the modification, amendment, waiver or supplement of) any of the terms or provisions of any Subordinated Debt in any respect which would materially and adversely affect the rights or interests of the Secured Parties hereunder or would violate the subordination terms thereof, or permit any Restricted Subsidiary to do any of the foregoing.
(b)Make any voluntary payment or prepayment on, or redeem or acquire for value (including, without limitation, (x) by way of depositing with any trustee with respect thereto money or securities before due for the purpose of paying when due ) any Subordinated Debt (other than Subordinated Debt by and among the Parent Borrower and / or its Restricted Subsidiaries) with an aggregate outstanding principal amount in excess of the Threshold Amount, or permit any Restricted Subsidiary to do any of the foregoing, except:
(i)refinancings, refundings, renewals, extensions or exchange of any Subordinated Debt permitted by Section 2.11, Section 9.11 (and by any subordination provisions applicable thereto) and Section 13.9;
(ii)the payment of interest, expenses and indemnities in respect of Subordinated Debt (other than any such payments prohibited by any subordination provisions applicable thereto), including payment-in-kind interest with respect to Subordinated Debt permitted by this Agreement;
(iii)payments of secured Subordinated Debt that becomes due as a result of the voluntary sale or transfer of the assets securing such Subordinated Debt in transactions permitted hereunder;
(iv)(A) payments or other distributions on account of the purchase, redemption, retirement, acquisition, cancellation or termination of Subordinated Debt, in each case in exchange for, or out of the net proceeds of, the substantially concurrent sale of Equity Interests (other than Disqualified Equity Interests) of the Parent Borrower, or (B) the conversion of any Subordinated Debt to Equity Interests (other than Disqualified Equity Interests);
(v)payments or other distributions on account of the purchase, redemption, retirement, acquisition, cancellation or termination of Subordinated Debt, in an aggregate amount not to exceed an amount equal to the greater of $108,000,000 and 2.0% of Consolidated Total Assets determined as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 7.1(a)(i) or (a)(ii); provided that (x) at the time of any such payment or other distribution, no Default shall have occurred and be continuing or would result therefrom or (y) no Default shall exist or would result therefrom on the date such Person provides notice of such payment or distribution and such payment or distribution shall be made within ninety (90) days after such notice;
(vi)(A) payments or distributions on account of intercompany Subordinated Debt not prohibited by the subordination terms applicable thereto and (B) payments as part of an “applicable high yield discount obligation” catch-up payment with respect to Subordinated Debt permitted by this Agreement;
(vii)any payments or distributions in exchange for, or out of the net cash proceeds received from, the issuance of Equity Interests of the Parent Borrower (other than (A) Disqualified Equity Interests, (B) Equity Interests issued or sold to a Restricted Subsidiary or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Parent Borrower or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination and (C) Equity Interests the net cash proceeds of which are used to repay long-term Debt for borrowed money (other than revolving loans));

(viii)payments of any Subordinated Debt not otherwise permitted pursuant to this Section 9.15; provided that, immediately before and immediately after giving pro forma effect to the making of any such payment and any Debt incurred in connection therewith (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (ii) the Consolidated Net Leverage Ratio is less than 3.50 to 1.00 as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 7.1(a)(i) or (a)(ii); and
(ix)to the extent constituting Subordinated Debt, payments, refinancings or redemptions of the Novus 2029 Notes and the Novus Unsecured Bridge Credit Facility.
(x)Notwithstanding the foregoing provisions of Section 9.15, the consummation of any irrevocable redemption within sixty (60) days after the date of giving of the redemption notice, as applicable, will not be prohibited if, at the date of the notice, such redemption would have complied with the terms of this Agreement. Notwithstanding the foregoing provisions of Section 9.15, the Parent Borrower and its Restricted Subsidiaries may make regularly scheduled payments and mandatory prepayments of principal and payments of interest, fees, expenses and indemnification or similar obligations in respect of Subordinated Debt when due and to the extent not prohibited by the subordination provisions thereof (if applicable).
ARTICLE X

GUARANTY
Section 10.1Guaranty of Payment. Subject to Section 10.7 below, each Guarantor hereby jointly and severally, unconditionally and irrevocably guarantees to each Secured Party and the Administrative Agent the prompt payment of the Guaranteed Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise). Any such payment shall be made at such place and in the same currency as such relevant Guaranteed Obligation is payable. This guaranty is a guaranty of payment and not solely of collection and is a continuing guaranty and shall apply to all Guaranteed Obligations whenever arising.

Section 10.2Obligations Unconditional. The obligations of the Guarantors hereunder are absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of this Agreement, or any other agreement or instrument referred to herein, to the fullest extent permitted by Applicable Law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor. Each Guarantor agrees that this guaranty may be enforced by the Secured Parties without the necessity at any time of resorting to or exhausting any security or Collateral and without the necessity at any time of having recourse to this Agreement, any other Loan Document, any Cash Management Agreement or any Hedge Agreement or any Collateral hereafter securing the Guaranteed Obligations or otherwise and each Guarantor hereby waives the right to require the Secured Parties to proceed against any other Guarantor or any other Person (including a co-guarantor) or to require the Secured Parties to pursue any other remedy or enforce any other right. Each Guarantor further agrees that it shall have no right of subrogation, indemnity, reimbursement or contribution against any other Guarantor (or any other guarantor of the Guaranteed Obligations) for amounts paid under this guaranty until such time as the Obligations (other than (a) unasserted contingent obligations and (b) obligations and liabilities under Secured Cash Management Agreements, Secured Hedge Agreements, Secured Bilateral Letter of Credit Facilities or Secured Bilateral Mexican Facilities have been cash collateralized and/or as to which arrangements satisfactory to the applicable Cash Management Bank, Hedge Bank, Bilateral L/C Issuer or holder of Secured Bilateral Mexican Debt shall have been made) have been paid in full and all Commitments under this Agreement have been terminated. Each Guarantor further agrees that nothing contained herein shall prevent the Secured Parties from suing in any jurisdiction on this Agreement, any other Loan Document, any Cash Management Agreement or any Hedge Agreement or foreclosing its security interest in or Lien on any Collateral securing the Guaranteed Obligations or from exercising any other rights available to it under this Agreement or any Security Document, and the exercise of any of the aforesaid rights and the completion of any foreclosure proceedings shall not constitute a discharge of any Guarantor’s obligations hereunder; it being the purpose and intent of each Guarantor that its obligations hereunder shall be absolute, independent and unconditional under any and all circumstances. Neither a Guarantor’s obligations under this guaranty nor any remedy for the enforcement thereof shall be impaired, modified, changed or released in any manner whatsoever (i) by an impairment, modification, change, release or limitation of the liability of any other Guarantor, (ii) by reason of the bankruptcy or insolvency of any other Guarantor, (iii) by reason of the application of the laws of any foreign jurisdiction, (iv) by reason of the location of any other Guarantor in any foreign jurisdiction, (v) by any illegality of any of the Obligations, (vi) by any change in the corporate existence or structure of any Borrower or (vii) by any claims or setoff rights such Guarantor may have. Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by the Administrative Agent, any Issuing Lender or any other Secured Party upon this guaranty or acceptance of this guaranty. The Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this guaranty. All dealings between the Parent Borrower and the Guarantors, on the one hand, and the Administrative Agent and the other Secured Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon this guaranty.

Section 10.3Modifications. Each Guarantor agrees that (a) all or any part of the security which hereafter may be held for the Guaranteed Obligations, if any, may be exchanged, compromised or surrendered from time to time; (b) the Secured Parties shall not have any obligation to protect, perfect, secure or insure any such security interests or Liens which hereafter may be held, if any, for the Guaranteed Obligations or the properties subject thereto; (c) the time or place of payment of the Guaranteed Obligations may be changed or extended, in whole or in part, to a time certain or otherwise, and may be renewed, increased or accelerated, in whole or in part; (d) the Parent Borrower and any other party liable for payment under this Agreement may be granted indulgences generally; (e) any of the provisions of this Agreement, any other Loan Document, any Cash Management Agreement or any Hedge Agreement may be modified, amended or waived; (f) any party (including any co-guarantor) liable for the payment thereof may be granted indulgences or be released; and (g) any deposit balance for the credit of the Parent Borrower or any other party liable for the payment of the Guaranteed Obligations or liable upon any security therefor may be released, in whole or in part, at, before or after the stated, extended or accelerated maturity of the Guaranteed Obligations, all without notice to or further assent by such Guarantor, which shall remain bound thereon, notwithstanding any such exchange, compromise, surrender, extension, renewal, acceleration, modification, indulgence or release.

Section 10.4Waiver of Rights. Each Guarantor expressly waives to the fullest extent permitted by Applicable Law: (a) notice of acceptance of this guaranty by the Administrative Agent, the Issuing Lenders and the Secured Parties and of all Extensions of Credit to the Parent Borrower by the Issuing Lenders and the other Secured Parties; (b) presentment and demand for payment or performance of any of the Guaranteed Obligations; (c) protest and notice of dishonor or of default (except as specifically required in this Agreement) with respect to the Guaranteed Obligations or with respect to any security therefor; (d) notice of the Secured Parties obtaining, amending, substituting for, releasing, waiving or modifying any Lien securing the Guaranteed Obligations, or the Secured Parties’ subordinating, compromising, discharging or releasing such Liens, if any; (e) all other notices to which the Borrowers might otherwise be entitled in connection with this Article X; and (f) demand for payment under this Article X.

Section 10.5Reinstatement. The obligations of each Guarantor under this Article X shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Administrative Agent, each Issuing Lender and each other Secured Party for all reasonable and documented (together with reasonable backup documentation supporting such reimbursement request) costs and out-of-pocket expenses (limited to one primary counsel for the Administrative Agent, the Issuing Lenders and each other Secured Party, taken as a whole, and one additional counsel in each relevant material jurisdiction for the Administrative Agent, the Issuing Lenders and each other Secured Party, taken as a whole) incurred by the Administrative Agent, such Issuing Lender or such Secured Party in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

Section 10.6Remedies. Each Guarantor agrees that, as between such Guarantor, on the one hand, and the Administrative Agent, the Issuing Lenders and the other Secured Parties, on the other hand, the Guaranteed Obligations may be declared to be forthwith due and payable as provided in Section 11.2(a) (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 11.2) notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing such Guaranteed Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or such Guaranteed Obligations being deemed to have become automatically due and payable), such Guaranteed Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by such Guarantor.

Section 10.7Subrogation. Each Guarantor hereby agrees that until the payment and satisfaction in full of all Guaranteed Obligations (other than (a) unasserted contingent obligations and (b) obligations and liabilities under Secured Cash Management Agreements, Secured Hedge Agreements, Secured Bilateral Letter of Credit Facilities or Secured Bilateral Mexican Facilities have been cash collateralized and/or as to which arrangements satisfactory to the applicable Cash Management Bank, Hedge Bank, Bilateral L/C Issuer or holder of Secured Bilateral Mexican Debt shall have been made) and the expiration and termination of the Commitments it shall not exercise any right or remedy arising by reason of any performance by it of its guaranty in Section 10.1, whether by subrogation or otherwise, against any Credit Party, any other guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.

Section 10.8Limitation of Guaranty. Notwithstanding any provision to the contrary contained herein to the extent the obligations of a Guarantor shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any Applicable Law relating to fraudulent conveyances or transfers) then the obligations of such Guarantor hereunder shall be limited to the maximum amount that is permissible under Applicable Law (as now or hereinafter in effect).

Section 10.9Termination of Guaranty Upon Divestiture. The obligations of any Guarantor under this Article X shall automatically terminate as to such Guarantor upon any consolidation, merger, sale or other disposition or liquidation or dissolution permitted by Section 9.3 as a result of which such Guarantor is no longer a Subsidiary of the Parent Borrower immediately after the consummation of such transaction and any outstanding amounts owing in respect of such obligations shall have been paid in full.

Section 10.10Keepwell. Each Qualified ECP Guarantor hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds and other support as may be needed from time to time by each other Credit Party to honor all of its obligations under this Article X and the other Loan Documents in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section, or otherwise under this Agreement or any other Loan Document, voidable under Debtor Relief Laws and not for any greater amount). Subject to Sections 10.5 and 10.9, the obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until all of the Guaranteed Obligations and all the obligations of the Guarantors shall have been paid in full in cash and the Aggregate Commitment terminated. Each Qualified ECP Guarantor intends that this Section 10.10 constitute, and this Section 10.10 shall be deemed to constitute, a “keepwell, support or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

ARTICLE XI

DEFAULT AND REMEDIES
Section 11.1Events of Default. Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule or regulation of any Governmental Authority with jurisdiction over the Credit Parties and their Restricted Subsidiaries or otherwise:

(a)Default in Payment of Principal of or Interest or Fees on Loans and Reimbursement Obligation. (i) The Parent Borrower or Brink’s International Holdings AG shall default in any payment of principal of any Loan or Reimbursement Obligation when and as due (whether at maturity, by reason of acceleration or otherwise), (ii) any other Borrower shall default in any payment of principal of any Loan or Reimbursement Obligation when and as due (whether at maturity, by reason of acceleration or otherwise) and such default shall continue unremedied for one (1) Business Day or (iii) any Borrower shall default in any payment of any interest or fees on any Loan or Reimbursement Obligation when and as due (whether at maturity, by reason of acceleration or otherwise), and such default shall continue unremedied for three (3) Business Days.
(b)Other Payment Default. Any Borrower shall default in the payment when and as due (whether at maturity, by reason of acceleration or otherwise) of any other amounts owing on any Loan or Reimbursement Obligation or the payment of any other Obligation, and such default shall continue unremedied for three (3) Business Days after written notice thereof from the Administrative Agent.
(c)Misrepresentation. (i) Any representation, warranty or statement made or deemed to be made by any Credit Party under this Agreement or any other Loan Document or in any certificate delivered to the Administrative Agent or to any Lender pursuant hereto or thereto that is subject to materiality or Material Adverse Effect qualifications, shall at any time prove to have been incorrect in any respect when made or deemed made or (ii) any representation, warranty or statement made or deemed to be made by any Credit Party under this Agreement or any other Loan Document or in any certificate delivered to the Administrative Agent or to any Lender pursuant hereto or thereto that is not subject to materiality or Material Adverse Effect qualifications, shall at any time prove to have been incorrect in any material respect when made or deemed made.
(d)Default in Performance of Certain Covenants. The Parent Borrower shall default in the performance or observance of any covenant or agreement contained in Section 7.1(a)(vi) (provided that notice of such default at any time shall timely cure the failure to provide such notice), 8.3 (solely with respect to preservation of legal existence of the Parent Borrower), 8.9 or Article IX.
(e)Default in Performance of Other Covenants and Conditions. Any Credit Party shall default in the performance or observance of any term, covenant, condition or agreement contained in this Agreement (other than as specifically provided for in Section 11.1(a) through Section 11.1(d)) or any other Loan Document and such default shall continue for a period of thirty (30) days after the earlier of a Responsible Officer having actual knowledge of such default or receipt by the Parent Borrower of written notice thereof from the Administrative Agent.
(f)Debt Cross-Default. The Parent Borrower or any Restricted Subsidiary shall (a) default in the payment when due, beyond any grace period permitted from time to time, of any Debt (other than Debt incurred by any Credit Party under this Agreement) heretofore or hereafter issued, assumed, guaranteed, contracted or incurred by it, and the aggregate amount of such Debt equals or exceeds the Threshold Amount, (b) default in the performance or observance of any other covenant or provision of any agreement or instrument under or by which any Debt (other than Debt incurred by any Credit Party under this Agreement) is created, evidenced or secured, if the effect of such default pursuant to this clause (b) is to cause, or to permit the holder or holders of such Debt (or a trustee or agent on its or their behalf) to cause, and such holder or holders (or a trustee or agent on its or their behalf) do cause, such Debt to become due prior to its stated maturity, and the aggregate amount of the Debt the maturity of which is so accelerated pursuant to this clause (b) equals or exceeds the Threshold Amount, or (c) be required to prepay, repurchase, defease or redeem any Debt (other than (A) Debt incurred by any Credit Party under this Agreement, (B) the redemption of any Disqualified Equity Interests and (C) any conversion of Debt (including Disqualified Equity Interests) to Equity Interests pursuant to any conversion right or option) prior to the maturity thereof other than by regularly scheduled principal payments if the aggregate amount of such Debt which is required to be prepaid, repurchased, defeased or redeemed equals or exceeds the Threshold Amount.
(g)Change in Control. A Change in Control shall have occurred.
(h)Voluntary Bankruptcy Proceeding. Any Credit Party or any Significant Subsidiary shall (i) commence a voluntary case under any Debtor Relief Laws (as now or hereafter in effect), (ii) file a petition seeking to take advantage of any Debtor Relief Laws, (iii) consent to or fail to contest in a timely and appropriate manner any petition filed against it in an involuntary case under such Debtor Relief Laws, or in connection with any insolvency proceeding, (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of a substantial part of its property, domestic or foreign, (v) admit in writing its inability to pay its debts as they become due, (vi) make a general assignment for the benefit of creditors, or (vii) take any corporate action for the purpose of authorizing any of the foregoing.
(i)Involuntary Bankruptcy Proceeding. A case, insolvency proceeding or other proceeding shall be commenced against any Credit Party or any Significant Subsidiary in any court of competent jurisdiction seeking (i) relief under any Debtor Relief Law, (ii) any writ or warrant of attachment, distraint or execution or similar process against all or any substantial part of the assets of such Person which is not released, vacated or fully bonded within sixty (60) days after its issue or levy or (iii) the appointment of a trustee, receiver, custodian, liquidator or the like for such Person or for all or any substantial part of their respective assets, domestic or foreign, and such case or proceeding shall continue without dismissal or stay for a period of sixty (60) consecutive days, or an order granting the relief requested in such case or proceeding (including, but not limited to, an order for relief under any such Debtor Relief Laws) shall be entered.
(j)[Reserved].
(k)Judgment. A judgment or order for the payment of money which causes the aggregate amount of all such judgments to exceed the Threshold Amount shall be entered against the Parent Borrower or any Restricted Subsidiary by any court and such judgment or order shall not, within sixty (60) days after entry thereof, be bonded, discharged or stayed pending appeal, or shall not be discharged within sixty (60) days after the expiration of such stay.
(l)Failure of Agreements. Any provision of this Agreement or any provision of any other Loan Document shall for any reason cease to be valid and binding on any Credit Party or any Subsidiary thereof party thereto or any such Person shall so state in writing (except, with respect to the guaranty given by a Guarantor hereunder, as provided in Section 10.8 or Section 10.9), or any Loan Document shall for any reason cease to create a valid and perfected first priority Lien (subject to Permitted Liens) on, or security interest in, any of the Collateral purported to be covered thereby, in each case other than in accordance with the express terms hereof or thereof.
(m)ERISA. An event described in each of clause (i), (ii) and (iii) below shall have occurred: (i) any Pension Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof under Section 412 of the Code or Section 302 of ERISA or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code or Section 303 or 304 of ERISA, a Reportable Event shall have occurred, a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Pension Plan subject to Title IV of ERISA shall be subject to the advance reporting requirement of PBGC Regulation Section 4043.61 and an event described in subsection .62, .63, .64, .65, .66, .67 or .68 of PBGC Regulation Section 4043 shall be reasonably expected to occur with respect to such Pension Plan within the following thirty (30) days, any Pension Plan which is subject to Title IV of ERISA shall have had or is likely to have a trustee appointed to administer such Pension Plan, any Pension Plan which is subject to Title IV of ERISA is, shall have been or is likely to be terminated or to be the subject of termination proceedings under ERISA, any Pension Plan shall terminate for purposes of Title IV of ERISA, any Pension Plan shall have an Unfunded Current Liability, a contribution required to be made with respect to a Pension Plan or a Foreign Pension Plan has not been timely made, the Credit Parties or any of their Restricted Subsidiaries or any ERISA Affiliate has incurred or is likely to incur any liability to or on account of a Pension Plan under Section 409, 502(i), 502(1), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 401 (a)(29), 4971 or 4975 of the Code or on account of a group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) under Section 4980B of the Code, or the Parent Borrower or any Restricted Subsidiary has incurred or is likely to incur liabilities pursuant to one or more employee welfare benefit plans (as defined in Section 3(1) of ERISA) that provide benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or Pension Plans or Foreign Pension Plans; (ii) there shall result from any such event or events the imposition of a Lien, the granting of a security interest or a liability or a material risk of such a Lien being imposed, such security interest being granted or such liability being incurred, and (iii) such Lien, security interest or liability, individually, or in the aggregate, has a Material Adverse Effect.
Section 11.2Remedies. Upon the occurrence of an Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Parent Borrower:
(a)Acceleration: Termination of Facilities. Declare the principal of and interest on the Loans and the Reimbursement Obligations at the time outstanding, and all other amounts owed to the Lenders and to the Administrative Agent under this Agreement or any of the other Loan Documents (including, without limitation, all L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) and all other Obligations, to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived, anything in this Agreement or the other Loan Documents to the contrary notwithstanding, and terminate the Credit Facilities and any right of any Borrower to request borrowings or Letters of Credit thereunder; provided, that upon the occurrence of an Event of Default specified in Section 11.1(h) or Section 11.1(i), the Credit Facilities shall be automatically terminated and all Obligations (including the obligation to provide Cash Collateral pursuant to Section 11.2(b)) shall automatically become due and payable.
(b)Letters of Credit.
(i)With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to Section 11.2(a), (ii) in the event of a repayment under Section 2.4(b) and (iii) in the event there is any Fronting Exposure (after giving effect to Section 4.11(a)(iv) and any cash collateral provided by any Defaulting Lender), require the relevant Borrower at such time to deposit or cause to be deposited in a segregated deposit account opened by the Administrative Agent (the “Cash Collateral Account”) an amount equal to the Dollar Equivalent of the aggregate then undrawn and unexpired amount of such Letters of Credit (or in the amount required under Section 2.4(b) or such Fronting Exposure). In the case of any such Letter of Credit denominated in Euros, Sterling, Swiss Francs or any Optional Currency, the Dollar Equivalent of the amount deposited in respect of such Letter of Credit shall be calculated at the end of each calendar month in accordance with the last sentence of Section 3.2. In the event that the Dollar Equivalent of such amount at the time of any such calculation exceeds the amount deposited in such Cash Collateral Account with respect to such Letter of Credit, the Parent Borrower agrees to promptly deposit or cause to be deposited into such Cash Collateral Account an amount equal to such excess. If at any time the Administrative Agent reasonably determines that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the relevant Borrower will, promptly, and in any event within three Business Days after demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency. Amounts held in such Cash Collateral Account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof, if any, remaining after all such Letters of Credit shall have expired or been fully drawn upon shall be applied to repay any other unpaid Secured Obligations. After all such Letters of Credit shall have expired or been fully drawn upon, the applicable Fronting Exposure shall have been eliminated, the Reimbursement Obligations shall have been satisfied and all other Secured Obligations shall have been paid in full, the balance, if any, in such Cash Collateral Account shall be promptly returned to the relevant Borrower. If any Borrower is required to provide Cash Collateral pursuant to Section 2.4(b), such amount, to the extent not applied as aforesaid, shall be promptly returned to the relevant Borrower on demand, provided that after giving effect to such return (a) no repayment is required under Section 2.4(b)(i) or Section 2.4(b)(ii) and (b) no Default or Event of Default shall have occurred and be continuing at such time.
(ii)Each Borrower hereby grants to the Administrative Agent, for the benefit of the Lenders, a Lien upon and security interest in its Cash Collateral Account and all amounts held therein from time to time as security for the Extensions of Credit for the account of such Borrower, and for application to its Reimbursement Obligations and as set forth in Section 2.4(b)(iii) as and when the same shall arise. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account for the benefit of the Secured Parties and such Borrower shall have no interest therein. Other than any interest on the investment of such amounts in Cash Equivalents, which investments shall be made at the direction of such Borrower (unless a Default or Event of Default shall have occurred and be continuing, in which case the determination as to investments shall be made at the option and in the discretion of the Administrative Agent), amounts in the Cash Collateral Account shall not bear interest. Interest and profits, if any, on such investments shall accumulate in such account.
(c)Rights of Collection. Exercise on behalf of the Secured Parties all of its other rights and remedies under this Agreement, the other Loan Documents and Applicable Law, in order to satisfy all of the Secured Obligations.
(d)Prepayment and Conversion of Foreign Currency Loans. Demand that any or all of the then outstanding Foreign Currency Loans be prepaid, or redenominated into Dollars in the amount of the Dollar Equivalent thereof, on the last day of the then current Interest Period with respect thereto and on and after such date all amounts accruing and owed to the Lenders in respect of such Foreign Currency Loans shall accrue and be payable in Dollars at the rates otherwise applicable hereunder; provided, that upon the occurrence of an Event of Default specified in Section 11.1(h) or Section 11.1(i), outstanding Foreign Currency Loans shall be automatically redenominated into Dollars in the amount of the Dollar Equivalent thereof.
Section 11.3Rights and Remedies Cumulative; Non-Waiver; etc.
(a)The enumeration of the rights and remedies of the Administrative Agent and the Lenders set forth in this Agreement is not intended to be exhaustive and the exercise by the Administrative Agent and the Lenders of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the Loan Documents or that may now or hereafter exist in law or in equity or by suit or otherwise. No delay or failure to take action on the part of the Administrative Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default. No course of dealing between the Credit Parties, the Administrative Agent and the Lenders or their respective agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Loan Documents or to constitute a waiver of any Event of Default.
(b)Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Credit Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 11.2 for the benefit of all the Lenders and any Issuing Lender; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Issuing Lender or the Swingline Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as an Issuing Lender or Swingline Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 13.22 (subject to the terms of Section 4.5), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Credit Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 11.2 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 4.5, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
Section 11.4Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Parent Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
(a)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Lenders and the Administrative Agent under Sections 3.3, 4.2 and 13.2) allowed in such judicial proceeding; and
(b)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuing Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 3.3, 4.2 and 13.2.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any Issuing Lender any plan of reorganization, arrangement, adjustment or compensation affecting the Obligations or the rights of any Lender or any Issuing Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender or any Issuing Lender in any such proceeding.

Section 11.5Credit Bidding.

(a)The Administrative Agent, on behalf of itself and the other Secured Parties, shall have the right, exercisable at the discretion of the Required Lenders, to credit bid and purchase for the benefit of the Administrative Agent and the other Secured Parties all or any portion of Collateral at any sale thereof conducted by the Administrative Agent under the provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC, at any sale thereof conducted under the provisions of the United States Bankruptcy Code, including Section 363 thereof, or a sale under a plan of reorganization, or at any other sale or foreclosure conducted by the Administrative Agent (whether by judicial action or otherwise) in accordance with Applicable Law. Such credit bid or purchase may be completed through one or more acquisition vehicles formed by the Administrative Agent to make such credit bid or purchase and, in connection therewith, the Administrative Agent is authorized, on behalf of itself and the other Secured Parties, to adopt documents providing for the governance of the acquisition vehicle or vehicles, and assign the applicable Secured Obligations to any such acquisition vehicle in exchange for Equity Interests and/or debt issued by the applicable acquisition vehicle (which shall be deemed to be held for the ratable account of the applicable Secured Parties on the basis of the Secured Obligations so assigned by each Secured Party); provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof, shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 13.9.
(b)Each Lender hereby agrees, on behalf of itself and each of its Affiliates that is a Secured Party, that, except as otherwise provided in any Loan Document or with the written consent of the Administrative Agent and the Required Lenders, it will not take any enforcement action, accelerate obligations under any of the Loan Documents, or exercise any right that it might otherwise have under Applicable Law to credit bid at foreclosure sales, UCC sales or other similar dispositions of Collateral.
ARTICLE XII

THE AGENT
Section 12.1Appointment and Authority.

(a)Each of the Lenders and each Issuing Lender hereby irrevocably designates and appoints Bank of America to act on its behalf as Administrative Agent under this Agreement and the other Loan Documents for the term hereof and irrevocably authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and such other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement or such other Loan Documents, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein and therein, or any fiduciary relationship with any Lender or Issuing Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or the other Loan Documents or otherwise exist against the Administrative Agent. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligation arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties. Any reference to the Administrative Agent in this Article XII shall be deemed to refer to Bank of America solely in its capacity as Administrative Agent and not in its capacity as a Lender. The provisions of this Article XII (other than this Section 12.1(a) and Sections 12.8, 12.11 and 12.12, in each case, with respect to the Parent Borrower) are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lenders, and neither the Parent Borrower nor any other Credit Party shall have rights as a third party beneficiary of any of such provisions.
(b)The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacity as a potential Hedge Bank or Cash Management Bank) and the Issuing Lenders hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and such Issuing Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Credit Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto (including, without limitation, to enter into additional Loan Documents or supplements to existing Loan Documents on behalf of the Secured Parties). In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to this Article XII for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of Articles XII and XIII (including Section 13.2, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.
Section 12.2Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Credit Facilities as well as activities as the Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 12.3Exculpatory Provisions. Neither the Administrative Agent nor the Sustainability Coordinator shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent and the Sustainability Coordinator:

(a)shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;
(b)shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent or the Sustainability Coordinator is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that neither the Administrative Agent nor the Sustainability Coordinator shall be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent or the Sustainability Coordinator to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and
(c)shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Parent Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or the Sustainability Coordinator or any of their Affiliates in any capacity.
Neither the Administrative Agent nor the Sustainability Coordinator shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 11.2 and Section 13.9) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given in writing to the Administrative Agent by the Parent Borrower, a Lender or an Issuing Lender.
The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith (including, without limitation, any report provided to it by an Issuing Lender pursuant to Section 3.8), (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or (vi) the utilization of any Issuing Lender’s L/C Commitment (it being understood and agreed that each Issuing Lender shall monitor compliance with its own L/C Commitment without any further action by the Administrative Agent).
The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions of this Agreement relating to Disqualified Institutions or the DQ List. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution.

Section 12.4Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Parent Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 12.5Non-Reliance on the Administrative Agent and Other Lenders. Each Lender and each Issuing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, the Sustainability Coordinator or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Sustainability Coordinator or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 12.6Indemnification. To the extent that the Parent Borrower for any reason fails to indefeasibly pay any amount required under Section 13.2 to be paid by it to the Administrative Agent (or any sub-agent thereof), the Arrangers, the Issuing Lenders, the Swingline Lender and any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such Arranger, such Issuing Lender, the Swingline Lender or such Related Party, as the case may be, such Lender’s Ratable Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, such Arranger, such Issuing Lender or the Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent, such Arranger, such Issuing Lender, or the Swingline Lender). The obligations of the Lenders under this Section 12.6 are subject to the provisions of Section 4.6. The agreements in this Section 12.6 shall survive the payment of the Loans, any Reimbursement Obligation and all other amounts payable hereunder and the termination of this Agreement.

Section 12.7The Administrative Agent in Its Individual Capacity. With respect to the Loans made by it, the Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Parent Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 12.8Resignation of Agent; Successor Agents.

(a)The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lenders and the Parent Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation, and subject to the consent (not to be unreasonably withheld or delayed) of, the Parent Borrower (provided no Event of Default under Section 11.1(a), 11.1(b), 11.1(h) and/or 11.1(i) has occurred and is continuing at the time of such resignation), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that in no event shall any such successor Administrative Agent be a Defaulting Lender or Disqualified Institution. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(b)If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by Applicable Law, by notice in writing to the Parent Borrower and such Person, remove such Person as Administrative Agent and, in consultation with the Parent Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(c)With effect from the Resignation Effective Date or the Removal Effective Date (as applicable), (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Lenders under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each Issuing Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the

Parent Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Parent Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 13.2 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring or removed Administrative Agent was acting as Administrative Agent and (ii) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including (a) acting as collateral agent or otherwise holding any collateral security on behalf of any of the Lenders and (b) in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent. Any resignation or removal of an Administrative Agent hereunder shall also constitute the resignation or removal of any sub-agent of such Administrative Agent.
Section 12.9Arrangers; Syndication Agents; Documentation Agents. The Arrangers, the syndication agents and the documentation agents, in their capacities as such, shall have no duties or responsibilities, and shall incur no liability, under this Agreement and the other Loan Documents.
(a)Any resignation by, or removal of, Bank of America as Administrative Agent pursuant to this Section shall, at the option of the resigning Administrative Agent, also constitute its resignation as an Issuing Lender and/or Swingline Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder and the resignation of the existing Administrative Agent as an Issuing Lender and/or Swingline Lender, (a) the Parent Borrower, the retiring Issuing Lender and such successor Administrative Agent shall use their commercially reasonable efforts to ensure that one or more Issuing Lenders shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Lender, (b) the retiring Issuing Lender shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (other than in respect of Letters of Credit issued by it that have not then been so replaced or substituted), and (c) each successor Issuing Lender shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Lender to effectively assume the obligations of the retiring Issuing Lender with respect to such Letters of Credit.
Section 12.10Issuing Lender and Swingline Lender. The provisions of this Article XII (other than Section 12.7) shall apply to the Issuing Lenders and the Swingline Lender mutatis mutandis to the same extent as such provisions apply to the Administrative Agent.

Section 12.11Collateral and Guaranty Matters.

(a)Each of the Lenders (including in its or any of its Affiliate’s capacities as a potential Hedge Bank or Cash Management Bank) irrevocably authorize the Administrative Agent and Collateral Agent:
(i)to release any Lien on any Collateral granted to or held by the Administrative Agent or Collateral Agent (or any sub-agent thereof), for the ratable benefit of the Secured Parties, under any Loan Document:
(A)upon the termination of the Commitments and payment in full of all Obligations (other than unasserted contingent obligations) and the expiration or termination of all Letters of Credit (other than the Letters of Credit that have been Cash Collateralized),

(B)that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition to a Person other than a Credit Party permitted under the Loan Documents or in connection with the designation of any Restricted Subsidiary as an Unrestricted Subsidiary in compliance with this Agreement,
(C)if the property subject to such Lien is owned by a Credit Party, upon the release of such Credit Party as a Credit Party otherwise in accordance with the Loan Documents,
(D)as and to the extent provided in the Security Documents,
(E)if the property subject to such Lien is or becomes Excluded Assets, or
(F)if approved, authorized or ratified in writing in accordance with Section 13.9;
(ii)to subordinate any Lien on any Collateral granted to or held by the Administrative Agent under any Loan Document to the holder of any Permitted Lien under Section 9.2(g)(i) (not incurred in contemplated of this provision and solely to the extent the documentation governing such Permitted Lien requires such subordination) and/or 9.2(h);
(iii)to release any Guarantor from its obligations under any Loan Documents if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents; and / or
(iv)enter into subordination or intercreditor agreements with respect to Debt to the extent the Administrative Agent or the Collateral Agent is otherwise expressly contemplated herein as being a party to such intercreditor or subordination agreement.
Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Subsidiary Guaranty Agreement pursuant to this Section 12.11. In each case as specified in this Section 12.11, the Administrative Agent will, at the Parent Borrower’s expense, execute and deliver to the applicable Credit Party such documents as such Credit Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under Article X, in each case in accordance with the terms of the Loan Documents and this Section 12.11. In the case of any such sale, transfer or disposal of any property constituting Collateral in a transaction constituting an Asset Disposition permitted pursuant to Section 9.8 to a Person other than a Credit Party, the Liens created by any of the Security Documents on such property shall be automatically released without need for further action by any person.
(b)The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Credit Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.
(c)The Administrative Agent is hereby authorized and instructed to enter into any subordination or intercreditor agreement expressly contemplated hereby, and the parties hereto acknowledge that any subordination or intercreditor agreement to which the Administrative Agent is a party are each binding upon them. Each Lender hereby agrees that it will be bound by and will take no actions contrary to the provisions of any such subordination or intercreditor agreement. In addition, each Lender hereby authorizes and instructs the Administrative Agent to enter into any subordination or intercreditor arrangements to the extent required to give effect to the establishment of intercreditor rights and privileges as expressly contemplated and required by Section 9.11 and/or Section 9.2 of this Agreement.
(d)Prior to taking any action pursuant to this Section 12.11, the Administrative Agent shall be entitled to request a certificate delivered by a Responsible Officer of the Parent Borrower certifying that such action is permitted by the Loan Documents, and the Administrative Agent shall be entitled to rely on such certificate without further investigation and shall not incur any liability for relying upon such certificate.
Section 12.12Secured Hedge Agreements, Secured Cash Management Agreements, Secured Bilateral Letter of Credit Facilities and Secured Bilateral Mexican Facilities. No Cash Management Bank, Hedge Bank, Bilateral L/C Issuer or holder of any Secured Bilateral Mexican Debt that obtains the benefits of Section 4.4 or any Collateral by virtue of the provisions hereof or of any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article XII to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Cash Management Agreements, Secured Hedge Agreements, Secured Bilateral Letter of Credit Facilities and Secured Bilateral Mexican Facilities unless the Administrative Agent has received written notice of such Secured Cash Management Agreements, Secured Hedge Agreements, Secured Bilateral Letter of Credit Facilities and Secured Bilateral Mexican Facilities, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank, Hedge Bank, Bilateral L/C Issuer or holder of Secured Bilateral Mexican Debt, as the case may be.

Section 12.13Certain ERISA Matters.

(a)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Credit Party, that at least one of the following is and will be true:
(i)such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,
(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,
(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or
(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Arrangers and their respective Affiliates and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that none of the Administrative Agent, the Arrangers or their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent the Arrangers or their respective Affiliates under this Agreement, any Loan Document or any documents related hereto or thereto).
Section 12.14Recovery of Erroneous Payments. Without limitation of any other provision in this Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any Lender or any Issuing Lender, whether or not in respect of an Obligation due and owing by any Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each Lender and/or Issuing Lender receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount received by such Lender and/or Issuing Lender in same day funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Each Lender and each Issuing Lender irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount.  The Administrative Agent shall inform each Lender and/or each Issuing Lender, as applicable, promptly upon determining that any payment made to such Lender or Issuing Lender comprised, in whole or in part, a Rescindable Amount.

ARTICLE XIII

MISCELLANEOUS
Section 13.1Notices.

(a)Method of Communication. Except as otherwise provided in Article II, all notices and communications hereunder shall be in writing. Any notice shall be effective if delivered by hand delivery or sent via facsimile, recognized overnight courier service or certified mail, return receipt requested, and shall be deemed to have been delivered (i) on the date of delivery if delivered by hand, (ii) on the Business Day of (or next following) transmission when transmitted or sent by facsimile, (iii) on the next Business Day after delivery to a recognized overnight courier service and (iv) on the fifth Business Day following the date sent by certified mail, return receipt requested. A telephonic notice to the Administrative Agent as understood by the Administrative Agent will be deemed to be the controlling and proper notice in the event of a discrepancy with or failure to receive a confirming written notice. Notices and other communications to the Lenders hereunder may also be delivered or furnished by electronic communications (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Parent Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (A) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (B) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (A) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (A) and (B) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or other communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.
(b)Addresses for Notices. Notices to any party shall be sent to it at the following addresses, or any other address as to which all the other parties (or the Administrative Agent and the Parent Borrower in the case of any Lender) are notified in writing.
If to any Credit Party:     The Brink’s Company
    1801 Bayberry Court
    P.O. Box 18100
    Richmond, VA 23226
    Telephone No.: (804) 289-9600
    Facsimile No.: (804) 289-9760
    Email: Barrett.Belair@brinks.com, with a copy to
    Kristen.Cook@brinks.com
    Attention: Legal Department
If to Administrative Agent (for
payments and requests for

credit extensions):    Bank of America, N.A.
    Mail Code: NC1-026-06-04
    900 W. Trade St.
    Charlotte, NC 28255-0001
    Telephone No.: 980-683-5401
    Attention: Wesley Ebner
    Email: Wesley.Ebner@BofA.com
If to Administrative Agent (for
any other notices):    Bank of America, N.A.
    Mail Code: TX2-979-02-22
    4500 Amon Carter Blvd.
    Fort Worth, TX, 76155
    Telephone No.:  214-209-0529
    Attention:  DeWayne D. Rosse
    Email: DeWayne.D.Rosse@bofa.com
If to Swingline Lender (for
payments and requests for
credit extensions):    Bank of America, N.A.
    Mail Code: NC1-026-06-04
    900 W. Trade St.
    Charlotte, NC 28255-0001
    Telephone No.:  980-683-5401
    Attention:  Wesley Ebner
    Email: Wesley.Ebner@BofA.com
And if relating to any Letter of Credit
issued by Bank of America:    Bank of America, N.A.
    Mail Code: PA6-580-02-30
    1 Fleet Way
    Scranton, PA, 18507
    Telephone No.:  800.370.7519
    Facsimile No.:  800.755.8743
    Attention:  Scranton Standby LC Department
    Email: scranton_standby_lc@bankofamerica.com
If to any Lender:     To the address (or telecopy number) set forth in its
    Administrative Questionnaire
(c)Funding Office. The Administrative Agent hereby designates the office of Bank of America located at the address set forth in Section 13.1(b) as the Funding Office to which payments due are to be made and at which Loans will be disbursed. The Administrative Agent shall ensure that its accounts at each Funding Office are not located in a country which is qualified as a Non-Cooperative Jurisdiction.

(d)The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE materials and/or information provided by or on behalf of the CREDIT PARTIES hereunder (collectively, “Borrower Materials”) OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Credit Party, any Lender, any Issuing Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Credit Party’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet except to the extent the liability of any Agent Party resulted from such Agent Party’s (or any of its Related Parties’ (other than trustees or advisors)) gross negligence, bad faith or willful misconduct or material breach of the Loan Documents (as determined in a final non-appealable judgment of a court of competent jurisdiction). The Borrowers hereby acknowledge that (a) the Administrative Agent and/or the Arrangers may, but shall not be obligated to, make available to the Lenders and any Issuing Lender the Borrower Materials by posting the Borrower Materials on the Platform and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrowers or their respective Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Each Borrower hereby agrees that so long as such Borrower is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the applicable Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the Issuing Lenders and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the applicable Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 13.8); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) if the Parent Borrower has not indicated whether a document or notice delivered contains only publicly available information, the Administrative Agent shall post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive material nonpublic information. Notwithstanding the foregoing, the Borrowers shall be under no obligation to mark any Borrower Materials “PUBLIC”.
Section 13.2Expenses, Indemnity. Each party to this Agreement agrees to pay all its own fees and expenses in connection with the Loan Documents and any amendment, modification or waiver of the terms thereof; provided, however, that the Parent Borrower agrees to (a) pay all reasonable and documented (together with reasonable backup documentation supporting such reimbursement request) out-of-pocket expenses of the Administrative Agent and the Arrangers in connection with (i) the preparation, execution and delivery of this Agreement and each other Loan Document, whenever the same shall be executed and delivered, including without limitation the reasonable and documented (together with reasonable backup documentation supporting such reimbursement request) out-of-pocket syndication (including, without limitation, all CUSIP fees for registration with the Standard & Poor’s CUSIP Service Bureau) and due diligence expenses and reasonable and documented (together with reasonable backup documentation supporting such reimbursement request) fees and disbursements of one primary counsel for the Administrative Agent and the Lenders, taken as a whole, and one additional counsel in each relevant material jurisdiction for the Administrative Agent and the Lenders, taken as a whole, and (ii) where applicable, the preparation, execution and delivery of any waiver, amendment or consent by the Administrative Agent, the Arrangers, the Issuing Lenders, the Swingline Lender or the Lenders relating to this Agreement or any other Loan Document, including without limitation reasonable and documented (together with reasonable backup documentation supporting such reimbursement request) fees and disbursements of one primary counsel for the Administrative Agent and the Lenders, taken as a whole, and one additional counsel in each relevant material jurisdiction for the Administrative Agent and the Lenders, taken as a whole, and (b) pay all reasonable and documented (together with reasonable backup documentation supporting such reimbursement request) out-of-pocket expenses of the Administrative Agent, the Arrangers, each Issuing Lender, the Swingline Lender and each Lender actually incurred in connection with the enforcement of any rights and remedies of the Administrative Agent, the Arrangers, the Issuing Lenders, the Swingline Lender and the Lenders under the Credit Facilities (limited to one primary counsel for the Administrative Agent, Arrangers, the Issuing Lenders, the Swingline Lender and the Lenders, taken as a whole, and one additional counsel in each relevant material jurisdiction for the Administrative Agent, Arrangers, the Issuing Lenders, the Swingline Lender and the Lenders, taken as a whole and, in the case of an actual or perceived conflict of interest, one additional counsel to the Administrative Agent, Arrangers, the Issuing Lenders, the Swingline Lender and the Lenders, taken as a whole and, if necessary, one additional counsel in each relevant material jurisdiction to the Administrative Agent, Arrangers, the Issuing Lenders, the Swingline Lender and the Lenders, taken as a whole). The Parent Borrower hereby indemnifies, exonerates and holds the Administrative Agent, the Arrangers, the Issuing Lenders, the Swingline Lender and the Lenders, and each Related Party of any of the foregoing (each an “Indemnitee”) free and harmless from and against any and all losses, penalties, fines, liabilities, settlements, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees (limited to one primary counsel to the Indemnitees, taken as a whole, and one additional counsel in each relevant material jurisdiction for the Indemnitees, taken as a whole) and disbursements and settlement costs) (collectively, the “Indemnified Liabilities”) incurred by any Indemnitee in connection with any claim, investigation, litigation or other proceeding and the prosecution and defense thereof, arising out of or in connection with the Credit Facilities, the Loans, the Letters of Credit and the proceeds thereof, this Agreement or any other Loan Document or as a result of the breach of any of the Credit Parties’ obligations hereunder or arising from the use by others of Information or other materials obtained through internet, SyndTrak or other similar transmission systems in connection with the Credit Facilities, except for any such Indemnified Liabilities arising for the account of a particular Indemnitee by reason of (x) such Indemnitee’s own bad faith, gross negligence or willful misconduct as determined by a final and nonappealable decision of a court of competent jurisdiction, (y) a claim brought by any Credit Party against an Indemnitee for a material breach of such Indemnitee’s obligations hereunder or under any other Loan Document, as determined by a court of competent jurisdiction in a final non-appealable judgment or (z) disputes solely between or among Indemnitees to the extent such disputes are determined by a court of competent jurisdiction in a final non-appealable judgment not to have arisen from any act or omission of the Parent Borrower or its Subsidiaries (other than any disputes involving the Administrative Agent in its capacity as such, any Arranger in its capacity as such or in any of them fulfilling their respective roles as arrangers or any similar roles hereunder or under any other Loan Document, in each case to the extent none of the exceptions in the immediately preceding clauses (x) or (y) would apply to such Indemnitee at such time). Notwithstanding the foregoing, each Indemnitee shall be obligated to refund and return any and all amounts paid by the Borrowers or any other Credit Party under this Section 13.2 to such Indemnitee for any such fees, expenses or damages to the extent such Indemnitee is not entitled to payment of such amount in accordance with the terms hereof.

    If and to the extent that the foregoing undertaking may be unenforceable for any reason, the Parent Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under Applicable Law. The parties hereto acknowledge and agree that, in the case of any claim, litigation, investigation or other proceeding to which the indemnity in this Section 13.2 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by a third party, the Parent Borrower or any other Credit Party. This Section 13.2 shall not apply with respect to taxes other than any taxes that represent losses, claims, damages or related liabilities or expenses arising from any non-tax claim.
Section 13.3GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

Section 13.4Consent to Jurisdiction; Waiver. Each of the parties hereto hereby irrevocably and unconditionally:

(a)submits for itself and its property in any legal action or proceeding (whether in tort, contract, law or equity) relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the courts of the State of New York and the courts of the United States for the Southern District of New York, in each case, sitting in the Borough of Manhattan in New York City, and appellate courts from any thereof;
(b)consents that any such action or proceeding (whether in tort, contract, law or equity) may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding (whether in tort, contract, law or equity) in any such court or that such action or proceeding (whether in tort, contract, law or equity) was brought in an inconvenient court and agrees not to plead or claim the same;
(c)agrees that service of process to any Credit Party in any such action or proceeding (whether in tort, contract, law or equity) may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Parent Borrower at its address set forth in Section 13.1(b) or at such other address of which the Administrative Agent shall have been notified pursuant thereto, it being agreed that, for purposes of this Agreement, the Parent Borrower is hereby appointed as the agent for each Guarantor and each Subsidiary Borrower to receive on its behalf and its property service of copies of the summons and complaint and any other process which may be served in any such action or court;
Notwithstanding the above, each Foreign Subsidiary Borrower hereby irrevocably designates the Parent Borrower, having an office at its address set forth in Section 13.1(b) or at such other address of which the Administrative Agent shall have been notified pursuant thereto (the “Process Agent”), as its designee, appointee and agent to receive, for and on its behalf, service of process in such jurisdiction in any legal action or proceeding (whether in tort, contract, law or equity) with respect to such Foreign Subsidiary Borrower’s obligations hereunder, and such service shall be deemed complete upon delivery thereof to the Process Agent. For the aforementioned Process Agent’s services, each Foreign Subsidiary Borrower hereby agrees to grant a notarized special power of attorney to the Process Agent on terms acceptable to the Administrative Agent;
(d)agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction;
(e)waives, to the maximum extent not prohibited by Applicable Law, any right it may have to claim or recover in any legal action or proceeding (whether in tort, contract, law or equity) referred to in this Section 13.4 any special, indirect, consequential or punitive damages (as opposed to direct or actual damages), provided, however, that nothing contained in this clause (e) shall limit the obligations of the Parent Borrower to the extent such special, indirect, consequential or punitive damages are included in a claim for which an Indemnitee is otherwise entitled to indemnification under Section 13.2; and
(f)to the extent that any Foreign Subsidiary Borrower has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding (whether in tort, contract, law or equity), from jurisdiction of any court or from set-off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property, such Foreign Subsidiary Borrower hereby irrevocably waives and agrees, to the extent permitted by Applicable Law applicable to such Foreign Subsidiary Borrower, not to plead or claim such immunity in respect of its Obligations under this Agreement and any Note.
Section 13.5WAIVER OF JURY TRIAL. EACH CREDIT PARTY, THE ADMINISTRATIVE AGENT AND EACH LENDER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN. EACH CREDIT PARTY, THE ADMINISTRATIVE AGENT AND EACH LENDER (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 13.6Reversal of Payments. To the extent any Credit Party makes a payment or payments to the Administrative Agent for the ratable benefit of the Secured Parties or to any Secured Party directly or the Administrative Agent or any Secured Party receives any payment or proceeds of the Collateral or any Secured Party exercises its right of setoff, which payments or proceeds (including any proceeds of such setoff) or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any Debtor Relief Law, other Applicable Law or equitable cause, then, to the extent of such payment or proceeds repaid, the Secured Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or proceeds had not been received by the Administrative Agent, and each Lender and each Issuing Lender severally agrees to pay to the Administrative Agent upon demand its applicable Ratable Share (without duplication) of any amount so recovered from or repaid by the

Administrative Agent plus interest thereon at a per annum rate equal to the Federal Funds Rate from the date of such demand to the date such payment is made to the Administrative Agent.

Section 13.7Successors and Assigns; Participations; Confidentiality.

(a)Benefit of Agreement. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Lender that issues any Letter of Credit), except that (i) except as expressly permitted by Section 9.3, the Credit Parties may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Credit Party without such consent shall be null and void), (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section and (iii) except as permitted by Section 12.8, the Administrative Agent may not assign or transfer any of its rights or obligations under this Agreement.
(b)Assignment by Lenders.
(i)Subject to the conditions set forth in Section 13.7(b)(ii) and Section 13.7(b)(vii), any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Credit Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) of:
(A)the Parent Borrower, provided that no consent of the Parent Borrower shall be required for an assignment (x) in the case of an assignment of a Term Loan, if an Event of Default has occurred and is continuing and, in the case of an assignment of a Revolving Credit Commitment and Revolving Credit Loans, if an Event of Default under Section 11.1(a), Section 11.1(b), Section 11.1(h) and/or Section 11.1(i) has occurred and is continuing or (y) to a Lender, an Affiliate of a Lender or an Approved Fund, in each case, other than in respect of an assignment of a Revolving Credit Commitment and Revolving Credit Loans unless the assignee, immediately prior to the effectiveness of the assignment, holds a Revolving Credit Commitment, provided, further, that the Parent Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof;
(B)the Administrative Agent, provided that no consent of the Administrative Agent shall be required for, with respect to the Revolving Credit Facilities, an assignment to an Assignee that is a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender, and, with respect to the Term Loan Facility, an assignment to an Assignee that is a Lender, an Affiliate of a Lender or an Approved Fund; and
(C)the Swingline Lender and the Issuing Lenders for any assignment in respect of the Revolving Credit Facilities.
(ii)Assignments shall be subject to the following additional conditions:

(A)except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Credit Facility, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $10,000,000 and the remaining Commitment or Loans of such Lender shall not be less than $10,000,000, unless each of the Parent Borrower and the Administrative Agent otherwise consent (each such consent not to be unreasonably withheld or delayed), provided that (A) no such consent of the Parent Borrower shall be required if an Event of Default has occurred and is continuing and (B) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;
(B)the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 for each assignment;
(C)the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire;
(D)such assignment shall not, without the consent of the Parent Borrower, on behalf of itself and the other Credit Parties (which the Administrative Agent and the Lenders acknowledge may reasonably be withheld), require the Parent Borrower or any other Credit Party to file a registration statement with the SEC (or any securities exchange) or apply to qualify the Loans (or any Notes) under the blue sky laws of any state;
(E)the Assignee shall represent in the Assignment and Assumption as of the date of such assignment that it has the full power and authority to make Loans and other Extensions of Credit into the jurisdictions and in the currencies made available in the Credit Facility under which it is committing;
(F)in connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Parent Borrower and the Administrative Agent, the applicable Ratable Share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Lenders, the Swingline Lender or any other Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and Participation Interests. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs;

(G)no such assignment shall be made (1) to the Parent Borrower or any of its Subsidiaries or Affiliates, (2) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (2), (3) to a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person) or (4) a Disqualified Institution, and any attempted assignment to a Disqualified Institution after the applicable Person became a Disqualified Institution shall be subject to Section 13.7(e);
(H)[reserved];
(I)in the event of an assignment of any Commitment or Loan under any the Revolving A Credit Facility, the assignee must be a French licensed credit institution (établissement de crédit) or a financial institution authorized to make loans in France (x) under European Union passport rules or (y) directly by the ACPR;
(J)in the event of an assignment of any Commitment or Loan under any the Revolving A Credit Facility or to an assignee that is a French Lender, the assignee agrees that it will comply with the requirements of Section 2.1(c), 2.1(e) and/or 2.5(f), as applicable; and
(K)after giving effect to any assignment, not more than 50% of (x) the aggregate Commitments and Loans under the Credit Facilities or (y) the Aggregate Revolving A Commitments will be held by French Lenders.
For the purposes of this Section 13.7(b), the term “Approved Fund” means any Person (other than a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person)) that is (or will be) engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender; provided that no Approved Fund shall be entitled to receive any amount pursuant to Section 4.7, Section 4.8, Section 4.9, Section 4.10(a), Section 4.10(c), Section 4.13 or Section 13.2 that would be greater than the amount the assigning Lender would have been entitled to receive in respect of the portion of the Commitment and Loans assigned to such Approved Fund by such Lender.
(iii)Subject to acceptance and recording thereof pursuant to Section 13.7(b)(iv), from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits and subject to the requirements of Section 4.7, Section 4.8, Section 4.9, Section 4.10(a), Section 4.10(c) , Section 4.13 or Section 13.2 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 13.7(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 13.7(c) (other than a purported assignment to a natural Person or the Parent Borrower or any of the Parent Borrower’s Subsidiaries or Affiliates, which shall be null and void).
(iv)The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Parent Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption and each Incremental Facility Amendment delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, in the absence of manifest error, and the Parent Borrower, the Administrative Agent, the Issuing Lenders and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Parent Borrower, the Issuing Lenders (solely with respect to the Revolving Credit Lenders) and any Lender (solely with respect to itself), at any reasonable time and from time to time upon reasonable prior notice. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender.
(v)Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed Administrative Questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 13.7(b)(ii) and any written consent to such assignment required by Section 13.7(b)(ii), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in Section 13.7(b)(iv).
(vi)Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Parent Borrower or the Administrative Agent and without regard to the limitations set forth in Section 13.7(b), and any such assignment shall be effective upon being recorded in the Register in accordance with Section 13.7(b)(iv). Each of the Parent Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance. The foregoing shall not limit the rights of any Credit Party, any Lender, any Issuing Lender and the Administrative Agent to file any claim in or otherwise take any action with respect to any existing insolvency proceeding that was not instituted by such party.
(vii)Notwithstanding anything to the contrary contained in this Section 13.7(b), no Lender may assign all or any portion of Loans made to or Letters of Credit issued for the account of Brink’s International Holdings AG, a company formed under the laws of Switzerland, or any other Subsidiary of the Parent Borrower formed under the laws of Switzerland (each, a “Swiss Subsidiary”) to any Assignee other than a Swiss Qualifying Bank if, as a result of any such assignment the Swiss Non-Bank Rules would be breached.

(viii)Notwithstanding anything to the contrary contained in this Section 13.7, no assignment, transfer, sub-participation or subcontracting in relation to a drawing under this Agreement by a Borrower established in France may be effected to any Assignee incorporated, domiciled, established or acting through a Lending Office situated in a Non-Cooperative Jurisdiction without the prior consent of the Parent Borrower, which shall not be unreasonably withheld.
(c)Participation.
(i)Any Lender may, without the consent of the Parent Borrower, the Administrative Agent or any Issuing Lender, sell participations to one or more banks or other entities that are not Disqualified Institutions (other than a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person) or the Parent Borrower or any of its Subsidiaries or Affiliates) (each, a “Participant”) (and any such attempted sales to Disqualified Institutions after such Person became a Disqualified Institution shall be subject to Section 13.7(e)) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (i) such participation shall be in an amount not less than $5,000,000, (ii) such Lender’s obligations (including, without limitation, its Commitment) under this Agreement shall remain unchanged, (iii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iv) the Parent Borrower, the Administrative Agent, the Issuing Lenders and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (A) requires the consent of each Lender directly affected thereby pursuant to clauses (i), (ii), (iii) or (iv) of the first proviso to the first sentence of Section 13.9 and (B) directly affects such Participant. Subject to Section 13.7(c)(ii), the Parent Borrower agrees that each Participant shall be entitled to the benefits and subject to the requirements of Section 4.7, Section 4.8, Section 4.9, Section 4.10(a), Section 4.10(c), Section 4.13 or Section 13.2 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 13.7(b). To the extent permitted by Applicable Law, each Participant also shall be entitled to the benefits of Section 13.22 as though it were a Lender; provided that such Participant agrees to be subject to Section 4.5 as though it were a Lender.
(ii)No Participant shall be entitled to receive any greater payment under Section 4.7, Section 4.8, Section 4.9, Section 4.10(a), Section 4.10(c) or Section 4.13 than the applicable participating Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. No Participant shall be entitled to the benefits of Section 4.10(a) or Section 4.10(c) unless such Participant complies with Section 4.10(f) and Section 4.10(g) (it being understood that the documentation required under Section 4.10(f) and Section 4.10(g) shall be delivered solely to the participating Lender).
(iii)Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Parent Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(d)Certain Pledges or Assignments.
(i)Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 13.7(d) shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall (x) release a Lender from any of its obligations hereunder, (y) substitute any such pledgee or assignee for such Lender as a party hereto or (z) grant any such pledgee or assignee any rights as a Lender or Participant.
(ii)The Parent Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (i) above.
(e)Disqualified Institutions.
(i)No assignment or, to the extent the DQ List has been posted on the Platform for all Lenders, participation shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the applicable Lender entered into a binding agreement to sell and assign or participate all or a portion of its rights and obligations under this Agreement to such Person (unless the Parent Borrower has consented to such assignment as otherwise contemplated by this Section 13.7, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment). For the avoidance of doubt, with respect to any assignee or participant that becomes a Disqualified Institution after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Disqualified Institution”), (x) such assignee shall not retroactively be disqualified from becoming a Lender or participant and (y) the execution by the Parent Borrower of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Institution. Any assignment in violation of this clause (e)(i) shall not be void, but the other provisions of this clause (e) shall apply.
(ii)If any assignment or participation is made to any Disqualified Institution without the Parent Borrower’s prior consent in violation of clause (e)(i) above, or if any Person becomes a Disqualified Institution after the applicable Trade Date, the Parent Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, (A) terminate any Revolving Credit Commitment of such Disqualified Institution and repay all obligations of the Parent Borrower owing to such Disqualified Institution in connection with such Revolving Credit Commitment, (B) in the case of outstanding Term Loans held by Disqualified Institutions, prepay such Term Loan by paying the lowest of (x) the par value of the principal amount thereof, (y) the amount that such Disqualified Institution paid to acquire such Term Loans and (z) the most recent trading price of such Term Loans, in each case, plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and under the other Loan Documents and/or (C) require such Disqualified Institution to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in this Section 13.7), all of its interest, rights and obligations under this Agreement and related Loan Documents to an Assignee pursuant to Section 13.7(b) that shall assume such obligations at the lowest of (x) the par value of the principal amount thereof, (y) the amount that such Disqualified Institution paid to acquire such Term Loans and (z) the most recent trading price of such Term Loans, in each case, plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and other the other Loan Documents; provided that (y) the Parent Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 13.7(b), (x) such assignment does not conflict with Applicable Laws and (z) if any Lender (including any Disqualified Institution) does not execute and deliver an Assignment and Assumption to the Administrative Agent by the later of (a) the date the replacement Lender executes and delivers such Assignment and Assumption to the Administrative Agent and (b) the date as of which the Disqualified Institution shall be paid by the assignee lender (or, at its option, a Borrower) the amount required pursuant to this Section 13.7(e)(ii), then such Disqualified Institution shall be deemed to have executed and delivered such Assignment and Assumption and consented to the Administrative Agent effectuating any assignment in full of such Lender’s interests hereunder and taking any such actions as appropriate to facilitate the foregoing.
(iii)Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by the Parent Borrower, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter, and (y) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws (“Plan of Reorganization”), each Disqualified Institution party hereto hereby agrees (1) not to vote on such Plan of Reorganization, (2) if such Disqualified Institution does vote on such Plan of Reorganization notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Plan of Reorganization in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by the bankruptcy court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).
(iv)The Administrative Agent shall have the right, and the Parent Borrower hereby expressly authorizes the Administrative Agent, to provide the list of Disqualified Institutions provided by the Parent Borrower and any updates thereto from time to time (collectively, the “DQ List”) to each Lender requesting the same. In no event shall the Administrative Agent have any liability with respect to the contents, maintenance or distribution of the DQ List.
Section 13.8Disclosure of Information; Confidentiality.

(a)Each of the Administrative Agent, the Issuing Lenders and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates, directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority, (iii) to the extent required by Applicable Laws or by any subpoena or similar legal process (in which case the disclosing party shall use commercially reasonable efforts to promptly notify the Parent Borrower, in advance, to the extent practicable and not prohibited by Applicable Law), (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies under this Agreement, under any other Loan Document or under any Secured Hedge Agreement, Secured Cash Management Agreement, Secured Bilateral Letter of Credit Facility or Secured Bilateral Mexican Facility, or any action or proceeding relating to this Agreement, any other Loan Document or any Secured Hedge Agreement, Secured Cash Management Agreement, Secured Bilateral Letter of Credit Facility or Secured Bilateral Mexican Facility, or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section 13.8, (A) to any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement (it being understood that the DQ List may be disclosed to any assignee or Participant, or prospective assignee or Participant, in reliance on this clause (ci)) or (B) any actual or prospective party (or its Related Parties) to any swap, derivative or securitization transaction related to the obligations under this Agreement, (vii) with the prior written consent of the Parent Borrower, (viii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section 13.8 by the disclosing party or (B) becomes available to the Administrative Agent, the Issuing Lender or any Lender on a nonconfidential basis from a source other than the Credit Parties unless the Administrative Agent, the Issuing Lender or such Lender, as applicable, has actual knowledge that the disclosure of such Information by such source constituted a breach of an obligation of such source to maintain confidentiality of such Information, (ix) to Gold Sheets and other similar bank trade publications, such information to consist of deal terms and other information (customarily found in such publications) upon the Parent Borrower’s prior review and approval, (x) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (xi) to the extent such information is independently developed by the Administrative Agent, the Issuing Lenders or the Lenders, so long as the Administrative Agent, the Issuing Lenders or the Lenders have not otherwise breached their confidentiality obligations hereunder and have not developed such information based on information received from a third party that to their knowledge has breached confidentiality obligations owing to the Credit Parties, (xii) for purposes of establishing a “due diligence” defense, (xiii) on a confidential basis to any credit insurance provider relating to the Borrowers and their obligations, (xiv) may disclose the existence of this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agents or any Issuing Bank or Lender in connection with the administration of this Agreement, the other Loan Documents, and the Commitments or (xv) to any actual or potential credit provider, investor or other entity in connection with a financing or securitization or proposed financing or securitization of all or a part of any amounts payable to or for the benefit of any Lender or its Affiliates under the Loan Documents (so long as each such recipient agrees to be bound by the provisions of this Section 13.8 or on terms at least as restrictive as those set forth in Section 13.8). For the purposes of this Section 13.8, “Information” means all information received from the Credit Parties or any of their Subsidiaries relating to the Credit Parties, Novus or their respective business, other than any such information that is available to the Administrative Agent, the Issuing Lender or any Lender on a nonconfidential basis prior to disclosure by the Credit Parties. Any Person required to maintain the confidentiality of Information as provided in this Section 13.8 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Nothing in any Loan Document shall prevent disclosure of any confidential information or other matter to the extent that preventing that disclosure would otherwise cause any transaction contemplated by the Loan Documents, or any transaction carried out in connection with any transaction contemplated thereby, to become an arrangement described in Part II A 1 of Annex IV of Directive 2011/16/EU. For the avoidance of doubt, nothing in this Agreement shall prohibit any Person from voluntarily disclosing or providing any information within the scope of this Section 13.8 regarding suspected violations of laws, rules or regulations to any governmental, regulatory or self-regulatory organization to the extent that any such prohibition on disclosure set forth in this section shall be prohibited by the laws or regulations applicable to such governmental, regulatory or self-regulatory organization.
(b)EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN THIS SECTION FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE CREDIT PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS. ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY ANY BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE CREDIT PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO EACH BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.
Section 13.9Amendments, Waivers and Consents.

(a)Unless otherwise expressly provided herein, except as set forth below, any term, covenant, agreement or condition of this Agreement or any of the other Loan Documents may be amended or waived by the Lenders and any consent may be given by the Lenders, if, but only if, such an amendment, waiver or consent is in writing signed by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and delivered to the Administrative Agent and, in the case of an amendment to this Agreement, signed by the Borrowers, or, in the case of an amendment to any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Credit Party or Credit Parties that are parties thereto in each case with the consent of the Required Lenders; provided, that:
(i)no amendment, waiver or consent shall, without the consent of each Lender directly and adversely affected thereby (but not the Required Lenders), except as expressly contemplated in Section 2.8, increase the amount or extend the time of the obligation of the Lenders to make Loans or issue or participate in Letters of Credit (it being understood that a waiver of any condition precedent in Section 5.1, Section 5.2 or Section 5.4 or the waiver of any Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not be an increase of a Commitment of any Lender),
(ii)no amendment, waiver or consent shall, without the consent of each Lender directly and adversely affected thereby (but not the Required Lenders), extend the originally scheduled time or times of payment of the principal (it being understood that a waiver of a mandatory prepayment under Section 2.5(d) shall only require the consent of the Required Lenders) of any Loan or Reimbursement Obligation or the time or times of payment of interest or fees on any Loan or Reimbursement Obligation (it being understood that a waiver of any condition precedent in Section 5.1, Section 5.2 or Section 5.4 or the waiver of any Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not be an amendment, waiver or consent under this clause (ii)),
(iii)except as provided by Section 4.14 with respect to any ESG Amendment, no amendment, waiver or consent shall, without the consent of each Lender directly and adversely affected thereby (but not the Required Lenders), reduce the rate of interest or fees payable on any Loan or Reimbursement Obligation; provided that only the consent of the Required Lenders shall be necessary (A) to waive any obligation of the Borrowers to pay interest at the rate set forth in Section 4.1(c) during the continuance of an Event of Default or (B) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Obligation or to reduce any fee payable hereunder (it being understood that a waiver of any condition precedent in Section 5.1, Section 5.2 or Section 5.4 or the waiver of any Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not be an amendment, waiver or consent under this clause (iii)),
(iv)no amendment, waiver or consent shall, without the consent of each Lender directly and adversely affected thereby (but not the Required Lenders), reduce the principal amount of any Loan or Reimbursement Obligation,
(v)no amendment, waiver or consent shall, without the consent of each Lender directly and adversely affected thereby (but not Required Lenders), permit (or have the effect of permitting) any contractual subordination of (A) the principal or interest on any Loan or Reimbursement Obligation or (B) the Collateral to liens securing Debt for borrowed money, as the case may be, unless each adversely affected Lender (other than a Defaulting Lender) has been offered a bona fide opportunity to fund or otherwise provide its pro rata share of such senior Debt on the same terms (other than bona fide backstop fees, any arrangement or restructuring fees and reimbursement of counsel fees and other expenses in connection with the negotiation of the terms of such transaction; such fees and expenses, “Ancillary Fees”) as offered to all other providers of the senior Debt (or any of their Affiliates); provided, however, that (1) if any such adversely affected Lender does not accept an offer to provide its pro rata share of such senior Debt within the time specified for acceptance of such offer being made (which shall not be less than three (3) Business Days), such adversely affected Lender shall be deemed to have declined such offer, (2) any subordination expressly permitted by the Loan Documents as in effect on March 31, 2026 shall not be restricted by above and (3) this clause (v) shall not restrict any amendment, supplement, waiver or other modification in connection with any “debtor-in-possession” financing (or similar financing arrangements in insolvency proceedings in non-U.S. jurisdictions) or consent to use of cash collateral;
(vi)no amendment, waiver or consent shall, without the consent of each Lender directly and adversely affected thereby (but not Required Lenders), change Section 2.5(d)(ii)(D) in a manner that would alter the order of application of amounts prepaid pursuant thereto,
(vii)only the consent of the Revolving A Lenders (and, for the avoidance of doubt, each of the Revolving A Lenders) shall be required to amend the definition of “Required Revolving A Lenders” or “Revolving A Optional Currency” (it being understood that designations of additional Revolving A Optional Currencies in accordance with the definition thereof shall not constitute a change of currency for purposes of this clause (vii)), and

(viii)only the consent of the Revolving B Lenders (and, for the avoidance of doubt, each of the Revolving B Lenders) shall be required to amend the definition of “Required Revolving B Lenders” or “Revolving B Optional Currency” (it being understood that designations of additional Revolving B Optional Currencies in accordance with the definition thereof shall not constitute a change of currency for purposes of this clause (viii)).
No amendment, waiver or consent shall:
(1)without the consent of each Lender, (A) release (x) the Parent Borrower, (y) all of the Guarantors or (z) the Guarantors comprising substantially all of the credit support for the Secured Obligations, in each case, from the guaranty under Article X (other than as authorized in Section 12.11), (B) release all or substantially all of the Collateral or release any Security Document (other than as authorized in Section 12.11 or as otherwise specifically permitted or contemplated in this Agreement or the applicable Security Document) without the written consent of each Lender, (C) amend the provisions of this Section 13.9 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, (D) change any provision in this Agreement in a manner that would alter the pro rata sharing of payments required thereby, if any, or amend the provisions of Section 4.4 (except that modifications to such pro rata sharing provisions in connection with (x) loan buy back or similar programs, (y) “amend and extend” transactions or (z) adding one or more tranches of Loans (which may but are not required to be new money tranches of Loans), which, in each case, shall only require the written consent of the Required Lenders and each Lender participating in such transaction); (E) change any provision in this Agreement in a manner that would alter the pro rata reduction of Commitments required thereby, if any, or amend the provisions of Section 4.3(a) (except that modifications to such pro rata sharing provisions in connection with (x) loan buy back or similar programs, (y) “amend and extend” transactions or (z) adding one or more tranches of Loans (which may but are not required to be new money tranches of Loans), which, in each case, shall only require the written consent of the Required Lenders and each Lender participating in such transaction) or (F) permit any assignment (other than as specifically permitted or contemplated in this Agreement) of any of the Credit Parties’ rights and obligations hereunder,
(2)without the consent of each Term Lender, amend the definition of “Required Term Lenders”,
(3)without the consent of each Lender and the Administrative Agent, amend the provisions of Section 2.9(a)(i) or Section 2.9(b),
(4)waive any of the conditions set forth in Section 5.2 or Section 5.4 to an Extension of Credit constituting a Revolving Credit Loan, without the consent of the Required Revolving A Lenders and/or the Required Revolving B Lenders, and
(5)waive any of the conditions set forth in Section 5.4 without the consent of the Base Bridge Lead Arrangers; provided that this clause (5) shall not preclude or prohibit the Base Bridge Lead Arrangers from consenting to any amendments, waivers or consents that are contemplated in the definition of Novus Merger Agreement.
In addition, (x) no amendment, waiver or consent to the provisions of (i) Article XII or Section 13.1(c) shall be made without the written consent of the Administrative Agent, (ii) Article III shall be made without the written consent of each Issuing Lender and (iii) Section 2.6 shall be made without the written consent of the Swingline Lender and (y) notwithstanding the terms of this Section 13.9, any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of (x) a particular Class of Required Credit Lenders (but not the Term Lenders) may be effected by an agreement or agreements in writing entered into by the Borrowers and the Required Revolving A Lenders and/or the Required Revolving B Lenders, as applicable or (y) the Term Lenders (but not the Revolving Credit Lenders) may be effected by an agreement or agreements in writing entered into by the Borrowers and the Required Term Lenders.
In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent and the Parent Borrower and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing of all outstanding Term Loans of a given Class (“Refinanced Term Loans”) with a replacement term loan tranche (“Replacement Term Loans”) hereunder; provided that (a) except as otherwise permitted hereby, the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans plus (i) an amount equal to all accrued but unpaid interest, fees, premium, and expenses incurred in connection therewith (including original issue discount, upfront fees and similar items) and (ii) unused commitment amounts and (b) the covenants, defaults, guaranties, security and mandatory repayment provisions applicable to such Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans than those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other provisions applicable only to periods after the Latest Maturity Date in effect immediately prior to such refinancing.
In addition, notwithstanding the foregoing, this Agreement and the other Loan Documents may be amended with the written consent of the Administrative Agent, the Parent Borrower and the Lenders providing the relevant Replacement Revolving Credit Commitment (as defined below) to permit the replacement of all outstanding Revolving Credit Loans of a given Class (“Replaced Revolving Credit Loans”) with a replacement revolving credit loan facility, a synthetic or funded letter of credit facility or another facility designed to provide the Borrower with access to letters of credit (“Replacement Revolving Credit Commitment” and the loans issued thereunder, the “Replacement Revolving Credit Loans”) hereunder; provided that the covenants, defaults, guaranties, security, transfer provisions (in particular, Section 13.7(b)) and mandatory repayment provisions applicable to such Replacement Revolving Credit Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Revolving Credit Loans than those applicable to such Replaced Revolving Credit Loans, except to the extent necessary to provide for covenants and other provisions applicable only to periods after the Latest Maturity Date in effect immediately prior to such refinancing.
Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders, the Required Lenders, or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders, the Required Lenders, or each affected Lender that by its terms affects any Defaulting Lender more adversely than other requisite affected Lenders shall require the consent of such Defaulting Lender.
(b)Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above, (x) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code (as now or hereafter in effect) supersedes the unanimous consent provisions set forth herein and (y) the Required Lenders may consent to allow a Credit Party to use cash collateral in the context of a bankruptcy or insolvency proceeding.
(c)Notwithstanding the foregoing, this Agreement and any other Loan Document may be amended solely with the consent of the Administrative Agent and the Parent Borrower without the need to obtain the consent of any other Lender if such amendment is delivered in order (v) (A) effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, (B) as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable requirements of law or (C) to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents, (w) to correct or cure ambiguities, errors, omissions or defects, (x) to effect administrative changes of a technical or immaterial nature, (y) to fix incorrect cross references or similar inaccuracies in this Agreement or the applicable Loan Document or (z) to implement any amendments or modifications required in accordance with Section 2.9(a).
(d)Notwithstanding the foregoing, each Lender hereby irrevocably authorizes the Administrative Agent on its behalf, and without further consent, to enter into amendments or modifications to this Agreement (including, without limitation, amendments to this Section 13.9) or any of the other Loan Documents or to enter into additional Loan Documents as the Administrative Agent reasonably deems appropriate in order to effectuate the terms of Section 2.8 or to effect any amendment, modification or supplement to any intercreditor or subordination agreement or arrangement permitted under this Agreement or in any document pertaining to any Debt permitted thereby, including any Incremental Loans; provided that no amendment or modification shall result in any increase in the amount of any Lender’s Commitment or any increase in any Lender’s Ratable Share, in each case, without the written consent of such affected Lender.
(e)Notwithstanding the foregoing, in addition to any credit extensions and related Incremental Facility Amendment(s), Corrective Extension Amendment(s), Extension Amendment(s), Refinancing Amendment(s), Section 2.11(a) Additional Amendment(s) or other amendments effectuated without the consent of Lenders in accordance with Section 2.11 this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Parent Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Loans and Commitments and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and other definitions related to such new Loans and Commitments.
Notwithstanding anything in this Agreement (including, without limitation, this Section 13.9) or any other Loan Document to the contrary, (i) this Agreement and the other Loan Documents may be amended to effect an incremental facility, refinancing facility or extension facility pursuant to Section 2.8 and/or Section 2.11 (and the Administrative Agent and the Parent Borrower may effect (and instruct the Collateral Agent to effect) such amendments to this Agreement and the other Loan Documents without the consent of any other party as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Parent Borrower, to effect the terms of any such incremental facility, refinancing facility or extension facility) and (ii) no Lender consent is required to effect any amendment or supplement to the Security Documents (and the Administrative Agent shall instruct the Collateral Agent to effect such amendment or supplement) or any intercreditor agreement permitted under this Agreement that is for the purpose of adding the holders of any Debt as expressly contemplated by the terms of any intercreditor agreement permitted under this Agreement, as applicable; provided, further, that no such agreement shall amend, modify or otherwise directly and adversely affect the rights or duties of the Administrative Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent.
Section 13.10Performance of Duties. The Credit Parties’ obligations under this Agreement and each of the Loan Documents shall be performed by the Credit Parties at their sole cost and expense.

Section 13.11All Powers Coupled with Interest. All powers of attorney and other authorizations granted to the Lenders, the Administrative Agent and any Persons designated by the Administrative Agent or any Lender pursuant to any provisions of this Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied or the Credit Facilities have not been terminated.

Section 13.12No Advisory or Fiduciary Responsibility.

(a)In connection with all aspects of each transaction contemplated hereby, each Credit Party acknowledges and agrees that (i) the facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Credit Parties, on the one hand, and the Administrative Agent, the Sustainability Coordinator, the Arrangers and the Lenders, on the other hand, and each Credit Party is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof), (ii) in connection with the process leading to such transaction, each of the Administrative Agent, the Sustainability Coordinator, the Arrangers and the Lenders is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Credit Parties or any other Person, (iii) none of the Administrative Agent, the Sustainability Coordinator, the Arrangers or the Lenders has assumed or will assume an advisory, agency or fiduciary responsibility in favor of any Credit Party with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any Arranger or Lender has advised or is currently advising any Credit Party on other matters) and none of the Administrative Agent, the Sustainability Coordinator, the Arrangers or the Lenders has any obligation to any Credit Party with respect to the financing transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents, (iv)

the Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from, and may conflict with, those of the Credit Parties, and none of the Administrative Agent, the Sustainability Coordinator, the Arrangers or the Lenders has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship and (v) the Administrative Agent, the Sustainability Coordinator, the Arrangers and the Lenders have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Credit Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate.
(b)Each Credit Party acknowledges and agrees that each Lender, the Arrangers and any Affiliate thereof may lend money to, invest in, and generally engage in any kind of business with, any of the Parent Borrower, any Affiliate thereof or any other person or entity that may do business with or own securities of any of the foregoing, all as if such Lender, Arranger or Affiliate thereof were not a Lender or Arranger or an Affiliate thereof (or an agent or any other person with any similar role under the Credit Facilities) and without any duty to account therefor to any other Lender, the Arrangers, the Parent Borrower or any Affiliate of the foregoing.  Each Lender, the Arrangers and any Affiliate thereof may accept fees and other consideration from the Parent Borrower or any Affiliate thereof for services in connection with this Agreement, the Credit Facilities or otherwise without having to account for the same to any other Lender, the Arrangers, the Parent Borrower or any Affiliate of the foregoing.
Section 13.13Survival of Indemnities. Notwithstanding any termination of this Agreement, the indemnities to which the Administrative Agent, the Issuing Lenders and the Lenders are entitled under the provisions of this Article XIII and any other provision of this Agreement and the Loan Documents shall continue in full force and effect after the termination of the Lenders’ Commitments hereunder and shall protect the Administrative Agent, the Issuing Lenders and the Lenders against events arising after such termination as well as before, including after the Parent Borrower’s acceptance of the Lenders’ commitments for the Credit Facilities, notwithstanding any failure of such facility to close.

Section 13.14Titles and Captions. Titles and captions of Articles, Sections and subsections in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.

Section 13.15Severability of Provisions. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 13.15, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, any Issuing Lender or the Swingline Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 13.16Counterparts; Electronic Execution of Communications.

(a)This Agreement, any Loan Document and any other Communication, including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. Each of the Credit Parties, the Administrative Agent, each Arranger, each Issuing Lender, each Swingline Lender and each Lender agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on such Person to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of such Person enforceable against such Person in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered.  Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication.  For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance of a manually signed paper Communication which has been converted into electronic form (such as scanned into .pdf format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Administrative Agent, each Arranger, each Issuing Lender, each Swingline Lender and each Lender may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document.  All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, neither the Administrative Agent, any Issuing Lender or any Swingline Lender is under any obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by such Person pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent, an Issuing Lender and/or a Swingline Lender has agreed to accept such Electronic Signature, the Administrative Agent, each Arranger, each Issuing Lender, each Swingline Lender and each Lender shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any Credit Party, the Administrative Agent, any Arranger, any Issuing Lender, any Swingline Lender or any Lender without further verification and (ii) upon the request of the Administrative Agent, any Arranger, any Issuing Lender, any Swingline Lender or any Lender, any Electronic Signature shall be promptly followed by such manually executed counterpart.
(b)Neither the Administrative Agent, any Issuing Lender nor any Swingline Lender shall be responsible for or have any duty to ascertain or inquire into the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with the Administrative Agent’s, an Issuing Lender’s or a Swingline Lender’s reliance on any Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means). The Administrative Agent, each Issuing Lender and each Swingline Lender shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any Communication (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution or signed using an Electronic Signature) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).
(c)Each of the Credit Parties, the Administrative Agent, each Arranger, each Issuing Lender, each Swingline Lender and each Lender hereby waives (i) any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement and any other Loan Document based solely on the lack of paper original copies of this Agreement and/or such other Loan Document, and (ii) any claim against the Administrative Agent, any Arranger, any Issuing Lender, any Swingline Lender or any Lender for any liabilities arising solely from any of their reliance on or use of Electronic Signatures, including any liabilities arising as a result of the failure of any Credit Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.
Section 13.17Binding Effect; Term of Agreement.

(a)This Agreement shall become effective at such time, on or after the Closing Date, that the conditions precedent set forth in Section 5.1 have been satisfied or waived and when it shall have been executed by each of the Credit Parties and the Administrative Agent, and the Administrative Agent shall have received copies of the signature pages hereto (or electronic counterparts) which, when taken together, bear the signatures of each Lender (including the Issuing Lenders and the Swingline Lender), and thereafter this Agreement shall be binding upon and inure to the benefit of each Credit Party, each Lender (including the Issuing Lenders and the Swingline Lender) and the Administrative Agent, together with their permitted successors and assigns.
(b)This Agreement shall remain in effect from the Closing Date through and including the date upon which the Commitments shall have been terminated, all Obligations (other than unasserted contingent obligations) shall have been paid and satisfied in full and all Letters of Credit shall have been terminated or have expired (other than the Letters of Credit that have been Cash Collateralized). No termination of this Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination.
Section 13.18Inconsistencies with Other Documents; Independent Effect of Covenants.

(a)In the event there is a conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall control, provided that any provision of the Security Documents which imposes additional burdens on the Parent Borrower or any of its Subsidiaries or further restricts the rights of the Parent Borrower or any of its Subsidiaries or gives the Administrative Agent or Lenders additional rights shall not be deemed to be in conflict or inconsistent with this Agreement and shall be given full force and effect.
(b)The Parent Borrower expressly acknowledges and agrees that each covenant contained in Article VIII and Article IX hereof shall be given independent effect. Accordingly, the Parent Borrower shall not engage in any transaction or other act otherwise permitted under any covenant contained in Articles VIII or IX, before or after giving effect to such transaction or act, the Parent Borrower shall or would be in breach of any other covenant contained in Articles VIII or IX.
Section 13.19Integration. This Agreement and the other Loan Documents represent the entire agreement of the Credit Parties, the Administrative Agent, the Issuing Lenders, the Swingline Lender and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.
Section 13.20Judgment Currency. The obligations of any Credit Party in respect of any sum due to the Administrative Agent or any Lender hereunder or under any Loan Document shall, notwithstanding any judgment in a currency (the “judgment currency”) other than the currency in which such sum originally due to such party is denominated (the “original currency”), be discharged only to the extent that on the Business Day following receipt by such party of any sum adjudged to be so due in the judgment currency such party may in accordance with normal banking procedures purchase the original currency with the judgment currency. If the amount of the original currency so purchased is less than the sum originally due to such party in the original currency, such Credit Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such party against such loss, and if the amount of the original currency so purchased exceeds the sum originally due to such party to this Agreement, such party agrees to remit to the Credit Party, as the case may be, such excess. This covenant shall survive the termination of this Agreement and payment of the Loans and all other amounts payable hereunder.

Section 13.21USA Patriot Act Notice; Anti-Money Laundering Laws. Each Lender that is subject to the USA Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Credit Parties that pursuant to the requirements of the USA Patriot Act or any other Anti-Money Laundering Laws, it is required to obtain, verify and record information that identifies the Credit Parties, which information includes the name and address of the Credit Parties and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Credit Parties in accordance with the USA Patriot Act or such Anti-Money Laundering Laws. The Parent Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under Anti-Money Laundering Laws, including, without limitations, the USA Patriot Act and applicable “know your customer” rules and regulations.

Section 13.22Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Lender, the Swingline Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such Issuing Lender, the Swingline Lender or any such Affiliate to or for the credit or the account of the Borrowers or any other Credit Party against any and all of the obligations of the Borrowers or such Credit Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, such Issuing Lender or the Swingline Lender or any of their respective Affiliates, irrespective of whether or not such Lender, such Issuing Lender, the Swingline Lender or any such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrowers or such Credit Party may be contingent or unmatured or are owed to a branch or office of such Lender, such Issuing Lender, the Swingline Lender or such Affiliate different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender or any Affiliate thereof shall exercise any such right of setoff, (x) all amounts so setoff shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 4.11 and, pending such payment, shall be segregated by such Defaulting Lender or Affiliate of a Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lenders, the Swingline Lender and the Lenders, and (y) the Defaulting Lender or its Affiliate shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Secured Obligations owing to such Defaulting Lender or any of its Affiliates as to which such right of setoff was exercised; provided further that such setoff against obligations under this Agreement shall not apply in the case of amounts owed under any Receivables Facility Assets by a Lender, Issuing Lender, Swingline Lender or any of its Affiliates. The rights of each Lender, each Issuing Lender, the Swingline Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Lender, the Swingline Lender or their respective Affiliates may have. Each Lender, such Issuing Lender and the Swingline Lender agree to notify the Parent Borrower and the

Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 13.23Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an Affected Financial Institution; and
(b)the effects of any Bail-In Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
Section 13.24Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support for Hedge Agreements or any other agreement or instrument that is a QFC (as defined below) (such support, “QFC Credit Support” and each such QFC, a “Supported QFC”), the parties hereto acknowledge and agree as follows with respect thereto (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United Stated or any other state of the United States):

(a)In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the

United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
(b)As used in this Section 13.24, the following terms have the following meanings:
(i) “BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
(ii)“Covered Entity” means any of the following:
(A)a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(B)a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(C)a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
(iii)“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
(iv)“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
(v)“U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.
Section 13.25Effect of Amendment and Restatement. As of the date hereof, this Agreement shall amend and restate the Original Credit Agreement (including the Schedules and Exhibits thereto) and (i) all references to the Original Credit Agreement in any Loan Document other than this Agreement (including in any amendment, waiver or consent) shall be deemed to refer to the Original Credit Agreement as amended and restated hereby, (ii) all references to any section (or subsection) of the Original Credit Agreement in any Loan Document other than this Agreement shall be amended to be, mutatis mutandis, references to the corresponding provisions of this Agreement, (iii) except as the context otherwise provides, all references to this Agreement herein (including for purposes of indemnification and reimbursement of fees) shall be deemed to be reference to the Original Credit Agreement as amended and restated hereby and (iv) each of the Credit Parties party hereto (on behalf of themselves and the other Credit Parties) hereby (A) ratifies and reaffirms all of its obligations, guarantees and Liens granted under each of the Loan Documents (as amended hereby) to which it is a party and (B) acknowledges and agrees that subsequent to, and taking into account all of the terms and conditions of this Agreement, each Loan Document (including the security provisions set forth therein) to which it is a party shall remain in full force and effect in accordance with the terms thereof and shall not be impaired or limited by the execution and delivery of this Agreement. Each of the Credit Parties party hereto (on behalf of themselves and the other Credit Parties), the Administrative Agent and the Lenders acknowledges and agrees that (x) all Secured Obligations under and as defined in the Original Credit Agreement that remain outstanding as of the Closing Date shall continue as Secured Obligations for purposes of this Agreement and (y) the existing Letters of Credit under the Original Credit Agreement immediately prior to the amendment and restatement hereof shall constitute Letters of Credit hereunder. This Agreement shall not constitute a novation of the Existing Credit Agreement or any Loan Documents or in any way impair or otherwise affect the rights or obligations of the parties thereunder (including with respect to Loans made thereunder) except as such rights or obligations are amended or modified hereby. The Original Credit Agreement as amended and restated hereby shall be deemed to be a continuing agreement among the parties, and all agreements delivered pursuant to or in connection with the Original Credit Agreement not amended and restated in connection with the entry of the parties into this Agreement or the other Loan Documents shall remain in full force and effect, each in accordance with its terms, as of the date of delivery or such other date as contemplated by such agreement to the same extent as if the modifications to the Original Credit Agreement contained herein were set forth in an amendment to the Original Credit Agreement in a customary form, unless such agreement has otherwise been terminated or has expired in accordance with or pursuant to the terms of this Agreement, the Original Credit Agreement or such other document, instrument or as otherwise agreed by the required parties hereto or thereto. For the avoidance of doubt, the provisions of the Original Credit Agreement shall apply with respect to any date prior to the Closing Date (including with respect to amounts accrued thereunder which are payable on or after the Closing Date).

N WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers, all as of the day and year first written above.

PARENT BORROWER AND AS GUARANTOR:
THE BRINK'S COMPANY
By: /s/ Barrett Belair
Name: Barrett Belair
Title: Treasurer

The Brink's Company
Amended and Restated Credit Agreement
Signature Page

SUBSIDIARY BORROWERS:

BRINK'S LIMITED
By: /s/ Barrett Belair
Name: Barrett Belair
Title: Authorized Officer

BRINK'S COMPANY
By: /s/ Barrett Belair
Name: Barrett Belair
Title: Authorized Officer

BRINK'S INTERNATIONAL HOLDINGS AG
By: /s/ Barrett Belair
Name: Barrett Belair
Title: Authorized Officer

The Brink's Company
Amended and Restated Credit Agreement
Signature Page

GUARANTORS:

PITTSTON SERVICES GROUP INC.
By: /s/ Barrett Belair
Name: Barrett Belair
Title: Treasurer

BRINK'S HOLDING COMPANY
By: /s/ Barrett Belair
Name: Barrett Belair
Title: Treasurer

BRINK'S INCORPORATED
By: /s/ Barrett Belair
Name: Barrett Belair
Title: Treasurer

BRINK'S GLOBAL SERVICES USA, INC.
By: /s/ Barrett Belair
Name: Barrett Belair
Title: Treasurer

BRINK'S NETWORK, INCORPORATED
By: /s/ Barrett Belair
Name: Barrett Belair
Title: Treasurer

The Brink's Company
Amended and Restated Credit Agreement
Signature Page

BRINK'S SECURITY INTERNATIONAL, INC.
By: /s/ Barrett Belair
Name: Barrett Belair
Title: Treasurer

PAI MIDCO, INC.
By: /s/ Barrett Belair
Name: Barrett Belair
Title: Treasurer

The Brink's Company
Amended and Restated Credit Agreement
Signature Page

BANK OF AMERICA, N.A.,
as Administrative Agent
By: /s/ DeWayne D. Rosse
Name: DeWayne D. Rosse
Title: Vice President

The Brink's Company
Amended and Restated Credit Agreement
Signature Page

BANK OF AMERICA, N.A.,
as a Lender, Issuing Lender and Swingline Lender
By: /s/ Jason Yakabu
Name: Jason Yakabu
Title: Director

The Brink's Company
Amended and Restated Credit Agreement
Signature Page

MORGAN STANLEY BANK, N.A.,
as a Lender
By: /s/ Michael King
Name: Michael King
Title: Authorized Signatory

The Brink's Company
Amended and Restated Credit Agreement
Signature Page

MUFG Bank, LTD as a Lender and Issuing Lender
By: /s/ George Stoecklein
Name: George Stoecklein
Title: Managing Director
The Brink's Company
Amended and Restated Credit Agreement
Signature Page

PNC BANK, NATIONAL ASSOCIATION, as a Lender and Issuing Lender
By: /s/ Anvar Musayev
Name: Anvar Musayev
Title: Vice President

The Brink's Company
Amended and Restated Credit Agreement
Signature Page

Truist Bank, as a Lender and Issuing Lender
By: /s/ Chris Hursey
Name: Chris Hursey
Title: Director

The Brink's Company
Amended and Restated Credit Agreement
Signature Page

JPMORGAN CHASE BANK, N.A.,
as a Lender and Issuing Lender
By: /s/ Kimberley Cole
Name: Kimberley Cole
Title: Vice President

The Brink's Company
Amended and Restated Credit Agreement
Signature Page

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender
By: /s/ Andrew Payne
Name: Andrew Payne
Title: Managing Director

The Brink's Company
Amended and Restated Credit Agreement
Signature Page

BNP PARIBAS, as a Lender
By: /s/ Michael Lefkowitz
Name: Michael Lefkowitz
Title: Director

By: /s/ Matthew Beauvais
Name: Matthew Beauvais
Title: Vice President

The Brink's Company
Amended and Restated Credit Agreement
Signature Page

CAPITAL ONE, NATIONAL ASSOCIATION,
as a Lender
By: /s/ JT Kilduff
Name: JT Kilduff
Title: Duly Authorized Signatory

The Brink's Company
Amended and Restated Credit Agreement
Signature Page

M&T BANK,
as a Lender
By: /s/ Andrew J. McNulty
Name: Andrew J. McNulty
Title: Senior Vice President

The Brink's Company
Amended and Restated Credit Agreement
Signature Page

U.S. BANK NATIONAL ASSOCIATION,
as a Lender
By: /s/ James R. Rice
Name: James R. Rice
Title: Senior Vice President

The Brink's Company
Amended and Restated Credit Agreement
Signature Page

BANCO BILBAO VIZCAYA ARGENTARIA, S.A. NEW YORK BRANCH,
as a Lender
By: /s/ Brian Crowley
Name: Brian Crowley
Title: Managing Director

By: /s/ Armen Semizian
Name: Armen Semizian
Title: Managing Director

The Brink's Company
Amended and Restated Credit Agreement
Signature Page

Citibank N.A., as a Lender
By: /s/ Kacie Gaines
Name: Kacie Gaines
Title: Authorized Signatory

The Brink's Company
Amended and Restated Credit Agreement
Signature Page

Citibank, N.A.,
as a Lender
By: /s/ Robert Maddox
Name: Robert Maddox
Title: Senior Vice President

The Brink's Company
Amended and Restated Credit Agreement
Signature Page

FIFTH THIRD BANK, NATIONAL ASSOCIATION, as a Lender
By: /s/ Paige Ingwersen
Name: Paige Ingwersen
Title: Officer

The Brink's Company
Amended and Restated Credit Agreement
Signature Page

Regions Bank,
as a Lender
By: /s/ Taylor Poole
Name: Taylor Poole
Title: Director

The Brink's Company
Amended and Restated Credit Agreement
Signature Page

BANCO SANTANDER, S.A., NEW YORK BRANCH,
as a Lender
By: /s/ Andres Barbosa
Name: Andres Barbosa
Title: Managing Director

By: /s/ Carolina Gutierrez
Name: Carolina Gutierrez
Title: Executive Director

The Brink's Company
Amended and Restated Credit Agreement
Signature Page

BARCLAYS BANK PLC,
as a Lender
By: /s/ Nicholas Sibayan
Name: Nicholas Sibayan
Title: Vice President

The Brink's Company
Amended and Restated Credit Agreement
Signature Page

FIRST NATIONAL BANK OF PENNSYLVANIA,
as a Lender
By: /s/ John Wesley Lux York
Name: John Wesley Lux York
Title: Senior Vice President

The Brink's Company
Amended and Restated Credit Agreement
Signature Page

FLAGSTAR BANK, NA,
as a Lender
By: /s/ James A. Ponigar Jr.
Name: James A. Ponigar Jr.
Title: Senior Vice President

The Brink's Company
Amended and Restated Credit Agreement
Signature Page

GOLDMAN SACHS BANK USA, as a Lender
By: /s/ Thomas Manning
Name: Thomas Manning
Title: Authorized Signatory

The Brink's Company
Amended and Restated Credit Agreement
Signature Page

HSBC BANK USA, NATIONAL ASSOCIATION, as a Lender
By: /s/ Chris Burns
Name: Chris Burns
Title: Director

The Brink's Company
Amended and Restated Credit Agreement
Signature Page

THE HUNTINGTON NATIONAL BANK, as a Lender
By: /s/ Josh Abueva
Name: Josh Abueva
Title: Vice President

The Brink's Company
Amended and Restated Credit Agreement
Signature Page

ING BANK N.V. DUBLIN BRANCH, as a Lender
By: /s/ Sean Hassett
Name: Sean Hassett
Title: Director

By: /s/ Padraig Matthews
Name: Padraig Matthews
Title: Director

The Brink's Company
Amended and Restated Credit Agreement
Signature Page

KEYBANK NATIONAL ASSOCIATION as a Lender
By: /s/ Michael G. Kousaie
Name: Michael G. Kousaie
Title: Senior Vice President

The Brink's Company
Amended and Restated Credit Agreement
Signature Page

ROYAL BANK OF CANADA, as a Lender
By: /s/ Samika Palan
Name: Samika Palan
Title: Director - Corporate Client Group

The Brink's Company
Amended and Restated Credit Agreement
Signature Page

Standard Chartered Bank, as a Lender
By: /s/ Ryan Cronin
Name: Ryan Cronin
Title: Director

The Brink's Company
Amended and Restated Credit Agreement
Signature Page

UNICREDIT BANK GMBH, NEW YORK BRANCH, as a Lender
By: /s/ Kimberly Sousa
Name: Kimberly Sousa
Title: Managing Director

By: /s/ Anne-Florence Joffraud
Name: Anne-Florence Joffraud
Title: Associate Director

The Brink's Company
Amended and Restated Credit Agreement
Signature Page

ATLANTIC UNION BANK, as a Lender
By: /s/ Matthew Sawyer
Name: Matthew Sawyer
Title: Senior Vice President

The Brink's Company
Amended and Restated Credit Agreement
Signature Page

The Bank of Nova Scotia, as a Lender
By: /s/ Paul Stein
Name: Paul Stein
Title: Director
The Brink's Company
Amended and Restated Credit Agreement
Signature Page